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Exhibit 99.2

PROSPECTUS SUPPLEMENT	Registration No. 333-121172
(To prospectus dated December 23, 2004)	Filed Pursuant to Rule 424(b)(5)
MERCER INTERNATIONAL INC. 9,416,196 Shares of Beneficial Interest

        We are offering 9,416,196 shares of beneficial interest. Our shares of beneficial interest are quoted on the Nasdaq National Market under the symbol "MERCS" and listed on the Toronto Stock Exchange under the symbol "MRI.U". The last reported sale price of our shares of beneficial interest on the Nasdaq National Market, our primary trading market, on February 8, 2005 was $8.82 per share.

	Per Share	Total
Public Offering Price	$8.5000	$80,037,666
Underwriting Discounts and Commissions	$0.4463	$4,202,448
Proceeds, Before Expenses, to Mercer	$8.0537	$75,835,218

        We have granted an option for the underwriters to purchase up to an additional 1,412,429 shares of beneficial interest to cover over-allotments, if any. This option may be exercised on or before the 30th day after the date of this prospectus supplement. Concurrently with this offering, we are also conducting a separate public offering of senior notes by means of a separate prospectus supplement. The completion of this offering and the senior note offering are contingent upon each other.

        Delivery of the shares of beneficial interest will be made on or about February 14, 2005.

        Investing in the shares of beneficial interest involves a number of risks, including risks that are described in the "Risk Factors" section beginning on page S-15 of this prospectus supplement and page 8 of the accompanying prospectus.

        Neither the Securities and Exchange Commission, referred to as the "SEC", nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

RBC Capital Markets

CIBC World Markets	Raymond James & Associates

D.A. Davidson & Co.

The date of this prospectus supplement is February 8, 2005.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

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        You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document is in two parts. The first part is a prospectus supplement, which describes the specific terms of this offering and other matters relating to us and our financial condition. The second part is the accompanying prospectus, dated December 23, 2004, which gives more general information about securities we may offer from time to time, some of which may not apply to the shares we are currently offering. If the description of this offering or the operations presented varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

        The distribution of this prospectus supplement and the accompanying prospectus, and the offering of the shares, may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

        We are not offering to sell any of our senior notes with this prospectus supplement. We will offer our senior notes only by means of a separate prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, including the information incorporated by reference into this prospectus supplement, contains "forward-looking statements". They can be identified by words such as "estimates", "projects", "scheduled", "anticipates", "expects", "intends", "plans", "will", "should", "believes", "goal", "seek", "strategy" or their negatives or other comparable words. These statements are subject to a number of risks and uncertainties including the risks and uncertainties outlined under "Risk Factors", many of which are beyond our control. We wish to caution the reader that these forward-looking statements are only estimates or predictions, such as statements regarding:

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  development of our business;

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  demand and prices for our products; and

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  future capital expenditures.

        We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus supplement are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual events or results may differ materially due to risks facing us or due to actual facts differing from the assumptions underlying our predictions. Some of these risks and assumptions include:

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  our level of indebtedness;

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  the cyclical nature of our business;

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  our ability to fully implement our business plan with relation to the development and expansion of our operations as planned, including with respect to the Celgar and Stendal pulp mills;

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  our ability to integrate and improve the operations of the Celgar pulp mill;

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  our ability to manage our capital expenditures and maintenance costs;

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  our ability to efficiently and effectively manage our growth;

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  our exposure to interest rate and currency exchange rate fluctuations;

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  our use of derivatives;

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  fluctuations in the price and supply of our raw materials;

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  our ability to respond to increasing competition;

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  environmental legislation and environmental risks associated with conditions at our facilities;

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  our ability to negotiate acceptable agreements with our employees;

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  our dependence upon German federal and state grants and guarantees;

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  our dependence upon key personnel;

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  potential disruptions to our production and delivery;

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  difficulties or delays in providing certifications under the Sarbanes-Oxley Act of 2002;

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  our insurance coverage; and

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  other regulatory, legislative and judicial developments,

any of which could cause actual results to vary materially from anticipated results.

        We advise the reader that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf. Important factors that you should also consider, include, but are not limited to, the factors discussed under "Risk Factors" in this prospectus supplement and the accompanying prospectus.

MARKET AND INDUSTRY DATA

        In this prospectus supplement, we rely on and refer to information and statistics regarding our market share and the markets in which we compete. We have obtained some of this market share and industry data from internal surveys, market research, publicly available information and industry publications. Such reports generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy or completeness of such information is not guaranteed. Although we believe this information is reliable, neither we nor the underwriters have independently verified or can guarantee the accuracy or completeness of that information.

EXCHANGE RATES

        As of January 1, 2002, we changed our reporting currency from the U.S. dollar to the Euro, as a significant majority of our business transactions are originally denominated in Euros. Accordingly, our financial statements for the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2003 and 2004 included in this prospectus supplement are stated in Euros and our financial statements and other financial information for periods prior to the year ended December 31, 2002 included in this prospectus supplement have been restated in Euros. We translate non-Euro denominated assets and liabilities at the rate of exchange on the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the period.

        The following table sets out exchange rates, based on the noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, referred to as the "Noon Buying Rate", for the conversion of Euros and Canadian dollars to U.S. dollars in effect at the end of the following periods, the average exchange rates during these periods (based on daily Noon Buying Rates) and the range of high and low exchange rates for these periods:

	Year Ended December 31,				Nine Months Ended September 30,
	2000	2001	2002	2003	2003	2004
	(€/$)
End of period	1.0646	1.1227	0.9536	0.7938	0.8584	0.8053
High for period	1.2087	1.1945	1.1638	0.9652	0.9652	0.8474
Low for period	0.9697	1.0487	0.9536	0.7938	0.8425	0.7780
Average for period	1.0901	1.1219	1.0660	0.8838	0.9001	0.8158
	(C$/$)
End of period	1.4995	1.5926	1.5800	1.2923	1.3506	1.2649
High for period	1.4349	1.4932	1.5108	1.2923	1.3348	1.2649
Low for period	1.5600	1.6023	1.6129	1.5751	1.5751	1.3970
Average for period	1.4870	1.5518	1.5704	1.3916	1.4267	1.3280

        On February 8, 2005 the Noon Buying Rate for the conversion of Euros and Canadian dollars to U.S. dollars was €0.7823 per U.S. dollar and C$1.2476 per U.S. dollar.

        In addition, the financial statements and certain financial information relating to Stone Venepal (Celgar) Pulp Inc. included in this prospectus supplement are stated in Canadian dollars while we report our financial results in Euros. The following table sets out exchange rates, based on the noon rates as provided by the Bank of Canada, for the conversion of Canadian dollars to Euros in effect at the end of the following periods, the average exchange rates during these periods (based on daily noon rates) and the range of high and low exchange rates for these periods:

	Year Ended December 31,				Nine Months Ended September 30,
	2000	2001	2002	2003	2003	2004
	(C$/€)
End of period	1.4092	1.4185	1.6564	1.6280	1.5734	1.5700
High for period	1.2538	1.2640	1.3682	1.4967	1.4967	1.5563
Low for period	1.5047	1.4641	1.6564	1.6643	1.6643	1.6915
Average for period	1.3707	1.3868	1.4832	1.5826	1.5875	1.6281

        On February 8, 2005, the noon rate for the conversion of Canadian dollars to Euros was C$1.5952 per Euro.

INFORMATION ABOUT STONE VENEPAL (CELGAR) PULP INC.

        Information in this prospectus supplement relating to Stone Venepal (Celgar) Pulp Inc. and its operations is based on information provided by KPMG Inc., as receiver and trustee in bankruptcy for Celgar. While we believe such information to be accurate in all material respects, neither we nor the underwriters have verified the accuracy or completeness of such information and neither we nor the underwriters represent that any such information, or the information derived therefrom, included in this prospectus supplement is accurate or complete.

        In this prospectus supplement, please note the following:

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  references to "we", "our", "us" or the "Company" mean Mercer International Inc. and its subsidiaries, after giving effect to the acquisition of the Celgar mill, unless the context clearly suggests otherwise; references to "Mercer" mean Mercer International Inc. and its subsidiaries, without giving effect to the acquisition of the Celgar mill, unless the context clearly suggests otherwise; and references to "Mercer Inc." mean Mercer International Inc. excluding its subsidiaries;

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  information is provided as of September 30, 2004, unless otherwise stated;

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  "€" refers to Euros, the lawful currency adopted by most members of the European Union, unless otherwise stated; "$" refers to U.S. dollars; and "C$" refers to Canadian dollars; and

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  except as otherwise indicated, all information in this prospectus supplement assumes that the underwriters have not exercised their over-allotment option.

  Unless the context clearly suggests otherwise, this prospectus supplement has been prepared to give pro forma effect to the following:

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  the acquisition of the Celgar mill;

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  this offering;

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  the offering of senior unsecured notes;

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  the establishment of two new revolving working capital facilities; and

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  the payment of estimated financing and transaction costs.

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PROSPECTUS SUPPLEMENT

SUMMARY

        This summary highlights certain information contained elsewhere or incorporated by reference in this prospectus supplement. Because it is a summary, it is not complete and does not contain all the information you will need to make your investment decision. You should read this entire prospectus supplement as well as the information incorporated by reference into this prospectus supplement carefully, including the section entitled "Risk Factors", before deciding to invest. On November 22, 2004, we agreed to acquire a pulp mill located near Castlegar, British Columbia, Canada, which we refer to as the "Celgar mill", that produces northern bleached softwood kraft, or "NBSK", pulp. Unless the context otherwise requires, this prospectus supplement has been prepared to give pro forma effect to the proposed acquisition of the Celgar mill, which we refer to as the "Acquisition", this offering, the offering of senior unsecured notes, the establishment of two new revolving working capital facilities and the payment of estimated financing and transaction costs.

Our Company

        We are one of the largest market NBSK pulp producers in the world. We will have a consolidated annual production capacity of approximately 1.3 million air-dried metric tonnes, or "ADMTs", when we complete the Acquisition. We manufacture and sell high quality NBSK pulp, which is considered a premium grade of kraft pulp because of its strength and it generally obtains the highest price relative to other kraft pulps. We are the sole kraft pulp producer, and the only producer of pulp for resale, known as "market pulp", in Germany, which is the largest pulp import market in Europe. With the acquisition of the Celgar mill, the locations of our pulp mills will allow us to service many of our customers on a global basis. We also operate two paper facilities in Germany focused primarily on the production of value-added specialty papers.

        Our wholly-owned subsidiary, Rosenthal, owns and operates a modern, efficient, ISO 9002 certified NBSK pulp mill in Germany. In late 1999, we completed a major capital project which converted the Rosenthal mill to the production of NBSK pulp from sulphite pulp and increased its annual production capacity from approximately 160,000 ADMTs to approximately 280,000 ADMTs, and subsequently to approximately 310,000 ADMTs. The aggregate cost of the project was approximately €361.0 million. The project was financed through a combination of a project loan supported by government guarantees, government grants totaling approximately €101.7 million and an equity investment made by us. We believe that it was the fastest start-up of a large-scale NBSK pulp facility to date. We believe that the Rosenthal mill is one of the lowest-cost producers globally of NBSK pulp delivered to Europe with average cash production costs of €300 per ADMT in the nine months ended September 30, 2004. As a result of significant local demand and favorable transportation economics, the majority of our NBSK pulp production at the Rosenthal mill is sold in Germany and other European markets.

        In September 2004, our 63.6% owned subsidiary, Stendal, completed construction of a new, "greenfield", state-of-the-art, single-line NBSK pulp mill in Germany with a designed annual production capacity of approximately 552,000 ADMTs. Once operating at capacity, we believe the Stendal mill will be one of the largest NBSK pulp mills in Europe. The Stendal mill was constructed under a €716.0 million fixed-price turn-key engineering, procurement and construction, or "EPC", contract between Stendal and RWE Industrie-Lösungen GmbH, or "RWE". Construction of the Stendal mill commenced in August 2002 and was completed substantially on its planned schedule and budget. The aggregate cost of the Stendal project is approximately €1.0 billion. The Stendal project was financed through a combination of government grants totaling approximately €274.5 million, low cost, long-term project debt which is largely severally guaranteed by the federal government of Germany and the state government of Sachsen-Anhalt, and equity contributions. The commissioning of the Stendal mill commenced in the third quarter of 2004 and production is expected to reach approximately 80% of rated capacity during the first year and to exceed 90% in the second year thereafter. The Stendal mill has been designed to produce pulp with cash production costs below those of the Rosenthal mill. We expect synergies arising from the operation of both the Stendal and the Rosenthal mills, which are located approximately 300 kilometers apart, in the areas of raw materials and supplies procurement, production engineering, sales, maintenance and marketing.

        As a result of the Acquisition, we will also operate a modern NBSK pulp mill located near Castlegar, British Columbia, Canada. The Celgar mill has a current annual production capacity of approximately 430,000 ADMTs. It was completely rebuilt in the early 1990s through an C$850 million modernization and expansion project, which transformed it into a low-cost producer. Based on an industry survey, we believe that the Celgar mill ranks in the second quartile in North America on a manufactured cost basis for NBSK pulp and it had average cash production costs of C$533 per ADMT in the nine months ended September 30, 2004. The Celgar mill's geographic location will allow us to leverage existing relationships with European customers that also have facilities in North America and Asia. Furthermore, we believe that there are significant opportunities to enhance the financial and operating performance of the Celgar mill. See "The Acquisition".

        In addition, we own and operate two paper mills located at Heidenau and Fährbrücke, Germany, which produce specialty papers and printing and writing papers and, based upon their current product mix, have an aggregate annual production capacity of approximately 70,000 ADMTs.

The Pulp Industry

        Pulp is used in the production of paper, tissues and paper related products. Pulp is generally classified according to the type of raw material, or fiber, and the process used in its production and the degree to which it is bleached. Kraft pulp can be made in different grades, with varying technical specifications, for different end uses. Kraft pulp can be bleached to increase its brightness. It is noted for its strength, brightness and absorption properties and is used to produce a variety of products, including lightweight publication grades of paper, tissues and paper related products.

        The market value of kraft pulp depends in part on the fiber used in the production process. There are two primary species of wood used as fiber: softwood and hardwood. Softwood species have long, flexible fibers and add strength to paper. Hardwood species contain shorter fibers which lend bulk and opacity. Prices for softwood pulp are generally much higher than for hardwood pulp. As at September 30, 2004, there was an approximately $110 per ADMT difference in their list prices in Europe. Currently, the kraft pulp market is roughly evenly split between softwood and hardwood grades. Most uses of market kraft pulp, including in the production of fine printing papers, coated and uncoated magazine papers and tissue grades, utilize a mix of softwood and hardwood grades to optimize production and product qualities. In recent years, production of hardwood pulp, based on fast growing plantation fiber primarily from Asia and South America, has increased much more rapidly than softwood grades that have longer growth cycles. As a result of the growth in supply and lower costs, many kraft pulp customers in recent years have substituted some of the pulp content in their products to hardwood pulp. Counteracting this trend has been the requirement for strength characteristics in finished goods, paper and tissue makers' focus on higher machine speeds, and an industry move towards lower basis weights for publishing papers, all of which require the strength characteristics of softwood pulp and, in particular, NBSK pulp. We believe that the ability of kraft pulp users to further substitute hardwood for softwood pulp is limited by such requirements.

        NBSK pulp, which is a bleached kraft pulp manufactured using species of northern softwood fiber primarily in northern Europe and Canada, is considered a premium grade because of its strength. It generally obtains the highest price relative to other kraft pulps. NBSK pulp is the sole product of the Rosenthal, Stendal and Celgar mills.

        Producers ranging from small independent manufacturers to large integrated companies produce pulp worldwide. In 2003, more than 130 million ADMTs of kraft pulp were converted into printing and writing papers, tissues, cartonboards and other white grades of paper and paperboard around the world. Approximately 65% of this pulp was produced for internal use by integrated paper and paperboard manufacturers, and approximately 35% was produced for sale on the open market as market pulp.

        Although demand is cyclical, worldwide demand for kraft market pulp has grown at an average rate of approximately 3% annually over the last ten years. The historical growth rate in demand for NBSK pulp reflects similar trends. The following chart illustrates the worldwide NBSK market pulp demand for the specified periods:

Worldwide NBSK Market Pulp Demand

Source: Pulp and Paper Products Council

        Western Europe accounts for approximately 40% of global market pulp demand with a growth rate of approximately 2% annually over the past ten years. Approximately 18 million ADMTs of market pulp were consumed in western Europe in 2003, of which approximately six million ADMTs were comprised of NBSK pulp. With its large economy and sizable paper industry, Germany is the largest pulp import market in Europe, consuming approximately six million ADMTs of market pulp in 2003, of which approximately 61% was kraft pulp, while relying largely on imports from North America and Scandinavia.

        Demand for market pulp in Asia (excluding Japan) has been growing at approximately 9% annually over the past ten years and currently accounts for approximately 30% of global demand. Approximately 13 million ADMTs of market pulp were consumed in Asia (excluding Japan) in 2003, of which approximately 2.3 million ADMTs were comprised of NBSK pulp. Canada is the largest exporter to this region, supplying approximately three million ADMTs of market pulp in 2003, approximately two million ADMTs of which were comprised of NBSK pulp. Additionally, Japan consumed approximately three million ADMTs of market pulp in 2002, the latest year for which data is available, of which approximately 25% was comprised of NBSK pulp.

        Global economic conditions, changes in production capacity, inventory levels, and currency exchange rates are the primary factors affecting NBSK pulp list prices. Canada and western Europe currently represent approximately 50% and 40%, respectively, of global NBSK pulp capacity while list prices are denominated in U.S. dollars. The following chart illustrates the average annual European NBSK list pulp prices since 1990:

Average Annual European NBSK List Pulp Prices

Source: Pulp and Paper Week

        The average annual European list prices for NBSK pulp between 1990 and 2003 ranged from a low of $444 per ADMT in 1993 to a high of $875 per ADMT in 1995. Following a decline in demand in 2001, list prices for NBSK pulp also declined and averaged approximately $463 per ADMT in 2002. An increase in demand resulting from improving American and major European economies and the weakening of the U.S. dollar against the Euro and other major currencies in 2003 resulted in list prices for kraft pulp in Europe increasing to approximately $560 per ADMT in December 2003 despite relatively high inventory levels. List prices for kraft pulp in Europe continued to strengthen in 2004 due to the relatively weak U.S. dollar and improving world economies, with particularly strong growth in demand in Asia. List prices increased to approximately $660 per ADMT in July 2004, before falling to approximately $585 per ADMT in October 2004 and subsequently recovering to approximately $625 per ADMT in December 2004. A producer's sales realizations reflect customer discounts, commissions and other items and it is likely that NBSK pulp prices will continue to fluctuate in the future.

Competitive Strengths

        Our competitive strengths include the following:

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  Modern Low Cost NBSK Pulp Mills.  Upon the acquisition of the Celgar mill and the ramp up of the Stendal mill, we will operate three large, modern, low cost NBSK pulp mills. The significant capital investments at the Rosenthal mill have resulted in a facility which ranks in the lowest cost quartile for NBSK pulp delivered to Europe. We expect our overall cost structure to improve because the Stendal mill is designed to have even lower production costs than the

    Rosenthal mill. Based on an industry survey, we believe that the Celgar mill ranks in the second quartile in North America on a manufactured cost basis for NBSK pulp. The relative age and production capacity of our NBSK pulp mills provide us with certain manufacturing cost advantages over many of our competitors including lower maintenance capital expenditures.

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  High Quality NBSK Pulp Products.  Our pulp mills produce high quality NBSK pulp which is a premium grade of kraft pulp. Our Rosenthal mill continues to increase the proportion of its sales of reinforcement NBSK pulp, which is used to produce stronger papers and generally obtains the highest price. The Stendal mill is similarly expected to produce a very high quality NBSK pulp product, although from a slightly different species mix, resulting in a complementary product more suitable for different end uses. We believe that the pulp produced at the Celgar mill has excellent product characteristics.

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  Close Proximity to Customers.  We are the sole kraft pulp producer and the only producer of market pulp in Germany, which is the largest pulp import market in Europe. Due to the proximity of the Rosenthal and Stendal mills to most of our European customers and the new member countries of the European Union, we benefit from lower transportation costs relative to our major competitors. As the Celgar mill is located in western Canada, it is well situated to serve Asian and North American customers. We believe our ability to deliver pulp on a timely basis enhances customer satisfaction and has made us a preferred supplier for many customers.

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  Stable and Abundant Fiber Supply.  There is a significant amount of high-quality fiber within a close radius of each of our pulp mills. This fiber supply, combined with our purchasing power, provides us with an ability to enter into contracts which have relatively stable prices and volumes.

Strategy

        Our corporate strategy is to create shareholder value by focusing on the expansion of our asset and earnings base through organic growth and acquisitions primarily in Europe and North America. We pursue organic growth through active management and targeted capital expenditures designed to produce a high return by increasing production, reducing costs and improving quality. We seek to acquire interests in companies and assets in the pulp and paper industry and related businesses where we can leverage our experience and expertise in adding value through a focused management approach. Key features of our strategy include:

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  Focusing on NBSK Market Pulp.  We focus on NBSK pulp because it is a premium grade kraft pulp known for its strength and generally obtains the highest price relative to other kraft pulps. Although demand is cyclical, worldwide demand for kraft market pulp has grown at an average of approximately 3% per annum over the last ten years with higher growth rates in certain markets such as eastern Europe and Asia. We do not believe there are any significant new NBSK pulp production capacity increases coming online in the next several years due in part to fiber supply constraints and high capital costs.

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  Operating Modern, World-Class NBSK Pulp Production Facilities.  In order to keep our operating costs as low as possible, with a goal of operating profitably in all market conditions, we only plan to operate large, modern NBSK pulp production facilities. We believe such production facilities provide the best platform to be an efficient, low cost producer of high quality NBSK pulp without the need for significant sustaining capital.

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  Improving Efficiency and Reducing Operating Costs.  We focus on increasing the productivity and operating efficiency of our production facilities through cost reduction initiatives, including targeted capital investments. We seek to make high return capital investments that increase the production and operating efficiency at our production facilities, reduce costs and improve product quality. We also seek to reduce operating costs by better managing certain operating activities at our facilities such as fiber procurement, sales and marketing activities, and we intend to further coordinate these activities at our pulp facilities to realize on potential synergies among them. In particular, we believe there are a number of opportunities to reduce the operating costs, increase production and improve the financial results of the Celgar mill.

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  Enhancing Customer Relationships.  We focus on continually improving our marketing and distribution capabilities to enhance our customer relationships and capitalize on our geographic diversification. We seek to differentiate ourselves from our competitors by consistently delivering high quality products to our customers on a global basis. We intend to coordinate the marketing and distribution activities at our pulp mills to better service our customers.

Acquisition of Celgar Pulp Mill

Overview

        On November 22, 2004, we entered into an agreement to acquire substantially all of the assets of Stone Venepal (Celgar) Pulp Inc., referred to as "Celgar", for $210 million, of which $170 million is payable in cash and $40 million is payable in our shares, plus an amount for the defined working capital at the Celgar mill on closing of the Acquisition. The purchase price is subject to certain adjustments and excludes fees and expenses. See "The Acquisition".

        The Celgar mill is a modern NBSK pulp mill that produces high quality NBSK pulp. It has an annual production capacity of approximately 430,000 ADMTs, and is located near the city of Castlegar, British Columbia, Canada. Completely rebuilt in the 1990s through an C$850 million modernization and expansion project, the Celgar mill was transformed into a low cost producer of high quality NBSK pulp. In 1998, primarily as a result of the indebtedness incurred by Celgar during the modernization process, its directors assigned it into bankruptcy and KPMG Inc. was appointed trustee in bankruptcy. Immediately thereafter, two senior secured bank lenders of Celgar, being Royal Bank of Canada and National Westminster Bank PLC, appointed KPMG Inc. as the receiver for all of the assets and undertakings of Celgar under their security. KPMG Inc. has operated the Celgar mill as trustee in bankruptcy since that time.

        The Celgar mill has a secure supply of high quality wood chips and pulp logs that are purchased from a diverse group of Canadian and U.S. suppliers. The supply of fiber is characterized by a mix of a variety of species (whitewoods and cedar) which allows for production flexibility, custom blending and varied pulp grade mix.

        We believe that the pulp produced at the Celgar mill has excellent product characteristics and the mill is a long-established supplier to paper producers in Asia. We also believe that Celgar's NBSK pulp is well recognized in China, having been sold there for over 20 years. The Asian markets show the highest rate of growth in demand for softwood pulp and, with the Celgar mill's history in the region, we believe that we will be well placed to exploit such growth.

        The Acquisition is subject to various conditions, including, without limitation, the issuance of our shares under this prospectus supplement, our offering of senior notes and the establishment of new working capital facilities for the Celgar mill and Rosenthal mill and certain regulatory approvals.

Acquisition Rationale

        The Acquisition of the Celgar mill reflects our strategy of acquiring world-class market NBSK pulp production capacity on terms below comparable replacement cost where we can use our management focus to enhance operations, improve profitability and create value for our stakeholders. It provides us with several strategic benefits and synergies, including the following:

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  Enhancing Our Position as a Leading Market NBSK Pulp Producer.  The Acquisition will make us one of the largest producers of market NBSK pulp in the world. We will have a consolidated annual production capacity of approximately 1.3 million ADMTs of high quality NBSK pulp from three modern NBSK pulp mills located in Europe and North America. We believe this will improve our service to those larger paper and tissue producing customers who wish to develop purchasing arrangements with pulp suppliers that can service them on a worldwide basis.

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  Creating Value Through Active Management.  We believe we can leverage our management focus and turnaround experience to enhance the Celgar mill's operating performance by improving price realizations, increasing production and reducing production costs. See "The Acquisition — Acquisition Opportunities".

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  Diversifying Our Revenue and Cost Base.  In 2003, substantially all of Mercer's revenues resulted from sales in Europe. Approximately 69% of the Celgar mill's sales in 2003 were in Asia, which is the fastest growing market for NBSK pulp imports. The Celgar mill's costs are largely in Canadian dollars, which should reduce our relative exposure to the exchange rate between the U.S. dollar and Euro.

        Given our management team's experience in converting and optimizing the Rosenthal mill, constructing the Stendal mill and starting up these large scale NBSK pulp mills, we believe we are well positioned to integrate the Celgar mill into our operations and to improve its operating and financial performance over time. We have identified teams of individuals in our organization, at the Celgar mill and from our consulting engineers that, upon the closing of the Acquisition, will initiate the process of integrating the Celgar mill and enhancing its operations.

Acquisition Opportunities

        Although the Celgar mill is a modern facility that has generally been well maintained, it has been operated by a trustee in bankruptcy since 1998. As a result, we believe the Celgar mill has not performed at its full potential and that there are a number of opportunities to enhance its performance. Although we will not know the full potential until we control the Celgar mill, we are currently targeting C$25 million in annual operating margin improvements over a three-year period, based on current pricing levels. This is expected to be achieved by capitalizing on the following opportunities:

  •
  Improving Price Realizations.  We understand that, in 2003, the Celgar mill's pulp price realizations were approximately C$38 per ADMT below the average for NBSK pulp mills in British Columbia, Canada. We believe this resulted from the mill's current sales arrangements which rely solely on third party agents, its product classification and a history of inconsistent production. We intend to have our existing sales force take over responsibility for supervising and managing agent sales and perform some of its sales functions directly on a coordinated global basis with our Rosenthal and Stendal mills over time. We also intend to reduce the amount of pulp sold at a discount in the spot market by adding to the number of grades of pulp marketed by the mill and more effectively matching it with customer requirements and improving the mill's pulp brightness consistency through a planned strategic capital project. We plan to eliminate the price realization discount incurred by the Celgar mill in comparison to other NBSK pulp mills in British Columbia, Canada, over time. See "The Acquisition — Acquisition Opportunities".

  •
  Increasing Production.  We, in conjunction with our consulting engineers, have identified certain high return capital projects that we believe can increase the production of the Celgar mill, along with lowering its operating costs and improving the mill's reliability. Through these identified strategic capital projects, along with other enhancements and debottlenecking initiatives, we plan to increase the Celgar mill's production capacity to approximately 470,000 ADMTs over time.

  •
  Lowering Production Costs.  We believe that we can reduce the Celgar mill's production costs by improving its operating consistency and reliability. We plan to achieve these improvements through certain strategic capital projects, as well as revising the mill's approach to maintenance management through a greater focus on preventative maintenance, such as we conduct at our Rosenthal mill. We believe these initiatives will reduce costs, including chemical and energy costs, at the Celgar mill.

        We estimate the aggregate amount to be spent on the foregoing capital projects to be approximately C$25 million over a three-year period.

The Financings

        In conjunction with the Acquisition, we are also offering senior unsecured notes concurrently with this offering. The notes mature in 2013 and have an aggregate principal amount of $310 million. See "Description of Senior Notes". The net proceeds from this offering, the net proceeds from the concurrent offering of the senior notes and cash on hand will be utilized to pay the cash portion of the purchase price of the Acquisition, the amount for the defined working capital of the Celgar mill on closing of the Acquisition, the transaction costs of the Acquisition and to refinance all of the bank indebtedness of our Rosenthal mill (€150.2 million or $186.5 million as at September 30, 2004, net of restricted cash of €28.5 million or $35.4 million). The offering of the senior notes will be conducted as a separate public offering by means of a separate prospectus supplement. In this prospectus supplement, we refer to our offering of the senior notes as the "Senior Note Offering". The completion of the Senior Note Offering and this offering are contingent upon each other. Both such offerings are contingent upon the satisfaction or waiver of all conditions relating to the Acquisition other than the condition relating to the financings.

        Effective upon the completion of the Acquisition, we intend to establish a new revolving working capital facility for the Rosenthal mill in the amount of €40 million with an initial term of five years and for the Celgar mill in the amount of $30 million, with an initial term of one year which, if not renewed, will convert to a one year term loan. In this prospectus supplement, we refer to our offering of shares hereunder, the Senior Note Offering and the two new revolving working capital facilities as the "Financings". See "The Financings", "The Acquisition" and "Description of Certain Indebtedness — New Working Capital Facilities".

Corporate Information

        Mercer Inc. is a business trust organized under the laws of the State of Washington in 1968. Under Washington law, shareholders of a business trust have the same limited liability as shareholders of a corporation. Our operations are located primarily in Germany and, following the Acquisition, western Canada. We maintain offices at 14900 Interurban Avenue South, Suite 282, Seattle, Washington, USA 98168, and the telephone number is (206) 674-4639. We also maintain an office at Suite 2840, P.O. Box 11576, 650 West Georgia Street, Vancouver, British Columbia, Canada V6B 4N8 and the telephone number is (604) 684-1099.

The Offering

Issuer	Mercer International Inc.
Securities Offered	Shares of beneficial interest, $1.00 par value.
Shares of Beneficial Interest Outstanding Prior to this Offering	18,074,229.
Shares of Beneficial Interest Outstanding After this Offering	27,490,425.
Shares of Beneficial Interest Outstanding After this Offering and the Acquisition	31,700,951 (assumes the issuance of 4,210,526 of our shares of beneficial interest as partial consideration for the Acquisition).
Trading	Our shares of beneficial interest are quoted on the Nasdaq National Market under the symbol "MERCS" and listed on the Toronto Stock Exchange under the symbol "MRI.U".
Use of Proceeds
We estimate the net proceeds from the offering of our shares of beneficial interest, after deducting fees and expenses, to be approximately $74.0 million (approximately $85.4 million if the underwriters exercise their over-allotment option in full). In conjunction with the Acquisition, we are also offering senior unsecured notes maturing in 2013 in the principal amount of $310 million. The net proceeds from this offering, the net proceeds from the concurrent Senior Note Offering and cash on hand will be utilized to pay the cash portion of the purchase price of the Acquisition, the amount for the defined working capital at the Celgar mill on closing of the Acquisition, the transaction costs of the Acquisition and to refinance all of the net bank indebtedness of our Rosenthal pulp mill.

A portion of the proceeds from the Acquisition will be disbursed by KPMG Inc. to Royal Bank of Canada on account of its prior existing senior secured loans to Celgar. Royal Bank of Canada is the indirect parent of RBC Capital Markets Corporation, one of the underwriters of this offering.
See "Use of Proceeds", "The Financings", "Description of Senior Notes" and "Description of Certain Indebtedness — New Working Capital Facilities" for more information.
Risk Factors
See "Risk Factors" and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should consider carefully before deciding to invest in the shares of beneficial interest offered under this prospectus supplement.

Summary Historical and Unaudited Pro Forma Consolidated Financial Data

        The following tables set forth Mercer's summary historical and our pro forma consolidated financial data and certain operating data relating to Celgar as at and for the periods indicated. The unaudited pro forma consolidated financial data has been prepared by us and gives pro forma effect to the Financings, the Acquisition, related transactions and the payment of estimated fees and expenses as if they had occurred on September 30, 2004 for the pro forma consolidated balance sheet as at September 30, 2004 and on January 1, 2004 for the pro forma consolidated statement of operations for the nine months ended September 30, 2004. The following summary historical and unaudited pro forma consolidated financial data should be read in conjunction with the financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of both Mercer and Celgar included elsewhere in this prospectus supplement. The pro forma information is presented for illustrative purposes only and does not purport to represent what our actual results of operations or financial position would have been had the matters described above occurred on the date assumed, nor is it necessarily indicative of our future operating results or financial position. The operating data relating to Celgar reflects its operations prior to the Acquisition when Celgar was operating under management of a trustee in bankruptcy under Canadian bankruptcy law.

        The summary historical financial data for Mercer as at and for the four years ended December 31, 2003 presented below is derived from Mercer's audited consolidated financial statements. The summary historical financial data for Mercer as at and for the nine months ended September 30, 2003 and 2004 presented below is derived from Mercer's unaudited consolidated financial statements and includes, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly this unaudited interim financial data. The results for any interim period are not necessarily indicative of the results for an entire fiscal year. The summary unaudited pro forma consolidated financial data as at and for the nine months ended September 30, 2004 presented below is derived from the unaudited pro forma consolidated financial statements included elsewhere in this prospectus supplement.

        Effective January 1, 2002, we changed our reporting currency from the U.S. dollar to the Euro. The following summary historical financial data relating to Mercer for the periods prior to the year ended December 31, 2002 has been restated in Euros and reclassified to conform with the current year's presentation.

					Nine Months Ended September 30,
	Year Ended December 31,						Pro Forma Nine Months Ended September 30, 2004
	2000	2001(1)	2002(1)	2003	2003	2004
					(unaudited)		(unaudited)
	(in thousands, except for per share data)
Statement of Operations Data:
Revenues	€258,883	€216,447	€239,132	€194,556	€144,136	€153,868	€285,904
Cost of sales	193,704	184,679	213,463	179,690	134,226	133,642	245,579
Gross profit	65,179	31,768	25,669	14,866	9,910	20,226	40,325
Income (loss) from operations	49,665	13,332	(1,145)	(4,541)	(2,519)	(7,625)	(928)
Interest expense	15,198	16,170	13,753	11,523	6,887	9,554	20,901
Income (loss) before income taxes and minority interest	32,130	(2,740)	(17,551)	(6,068)	(17,446)	(16,577)	(18,991)
Income (loss) before minority interest	32,013	(2,823)	(17,287)	(9,240)	(17,672)	(16,540)	(18,954)
Minority interest	—	—	10,965	5,647	8,499	3,936	3,936
Net income (loss)	32,013	(2,823)	(6,322)	(3,593)	(9,173)	(12,604)	(15,018)
Earnings (loss) per share:
Basic	€1.91	€(0.17)	€(0.38)	€(0.21)	€(0.54)	€(0.73)	€(0.49)
Diluted	€1.87	€(0.17)	€(0.38)	€(0.21)	€(0.54)	€(0.73)	€(0.49)
Shares used in computing diluted earnings (loss) per share	17,144	16,875	16,775	16,941	16,887	17,257	30,884
Other Data:
Net cash from (used in) operating activities	€43,395	€30,364	€40,446	€31,440	€6,969	€(1,185)	N/A
Depreciation and amortization(2)	€24,046	€22,966	€25,614	€24,105	€18,135	€17,217	€26,150
Capital expenditures(3)	€27,028	€10,097	€13,800	€14,647	€9,485	€6,611	N/A
Operating EBITDA(4)	€73,711	€36,298	€24,469	€19,564	€15,616	€15,592	€31,222
	As at December 31,							Pro Forma As at September 30, 2004
						As at September 30, 2004
	2000	2001(1)	2002(1)	2003
						(unaudited)		(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	€19,689	€11,741	€30,261	€51,993		€42,643		€41,310
Restricted cash	26,775	33,388	48,254	59,367	(5)	76,884	(5)	48,420
Working capital (deficit)	28,388	15,544	6,328	(48,947)	(6)	(122,474)	(6)	(89,163)
Total assets	429,724	429,593	599,750	935,905	(7)	1,192,727		1,369,349
Debt, current portion, and note payable	29,822	25,752	17,138	17,178		16,868		1,779
Note payable, construction in progress(8)	—	—	15,000	—		—		—
Debt, Stendal, current portion	—	—	—	80,000		50,000		50,000
Debt, less current portion(9)	221,772	216,871	205,393	255,901		234,317		320,373
Debt, Stendal, less current portion(8)	—	—	146,485	324,238		476,301		476,301
Shareholders' equity	133,497	131,613	124,969	132,855		121,595		214,883

	Year Ended December 31,									Nine Months Ended September 30,
	2000		2001			2002		2003		2003		2004
										(unaudited)
	(in thousands, except for ADMT data)
Rosenthal Mill — Operating Data(10):
Sales volume (ADMTs)(11)		239,552		285,654			293,607		303,655		221,926		229,462
Productivity (ADMTs produced per day)		736		858			887		898		893		914
Average price realized (per ADMT)(11)		€667		€512			€443		€417		€416		€452
Cash production costs (per ADMT produced)(12)		€353		€342			€312		€307		€310		€300
Income (loss) from operations		€49,594		€18,610			€3,421		€1,931		€(22)		€13,004
Depreciation and amortization(2)		€20,481		€21,422			€21,567		€21,881		€16,311		€14,166
Capital expenditures		€23,766		€7,416			€8,426		€6,869		€3,459		€2,924
Celgar Mill — Operating Data:		(unaudited)
Sales volume (ADMTs)		379,375		365,132	(13)		400,101		427,860		329,253		292,233
Productivity (ADMTs produced per day)		1,172		1,198	(13)		1,155		1,202		1,181		1,209
Average price realized (per ADMT)	C$	958	C$	674	(13)	C$	623	C$	635	C$	630	C$	735
Cash production costs (per ADMT produced)(12)	C$	565	C$	571	(13)	C$	491	C$	499	C$	513	C$	533
Income (loss) from operations(14)	C$	64,224	C$	(58,642)	(13)	C$	(33,810)	C$	(36,283)	C$	(32,850)	C$	(127,572)	(15)
Depreciation and amortization	C$	38,807	C$	38,966		C$	38,932	C$	39,225	C$	29,320	C$	22,833
Capital expenditures	C$	3,579	C$	6,262		C$	3,912	C$	5,201	C$	3,985	C$	2,017

(1)
In December 2001, we acquired Landqart AG, or "Landqart", which operates a specialty paper mill, for approximately $2.7 million. Results from the Landqart mill are not included in Mercer's results for 2001, but are included for 2002. The Landqart mill sold approximately 18,222 ADMTs for €39.7 million in the year ended December 31, 2002. At the end of 2002, we transferred 20% of our interest in Landqart to a Swiss bank and exchanged our remaining 80% interest for an indirect 39% minority interest through a limited partnership on a non-cash basis. As of December 31, 2002, our interest in the Landqart mill is no longer consolidated and is included in our financial results on an equity basis.

(2)
The Stendal pulp mill was substantially complete and ready for its intended use on September 18, 2004. Effective September 18, 2004, we began expensing all of the costs, including interest, related to the Stendal mill and began depreciating it. A depreciation period of 25 years was established based on the expected useful life of the production assets. Depreciation was computed using the straight-line method in accordance with our accounting policies. In conjunction with establishing the depreciation period for the Stendal mill, we also reviewed the useful life of the Rosenthal mill, which resulted in a change in the estimate of its useful life from an initial 15 to 25 years. The change in estimate was reflected effective July 1, 2004. As the Rosenthal mill had been depreciated for approximately 5 years as of July 1, 2004, the change in estimate reflects a remaining depreciable life of approximately 20 years. The total effect of the change in estimate resulted in a decrease of approximately €2.2 million in depreciation, cost of sales and net loss, and a decrease in basic and diluted net loss per share of €0.13 for the nine months ended September 30, 2004.

(3)
Excluding capital expenditures of approximately €186.9 million, €399.4 million, €284.1 million and €235.1 million during the year ended December 31, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, respectively, relating to the Stendal project.

(4)
Net income (loss) to Operating EBITDA Reconciliation:

					Nine Months Ended September 30,
	Year Ended December 31,						Pro Forma Nine Months Ended September 30, 2004
	2000	2001	2002	2003	2003	2004
					(unaudited)		(unaudited)
	(in thousands)
Net income (loss)	€32,013	€(2,823)	€(6,322)	€(3,593)	€(9,173)	€(12,604)	(15,018)
Minority interest	—	—	(10,965)	(5,647)	(8,499)	(3,936)	(3,936)
Income taxes	117	83	(264)	3,172	226	(37)	(37)
Interest expense	15,198	16,170	13,753	11,523	6,887	9,554	20,901
Investment income	2,337	(2,872)	(436)	(1,653)	(1,055)	(1,679)	(556)
Derivative financial instruments	—	2,504	6,679	(16,168)	3,604	1,077	(491)
Impairment of investments	—	—	—	7,825	5,511	—	—
Other	—	270	(3,590)	—	(20)	—	(1,791)

Income (loss) from operations	49,665	13,332	(1,145)	(4,541)	(2,519)	(7,625)	(928)
Add: Depreciation and amortization	24,046	22,966	25,614	24,105	18,135	17,217	26,150
Impairment charge†	—	—	—	—	—	6,000	6,000

Operating EBITDA	€73,711	€36,298	€24,469	€19,564	€15,616	€15,592	€31,222

  †
  In connection with Mercer's results for the third quarter of 2004, our management determined to record and our audit committee approved a non-cash impairment charge of €6.0 million to write-off the carrying value of our Fährbrücke paper mill assets. We determined to take the impairment charge as the Fährbrücke mill has generated weaker than expected returns over a period of time despite changes to its product mix. We do not expect the impairment charge in and of itself to result in future cash expenditures as we intend to continue to operate the Fährbrücke mill.

  We define Operating EBITDA for this purpose as income from operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating and net income as a performance measure primarily because depreciation expense is not an actual cash cost and varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe it is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance. Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Management also believes Operating EBITDA facilitates operating performance comparisons from period to period by backing out the significant impact caused by our derivative instruments which are marked to market for each reporting period or settled. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, or "GAAP", and should not be considered as an alternative to net income (loss) or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Mercer — Results of Operations" for a discussion of these limitations. Because of these limitations, Operating EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. See the Statements of Cash Flows included in our consolidated financial statements included elsewhere in this prospectus supplement. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA as calculated by other companies.

(5)
As at December 31, 2003, this amount is comprised of €15.2 million for payment of construction in progress costs payable and €19.1 million in a debt service account, relating to construction in progress at the site of the Stendal mill, as well as €25.1 million in a debt service account relating to the Rosenthal mill. As at September 30, 2004, this amount is comprised of €29.3 million for payment of construction costs payable and €19.1 million in a debt service account, both relating to the Stendal project, as well as €28.5 million in a debt service account related to the Rosenthal mill.

(6)
We had a working capital deficit of €48.9 million and €122.5 million at December 31, 2003 and September 30, 2004, respectively, primarily because we had Stendal construction costs payable of €42.8 million and €161.0 million at December 31, 2003 and September 30, 2004, respectively, for which we had not yet drawn down under the Stendal project finance facility and, under our accounting policies, we do not record certain government grants until they are received. The Stendal construction costs will be paid pursuant to the Stendal project finance facility in the ordinary course. At September 30, 2004, we qualified for additional investment grants related to the Stendal mill totaling approximately €65.2 million from the federal and state governments of Germany, which we expect to receive in 2005. Approximately €61.2 million of these grants, when received, will be applied to repay the amounts drawn under the dedicated tranche of the Stendal project finance facility. The grants are not reported in our income and reduce the cost basis of the assets purchased when they are received. We expect to qualify for additional investment grants totaling €23.3 million when such Stendal construction costs have been substantially paid.

(7)
Includes approximately €503.2 million related to properties construction in progress at the site of the Stendal mill as at December 31, 2003.

(8)
Construction of the Stendal mill commenced in August 2002 and was completed substantially on its planned schedule and budget in the third quarter of 2004. As a result, as at September 30, 2004, liabilities relating to the construction of the Stendal mill were no longer classified as construction in progress.

(9)
As at September 30, 2004, this includes €66.4 million aggregate principal amount of 8.5% convertible senior subordinated notes due October 2010, convertible at any time by the holder into our shares of beneficial interest at $7.75 per share.

(10)
Construction of the Stendal mill was completed in the third quarter of 2004. Although the Stendal mill had approximately 13 days of operations in September 2004, it is currently in the start-up phase. As a result, management believes that the operating data relating to the Stendal mill during the third quarter of 2004 would not provide an accurate representation of the mill's actual operating performance in the future. Accordingly, we have provided only the operating data relating to the Rosenthal mill.

(11)
For external sales only.

(12)
Cost of production per ADMT produced excluding depreciation. Total cash production costs for the nine months ended September 30, 2003 and 2004 may not be comparable on an annualized basis due to the timing of maintenance expenditures.

(13)
The Celgar mill was shutdown for approximately 50 days in 2001 for market related reasons.

(14)
Income (loss) from operations includes costs (benefits) relating to a burner misalignment in the lime kiln at the Celgar mill, for which the vendor of the Celgar mill has an insurance claim outstanding, foreign exchange losses (gains) on current receivables and payables and fees paid to KPMG Inc., as receiver and trustee in bankruptcy of Celgar as follows:

	Year Ended December 31,								Nine Months Ended September 30,
	2000		2001		2002		2003		2003		2004
	(unaudited)								(unaudited)
	(in thousands)
Lime kiln costs		—		—		—	C$	3,136	C$	2,036	C$	96
Foreign exchange losses (gains)	C$	(1,333)	C$	(1,769)	C$	792	C$	5,965	C$	4,952	C$	921
Receiver and trustee costs	C$	1,965	C$	2,025	C$	1,812	C$	1,899	C$	1,747	C$	772

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Celgar".

(15)
As at and for the nine month period ended September 30, 2004, Celgar recorded an impairment charge of C$129.2 million to write-down the carrying value of its property, plant and equipment to the fair value of the assets as a result of the Acquisition.

RISK FACTORS

        You should carefully consider the risks described below and the other information in this prospectus supplement or incorporated by reference into this prospectus supplement before deciding whether to invest in the shares of beneficial interest offered under this prospectus supplement. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

        Our business, financial condition, results of operations and cash flow, could be materially adversely affected by any of these risks. The trading price of our shares of beneficial interest could decline due to any of these risks, and you may lose all or part of your investment.

        This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below, set out under "Risks Related to our Company" in the accompanying prospectus supplement and incorporated by reference into this prospectus supplement.

Risks Related to the Acquisition

Any failure to successfully integrate the Celgar mill with our business may adversely affect our results of operations.

        Our future performance will depend in part on whether we can integrate the Celgar mill with our operations in an effective and efficient manner. The acquisition of the Celgar mill is larger than any of the other acquisitions we have made. Integrating the Celgar mill with our operations will be a complex, time consuming and potentially expensive process and will be subject to various risks including:

  •
  diversion of management's attention from our ongoing business;

  •
  the expense of upgrading the Celgar mill to enhance its operations may be more significant than currently anticipated;

  •
  difficulty integrating the operations, including financial and accounting functions, sales and marketing procedures, technology and other corporate administrative functions of the combined operations;

  •
  difficulty in establishing financial controls and procedures consistent with our own;

  •
  difficulty in converting the Celgar mill's current business information systems to our system;

  •
  difficulty maintaining relationships with present and potential customers, distributors and suppliers of the Celgar mill due to uncertainties regarding service, production quality and prices; and

  •
  problems retaining key employees who were previously employed by Celgar.

        All of the pulp produced by the Celgar mill is currently sold by third party agents. We intend to perform some of its sales functions directly over time. We cannot assure you that our internal sales staff and third party agents will be able to sell the combined pulp production of the Rosenthal, Stendal and Celgar mills on terms as favorable as those achieved by the existing agents.

        We estimate that we will incur costs of approximately €13.7 million associated with the Acquisition, the Financings, the related transactions and the estimated fees and expenses. A portion of these costs will be associated with the integration of the Celgar mill with our operations. The actual costs may substantially exceed our estimates and unanticipated expenses associated with such integration may arise. Furthermore, we may not be aware of all of the risks associated with the Acquisition and we may not have identified adverse information concerning the assets we are acquiring. If the benefits of the Acquisition do not exceed the costs, our financial results will be adversely affected.

        We cannot guarantee that we will successfully integrate the Celgar mill with our operations. If we are unable to address any of these risks, our results of operations and financial condition could be materially adversely affected and the operations of the Celgar mill may not achieve the results or otherwise perform as expected.

The operations of the Celgar mill are subject to their own risks, which we may not be able to manage successfully.

        The financial results of the Celgar mill are subject to many of the same factors that affect our financial condition and results of operations, including the cyclical nature of the pulp and paper business, exposure to interest rate and currency exchange rate fluctuations, exposure to liability for environmental damage, the competitive nature of our markets and regulatory, legislative and judicial developments. The financial results of the Celgar mill could be materially adversely affected as a result of any of these or other related factors, which could have a material adverse effect on our results of operations and financial condition on a consolidated basis. See "— Risks Related to our Company".

We have only limited recourse under the acquisition agreement for losses relating to the Acquisition.

        The diligence conducted in connection with the Acquisition and the indemnification provided in the acquisition agreement may not be sufficient to protect us from, or compensate us for, all losses resulting from the Acquisition. Subject to certain exceptions, under the terms of the acquisition agreement, the maximum amount we may claim is limited to $30 million ($20 million in the case of environmental losses). Subject to certain exceptions, the vendor is only liable for misrepresentations or breaches of warranty for 15 months from the closing date of the Acquisition (12 months in the case of environmental losses). A material loss associated with the Acquisition for which there is no adequate remedy under the acquisition agreement that becomes known 15 months after the Acquisition (12 months in the case of environmental losses) could materially adversely affect our results of operations and financial condition and reduce the anticipated benefits of the Acquisition.

We may not be able to enhance the operating performance and financial results or lower the costs of the Celgar mill as planned.

        While we believe that there are a number of opportunities to reduce operating costs, increase production and improve the financial results of the Celgar mill, we cannot fully evaluate the feasibility of our plans until we control the Celgar mill. We may not be able to achieve our planned operating improvements, cost reductions, capacity increases or improved price realizations in our expected time periods, if at all. In addition, some of the improvements that we hope to achieve depend upon capital expenditure projects that we plan to implement at the Celgar mill. Such capital projects may not be completed in our expected time periods, if at all, may not achieve the results that we have estimated or may have a cost substantially in excess of our planned amounts.

Risks Related to our Company

Our level of indebtedness could negatively impact our financial condition and results of operations.

        As of September 30, 2004, after giving effect to the Acquisition and the application of the proceeds from the Financings, we would have had approximately €848.5 million of indebtedness outstanding, of which €526.3 million is project debt of Stendal. We may also incur additional indebtedness in the future. Our high debt levels may have important consequences for us, including, but not limited to the following:

  •
  our ability to obtain additional financing to fund future operations or meet our working capital needs or any such financing may not be available on terms favorable to us or at all;

  •
  a certain amount of our operating cash flow is dedicated to the payment of principal and interest on our indebtedness, thereby diminishing funds that would otherwise be available for our operations and for other purposes;

  •
  a substantial decrease in net operating cash flows or increase in our expenses could make it more difficult for us to meet our debt service requirements, which could force us to modify our operations; and

  •
  our leveraged capital structure may place us at a competitive disadvantage by hindering our ability to adjust rapidly to changing market conditions or by making us vulnerable to a downturn in our business or the economy in general.

        Our ability to repay or refinance our indebtedness will depend on our future financial and operating performance. Our performance, in turn, will be subject to prevailing economic and competitive conditions, as well as financial, business, legislative, regulatory, industry and other factors, many of which are beyond our control. Our ability to meet our future debt service and other obligations may depend in significant part on the success of the Stendal and Celgar mills and the extent to which we can implement successfully our business and growth strategy. We cannot assure you that the Stendal or Celgar mill will be successful or that we will be able to implement our strategy fully or that the anticipated results of our strategy will be realized.

Our Stendal mill is subject to risks commonly associated with the start-up of large greenfield industrial projects.

        We are the majority shareholder of a project company that has recently completed construction of the Stendal NBSK pulp mill near the town of Stendal, Germany. The aggregate cost of the mill is approximately €1.0 billion. The performance of the Stendal mill will have a material impact on our financial condition and operating performance. The implementation of the Stendal project commenced in 2002 and construction was completed in the third quarter of 2004. Under our current start-up plan, the Stendal mill underwent operational testing in December 2004 so that continuous production from the mill can commence. Our ongoing start-up of the Stendal mill is subject to risks commonly associated with the start-up of large greenfield industrial projects which could result in the Stendal mill experiencing operating difficulties or delays in the start-up period and the Stendal mill may not achieve our planned production, timing, quality or cost projections, which could have a material adverse effect on our results of operations, financial condition and cash flows. These risks include, without limitation, equipment failures or damage, errors or miscalculations in engineering, design specifications or equipment manufacturing, faulty construction or workmanship, defective equipment or installation, human error, industrial accidents, weather conditions, failure to comply with environmental and other permits, and complex integration of processes and equipment.

We are exposed to currency exchange rate and interest rate fluctuations.

        Approximately 72% of our sales from our German operations in the nine months ended September 30, 2004 were in products quoted in U.S. dollars while most of our operating costs and expenses at our German operations are incurred in Euros. Further, the Celgar mill only produces NBSK pulp which is quoted in U.S. dollars, while its costs are largely denominated in Canadian dollars. Our results of operations and financial condition are reported in Euros. As a result, our revenues have been adversely affected by the significant decrease of the U.S. dollar relative to the Euro. Additionally, an increase in the value of the Canadian dollar relative to the Euro, except to the extent offset by our derivatives strategy, would increase our costs at the Celgar mill as reported in Euros. Such shifts in currencies relative to the Euro would reduce our operating margin and the cash flow available to fund our operations and to service our debt. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        Stendal has entered into variable-to-fixed interest rate swaps to fix interest payments under the Stendal project financing facility, which had kept Stendal from benefiting from the general decline in interest rates in the latter part of 2002 and first half of 2003. These derivatives are marked to market at the end of such reporting period and all unrealized gains and losses are recognized in earnings for the relevant reporting periods.

Fluctuations in the price and supply of our raw materials could adversely affect our business.

        Wood chips and pulp logs comprise the fiber used by the Rosenthal, Stendal and Celgar mills. The fiber used by our paper mills consists of waste paper and pulp. Such fiber is cyclical in terms of both price and supply. The cost of wood chips and pulp logs is primarily affected by the supply and demand for lumber. The cost of fiber for our paper mills is primarily affected by the supply and demand for paper and pulp. Demand for these raw materials is determined by the volume of pulp and paper products produced globally and regionally. The markets for pulp and paper products, including our products, are highly variable and are characterized by periods of excess product supply due to many factors, including periods of insufficient demand due to weak general economic activity or other causes. The cyclical nature of pricing for these raw materials represents a potential risk to our profit margins if pulp producers are unable to pass along price increases to their customers.

        We do not own any timberlands or have any long-term governmental timber concessions. We do not have any long-term fiber contracts at our German operations and only a portion of Celgar's fiber requirements are covered by such contracts. Although raw materials are available from a number of suppliers, and we have not historically experienced supply interruptions or substantial price increases, our requirements will increase as the Stendal mill approaches its full production capacity and we may not be able to purchase sufficient quantities of these raw materials to meet our production requirements at prices acceptable to us during times of tight supply. In addition, the quality of fiber we receive could be reduced as a result of industrial disputes, material curtailments or shut-down of operations by suppliers, government orders and legislation, acts of god and other events beyond our control. An insufficient supply of fiber or reduction in the quality of fiber we receive would materially adversely affect our business, financial condition, results of operations and cash flow.

        In addition to the supply of wood fiber, we are dependent on the supply of certain chemicals and other inputs used in our production facilities. Any disruption in the supply of these chemicals or other inputs could affect our ability to meet customer demand in a timely manner and would harm our reputation. Any material increase in the cost of these chemicals or other inputs could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We operate in highly competitive markets.

        We sell our products produced at our German operations primarily in Europe and the products produced at the Celgar mill are sold primarily in Asia and North America. The markets for our products are highly competitive. A number of other global companies compete in each of these markets and no company holds a dominant position. For both pulp and paper, many companies produce products that are largely standardized. As a result, the primary basis for competition in our markets has been price. Many of our competitors have greater resources and lower leverage than we do and may be able to adapt more quickly to industry or market changes or devote greater resources to the sale of products than we can. There can be no assurance that we will continue to be competitive in the future.

We are subject to risks related to our employees.

        The majority of our employees in Germany and most of those at the Celgar mill are unionized. The collective agreement relating to employees at our paper mills in Germany expires in the third quarter of 2005. We expect to negotiate a new collective agreement with employees at our paper mills in Germany in the fourth quarter of 2005. The collective agreement relating to our pulp workers in

Germany expires in the first quarter of 2005. We expect to negotiate a new collective agreement with our pulp workers in Germany in the first half of 2005. A collective bargaining agreement with relation to employees at the Celgar mill was entered into in 2003 and expires in 2008. Although we have not experienced any work stoppages in the past, there can be no assurance that we will be able to negotiate acceptable collective agreements with our employees upon the expiration of the existing collective agreements. This could result in a strike or work stoppage by the affected workers. The renewal of the collective agreements or the outcome of our wage negotiations could result in higher wages or benefits paid to union members. Accordingly, we could experience a significant disruption of our operations or higher on-going labor costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Risks Related to the Offering

Our share price has been and may continue to be volatile.

        The trading price of our shares of beneficial interest has been and may continue to be subject to large fluctuations. Our share price may increase or decrease in response to a number of events and factors, including those described in this Risk Factors section and elsewhere in this prospectus supplement.

        Also, the trading price of our shares of beneficial interest may bear no correlation to our business and operating performance and may be negatively impacted by events outside our control, including overall market performance, terrorist attacks, analyst reports on our industry and the results announcements of our competitors.

If a more active trading market does not develop for our shares of beneficial interest sold pursuant to this prospectus supplement, it may be more difficult for you to sell such shares or to sell such shares at a price that you deem sufficient.

        Our shares of beneficial interest are quoted on the Nasdaq National Market and we intend to have the shares sold in this offering quoted on that market. However, historic trading volume on such market has been low, with an average daily trading volume for the three months ended December 31, 2004 of approximately 32,963 shares. We cannot assure you that a more active trading market will develop for the shares of beneficial interest that we are selling pursuant to this prospectus supplement, and any possible liquidity issues may negatively impact the price of your shares or your ability to sell your shares at a price acceptable to you.

A significant number of our shares are eligible for future sale which could lower the market price for our shares.

        The sale of a large number of our shares of beneficial interest after the offering, or even the potential of those sales, would likely lower the market price of our shares. After the offering, we will have 27,490,425 shares of beneficial interest outstanding, substantially all of which will be freely tradable. We also expect to issue approximately 4.2 million shares of beneficial interest to KPMG Inc. as partial consideration for the Acquisition and approximately 11.7 million shares may be issued upon the conversion of our outstanding convertible notes and upon the exercise of outstanding options at various times after the offering, which would have a dilutive effect on the holdings of our shareholders. We, each of our trustees and senior officers who hold shares or options and KPMG Inc. have or will have entered into lock-up agreements with the underwriters which prohibit us and each of these persons from selling our shares of beneficial interest or securities convertible into or exchangeable or exercisable for our shares of beneficial interest until 180 days after the date of the underwriting agreement relating to our offering of shares hereunder or, in the case of KPMG Inc., 180 days after the closing date for the Acquisition, subject to certain exceptions. See "Underwriting — Lock-Up Agreements".

USE OF PROCEEDS

        We estimate the net proceeds from our offering of our shares of beneficial interest under this prospectus supplement to be approximately $74.0 million (approximately $85.4 million if the underwriters exercise their over-allotment option in full), after deducting the underwriters' fees and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds from this offering, the estimated net proceeds, after fees and expenses, from the concurrent Senior Note Offering of approximately $300.5 million and cash on hand to pay the cash portion of the purchase price of the Acquisition, the amount for the defined working capital of the Celgar mill on closing of the Acquisition, the estimated transaction costs of the Acquisition and to refinance all of the net bank indebtedness of our Rosenthal mill. See "The Acquisition".

        The purchase price for the Acquisition will be paid to KPMG Inc., as receiver for Celgar. Subject to the payment of customary receiver, trustee and bankruptcy related fees, costs and expenses, the sales proceeds received by KPMG Inc. from the sale of the Celgar mill to us will be disbursed by it to the senior secured lenders of Celgar who are owed in excess of C$875 million. Royal Bank of Canada, which is the indirect parent company of RBC Capital Markets Corporation, one of the underwriters in this offering and in the Senior Note Offering, is a 50% holder of Celgar's senior secured indebtedness.

        The anticipated sources and uses of funds for the Acquisition and the repayment of Rosenthal's debt are as follows as at September 30, 2004 on a pro forma basis (€ in millions):

Sources		Uses
Shares issued under this prospectus supplement	€64.5	Cash portion of Acquisition purchase price	€136.9
		Amount for Celgar working capital(1)	13.2
Senior Note Offering	249.7	Repayment of net Rosenthal debt(2)	151.7
Cash on hand	1.3	Estimated fees, expenses, discounts and commissions for the Acquisition and the Financings	13.7

Total sources	€315.5	Total uses	€315.5

(1)
Estimated as at September 30, 2004.

(2)
As at September 30, 2004, including the marked-to-market value of settling existing derivative instruments relating thereto and net of restricted cash of €28.5 million which shall be applied to retire such debt. The long-term indebtedness relating to the Rosenthal project finance facility bears an effective interest rate of 4.63% after taking into account certain interest rate derivatives relating thereto and is amortizing with a final maturity in 2013. The long-term indebtedness relating to the Rosenthal landfill bears interest at 6.71% and is amortizing with a final maturity in 2013.

THE FINANCINGS

        In conjunction with the Acquisition, we are also offering senior unsecured notes maturing in 2013 in the aggregate principal amount of $310 million. See "Description of Senior Notes". The net proceeds from this offering, the net proceeds from the concurrent Senior Note Offering and cash on hand will be utilized to pay the cash portion of the purchase price of the Acquisition, the amount for the defined working capital of the Celgar mill on closing of the Acquisition, the transaction costs of the Acquisition and to refinance all of the net bank indebtedness of our Rosenthal mill. As at September 30, 2004, our Rosenthal mill had bank indebtedness of approximately €150.2 million, net of restricted cash of €28.5 million ($186.5 million, net of restricted cash of $35.4 million). The completion of the Senior Note Offering and this offering are each contingent upon the other. Both such offerings are contingent upon the satisfaction or waiver of all conditions relating to the Acquisition other than the condition relating to the Financings.

        Effective on the completion of the Acquisition, we intend to establish a new revolving working capital facility for the Rosenthal mill in the amounts of €40 million with an initial term of five years and for the Celgar mill in the amount of $30 million with an intitial term of one year which, if not renewed, will convert to a one year term loan. We have received term sheets from two financial institutions relating to the provision of such working capital facilities upon terms and conditions customary for facilities of this nature. For more information relating to these new working capital facilities, see "Description of Certain Indebtedness — New Working Capital Facilities".

PRICE RANGE OF SHARES OF BENEFICIAL INTEREST

        Our shares of beneficial interest are quoted for trading on the Nasdaq National Market under the symbol "MERCS" and listed in U.S. dollars on the Toronto Stock Exchange under the symbol "MRI.U". The following table sets forth the high and low reported sale prices of our shares on the Nasdaq National Market for each quarter in the two year period ended December 31, 2004:

Quarter Ended	High	Low
2003
March 31	$5.88	$4.40
June 30	5.25	4.15
September 30	6.55	4.60
December 31	6.97	5.87
2004
March 31	9.55	6.31
June 30	9.78	7.40
September 30	10.10	8.16
December 31	11.35	8.29

        On February 8, 2005, the last reported sales price of the shares of beneficial interest as reported by the Nasdaq National Market, our primary trading market, was $8.82.

DIVIDEND POLICY

        The declaration and payment of dividends is at the discretion of our board of trustees. Our board of trustees has not declared or paid any dividends on our shares in the past three years and does not anticipate declaring or paying dividends in the foreseeable future. Management anticipates that all of our earnings and other cash resources, if any, will be retained for the operation and expansion of our business and for general corporate purposes. In addition, the payment of any dividends will be substantially limited by the indenture governing the notes to be issued in the Senior Note Offering.

CAPITALIZATION

        Capitalization is the amount invested in a company and is a common measurement of a company's size. The following table sets forth the consolidated cash, restricted cash and capitalization as at September 30, 2004 on an actual basis for Mercer and as adjusted to reflect the Financings, the Acquisition, related transactions and the payment of estimated fees and expenses. You should read this table in conjunction with the consolidated financial statements and related notes of Mercer and the unaudited pro forma consolidated financial statements included elsewhere in this prospectus supplement.

	As at September 30, 2004
	Actual		Pro Forma
	(unaudited) (in thousands)
Cash and cash equivalents	€42,643		€41,310	(1)

Restricted cash	€76,884		€48,420	(2)

Current debt:
Debt, current portion, and note payable	€16,868	(3)	€1,779
Debt, Stendal	50,000		50,000
Long-term debt:
Debt, Stendal, less current portion(4)	476,301		476,301
Senior notes(5)	—		249,658
Debt, less current portion	234,317	(6)	70,715	(7)

Total long-term debt	710,618		796,674

Total debt	777,486		848,453

Minority interest	—		—
Shareholders' equity:
Preferred shares, no par value; 50,000,000 authorized and issuable in series
Series A, 500,000 authorized, none issued and outstanding	—		—
Series B, 3,500,000 authorized, none issued and outstanding	—		—
Shares of beneficial interest, $1 par value; unlimited authorized; 17,324,229 and 30,950,951(8) issued and outstanding on an actual and pro forma basis, respectively	79,736		173,024
Additional paid-in capital, stock options	14		14
Retained earnings	36,592		36,592
Accumulated other comprehensive income(9)	5,253		5,253

Total shareholders' equity	121,595		214,883

Total capitalization	€899,081		€1,063,336

(1)
Reflects net cash expected from this offering and the Senior Note Offering less amounts used to pay the cash portion of the Acquisition purchase price, repay all of the net bank indebtedness of the Rosenthal mill, complete certain related transactions and pay estimated fees and expenses.

(2)
Comprised of €29.3 million for payment of construction costs payable and €19.1 million in a debt service account, both relating to the Stendal project. Excludes a further €28.5 million in a debt service account relating to the Rosenthal mill that will be used in connection with the repayment of all of the bank indebtedness of the Rosenthal mill.

(3)
Includes €15.1 million of bank indebtedness related to the Rosenthal mill which is to be repaid from the proceeds of the Financings.

(4)
As at September 30, 2004, we had construction costs payable of €161.0 million which are expected to be paid through drawdowns utilizing the Stendal project finance facility thereby increasing debt, Stendal, less current portion.

(5)
Assumes a concurrent $310 million Senior Note Offering converted into Euros at a rate of €0.8053 per U.S. dollar as at September 30, 2004.

(6)
Comprised of €163.6 million of bank indebtedness related to the Rosenthal mill which is to be repaid from the proceeds of the Financings, €4.3 million of indebtedness, less current portion, related to our paper operations and €66.4 million aggregate principal amount of 8.5% convertible senior subordinated notes due October 2010, convertible at any time by the holder into our shares of beneficial interest at $7.75 per share.

(7)
Includes €4.3 million of indebtedness, less current portion, related to our paper operations and €66.4 million aggregate principal amount of 8.5% convertible senior subordinated notes due October 2010, convertible at any time by the holder into our shares of beneficial interest at $7.75 per share, but excludes €241.6 million of indebtedness from the Senior Note Offering.

(8)
Assumes the issuance of 4,210,526 of our shares of beneficial interest as partial consideration for the Acquisition and 9,416,196 of our shares of beneficial interest pursuant to this offering.

(9)
Reflects unrealized losses on securities and foreign currency translation adjustments.

THE ACQUISITION

Summary of Acquisition Agreement

        On November 22, 2004, we entered into an agreement, referred to as the "Acquisition Agreement", with KPMG Inc., as receiver of Celgar, to acquire substantially all of the assets of Celgar. The assets to be acquired are substantially all of the operating assets of Celgar, including real property, plant and equipment, personal property, leaseholds, contractual interests and intellectual property. We are not acquiring certain assets of Celgar comprised principally of finished goods inventory, receivables, cash on hand and certain insurance claims. Pursuant to the Acquisition Agreement, we will assume various employment, pension and benefit, asset retirement and contractual obligations of Celgar. We are not assuming any obligations for any current liabilities of Celgar as at the date of closing, except for certain accrued employee liabilities, or any indebtedness of Celgar, whether incurred pre- or post-bankruptcy.

        A copy of the Acquisition Agreement is attached as an exhibit to our Form 8-K filed with SEC on November 23, 2004 and the summary of the Acquisition Agreement is qualified in its entirety by reference to the full text of the agreement.

        Subject to certain adjustments and excluding fees and expenses, the purchase price for the Acquisition is $210 million, consisting of $170 million payable in cash and $40 million payable in our shares of beneficial interest, with an adjustment for the defined working capital at the Celgar mill on closing of the Acquisition. We estimate the additional amount that will be required for the working capital payment to be approximately $16 million as at September 30, 2004. Our shares to be issued as part of the consideration for the Acquisition will be issued at a price equal to the volume weighted average trading price of our shares on the Nasdaq National Market during the period of 20 consecutive trading days ending on the fifth business day prior to the closing date of the Acquisition, subject to a minimum price of $7.75 and a maximum price of $9.50.

        The cash portion of the purchase price and the working capital amount is to be funded in part from the proceeds of this offering and the balance is to be funded from the Senior Note Offering. See "The Financings".

        On closing of the Acquisition, we will add approximately 420 employees to our operations who were previously employees of Celgar. The initial positions, base salaries and benefits of such employees will be comparable to the positions, salaries and benefits held by them immediately prior to closing. The terms of employment, salaries and benefits applicable to such employees are comparable to other similarly situated employees in the pulp business in British Columbia, Canada.

        The Acquisition is subject to various conditions, including financing satisfactory to us and the establishment of new working capital facilities for the Celgar mill and Rosenthal mill. The completion of the Acquisition is also conditional upon certain regulatory approvals, including the expiration or earlier termination of the applicable statutory waiting periods under the Competition Act (Canada) and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and a determination that the Acquisition is of net benefit to Canada under the Investment Canada Act (Canada). Substantially all of the conditions must be satisfied or waived prior to the issuance of our shares hereunder.

        The Acquisition Agreement contains customary representations and warranties of the vendor covering various matters, many of which are qualified by the vendor's knowledge after reasonable investigation and some of which are limited in scope to the receivership period extending from July 23, 1998 to the closing date. Additionally, the vendor's environmental compliance representation and warranty in the Acquisition Agreement is limited in scope to the compliance period of November 15, 2003 to the closing date and certain specified environmental statutes, regulations and rules. The vendor's environmental representations and warranties survive the closing for a period of 12 months after the closing date and all other representations and warranties made by the parties survive the closing for a period of 15 months after the closing date.

        In the case of misrepresentations or breaches of warranty by a party other than the vendor's environmental representations and warranties, the claiming party must incur aggregate damages in excess of $0.5 million, in which event all such damages up to a maximum of $30 million may be claimed by the claiming party. In the case of a misrepresentation or breach of warranty in respect of the vendor's environmental representations and warranties, Mercer must incur aggregate damages in excess of $1 million, in which event all such damages up to a maximum of $20 million may be claimed by Mercer.

        Pursuant to the terms of the Acquisition, the vendor also entered into a lock-up agreement. Subject to certain exceptions, the lock-up agreement generally prohibits the vendor and its transferees, without the prior written consent of the underwriters, from selling, offering or agreeing to sell, hypothecating, pledging, granting an option to purchase or otherwise disposing of any of our shares of beneficial interest or securities convertible into or exchangeable or exercisable for our shares of beneficial interest or any warrants or other rights to purchase our shares of beneficial interest or such securities. These restrictions will be in effect for 180 days after the closing date of the Acquisition. In addition, pursuant to the terms of the Acquisition Agreement, we entered into a registration rights agreement dated November 22, 2004 with the vendor pursuant to which we have agreed to file a registration statement under the Securities Act of 1933, as amended, or the "Securities Act", to register our shares of beneficial interest to be issued as part of the consideration of the Acquisition within 90 days of the closing date of the Acquisition and to use our commercially reasonable efforts to have the registration statement declared effective within 180 days of the closing date of the Acquisition. Subject to certain exceptions, under the registration rights agreement, if: (i) we fail to file a registration statement covering such shares within 90 days from the closing date of the Acquisition; (ii) the registration statement is not declared effective within 180 days of the closing date of the Acquisition; (iii) the registration statement cannot be used for any reason after being declared effective; or (iv) such shares are not listed on Nasdaq, the New York Stock Exchange or the American Stock Exchange at any time after the deadline for the effectiveness of the registration statement, we are required to pay the vendor liquidated damages equal to an amount determined by multiplying the aggregate purchase price of our shares of beneficial interest held by the vendor by a rate equal to the prime rate set forth in the registration rights agreement plus 2% per annum for each 30-day period (or portion thereof) during which we are in such default. The registration rights agreement also provides piggy-back registration rights for future equity offerings.

Acquisition Rationale

        The Acquisition of the Celgar mill reflects our strategy of acquiring world-class NBSK pulp production capacity on terms below comparable replacement cost where we can use our management focus to enhance operations, improve profitability and create value for our stakeholders. It provides us with several strategic benefits and synergies, including the following:

  •
  Enhancing Our Position as a Leading Market NBSK Pulp Producer.    The Acquisition will make us one of the largest producers of market NBSK pulp in the world. We will have a consolidated annual production capacity of approximately 1.3 million ADMTs of high quality NBSK pulp from three modern NBSK pulp mills located in Europe and North America. We believe this will improve our service to those larger paper and tissue producing customers who wish to develop purchasing arrangements with pulp suppliers that can service them on a worldwide basis.

  •
  Creating Value Through Active Management.    We believe we can leverage our management focus and turnaround experience to enhance the Celgar mill's operating performance by improving price realizations, increasing production and reducing production costs. See "— Acquisition Opportunities".

  •
  Diversifying Our Revenue and Cost Base.    In 2003, substantially all of Mercer's revenues resulted from sales in Europe. Approximately 69% of the Celgar mill's sales in 2003 were in Asia, which is the fastest growing market for NBSK pulp imports. The Celgar mill's costs are largely in Canadian dollars, which should reduce our relative exposure to the exchange rate between the U.S. dollar and Euro.

        Given our management team's experience in converting and optimizing the Rosenthal mill, constructing the Stendal mill and starting up these large scale NBSK pulp mills, we believe we are well positioned to integrate the Celgar mill into our operations and to improve its operating and financial performance over time. We have identified teams of individuals in our organization, at the Celgar mill and from our consulting engineers that, upon the closing of the Acquisition, will initiate the process of integrating the Celgar mill and enhancing its operations.

Acquisition Opportunities

        Although the Celgar mill is a modern facility that has generally been well maintained, we believe the mill has not performed at its full potential. As the Celgar mill has been operated by a trustee in bankruptcy since 1998, we believe that there are a number of opportunities that will enable us to enhance the Celgar mill's performance and we are currently targeting C$25 million in annual operating margin improvements over a three-year period, based on current pricing levels. These opportunities include the following:

  •
  Improving Price Realizations.    We understand that, in 2003, the Celgar mill's pulp price realizations were approximately C$38 per ADMT below the average for NBSK pulp mills in British Columbia, Canada. We believe that this resulted from a combination of the mill's current sales arrangements, its product classification and a history of inconsistent production.

    Since its assignment into bankruptcy, agents under the supervision of KPMG Inc. have conducted all of the Celgar mill's sales. The mill has lost, or is generally unable to obtain, regular contract sales with customers. Instead, Celgar has relied upon spot sales through third party agents who are generally more focused on volume than price or reducing transportation costs by focusing on the most freight logical customers. We intend to have our existing sales force take over responsibility for supervising and managing all of the Celgar mill's agent sales and perform some of its sales functions directly on a coordinated global basis with our Rosenthal and Stendal mills over time. We believe this will permit us to reduce agents' fees, lower transportation costs, improve price realizations and service our larger customers on a global basis.

    The Celgar mill has also suffered lower pulp price realizations as a result of the amount of pulp it classifies as off-grade, primarily because of variations in brightness. It sells such pulp at a substantial discount in the spot market. In 2003, the Celgar mill had off-grade sales of approximately 15% of its total sales, compared to less than 2% at our Rosenthal mill. We believe that we can substantially reduce the amount of such off-grade sales by adding to the number of grades of pulp marketed by the mill and more effectively matching it with customer requirements. We believe that minor variations in brightness would not require such pulp to be sold at a discount to many customers. We also intend to improve the mill's pulp brightness consistency through an upgrade of the EOP washer at the mill. Because of the overall product characteristics of the NBSK pulp produced at the Celgar mill and our experience in managing and coordinating sales at our Rosenthal and Stendal mills, we plan to eliminate or reduce the price realization discount incurred by the Celgar mill in comparison to other NBSK pulp mills in British Columbia, Canada, over time.

  •
  Increasing Production.    We, in conjunction with our consulting engineers, have identified certain high return strategic capital projects that we believe can increase the production of the Celgar mill, along with lowering its operating costs and improving its reliability. Significant strategic capital projects include improvements to deknotting and screening facilities, installation of an EOP washer, optimization of the mill's steam balance with the addition of a steam condenser and enhancements to the mill's drying capacity.

    Through these identified strategic capital projects, along with other enhancements and debottlenecking initiatives, we plan to increase the Celgar mill's annual production capacity to approximately 470,000 ADMTs over time. We have successfully implemented similar initiatives at our Rosenthal mill which increased its annual production capacity from approximately 280,000 ADMTs to approximately 310,000 ADMTs over a three-year period.

  •
  Lowering Production Costs.    We believe that we can reduce the Celgar mill's production costs by improving its operating consistency and reliability. We plan to achieve such improvements through strategic capital projects such as the installation of the EOP washer. The washer project is designed to reduce costs, improve pulp brightness and improve mill reliability.

    Although the Celgar mill has generally been well maintained, we believe that there has been a limited focus on "preventative maintenance" such as we conduct at our Rosenthal mill and we will conduct at our Stendal mill. We believe that a combined management and work force focus on preventative maintenance will enhance running time, reliability and efficiency. We intend to bring many of the existing best practices we have developed at our other mills to the Celgar mill by way of investments in training and leadership. Improved consistency of operations would also allow the Celgar mill to reduce unnecessarily high energy costs. The mill has the capacity to generate approximately 48 megawatts of energy while its steady state consumption requirements are approximately 36 megawatts. Although the mill exports energy from time to time, due to variable mill operations and internal system imbalances, it has also purchased substantial amounts of energy in the past. Once we have implemented our planned strategic capital projects, and assuming we have maximized reliability through best preventative maintenance practices, we believe the mill should generate approximately 46 megawatts of energy and be a consistent net exporter of power. Similar to the efficiencies we have achieved since the start-up of the Rosenthal mill, where natural gas usage has declined by 45%, we believe that over time the Celgar mill should be able to consume substantially less natural gas and has the potential to reduce its energy costs by up to 50%.

        We have estimated the amount to be spent on the strategic capital projects referred to above to be an aggregate of approximately C$25 million over a three-year period. The most significant such project is the installation of the EOP washer at an aggregate approximate cost of C$8.5 million.

        We have an experienced management team that has overseen the conversion and expansion of our Rosenthal mill. Our management team has also overseen the construction of the Stendal mill and is overseeing its start-up. We believe our management team will be able to bring their expertise and management practices to the Celgar mill to enhance the mill's performance.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

        The following sets forth the unaudited pro forma consolidated financial statements of the Company as at and for the periods indicated. The unaudited pro forma consolidated financial statements have been prepared by us and give pro forma effect to this offering, the Senior Note Offering, the Acquisition, the refinancing of the bank indebtedness of our Rosenthal mill, the related transactions and the payment of estimated fees and expenses. For a more detailed discussion of the basis of presentation, see note 1 to the unaudited pro forma consolidated financial statements of the Company. The unaudited pro forma consolidated financial statements and related notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" of both Mercer and Celgar included elsewhere in this prospectus supplement. The pro forma information is presented for illustrative purposes only and does not purport to represent what our actual results of operations or financial position would have been had the matters described above occurred on the dates assumed, nor is it necessarily indicative of our future operating results or combined financial position. The information reflects the operations of Celgar prior to the Acquisition.

        Mercer prepares its financial statements in accordance with GAAP. Celgar prepares its financial statements in accordance with Canadian generally accepted accounting principles, or "Canadian GAAP", which differs in certain respects from GAAP. For a discussion of the principal differences between Canadian GAAP and GAAP as they relate to Celgar and the Company on a pro forma basis, see Note 12 to Celgar's audited financial statements, and Note 5 to the unaudited pro forma consolidated financial statements of the Company.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

September 30, 2004
(Expressed in thousands)

	Mercer International Inc.	Stone Venepal (Celgar) Pulp Inc.	Pro Forma Adjustments	Notes	Consolidated Pro Forma
ASSETS
Current
Cash and cash equivalents	€42,643	€—	€300,464	4(a)(iii), (iv), 4(b)(ii), (iii), (iv)	€41,310
			(150,138)	3
			(178,691)	4(b)(v)
			(1,432)	4(b)(v)
			28,464	4(b)(v)
Cash restricted	29,346	—	—		29,346
Receivables	33,003	18,348	(18,316)	4(b)(i)	33,035
Unrealized foreign exchange derivative gains	899	—	(420)	4(b)(v)	479
Inventories	59,225	48,513	(27,443)	4(b)(i)	80,295
Prepaid expenses	4,603	882	(616)	4(b)(i)	4,869

Total current assets	169,719	67,743	(48,128)		189,334
Cash restricted	47,538	—	(28,464)	4(b)(v)	19,074
Property, plant and equipment	942,249	160,963	17,698	4(b)(i)(iv)	1,120,910
Investments	878	—	—		878
Equity method investments	3,993	—	—		3,993
Deferred note issuance costs	3,908	—	6,241	4(b)(ii)	10,149
Unrealized foreign exchange derivative gains	14,442	—	—		14,442
Other	—	569	—		569
Deferred income tax	10,000	—	—		10,000

Total assets	€1,192,727	€229,275	€(52,653)		€1,369,349

LIABILITIES
Current
Bank indebtedness	€—	€13,166	€(13,166)	4(b)(i)	€—
Accounts payable and accrued expenses	64,373	15,384	(12,733)	4(b)(i)	65,766
			(1,258)	4(b)(v)
Construction costs payable	160,952	—	—		160,952
Note payable	1,403	—	—		1,403
Debt, Stendal	50,000	—	—		50,000
Debt, current portion	15,465	166	(166)	4(b)(i)	376
			(15,089)	4(b)(v)

Total current liabilities	292,193	28,716	(42,412)		278,497
Debt, Stendal	476,301	—	—		476,301
Debt, less current portion	234,317	708,554	249,658	4(a)(iv)	320,373
			(708,554)	4(b)(i)
			(163,602)	4(b)(v)
Unrealized interest rate derivative loss	58,874	—	—		58,874
Unrealized foreign exchange derivative loss	594	—	(594)	4(b)(v)	—
Pension plan and post retirement benefit obligation	—	10,953	—		10,953
Asset retirement obligation	—	615	—		615
Capital leases and other	8,853	111	(111)	4(b)(i)	8,853

Total liabilities	1,071,132	748,949	(665,615)		1,154,466

SHAREHOLDERS' EQUITY (CAPITAL DEFICIENCY)
Shares of beneficial interest	79,736	11,342	64,458	4(a)(iii)	173,024
			(3,384)	4(b)(iii)
			(11,342)	4(b)(i)
			32,214	4(a)(ii)
Additional paid-in capital, stock options	14	—	—		14
Retained earnings (deficit)	36,592	(528,066)	528,066	4(b)(i)	36,592
Accumulated other comprehensive income	5,253	(2,950)	2,950	4(b)(i)	5,253

Total shareholders' equity	121,595	(519,674)	612,962		214,883

Total liabilities and shareholders' equity	€1,192,727	€229,275	€(52,653)		€1,369,349

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements

MERCER INTERNATIONAL INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine months ended September 30, 2004
(Expressed in thousands, except per share data)

	Mercer International Inc.	Stone Venepal (Celgar) Pulp Inc.	Pro Forma Adjustments	Notes	Consolidated Pro Forma
Revenues
Pulp and paper	€145,084	€132,036	€—		€277,120
Transportation	2,134	—	—		2,134
Other	6,650	—	—		6,650

	153,868	132,036	—		285,904
Cost of sales
Pulp and paper	131,420	117,034	(5,097)	4(c)(i)	243,357
Transportation	2,222	—	—		2,222

	133,642	117,034	(5,097)		245,579
Gross profit	20,226	15,002	5,097		40,325
General and administrative	(21,182)	(14,000)	598	4(c)(ii)	(34,584)
Impairment of capital assets	(6,000)	(79,389)	79,389	4(b)(i)	(6,000)
Flooding losses and expenses, less grant income	(669)	—	—		(669)

Income (loss) from operations	(7,625)	(78,387)	85,084		(928)

Other income (expense)
Interest expense	(9,554)	(21,194)	10,432	4(c)(iii)	(20,901)
			(585)	4(c)(iv)
Investment income	1,679	—	(1,123)	4(c)(vii)	556
Derivative financial instruments
Unrealized gain on natural gas forward supply contracts	—	1,293	—		1,293
Unrealized loss on interest rate derivatives	(15,825)	—	101	4(c)(v)	(15,724)
Unrealized and realized gain on foreign exchange rate derivatives	14,748	—	174	4(c)(v)	14,922
Foreign exchange gain on term credit facility	—	9,448	(7,657)	4(c)(vi)	1,791

Total other income (expense)	(8,952)	(10,453)	1,342		(18,063)

Income (loss) before income taxes and minority interest	(16,577)	(88,840)	86,426		(18,991)
Income tax benefit	37	—	—		37

Income (loss) before minority interest	(16,540)	(88,840)	86,426		(18,954)
Minority interest	3,936	—	—		3,936

Net income (loss)	€(12,604)	€(88,840)	€86,426		€(15,018)

Loss per share
Basic	€(0.73)				€(0.49)

Diluted	€(0.73)				€(0.49)

Number of shares outstanding for computing basic and diluted loss per share	17,256,894				30,883,616

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements

MERCER INTERNATIONAL INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Year ended December 31, 2003
(Expressed in thousands, except per share data)

	Mercer International Inc.	Stone Venepal (Celgar) Pulp Inc.	Pro Forma Adjustments	Notes	Consolidated Pro Forma
Revenues
Pulp and paper	€182,456	€171,169	€—		€353,625
Transportation	3,607	—	—		3,607
Other	8,493	—	—		8,493

	194,556	171,169	—		365,725
Cost of sales
Pulp and paper	176,655	170,044	(12,813)	4(d)(i)	333,886
Transportation	3,035	—	—		3,035

Gross profit	14,866	1,125	12,813		28,804
General and administrative	(19,323)	(23,995)	1,485	4(d)(ii)	(41,833)
Settlement expenses	(1,041)	—	—		(1,041)
Flooding grants, less losses and expenses	957	—	—		957

Loss from operations	(4,541)	(22,870)	14,298		(13,113)

Other income (expense)
Interest expense	(11,523)	(30,312)	16,489	4(d)(iii)	(26,126)
			(780)	4(d)(iv)
Investment income	1,653	—	(660)	4(d)(vii)	993
Derivative financial instruments
Unrealized loss on natural gas forward supply contracts	—	(665)	—		(665)
Unrealized loss, construction in progress financing	(13,042)	—	—		(13,042)
Realized gain, construction in progress financing	743	—	—		743
Net gains (losses), other	28,467		(455)	4(d)(v)	28,012
Impairment of equity method investments	(2,255)	—	—		(2,255)
Impairment of available-for-sale securities	(5,570)	—	—		(5,570)
Foreign exchange gain on term credit facility	—	76,875	(62,304)	4(d)(vi)	14,571

Total other expense	(1,527)	45,898	(47,711)		(3,339)

Income (loss) before income taxes and minority interest	(6,068)	23,028	(33,413)		(16,452)
Income tax provision	(3,172)	—	—		(3,172)

Income (loss) before minority interest	(9,240)	23,028	(33,413)		(19,624)
Minority interest	5,647	—	—		5,647

Net income (loss)	€(3,593)	€23,028	(33,413)		€(13,977)

Loss per share
Basic	€(0.21)				€(0.46)

Diluted	€(0.21)				€(0.46)

Number of shares outstanding for computing basic and diluted loss per share	16,940,858				30,567,580

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements

MERCER INTERNATIONAL INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

Nine months ended September 30, 2003
(Expressed in thousands, except per share data)

	Mercer International Inc.	Stone Venepal (Celgar) Pulp Inc.	Pro Forma Adjustments	Note	Consolidated Pro Forma
Revenues
Pulp and paper	€134,935	€130,545	€—		€265,480
Transportation	2,850	—	—		2,850
Other	6,351	—	—		6,351

	144,136	130,545	—		274,681
Cost of sales
Pulp and paper	131,838	133,457	(9,505)	4(e)(i)	255,790
Transportation	2,388	—	—		2,388

	134,226	133,457	(9,505)		258,178
Gross profit (loss)	9,910	(2,912)	9,505		16,503
General and administrative	(12,961)	(17,746)	1,235	4(e)(ii)	(29,472)
Settlement expenses	(630)	—	—		(630)
Impairment of capital assets	—	—	—		—
Flooding grants, less losses and expenses	1,162	—	—		1,162

Loss from operations	(2,519)	(20,658)	10,740		(12,437)

Other income (expense)
Interest expense	(6,887)	(22,485)	11,839	4(e)(iii)	(18,118)
			(585)	4(e)(iv)	—
Investment income	1,055	—	(513)	4(e)(vii)	542
Derivative financial instruments
Unrealized gain on natural gas forward supply contracts	—	(387)	—		(387)
Unrealized loss on interest rate derivatives	(22,832)	—	307	4(e)(v)	(22,525)
Unrealized and realized gain on foreign exchange rate derivatives	19,228	—	(18,642)	4(e)(v)	586
Net gain (losses), other	20	—	—		20
Impairment of equity method investments	—	—	—		—
Impairment of available-for-sale securities	(5,511)	—	—		(5,511)
Foreign exchange gain on term credit facility	—	61,484	(49,830)	4(e)(vi)	11,654

Total other income (expense)	(14,927)	38,612	(57,424)		(33,739)

Income (loss) before income taxes and minority interest	(17,446)	17,954	(46,684)		(46,176)
Income tax (provision) benefit	(226)	—	—		(226)

Income (loss) before minority interest	(17,672)	17,954	(46,684)		(46,402)
Minority interest	8,499	—	—		8,499

Net income (loss)	€(9,173)	€17,954	(46,684)		(37,903)

Loss per share
Basic	€(0.54)				€(1.24)

Diluted	€(0.54)				€(1.24)

Number of shares outstanding for computing basic and diluted loss per share	16,887,262				30,513,984

See accompanying Notes to the Unaudited Pro Forma Consolidated Financial Statements

MERCER INTERNATIONAL INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004
(Expressed in thousands, unless otherwise stated)

Note 1.    Basis of Presentation

        On November 22, 2004, we entered into an agreement with KPMG Inc., as receiver of Celgar, to acquire substantially all of the assets of Celgar (Note 3). The completion of the Acquisition is subject to, among other things, us raising from the sale of our equity and/or debt securities funds to finance the payment of the purchase price and refinance the net bank indebtedness of our Rosenthal pulp mill, on terms and conditions satisfactory to us, and us having accepted a commitment from a Canadian chartered bank or its affiliates for an operating credit facility of not less than US$30 million. We have made certain assumptions in respect of the anticipated equity and debt to be issued to finance the Acquisition (Note 4). The Acquisition has been accounted for by the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations.

        Our unaudited pro forma consolidated financial statements as at September 30, 2004 and for the nine months ended September 30, 2004 and 2003 and the year ended December 31, 2003 have been prepared by management after giving effect to the Acquisition, the anticipated equity and debt to be issued to finance the Acquisition and refinance the net bank indebtedness of our Rosenthal mill, the related transactions and the payment of estimated fees and expenses. These pro forma consolidated financial statements have been compiled from and include:

  (a)
  A pro forma consolidated balance sheet combining the unaudited consolidated balance sheet of Mercer as at September 30, 2004 with the unaudited balance sheet of Celgar as at September 30, 2004;

  (b)
  A pro forma consolidated statement of operations combining the unaudited consolidated statement of operations of Mercer for the nine months ended September 30, 2004 and 2003 with the unaudited statement of operations of Celgar for the nine months ended September 30, 2004 and 2003; and

  (c)
  A pro forma consolidated statement of operations combining the audited consolidated statement of operations of Mercer for the year ended December 31, 2003 with the audited statement of operations of Celgar for the year ended December 31, 2003.

        The September 30, 2004 pro forma balance sheet has been prepared as if the transaction described in Note 3 had occurred on September 30, 2004. The pro forma statements of operations for the year ended December 31, 2003 and for the nine months ended September 30, 2004 and 2003 have been prepared as if the transactions described in Note 3 had occurred on January 1, 2003.

        The pro forma statements have been presented in Euros which is the reporting currency for Mercer. The exchange rates used for conversion to Euros throughout these statements are included in the table below:

	US$	C$
As at September 30, 2004	1.2417	1.5694
Average for the Nine months ending September 30, 2004	1.2255	1.6275
Average for the Twelve months ending December 31, 2003	1.1321	1.5865
Average for the Nine months ending September 30, 2003	1.1124	1.5902

        It is management's opinion that these pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the transactions described in Note 3 in accordance with GAAP applied on a basis consistent with Mercer's accounting policies. The pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Mercer which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the pro forma financial information is not necessarily indicative of Mercer's financial position or results of operations that may be obtained in the future.

        The unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of Celgar and Mercer included in this prospectus supplement and our quarterly report on Form 10-Q for the period ended September 30, 2004 filed with the SEC.

Note 2.    Summary of Significant Accounting Policies

        The unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of Mercer for the year ended December 31, 2003 included in our annual report on Form 10-K for the year ended December 31, 2003 filed with the SEC. The significant accounting policies of Celgar, after adjustment into GAAP, conform in all material respects to those of Mercer. The differences between Canadian GAAP and GAAP which would have a material effect on these pro forma consolidated financial statements are reflected in Note 5.

Note 3.    Business Acquisition

Celgar

        Pursuant to the Acquisition Agreement dated November 22, 2004 between the Company, its wholly-owned subsidiary, 0706906 B.C. Ltd. and KPMG Inc. (in its capacity as receiver of Celgar), the Company has agreed to acquire substantially all of the assets of Celgar for a purchase price of €169,123 (US$210,000), of which €136,909 (US$170,000) is payable in cash and €32,214 (US$40,000) is payable in shares of beneficial interest of Mercer, plus an amount for the defined working capital at the Celgar mill on the closing date of the Acquisition. We will not assume any of Celgar's debt, equity and other liabilities, except for certain accrued employee liabilities, pension plan and post retirement benefit obligations and asset retirement obligations. The purchase price is subject to certain adjustments and excludes fees and expenses. The aggregate purchase price of the Acquisition is estimated to be €186,379 (US$231,427).

        The preliminary estimated allocation of the purchase price is summarized below and is subject to change. The actual allocation of the purchase price will be based upon the fair values of the net assets of Celgar at the date of acquisition.

Purchase price:
Cash	€150,138
Equity — shares of beneficial interest	32,214
Estimated acquisition costs	4,027

€186,379

Net assets acquired:
Receivables	€32
Inventory	21,070
Prepaids	266
Property, plant and equipment	178,662
Other assets	569
Accrued liabilities	(2,652)
Asset retirement obligation	(615)
Pension plan and post-retirement benefits obligation	(10,953)

€186,379

        Celgar's unaudited balance sheet as at September 30, 2004, unaudited statement of operations for the nine months ended September 30, 2004 and 2003 and audited statement of operations for the year ended December 31, 2003 have been restated into GAAP and Euros as presented in Note 5.

        The cash portion of the purchase price and the defined working capital amount will be financed from the partial net proceeds of the equity and debt offerings as described in Note 4(a).

Note 4.    Pro Forma Adjustments

        The respective pro forma adjustments are explained below beside the corresponding footnote:

  (a)
  General Assumptions:

  (i)
  The Company will acquire the assets as described in Note 3 from KPMG Inc., as receiver of Celgar.

  (ii)
  The Company expects to issue 4,210,526 shares of beneficial interest at an assumed price of US$9.50 per share which represents €32,214 (US$40,000) of the purchase price as described in Note 3 as partial consideration for the Acquisition.

  (iii)
  Assuming an issue price of US$8.50, the Company intends to issue 9,416,196 shares of beneficial interest to raise gross proceeds of €64,458 (US$80,038) to finance the Acquisition and to refinance the net bank indebtedness of our Rosenthal mill.

    (iv)
    The Company intends to issue debt securities to raise gross proceeds of €249,658 (US$310,000) to finance the Acquisition and to refinance the net bank indebtedness of our Rosenthal mill.

  (b)
  Assumptions for unaudited pro forma consolidated balance sheet as of September 30, 2004:

  (i)
  We will acquire substantially all the assets of Celgar through the Acquisition Agreement as described in Note 3.

  (ii)
  Estimated debt financing costs of €6,241 will be deferred and amortized over eight years, which is the expected term of the related debt.

  (iii)
  Estimated equity financing costs of €3,384 will be netted against the gross proceeds of equity issued.

  (iv)
  Acquisition costs estimated at €4,027 have been added to the cost of the Acquisition.

  (v)
  The Rosenthal debt of €178,691 and the associated unrealized net derivative liabilities of €1,432 will be settled and refinanced through proceeds from the debt and equity offerings and €28,464 of long-term restricted cash. This long-term restricted cash becomes unrestricted upon the settlement of the Rosenthal debt.

  (c)
  Assumptions for pro forma consolidated statements of operations for the nine months ended September 30, 2004:

  (i)
  Amortization expense has been decreased by €5,097 to reflect reduction in asset value and harmonization of depreciation policies.

  (ii)
  Reduce general and administrative expenses by €598 which are non-recurring professional costs related to the oversight of the Celgar mill by the receiver and trustee. These costs will not be incurred in the future as these services will be provided by the Company's senior officers.

  (iii)
  Reduced interest expense of €10,432 has been recorded to reflect the reversal of interest on the Celgar debt and the refinancings of the Rosenthal debt, offset by the €249,658 (US$310,000) debt securities financing.

  (iv)
  Amortization of deferred financing costs of €585 has been charged to interest expense.

  (v)
  A decrease in unrealized loss on interest rate derivatives of €101 and an increase in unrealized and realized gain on foreign exchange rate derivatives of €174 to reflect derivatives settled on the refinancing of the Rosenthal debt. These derivatives and the Rosenthal debt will be settled and refinanced with partial proceeds from the issuance of our debt securities.

  (vi)
  A decrease in foreign exchange gain of €7,657 on the Celgar term facility to reflect the new financing inherent in the Acquisition. The Company will not be assuming such Celgar term facility pursuant to the Acquisition (Note 3).

    (vii)
    Reduced investment income of €1,123 to reflect the reduction of interest earned on restricted cash utilized in the refinancing of the Rosenthal debt.

    (viii)
    No tax expense has been recorded for items (i) thru (vii) above as the Company has sufficient tax loss carry-forwards available that could be utilized against taxes payable. The Company maintains a valuation reserve against the majority of these loss carry-forwards due to uncertainties regarding future taxable income.

  (d)
  Assumptions for pro forma consolidated statement of operations for the year ended December 31, 2003:

  (i)
  Amortization expense has been decreased by €12,813 to reflect reduction in asset value and harmonization of depreciation policies.

  (ii)
  Reduce general and administrative expenses by €1,485 which are non-recurring professional costs related to the oversight of the Celgar operations by the receiver and trustee in bankruptcy. These costs will not be incurred in the future as these services will be provided by the Company's senior officers.

  (iii)
  Reduced interest expense of €16,489 has been recorded to reflect the reversal of interest on the Celgar debt and the refinancing of the Rosenthal debt, offset by the €249,658 (US$310,000) debt securities financing.

  (iv)
  Amortization of deferred financing costs of €780 has been charged to interest expense.

  (v)
  A decrease in net gain (losses), other of €455 to reflect derivatives settled on the refinancing of the Rosenthal debt. These derivatives and the Rosenthal debt will be settled and refinanced with partial proceeds from the issuance of our debt securities.

  (vi)
  A decrease in foreign exchange gain of €62,304 on the Celgar term facility to reflect the new financing inherent in the Acquisition. The Company will not be assuming such Celgar term facility pursuant to the Acquisition (Note 3).

  (vii)
  Reduced investment income by €660 to reflect the reduction of interest earned on restricted cash utilized in the refinancing of the Rosenthal debt.

  (viii)
  No tax expense has been recorded for items (i) thru (vii) above as the Company has sufficient tax loss carry-forwards available that could be utilized against taxes payable. The Company maintains a valuation reserve against the majority of these loss carry-forwards due to uncertainties regarding future taxable income.

  (e)
  Assumptions for pro forma consolidated statements of operations for the nine months ended September 30, 2003:

  (i)
  Amortization expense has been decreased by €9,505 to reflect reduction in asset value and harmonization of depreciation policies.

    (ii)
    Reduce general and administrative expenses by €1,235 which are non-recurring professional costs related to the oversight of the Celgar mill by the receiver and trustee. These costs will not be incurred in the future as these services will be provided by the Company's senior officers.

    (iii)
    Reduced interest expense of €11,839 has been recorded to reflect the reversal of interest on the Celgar debt and the refinancing of the Rosenthal debt, offset by the €249,658 (US$310,000) debt securities financing.

    (iv)
    Amortization of deferred financing costs of €585 has been charged to interest expense.

    (v)
    A decrease in unrealized loss on interest rate derivatives of €307 and in unrealized and realized gain on foreign exchange rate derivatives of €18,642 to reflect derivatives settled on the refinancing of the Rosenthal debt. These derivatives and the Rosenthal debt will be settled and refinanced with partial proceeds from the issuance of our debt securities.

    (vi)
    A decrease in foreign exchange gain of €49,830 on the Celgar term facility to reflect the new financing inherent in the Acquisition. The Company will not be assuming such Celgar term facility pursuant to the Acquisition (Note 3).

    (vii)
    Reduced investment income of €513 to reflect the reduction of interest earned on restricted cash utilized in the refinancing of the Rosenthal debt.

    (viii)
    No tax expense has been recorded for items (i) thru (vii) above as the Company has sufficient tax loss carry-forwards available that could be utilized against taxes payable. The Company maintains a valuation reserve against the majority of these loss carry-forwards due to uncertainties regarding future taxable income.

Note 5.    GAAP Differences

        Celgar prepares its financial statements in accordance with Canadian GAAP and in Canadian dollars. The table below summarizes the conversion from Canadian GAAP and Canadian dollars to GAAP and the Euro. The GAAP adjustments are more fully disclosed in Note 10 of the unaudited financial statements of Celgar for the nine month period ended September 30, 2004 and 2003 and Note 12 of the audited financial statements of Celgar for the year ended December 31, 2003 in this prospectus supplement. The conversion from Canadian dollars to Euros has been reflected at the rates described in Note 1.

BALANCE SHEET OF STONE VENEPAL (CELGAR) PULP INC., IN BANKRUPTCY
September 30, 2004
(Unaudited)
(Expressed in thousands, unless otherwise stated)

	Canadian GAAP		GAAP Adjustments		GAAP		GAAP
Assets
Current
Accounts receivable	C$	27,551	C$	1,244	C$	28,795	€18,348
Inventories		76,136		—		76,136	48,513
Prepaid expenses and other		1,384		—		1,384	882

Total current assets		105,071		1,244		106,315	67,743
Property, plant and equipment		252,613		—		252,613	160,963
Other assets		—		893		893	569

Total assets	C$	357,684	C$	2,137	C$	359,821	€229,275

Liabilities
Current
Bank indebtedness	C$	20,662	C$	—	C$	20,662	€13,166
Accounts payable and accrued liabilities		24,145		—		24,145	15,384
Current portion of obligation under capital leases		261		—		261	166

Total current liabilities		45,068		—		45,068	28,716
Asset retirement obligation		965		—		965	615
Pre-bankruptcy and other debt		1,123,660		5,523		1,129,183	719,507
Obligation under capital leases		174		—		174	111

Total liabilities		1,169,867		5,523		1,175,390	748,949

Shareholders' deficiency
Share capital		17,800		—		17,800	11,342
Deficit		(829,983)		1,244		(828,739)	(528,066)
Accumulated other comprehensive income		—		(4,630)		(4,630)	(2,950)

Total shareholders' deficiency		(812,183)		(3,386)		(815,569)	(519,674)

Total liabilities and shareholders' equity	C$	357,684	C$	2,137	C$	359,821	€229,275

STATEMENT OF OPERATIONS OF STONE VENEPAL (CELGAR) PULP INC., IN BANKRUPTCY
Nine months ended September 30, 2004
(Unaudited)
(Expressed in thousands, unless otherwise stated)

	Canadian GAAP		GAAP Adjustments		GAAP		GAAP
Net sales	C$	214,886	C$	—	C$	214,886	€132,036

Operating expenses
Cost of products sold		167,637		—		167,637	103,004
Depreciation and amortization		22,833		—		22,833	14,030
General and administrative		22,784		—		22,784	14,000
Impairment loss on property, plant and equipment		129,204		—		129,204	79,389

		342,458		—		342,458	210,423

Operating income		(127,572)		—		(127,572)	(78,387)

Other income (expense)
Short-term interest expense		(474)		—		(474)	(291)
Interest expense on term credit facility		(34,019)		—		(34,019)	(20,903)
Unrealized gain (loss) on natural gas forward supply contracts		—		2,104		2,104	1,293
Foreign exchange gain on term credit facility		15,377		—		15,377	9,448

		(19,116)		2,104		(17,012)	(10,453)

Net earnings (loss) for the year	C$	(146,688)	C$	2,104	C$	(144,584)	€(88,840)

STATEMENT OF OPERATIONS OF STONE VENEPAL (CELGAR) PULP INC., IN BANKRUPTCY
Year ended December 31, 2003
(Unaudited)
(Expressed in thousands, unless otherwise stated)

	Canadian GAAP		GAAP Adjustments		GAAP		GAAP
Net sales	C$	271,566	C$	—	C$	271,566	€171,169

Operating expenses
Cost of products sold		230,555		—		230,555	145,320
Depreciation and amortization		39,225		—		39,225	24,724
General and administrative		38,069		—		38,069	23,995

		307,849		—		307,849	194,039

Operating loss		(36,283)		—		(36,283)	(22,870)

Other income (expense)
Short-term interest expense		(512)		—		(512)	(323)
Interest expense on term credit facility		(47,579)		—		(47,579)	(29,989)
Unrealized gain (loss) on natural gas forward supply contracts		—		(1,055)		(1,055)	(665)
Foreign exchange gain on term credit facility		121,965		—		121,965	76,875

		73,874		(1,055)		72,819	45,898

Net earnings (loss) for the year	C$	37,591	C$	(1,055)	C$	36,536	€23,028

STATEMENT OF OPERATIONS OF STONE VENEPAL (CELGAR) PULP INC., IN BANKRUPTCY
Nine months ended September 30, 2003
(Unaudited)
(Expressed in thousands, unless otherwise stated)

	Canadian GAAP		GAAP Adjustments		GAAP		GAAP
Net sales	C$	207,593	C$	—	C$	207,593	€130,545

Operating expenses
Cost of products sold		182,903		—		182,903	115,019
Depreciation and amortization		29,320		—		29,320	18,438
General and administrative		28,220		—		28,220	17,746

		240,443		—		240,443	151,203

Loss from operations		(32,850)		—		(32,850)	(20,658)

Other income (expense)
Short-term interest expense		(83)		—		(83)	(52)
Interest expense on term credit facility		(35,673)		—		(35,673)	(22,433)
Unrealized gain (loss) on natural gas forward supply contracts		—		(615)		(615)	(387)
Foreign exchange gain on term credit facility		97,772		—		97,772	61,484

		62,016		(615)		61,401	38,612

Net earnings (loss) for the year	C$	29,166	C$	(615)	C$	28,551	€17,954

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF MERCER

        The following tables set forth selected historical consolidated financial and operating data of Mercer as at and for the periods indicated. Effective January 1, 2002, we changed our reporting currency from the U.S. dollar to the Euro. Accordingly, the following selected financial data for periods prior to the year ended December 31, 2002 has been restated in Euros and reclassified to conform with the current year's presentation. You should read the selected financial data set forth below in conjunction with Mercer's consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Mercer" included elsewhere in this prospectus supplement. The selected financial data as at and for the four years ended December 31, 2003 has been derived from Mercer's audited consolidated financial statements. The selected financial data as at September 30, 2004 and for the nine months ended September 30, 2003 and 2004 has been derived from Mercer's unaudited consolidated financial statements and includes, in the opinion of Mercer's management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly this unaudited financial data. The results of operations for any interim period are not necessarily indicative of the results of operations for an entire fiscal year.

        Selected financial data as at and for the period ended December 31, 1999 is included in Mercer's Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus supplement. Management believes that the selected financial data relating to 1999 does not provide a meaningful comparison of financial and operating data to the periods shown below. In 1999, the Rosenthal mill was shut down from July to December while we completed a major capital project which converted the Rosenthal mill to the production of NBSK pulp from sulphite pulp and increased its annual production capacity from approximately 160,000 ADMTs to approximately 280,000 ADMTs and subsequently to approximately 310,000 ADMTs. Between 1998 and 2000, we owned and operated an additional four paper mills that produced packaging, carton and printing papers which have been divested pursuant to our strategy to focus on our core operations.

	Year Ended December 31,				Nine Months Ended September 30,
	2000	2001(1)	2002(1)	2003	2003	2004
					(unaudited)
	(in thousands, except for per share data)
Statement of Operations Data:
Revenues	€258,883	€216,447	€239,132	€194,556	€144,136	€153,868
Cost of sales	193,704	184,679	213,463	179,690	134,226	133,642
General administration and other	15,514	18,436	26,814	19,407	12,429	27,851

Income (loss) from operations	49,665	13,332	(1,145)	(4,541)	(2,519)	(7,625)
Interest expense	(15,198)	(16,170)	(13,753)	(11,523)	(6,887)	(9,554)
Other income (expense)	(2,337)	98	(2,653)	9,996	(8,040)	602

Income (loss) before income taxes and minority interest	32,130	(2,740)	(17,551)	(6,068)	(17,446)	(16,577)
Benefit from (provision for) income taxes	(117)	(83)	264	(3,172)	(226)	37
Minority interest	—	—	10,965	5,647	8,499	3,936

Net income (loss)	€32,013	€(2,823)	€(6,322)	€(3,593)	€(9,173)	€(12,604)

Earnings (loss) per share:
Basic	€1.91	€(0.17)	€(0.38)	€(0.21)	€(0.54)	€(0.73)
Diluted	€1.87	€(0.17)	€(0.38)	€(0.21)	€(0.54)	€(0.73)
Shares used in computing earnings (loss) per share:
Basic	16,779	16,875	16,775	16,941	16,887	17,257
Diluted	17,144	16,875	16,775	16,941	16,887	17,257

	As at December 31,
						As at September 30, 2004
	2000	2001(1)	2002(1)	2003
						(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	€19,689	€11,741	€30,261	€51,993		€42,643
Restricted cash	26,775	33,388	48,254	59,367	(2)	76,884	(2)
Working capital (deficit)	28,388	15,544	6,328	(48,947)	(3)	(122,474)	(3)
Total assets	429,724	429,593	599,750	935,905	(4)	1,192,727
Debt, current portion, and note payable	29,822	25,752	17,138	17,178		16,868
Note payable, construction in progress(5)	—	—	15,000	—		—
Debt, Stendal, current portion	—	—	—	80,000		50,000
Debt, less current portion(6)	221,772	216,871	205,393	255,901		234,317
Debt, Stendal, less current portion(5)	—	—	146,485	324,238		476,301
Shareholders' equity	133,497	131,613	124,969	132,855		121,595
	Year Ended December 31,				Nine Months Ended September 30,
	2000	2001(1)	2002(1)	2003	2003	2004
					(unaudited)
	(in thousands, except for ADMT data)
Other Data:
Net cash from (used in) operating activities	€43,395	€30,364	€40,446	€31,440	€6,969	€(1,185)
Capital expenditures(7)	€27,028	€10,097	€13,800	€14,647	€9,485	€6,611
Operating EBITDA(8)	€73,711	€36,298	€24,469	€19,564	€15,616	€15,592
Rosenthal Mill — Operating Data(9):
Sales volume (ADMTs)(10)	239,552	285,654	293,607	303,655	221,926	229,462
Productivity (ADMTs produced per day)	736	858	887	898	893	914
Average price realized (per ADMT)(10)	€667	€512	€443	€417	€416	€452
Cash production costs (per ADMT produced)(11)	€353	€342	€312	€307	€310	€300
Income (loss) from operations	€49,594	€18,610	€3,421	€1,931	€(22)	€13,004
Depreciation and amortization(12)	€20,481	€21,422	€21,567	€21,881	€16,311	€14,166
Capital expenditures	€23,766	€7,416	€8,426	€6,869	€3,459	€2,924

(1)
In December 2001, we acquired Landqart, which operates a specialty paper mill, for approximately $2.7 million. Results from the Landqart mill are not included in our results for 2001, but are included for 2002. The Landqart mill sold approximately 18,222 ADMTs for €39.7 million in the year ended December 31, 2002. At the end of 2002, we transferred 20% of our interest in Landqart to a Swiss bank and exchanged our remaining 80% interest for an indirect 39% minority interest through a limited partnership on a non-cash basis. As of December 31, 2002, our interest in the Landqart mill was no longer consolidated and is included in our financial results on an equity basis.

(2)
As at December 31, 2003, this amount is comprised of €15.2 million for payment of construction in progress costs payable and €19.1 million in a debt service account, relating to construction in progress at the site of the Stendal mill, as well as €25.1 million in a debt service account relating to the Rosenthal mill. As at September 30, 2004, this amount is comprised of €29.3 million for payment of construction costs payable and €19.1 million in a debt service account, both relating to the Stendal project, as well as €28.5 million in a debt service account related to the Rosenthal mill.

(3)
We had a working capital deficit of €48.9 million and €122.5 million at December 31, 2003 and September 30, 2004, respectively, primarily because we had Stendal construction costs payable of €42.8 million and €161.0 million at December 31, 2003 and September 30, 2004, respectively, for which we had not yet drawn down under the Stendal project finance facility and, under our accounting policies, we do not record certain government grants until they are received. The Stendal construction costs will be paid pursuant to the Stendal project finance facility in the ordinary course. At September 30, 2004, we qualified for additional investment grants related to the Stendal mill totaling approximately €65.2 million from the federal and state governments of Germany, which we expect to receive in 2005. Approximately €61.2 million of these grants, when received, will be applied to repay the amounts drawn under the dedicated tranche of the Stendal project finance facility. The grants are not reported in our income and reduce the cost basis of the assets purchased when they are received. We expect to qualify for additional investment grants totaling €23.3 million when such Stendal construction costs have been substantially paid.

(4)
Includes approximately €503.2 million as at December 31, 2003 related to properties construction in progress at the site of the Stendal mill.

(5)
Construction of the Stendal mill commenced in August 2002 and was completed substantially on its planned schedule and budget in the third quarter of 2004. As a result, as at September 30, 2004, liabilities relating to the construction of the Stendal mill were no longer classified as construction in progress.

(6)
As at September 30, 2004, this includes €66.4 million aggregate principal amount of 8.5% convertible senior subordinated notes due October 2010, convertible at any time by the holder into our shares of beneficial interest at $7.75 per share.

(7)
Excluding capital expenditures of approximately €186.9 million, €399.4 million, €284.1 million and €235.1 million during the years ended December 31, 2002 and 2003 and the nine months ended September 30, 2003 and 2004, respectively, relating to the Stendal project.

(8)
Net Income (Loss) to Operating EBITDA Reconciliation:

	Year Ended December 31,				Nine Months Ended September 30,
	2000	2001	2002	2003	2003	2004
					(unaudited)
	(in thousands)
Net income (loss)	€32,013	€(2,823)	€(6,322)	€(3,593)	€(9,173)	€(12,604)
Minority interest	—	—	(10,965)	(5,647)	(8,499)	(3,936)
Income taxes	117	83	(264)	3,172	226	(37)
Interest expense	15,198	16,170	13,753	11,523	6,887	9,554
Investment income	2,337	(2,872)	(436)	(1,653)	(1,055)	(1,679)
Derivative financial instruments	—	2,504	6,679	(16,168)	3,604	1,077
Impairment of investments	—	—	—	7,825	5,511	—
Other	—	270	(3,590)	—	(20)	—

Income (loss) from operations	49,665	13,332	(1,145)	(4,541)	(2,519)	(7,625)
Add: Depreciation and amortization	24,046	22,966	25,614	24,105	18,135	17,217
Impairment charge†	—	—	—	—	—	6,000

Operating EBITDA	€73,711	€36,298	€24,469	€19,564	€15,616	€15,592

  †
  In connection with Mercer's results for the third quarter of 2004, our management determined to record and our audit committee approved a non-cash impairment charge of €6.0 million to write-off the carrying value of our Fährbrücke paper mill assets. We determined to take the impairment charge as the Fährbrücke mill has generated weaker than expected returns over a period of time despite changes to its product mix. We do not expect the impairment charge in and of itself to result in future cash expenditures as we intend to continue to operate the Fährbrücke mill.

  We define Operating EBITDA for this purpose as income from operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense is not an actual cash cost and varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe it is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance. Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Management also believes Operating EBITDA facilitates operating performance comparisons from period to period by backing out the significant impact caused by our derivative instruments which are marked to market for each reporting period or settled. Operating EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to net income (loss) or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, Operating EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. See the Statements of Cash Flows included in our consolidated financial statements included elsewhere in this prospectus supplement. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA as calculated by other companies.

(9)
Construction of the Stendal mill was completed in the third quarter of 2004. Although the Stendal mill had approximately 13 days of operations in September 2004, it is currently in the start-up phase. As a result, management believes that the operating data relating to the Stendal mill during the third quarter of 2004 would not provide an accurate representation of the mill's actual operating performance in the future. Accordingly, we have provided only the operating data relating to the Rosenthal mill.

(10)
For external sales only.

(11)
Cost of production per ADMT produced excluding depreciation. Total cash production costs for the nine months ended September 30, 2003 and 2004 may not be comparable on an annualized basis due to the timing of maintenance expenditures.

(12)
The Stendal pulp mill was substantially complete and ready for its intended use on September 18, 2004. Effective September 18, 2004, we began expensing all of the costs, including interest, related to the Stendal mill and began depreciating it. A depreciation period of 25 years was established based on the expected useful life of the production assets. Depreciation was computed using the straight-line method in accordance with our accounting policies. In conjunction with establishing the depreciation period for the Stendal mill, we also reviewed the useful life of the Rosenthal mill, which resulted in a change in the estimate of its useful life from an initial 15 to 25 years. The change in estimate was reflected effective July 1, 2004. As the Rosenthal mill had been depreciated for approximately 5 years as of July 1, 2004, the change in estimate reflects a remaining depreciable life of approximately 20 years. The total effect of the change in estimate resulted in a decrease of approximately €2.2 million in depreciation, cost of sales and net loss, and a decrease in basic and diluted net loss per share of €0.13 for the nine months ended September 30, 2004.

SELECTED HISTORICAL FINANCIAL INFORMATION OF CELGAR

        The following tables set forth selected historical financial and operating data of Celgar as at and for the periods indicated. The following selected financial and operating data is qualified in its entirety by, and should be read in conjunction with, the financial statements and related notes of Celgar included elsewhere in this prospectus supplement.

        The selected historical financial and operating data of Celgar as at and for the three years ended December 31, 2003 presented below has been derived from Celgar's audited financial statements. The selected historical financial and operating data of Celgar as at and for the nine months ended September 30, 2004 and 2003 and the year ended December 31, 2000 presented below has been derived from Celgar's unaudited financial statements. It should be noted that the results of operations for any interim period are not necessarily indicative of the results of operations for the entire fiscal year.

        Please note that the selected historical financial and operating data of Celgar presented below and the financial statements for Celgar included in this prospectus supplement reflect the entire assets, liabilities and operations of Celgar for the periods and as at the dates indicated. However, we are only acquiring substantially all of the operating assets of Celgar which, pursuant to the terms of the Acquisition Agreement, do not include the finished goods inventory and receivables of Celgar. Further, we are not assuming certain liabilities of Celgar including indebtedness for borrowed money for pre- and post-bankruptcy periods which aggregated approximately C$1.1 billion at December 31, 2003 and September 30, 2004, respectively. Accordingly, we are only providing selected balance sheet data for Celgar. See "The Acquisition" for more information.

        Celgar prepares its financial statements in accordance with Canadian GAAP, which differs in certain respects from GAAP. For a discussion of the differences between Canadian GAAP and GAAP as they pertain to Celgar, see Note 10 of the unaudited financial statements of Celgar for the nine month period ended September 30, 2004 and 2003 and Note 12 of the audited financial statements of Celgar for the year ended December 31, 2003 included elsewhere in this prospectus supplement.

	Year Ended December 31,								Nine Months Ended September 30,
	2000(1)		2001(2)		2002		2003		2003		2004
	(unaudited)								(unaudited)
	(in thousands, except for ADMT data)
Statement of Operations Data:
Sales	C$	363,570	C$	246,139	C$	249,366	C$	271,566	C$	207,593	C$	214,886
Operating expenses:
Costs of sales	C$	231,494	C$	239,938	C$	213,602	C$	230,555	C$	182,903	C$	167,637
Depreciation and amortization	C$	38,807	C$	38,966	C$	38,932	C$	39,225	C$	29,320	C$	22,833
General and administrative	C$	29,045	C$	25,877	C$	30,642	C$	38,069	C$	28,220	C$	22,784
Impairment loss on property, plant and equipment		—		—		—		—		—	C$	129,204	(3)
Income (loss) from operations(4)	C$	64,224	C$	(58,642)	C$	(33,810)	C$	(36,283)	C$	(32,850)	C$	(127,572)	(3)
Balance Sheet Data:
Working capital	C$	82,268	C$	55,424	C$	56,058	C$	52,456	C$	48,081	C$	60,003
Property, plant and equipment	C$	503,029	C$	470,326	C$	436,542	C$	402,633	C$	411,206	C$	252,613	(3)
Other Data:
Net cash from operating activities	C$	84,648	C$	(7,401)	C$	8,085	C$	13,232	C$	10,199	C$	706
Capital expenditures	C$	3,579	C$	6,262	C$	3,912	C$	5,201	C$	3,985	C$	2,017
Operating EBITDA(4)(5)	C$	103,031	C$	(19,676)	C$	5,122	C$	2,942	C$	(3,530)	C$	24,465
Operating Data:
Sales volume (ADMTs)		379,377		365,133		400,101		427,860		329,253		292,233
Productivity (ADMTs produced per day)		1,172		1,198		1,155		1,202		1,181		1,209
Average price realized (per ADMT)	C$	958	C$	674	C$	623	C$	635	C$	630	C$	735
Cash production costs (per ADMT produced)(6)	C$	565	C$	571	C$	491	C$	499	C$	513	C$	533

(1)
In connection with Celgar's results for 2000, audited financial statements were prepared for the twelve month period ended March 31, 2000 and for the nine month period ended December 31, 2000. Audited financial statements for the twelve month period ended December 31, 2000 were not prepared and, as a result, the selected financial information presented for 2000 is based on unaudited financial statements prepared for such period.

(2)
The Celgar mill was shutdown for approximately 50 days in 2001 for market related reasons.

(3)
As at and for the nine month period ended September 30, 2004, Celgar recorded an impairment charge of C$129.2 million to write-down the carrying value of its property, plant and equipment to the fair value of the assets as a result of the Acquisition.

(4)
"Income (loss) from operations" and "Operating EBITDA" include costs (benefits) relating to a burner misalignment in the lime kiln at the Celgar mill, for which the vendor of the Celgar mill has an insurance claim, foreign exchange losses (gains) on current receivables and payables and fees paid to KPMG Inc., as receiver and trustee in bankruptcy of Celgar as follows:

	Year Ended December 31,								Nine Months Ended September 30,
	2000		2001		2002		2003		2003		2004
	(unaudited)								(unaudited)
	(in thousands)
Lime kiln costs		—		—		—	C$	3,136	C$	2,036	C$	96
Foreign exchange losses (gains)	C$	(1,333)	C$	(1,769)	C$	792	C$	5,965	C$	4,952	C$	921
Receiver and trustee costs	C$	1,965	C$	2,025	C$	1,812	C$	1,899	C$	1,747	C$	772

  See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Celgar".

(5)
Income (Loss) from Operations to Operating EBITDA Reconciliation:

	Year Ended December 31,								Nine Months Ended September 30,
	2000		2001		2002		2003		2003		2004
	(unaudited)								(unaudited)
	(in thousands)
Income (loss) from operations	C$	64,224	C$	(58,642)	C$	(33,810)	C$	(36,283)	C$	(32,850)	C$	(127,572)
Add: Depreciation and amortization	C$	38,807	C$	38,966	C$	38,932	C$	39,225	C$	29,320	C$	22,833
Impairment loss on property, plant and equipment		—		—		—		—		—	C$	129,204

Operating EBITDA	C$	103,031	C$	(19,676)	C$	5,122	C$	2,942	C$	(3,530)	C$	24,465

  Mercer is presenting Operating EBITDA for Celgar for comparative purposes only. Operating EBITDA for Celgar has not been reconciled to net income (loss) as Mercer is acquiring substantially all of the assets of Celgar and will not be assuming certain liabilities of Celgar, including indebtedness for borrowed money for pre- and post-bankruptcy periods. Operating EBITDA is defined as income (loss) from operations plus depreciation and amortization and non-recurring capital asset impairment charges.

(6)
Cost of production per ADMT produced excluding depreciation. Total cash production costs for the nine months ended September 30, 2003 and 2004 may not be comparable on an annualized basis due to the timing of maintenance expenditures.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF MERCER

        For the purposes of this Management's Discussion and Analysis of Financial Condition and Results of Operations of Mercer, all references to "we", "our", "us", the "Company" or "Mercer" mean Mercer International Inc. and its subsidiaries without giving effect to the Acquisition.

        The following discussion and analysis of our financial condition and results of operations as at and for the nine months ended September 30, 2003 and 2004 and the three years ended December 31, 2003 should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus supplement. Effective January 1, 2002, we changed our reporting currency from the U.S. dollar to the Euro. Accordingly, our financial statements as at and for the nine months ended September 30, 2003 and 2004 and the years ended December 31, 2002 and 2003 included in this prospectus supplement are stated in Euros and our financial statements for periods prior to the year ended December 31, 2002 included in this prospectus supplement have been restated in Euros and reclassified to conform to the current presentation. The following management discussion and analysis of our financial condition and results of operations is based upon the restated financial statements for all periods.

Results of Operations

        We operate in the pulp and paper business and our operations are located primarily in Germany. Our manufacturing facilities are comprised of: (a) an NBSK pulp mill operated by our wholly-owned subsidiary, Rosenthal, near Blankenstein, Germany, which has an annual production capacity of approximately 310,000 ADMTs; (b) a newly constructed, state-of-the-art NBSK pulp mill, with a design production capacity of approximately 552,000 ADMTs per year, near Stendal, Germany built and being started up by our 63.6% owned subsidiary, Stendal; and (c) two paper mills located at Heidenau and Fährbrücke, Germany, which produce specialty papers and printing and writing papers and, based upon their current product mix, have an aggregate annual production capacity of approximately 70,000ADMTs.

        The Stendal mill was completed substantially on its planned schedule and budget in the third quarter of 2004. Total investment costs in respect of the Stendal mill are approximately €1.0 billion, the majority of which was financed under a senior project finance facility, referred to as the "Stendal Loan Facility", in the amount of €828 million and arranged with Bayerische Hypo-und Vereinsbank AG, referred to as "HVB". The Stendal mill is currently in the start-up phase and underwent extensive testing and evaluation in December 2004. Samples of the pulp produced during such testing have been sent to laboratories for qualitative testing and the results are expected to be received by mid-January 2005. The mill substantially passed all of the quantitative tests, although the test was extended due to an operator error relating to the recovery boiler. See "Business — Stendal Pulp Mill Project and Financing". Effective September 18, 2004, we commenced expensing all of the costs, including interest, related to the Stendal mill. Prior to that date, most of the costs, including interest, relating to the Stendal mill were capitalized. Our results for the nine months ended September 30, 2004 include operating and interest costs of €9.8 million related to the Stendal mill. During such period, we did not report any pulp sales revenues from Stendal. Some lower quality pulp produced at the Stendal mill prior to September 18, 2004 was sold, but the revenues therefrom were capitalized against testing costs in property, plant and equipment.

        Our financial performance depends on a number of variables that impact sales and production costs. Sales and production results are influenced largely by the market price for products and raw materials, the mix of products produced and foreign currency exchange rates. Kraft pulp and paper markets are highly cyclical, with prices determined by supply and demand. Demand for kraft pulp and paper is influenced to a significant degree by global levels of economic activity and supply is driven by industry capacity and utilization rates. Our product mix is important because premium grades of kraft pulp and specialty papers generally achieve higher prices and profit margins.

        Our production costs are influenced by the availability and cost of raw materials, energy and labor, and our plant efficiencies and productivity. Our main raw material is fiber in the form of wood chips and pulp logs for pulp production, and waste paper and pulp for paper production. Wood chip and pulp log costs are primarily affected by the supply of, and demand for, lumber and pulp, which are both highly cyclical. Production costs also depend on the total volume of production. High operating rates and production efficiencies permit us to lower our average cost by spreading fixed costs over more units.

        Global economic conditions, changes in production capacity and inventory levels are the primary factors affecting kraft pulp and paper prices. Historically kraft pulp and paper prices have been cyclical in nature. The average annual European list prices for NBSK pulp between 1990 and 2003 ranged from a low of $444 per ADMT in 1993 to a high of $875 per ADMT in 1995. Following a decline in demand in 2001, list prices for NBSK pulp also declined and averaged approximately $463 per ADMT in 2002. An increase in demand resulting from improving American and major European economies and the weakening of the U.S. dollar against the Euro and other major currencies in 2003 resulted in list prices for kraft pulp in Europe increasing to approximately $560 per ADMT in December 2003 despite relatively high inventory levels. List prices for kraft pulp in Europe continued to strengthen in 2004 due to the relatively weak U.S. dollar and improving world economies. List prices increased to approximately $660 per ADMT in July 2004, before falling to approximately $585 per ADMT in October 2004 and subsequently recovering to approximately $625 per ADMT in December 2004. A producer's sales realizations reflect customer discounts, commissions and other items and it is likely that NBSK pulp prices will continue to fluctuate in the future.

        Our financial performance for any reporting period is also impacted by changes in the U.S. dollar to Euro exchange rate and in interest rates. Changes in currency rates affect our operating results because the price for our principal product, NBSK pulp, is generally based on a global industry benchmark that is quoted in U.S. dollars, even though our sales are invoiced in Euros. Therefore, a weakening of the U.S. dollar against the Euro will generally reduce the amount of Euro revenues of our pulp operations. Most of our costs, including our debt obligations, are incurred in Euros. These do not fluctuate with the U.S. dollar to Euro exchange rate. Thus, a weakening of the U.S. dollar against the Euro tends to reduce our sales revenue, gross profit and income from operations. The continuing deterioration of the U.S. dollar against the Euro in the fourth quarter of 2004 will adversely affect our operating performance for the quarter, which we currently anticipate would be largely offset by realized gains on our hedging transactions.

        Changes in interest rates can impact our operating results because the indebtedness we incurred under the credit facilities for establishing the Rosenthal and Stendal pulp mills provide for floating rates of interest.

        Changes in currency exchange and interest rates also impact certain foreign currency and interest rate derivatives Rosenthal and Stendal use to partially protect against the effect of such changes. Gains or losses on such derivatives are included in our earnings, either as they are settled or as they are marked to market for each reporting period. See "— Quantitative and Qualitative Disclosures about Market Risk".

        Stendal, as required under its project financing, entered into variable-to-fixed rate interest swaps, referred to as the "Stendal Interest Rate Swaps", in August 2002 to fix the interest rate on approximately €612.6 million of indebtedness for the full term of the Stendal Loan Facility. Rosenthal has also entered into forward interest rate and interest cap contracts, referred to as the "Rosenthal Interest Rate Contracts" and, together with the Stendal Interest Rate Swaps, the "Interest Rate

Contracts", in respect of a portion of its long-term indebtedness under its bank loan facility, referred to as the "Rosenthal Loan Facility".

        In the nine months ended September 30, 2004 and year ended December 31, 2003, we recorded a net non-cash holding loss of €15.8 million and €13.1 million, respectively, before minority interests on the marked to market valuation of the Interest Rate Contracts versus a net loss of €22.8 million and €32.4 million before minority interests thereon in the nine months ended September 30, 2003 and year ended December 31, 2002, respectively.

        In March 2004, to protect against a weakening U.S. dollar, Rosenthal entered into two currency swaps in the aggregate principal amount of €184.5 million to convert all of its long-term indebtedness under the Rosenthal Loan Facility into U.S. dollars and a currency forward in the notional amount of €40.7 million, referred to as the "Rosenthal Currency Derivatives". In the same month, Stendal entered into a currency swap in the principal amount of €306.3 million to convert approximately one-half of its indebtedness under the Stendal Loan Facility into U.S. dollars and a currency forward in the notional amount of €20.6 million, referred to as the "Stendal Currency Derivatives" and, together with the Rosenthal Currency Derivatives, the "Currency Derivatives". Primarily as a result of a weakening of the U.S. dollar versus the Euro and changes in interest rates related to such currencies, in the nine months ended September 30, 2004, we recognized a net non-cash holding gain of approximately €14.7 million before minority interests on the Currency Derivatives. In the nine months ended September 30, 2003, we recognized a net gain of approximately €19.2 million before minority interests on the then outstanding currency derivatives of Rosenthal and Stendal. In the year ended December 31, 2003, we recognized a gain of €29.3 million before minority interests on the then outstanding currency derivatives of Rosenthal and Stendal, compared to a net gain of €25.7 million before minority interests in 2002 on the then outstanding currency derivatives of Rosenthal. Stendal did not have any currency derivatives outstanding in the year ended December 31, 2002. See "— Quantitative and Qualitative Disclosures about Market Risk".

        In December 2004, we settled the Currency Derivatives due to the substantial weakening of the U.S. dollar versus the Euro in 2004. We realized a gain of approximately €44.5 million upon the settlement of these derivatives, €14.7 million of which we had already booked as an unrealized gain as at September 30, 2004. We expect to enter into similar derivatives in the future and could record realized or unrealized marked to market non-cash holding gains or losses on such derivatives in the future.

        Improving world economies resulted in an increase in interest rates in the first half of 2004. If world economies continue to strengthen, we would expect interest rates to continue to rise from their historically low levels. Higher interest rates could result in our recording marked to market non-cash holding gains on the Interest Rate Contracts in future periods, which may be offset in part by higher interest rates payable on Rosenthal's debt obligations. However, a fall in interest rates could result in our recording non-cash holding losses on the Interest Rate Contracts in future periods when they are marked to market. See "— Quantitative and Qualitative Disclosures about Market Risk".

        Selected sales data for each of our last three years and the nine months ended September 30, 2003 and 2004 is as follows:

	Year Ended December 31,					Nine Months Ended September 30,
	2001		2002		2003	2003	2004
	(ADMTs)
Sales Volume by Product Class
Pulp(1)	285,654		293,607		303,655	221,926	229,462
Papers
Specialty papers	40,437	(2)	61,727	(2)	40,621	30,420	28,144
Printing papers	26,815		23,195		21,397	16,568	19,357

Total papers	67,252		84,922		62,018	46,988	47,501

Total(1)	352,906		378,529		365,673	268,914	276,963

	(in thousands)
Revenues by Product Class
Pulp(1)	€146,245		€130,173		€126,594	€92,418	€103,743
Papers
Specialty papers	35,959	(2)	79,358	(2)	40,082	30,185	28,039
Printing papers	22,797		18,352		15,780	12,332	13,302

Total papers	58,756		97,710		55,862	42,517	41,341

Total(1)	€205,001		€227,883		€182,456	€134,935	€145,084

(1)
Excluding intercompany sales volumes of 10,447, 10,768 and 5,527 ADMTs of pulp and intercompany net sales revenues of approximately €5.8 million, €4.9 million and €2.3 million in 2001, 2002 and 2003, respectively, and intercompany sales volumes of 5,166 and 3,897 ADMTs of pulp and intercompany net sales revenues of approximately €2.2 million and €1.8 million in the nine months ended September 30, 2003 and 2004, respectively.

(2)
We acquired Landqart, which operates a specialty paper mill, in December 2001 for approximately $2.7 million. As of December 31, 2002, our interest in Landqart is no longer consolidated and is included in our financial results on an equity basis. Accordingly, sales from the Landqart specialty paper mill are not included in our results for 2001, but are included for 2002. The Landqart mill sold approximately 18,222 ADMTs for approximately €39.7 million in 2002.

Acquisition of the Celgar Mill

        On November 22, 2004, we entered into the Acquisition Agreement to acquire substantially all of the assets of Celgar. The purchase price of the Acquisition is $210 million (subject to certain adjustments and excluding fees and expenses), of which $170 million is payable in cash and $40 million is payable in our shares, plus an amount for the defined working capital of the Celgar mill on closing of the Acquisition. The cash portion of the purchase price and the working capital amount is to be paid in part from the proceeds of this offering and the balance is to be paid from our Senior Note Offering. See "The Financings" and "The Acquisition".

        The Celgar mill is a modern NBSK pulp mill that produces high quality NBSK pulp. It has a current annual production capacity of approximately 430,000 ADMTs, and is located near the city of Castlegar, British Columbia, Canada. In the early 1990's, it was completely rebuilt through a C$850 million modernization and expansion project. See "Business" for more information relating to the Celgar mill.

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003 (Unaudited)

        Total revenues for the nine months ended September 30, 2004 increased to €153.9 million from €144.1 million in the comparative period of 2003, primarily because of higher pulp sales. Pulp and paper revenues were €145.1 million in the current period, versus €134.9 million in the comparative period of 2003.

        Costs of pulp and paper sales in the nine months ended September 30, 2004 decreased to €131.4 million from €131.8 million in the comparative period of 2003, primarily as a result of lower pulp production costs at our Rosenthal mill.

        In the current period, pulp sales increased to €103.7 million from €92.4 million in the same period a year ago as a result of higher prices and production from our Rosenthal mill. We did not report any revenues from the sale of pulp from the Stendal mill in either period. List prices for NBSK pulp in Europe were approximately €519 ($635) per ADMT in the third quarter of 2004, compared to approximately €444 ($550) per ADMT in the third quarter of last year. The increase in NBSK pulp prices was partially offset by the weakness of the U.S. dollar versus the Euro in the current period. In the current period, pulp sales by volume were 229,462 ADMTs, compared to 221,926 ADMTs in the comparative period of 2003.

        Pulp sales realizations were €452 per ADMT on average in the current period, compared to €416 per ADMT in the comparative period of 2003.

        Transportation and other revenues for the pulp operations were €8.9 million in the period ended September 30, 2004, compared to €8.2 million in the comparative period of last year.

        Cost of sales and general, administrative and other expenses for the pulp operations increased to €108.8 million in the nine months ended September 30, 2004 from €104.6 million in the comparative period of 2003, primarily as a result of the inclusion of €7.9 million of operating costs related to the Stendal mill.

        On average, fiber costs for pulp production decreased by approximately 4.3% compared to the first nine months of last year.

        Depreciation for the pulp operations was €15.0 million in the current period, versus €16.3 million in the year ago period. A change effective July 1, 2004 in our depreciation estimate in respect of our Rosenthal mill resulted in a decrease of €2.2 million in cost of sales and net loss, and a decrease in net loss per share of €0.13 for the nine months ended September 30, 2004.

        For the nine months of 2004, our pulp operations generated operating income of €5.7 million, versus an operating loss of €1.8 million in the year ago period.

        Paper sales in the current period were €41.3 million, compared with €42.5 million in the same period of last year. Sales of specialty papers in the nine months ended September 30, 2004 were €28.0 million versus €30.2 million in the comparative period of 2003, primarily as a result of a shift in the product mix. For the current period, total paper sales volumes were 47,501 ADMTs, versus 46,988 ADMTs in the nine months ended September 30, 2003. On average, prices for specialty papers realized in the current period increased slightly, reflecting a shift in the product mix. Average prices for our printing papers decreased by approximately 7.7% reflecting generally weak demand.

        Cost of sales and general, administrative and other expenses for the paper operations in the nine months ended September 30, 2004 increased to €52.2 million from €41.7 million in the comparative period of 2003, primarily as a result of a non-cash €6.0 million impairment charge relating to our paper operations. On November 3, 2004, our management determined to record and our audit committee approved a non-cash impairment charge of €6.0 million to write-off the carrying value of our Fährbrücke paper mill assets. Based upon its current product mix, the mill has an annual production capacity of approximately 35,000 ADMTs and produces primarily printing and writing paper. We determined to take the impairment charge as the Fährbrücke mill has generated weaker than expected returns over a period of time despite changes to its product mix. We do not expect the impairment charge in and of itself to result in future cash expenditures as we intend to continue to operate the Fährbrücke mill.

        Depreciation for the paper operations was €1.7 million in the current period, compared to €1.5 million in the same period last year.

        For the nine months ended September 30, 2004, our paper operations generated an operating loss of €10.6 million, which included the non-cash impairment charge of €6.0 million, compared to operating income of €1.6 million in the same period of last year.

        In the current period, we reported a loss from operations of €7.6 million, compared to €2.5 million in the same period last year. Interest expense (excluding capitalized interest of €27.2 million relating to the Stendal pulp mill) in the period ended September 30, 2004 increased to €9.6 million from €6.9 million a year ago, due to higher borrowings resulting primarily from our convertible note issue in October 2003 and the inclusion of interest expense of €1.9 million relating to the Stendal project after September 18, 2004.

        In the period ended September 30, 2004, we recorded a net non-cash holding loss of €15.8 million before minority interests on the marked to market valuation of the Interest Rate Contracts versus a net loss of €22.8 million before minority interests thereon in the prior period of 2003. In addition, in the nine months ended September 30, 2004, we recorded a net non-cash holding gain of approximately €14.7 million before minority interests on the valuation of the Currency Derivatives as a result of the weakening of the U.S. dollar versus the Euro and changes in interest rates related to such currencies. In the prior period of 2003, we recorded a net gain of €19.2 million before minority interests on the then outstanding currency derivatives of Rosenthal and Stendal.

        In the nine months ended September 30, 2004, minority interest, representing the two minority shareholders' proportionate interest in the Stendal project, was €3.9 million, compared to €8.5 million in the comparative period of 2003.

        Our results for the prior period of 2003 included an adjustment of €5.5 million for the non-cash impact of other-than-temporary impairment losses on our available-for-sale securities.

        We reported a net loss for the nine months ended September 30, 2004 of €12.6 million, or €0.73 per basic and diluted share, which reflected the non-cash €6.0 million impairment charge related to our paper operations, the inclusion of €9.8 million of operating and interest costs related to our Stendal mill and the net non-cash holding loss on the marked to market valuation of our derivative instruments. In the comparative period of 2003, we reported a net loss of €9.2 million, or €0.54 per basic and diluted share.

        We generated "Operating EBITDA" of €15.6 million in the nine months ended September 30, 2004 and 2003, respectively. Operating EBITDA is defined as income (loss) from operations plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA is calculated by adding depreciation and amortization and non-recurring capital asset impairment charges of €23.2 million and €18.1 million to the loss from operations of €7.6 million and €2.5 million for the nine-month periods ended September 30, 2004 and 2003, respectively.

        Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

        Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity.

        Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: (i) Operating EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; (ii) Operating EBITDA does not reflect changes in, or cash requirements for, working capital needs; (iii) Operating EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our outstanding debt; (iv) Operating EBITDA does not reflect minority interests in our Stendal operations; (v) Operating EBITDA does not reflect the impact of marked to market changes in our derivative positions, which can be substantial; and (vi) Operating EBITDA does not reflect the impact of impairment charges against our investments or assets. Because of these limitations, Operating EBITDA should only be considered as a supplemental performance measure and should not be considered as a measure of liquidity or cash available to us to invest in the growth of our business. See the Statement of Cash Flows set out in our consolidated financial statements included herein. Because all companies do not calculate Operating EBITDA in the same manner, Operating EBITDA as calculated by us may differ from Operating EBITDA as calculated by other companies. We compensate for these limitations by using Operating EBITDA as a supplemental measure of our performance and relying primarily on our GAAP financial statements.

        The following table provides a reconciliation of net loss to loss from operations and Operating EBITDA for the periods indicated:

	Nine Months Ended September 30,
	2003	2004
	(in thousands)
Net loss	€(9,173)	€(12,604)
Minority interest	(8,499)	(3,936)
Income taxes	226	(37)
Interest expense	6,887	9,554
Investment income	(1,055)	(1,679)
Derivative financial instruments	3,604	1,077
Impairment of investments	5,511	—
Other	(20)	—

Loss from operations	(2,519)	(7,625)
Add: Depreciation and amortization	18,135	17,217
Impairment charge	—	6,000

Operating EBITDA	€15,616	€15,592

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        In the year ended December 31, 2003, total revenues decreased to €194.6 million from €239.1 million in the year ended December 31, 2002, primarily as the current period does not include the revenues of the Landqart AG, referred to as "Landqart", specialty paper mill, which we reorganized in December 2002 and now account for under the equity method. Primarily as a result thereof, pulp and paper revenues decreased to €182.5 million in the current period from €227.9 million in 2002.

        Cost of pulp and paper sales in the year ended December 31, 2003 decreased to €179.7 million from €213.5 million in the year ended December 31, 2002, primarily as a result of the deconsolidation of Landqart.

        Pulp sales in the current period were €126.6 million, compared to €130.2 million in 2002. U.S. dollar denominated list pulp price increases were mostly offset by a 17% decline in the U.S. dollar against the Euro in 2003. Average list prices for NBSK pulp in Europe were approximately €420 ($440) per ADMT at the end of 2002, approximately €441 ($480) per ADMT in the first quarter of 2003, approximately €484 ($550) per ADMT in the second quarter of 2003, approximately €444 ($500) per ADMT in the third quarter of 2003 and approximately €444 ($560) per ADMT in the fourth quarter of 2003. Our pulp sales realizations were €417 per ADMT on average in the current period, compared to €443 per ADMT in 2002. Pulp sales by volume increased to 303,655 ADMTs in the current period from 293,607 ADMTs in 2002.

        Cost of sales and general and administrative expenses for the pulp operations were €136.6 million for the year ended December 31, 2003, compared to €138.9 million for the year ended December 31, 2002. On average, fiber costs for pulp production in the current period generally remained at the same level as in the year ended December 31, 2002. Depreciation within the pulp segment was €21.9 million in the current period, compared to €21.6 million in 2002.

        Our pulp operations generated operating income of €0.1 million in the year ended December 31, 2003, compared to operating income of €1.8 million in 2002.

        Results for our paper segment during the current period reflect the aforementioned exclusion of the results from the Landqart specialty paper mill, which were included in the results for the prior year. Paper sales in the current period decreased to €55.9 million from €97.7 million in 2002. Sales of specialty papers in the year ended December 31, 2003 decreased to €40.1 million from €79.4 million in the year ended December 31, 2002. Total paper sales volumes decreased to 62,018 ADMTs in the year ended December 31, 2003 from 84,922 ADMTs in the year ended December 31, 2002. On average, prices for specialty papers realized in the year ended December 31, 2003 decreased by approximately 23.3% as our product mix changed upon the deconsolidation of the Landqart mill, and for printing papers decreased by approximately 6.8%, compared to the year ended December 31, 2002.

        Cost of sales and general and administrative expenses for the paper operations decreased to €57.9 million in the current period from €101.0 million in 2002 as a result of lower paper sales. Paper segment depreciation decreased to €2.0 million in the year ended December 31, 2003 from €4.0 million in the prior period.

        Our paper operations generated operating income of €0.1 million in the year ended December 31, 2003, compared to an operating loss of €4.5 million in the year ended December 31, 2002.

        Consolidated general and administrative expenses decreased to €19.3 million in the year ended December 31, 2003 from €25.0 million in the year ended December 31, 2002, primarily as a result of the exclusion of the results of the Landqart mill and a decrease in professional fees in the current period.

        For the year ended December 31, 2003, we reported a loss from operations of €4.5 million, compared to €1.1 million in 2002. Interest expense (excluding capitalized interest of €17.4 million in respect of the Stendal project) in the current period decreased to €11.5 million from €13.8 million in 2002, primarily as a result of lower borrowing costs and lower indebtedness for our operating units. During the current period, we made principal repayments of €13.2 million in respect of the indebtedness of the Rosenthal pulp mill.

        Pursuant to the Stendal Loan Facility, Stendal entered into the Stendal Interest Rate Swaps for the full term of the facility to manage the risk exposure with respect to an aggregate maximum amount of approximately €612.6 million of the principal amount of the Stendal Loan Facility. Under these swaps, Stendal pays a fixed rate and receives a floating rate with respect to interest payments calculated on a notional amount. These swaps manage the exposure to variable cash flow risk from the variable interest payments under the Stendal Loan Facility. Stendal also entered into a currency forward contract in connection with the Stendal Loan Facility in the third quarter of 2003. These derivatives are marked to market at the end of each reporting period and all unrealized gains and losses are recognized in earnings for such period. In 2003, we recorded a non-cash holding loss of approximately €13.0 million when these swaps were marked to market at the end of the period, compared to a non-cash holding loss of approximately €30.1 million in 2002. A non-cash holding gain of €0.7 million before minority interests was recognized in respect of the currency forward in the year ended December 31, 2003. We determine market valuations based primarily upon values provided by our counterparties.

        In addition, Rosenthal had entered into currency swaps to manage its exposure with respect to an aggregate amount of approximately €198.4 million of the principal long-term indebtedness of the Rosenthal mill under the Rosenthal Loan Facility. Rosenthal had also entered into currency forwards and forward interest rate and interest cap contracts in connection with certain indebtedness relating to the Rosenthal mill. The currency swaps and the currency forwards were settled in December 2003. These derivatives are also marked to market at the end of each reporting period, and all gains and losses are recognized in earnings for such period. Primarily as a result of the weakening of the U.S. dollar versus the Euro, in the current year we recognized a net gain of €28.5 million upon the settlement of the currency swaps and currency forwards and the marked to market valuation of the forward interest rate and interest cap contracts. In 2002, we recognized a net gain of €23.4 million from these derivative contracts.

        Minority interest in the year ended December 31, 2003 amounted to €5.6 million and represented the proportion of the loss of the Stendal project allocated to the two minority shareholders of Stendal. Minority interest in the year ended December 31, 2002 amounted to €11.0 million.

        Our results for the year ended December 31, 2003 include an adjustment of €5.6 million for the non-cash aggregate pre-tax earnings impact of other-than-temporary impairment losses on certain of our available-for-sale securities. This adjustment was recorded in other income (expense) in our consolidated statement of operations. This adjustment did not affect our shareholders' equity since all of our available-for-sale securities are marked to market on a quarterly basis and unrealized gains or losses are reported through the statement of comprehensive income in our financial statements and recorded in other comprehensive income (loss) within shareholders' equity on our balance sheet. Such unrealized gains or losses, the cost base and the current marked to market value of our available-for-sale securities are further described in the notes to our annual financial statements. These were legacy investments and unrelated to our pulp and paper operations and were largely sold in December 2003.

        SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, EITF 03-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments, and SEC Staff Accounting Bulletin 59, Accounting for Noncurrent Marketable Equity Securities, provide guidance on determining when an impairment is other-than-temporary, which requires judgment. In making this judgment, we evaluate, among other factors, the duration and extent to which the fair value of an investment is less than its cost; the financial health of and business outlook for the investee, including factors such as industry and sector performance, changes in technology, operational and financing cash flow, the investee's financial position including its appraisal and net asset value, market prices, its business plan and investment strategy; and our intent and ability to hold the investment.

        During 2003, we recorded a reserve for potential tax obligations of €3.0 million and an asset write-down of €2.3 million related to the valuation of certain assets in which we have a non-controlling interest as a result of the Landqart reorganization in 2002. No similar reserves or write-downs were recorded in 2002. Our results for 2003 also include a one-time pre-tax charge of approximately €1.0 million for settlement expenses relating to a proxy solicitation and settlement agreement with respect to our 2003 annual meeting.

        For the year ended December 31, 2003, we reported a net loss of €3.6 million, or €0.21 per share on a basic and diluted basis, compared to a net loss of €6.3 million, or €0.38 per share on a basic and diluted basis, in the year ended December 31, 2002.

        As the Stendal project was under construction and because of its overall size relative to our other facilities, management uses consolidated operating results excluding derivative items relating to the Stendal project to measure the performance and results of our operating units. Management believes this measure provides meaningful information for it and securityholders on the performance of our operating facilities for a reporting period. Upon completion of the ramp-up phase for the Stendal mill, the Stendal project will be evaluated with our other operating units. For the year ended December 31, 2003, we reported a net loss of €3.6 million or €0.21 per share on a diluted basis. If we had excluded items relating to the Stendal project by adding the loss on derivative financial instruments of €13.0 million on the Stendal Interest Rate Swap Agreements to, and subtracting the gain on the currency forward relating to the Stendal Loan Facility of €0.7 million and minority interest of €5.6 million from, the reported net loss of €3.6 million, we would have reported net income of €3.1 million or €0.18 per share on a diluted basis. For the year ended December 31, 2002, we reported a net loss of €6.3 million or €0.38 per share on a diluted basis. If we had excluded items relating to the Stendal project by adding the loss on derivative financial instruments of €30.1 million on the Stendal Interest Rate Swap Agreements to, and subtracting minority interests of €11.0 million from, the reported net loss of €6.3 million, we would have reported net income of €12.8 million or €0.76 per share on a diluted basis. This measure has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

        We generated "Operating EBITDA" of €19.6 million in the current period, compared to Operating EBITDA of €24.5 million in 2002. Operating EBITDA is defined as income (loss) from operations plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA is calculated by adding depreciation and amortization of €24.1 million and €25.6 million to the loss from operations of €4.5 million and €1.1 million for the years ended December 31, 2003 and 2002, respectively.

        Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. See the discussion of our results for the nine months ended September 30, 2004 for additional information relating to Operating EBITDA.

        The following table provides a reconciliation of net loss to loss from operations and Operating EBITDA for the periods indicated:

	Year Ended December 31,
	2002	2003
	(in thousands)
Net loss	€(6,322)	€(3,593)
Minority interest	(10,965)	(5,647)
Income taxes	(264)	3,172
Interest expense	13,753	11,523
Investment income	(436)	(1,653)
Derivative financial instruments	6,679	(16,168)
Impairment of investments	—	7,825
Other	(3,590)	—

Loss from operations	(1,145)	(4,541)
Add: Depreciation and amortization	25,614	24,105

Operating EBITDA	€24,469	€19,564

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

        In 2002, total revenues increased by approximately 10.5% to €239.1 million from €216.4 million in 2001, primarily as a result of increased sales of specialty papers resulting from the acquisition of the Landqart mill in December 2001. In 2002, pulp and paper revenues increased by approximately 11.2% to €227.9 million from €205.0 million in 2001, on a 66.3% increase in paper sales partially offset by an 11.0% decrease in pulp sales.

        Costs of sales in 2002 increased to €213.5 million from €184.7 million in 2001, primarily as a result of higher revenues.

        Pulp sales in 2002 decreased to €130.2 million from €146.2 million in 2001, as global economic weakness and high producer inventory levels led to lower prices. List prices for kraft pulp in Europe decreased from approximately €528 ($470) per ADMT at the end of 2001 to approximately €420 ($440) per ADMT at the end of the fourth quarter of 2002, before improving in early 2003 due primarily to supply disruptions. Our pulp sales realizations in 2002 decreased to €443 per ADMT from €512 per ADMT in 2001 as a result of such lower sales prices and the weaker dollar versus the Euro during 2002 compared to the prior period. Pulp sales by volume increased to 293,607 ADMTs in 2002 from 285,654 ADMTs in 2001, when we had 19 days of unscheduled technical downtime at the Rosenthal mill.

        Cost of sales and general and administrative expenses for our pulp operations decreased to €138.9 million in 2002 from €140.4 million in 2001 despite higher production and sales volumes. On average, our fiber costs per ADMT for pulp production decreased by approximately 5.8% in 2002 compared to 2001 primarily because of lower fiber costs. Additionally, efficiency improvements at the Rosenthal mill also reduced energy and chemical costs relative to 2001. Depreciation was €21.6 million in 2002 compared to €21.4 million in 2001. In 2002, our average production costs per ADMT (excluding depreciation) were reduced by approximately 9% compared to 2001.

        Our pulp operations generated €1.8 million of income from operations in 2002, compared to €18.6 million in 2001.

        Paper sales in 2002 increased to €97.7 million from €58.8 million in 2001. Sales of specialty papers in 2002 increased to €79.4 million from €36.0 million in 2001 as a result of the inclusion of the results of the Landqart mill, which contributed sales volumes of 18,222 ADMTs in 2002. Excluding Landqart, our sales volumes for these grades increased to 43,505 ADMTs in 2002 from 40,437 ADMTs in 2001. This increase in specialty paper sales is largely the result of our strategy to focus on niche products. In response to market conditions, we adjusted our product mix to more specialty products at our Heidenau mill where volumes of printing papers decreased to 23,195 ADMTs in 2002 from 26,815 ADMTs in the prior period. On average, prices for specialty papers realized in 2002 increased by approximately 44.6% and for printing papers decreased by approximately 6.9%, compared to 2001.

        Cost of sales and general and administrative expenses for our paper operations increased to €101.0 million in 2002 from €61.7 million in 2001 as a result of the inclusion of Landqart. This increase was partially offset by lower raw material prices, particularly for virgin pulp and waste paper as compared to 2001. Furthermore, the flooding experienced at our Heidenau and Fährbrücke paper mills in August 2002 resulted in a period of reduced production and increased costs. Depreciation increased to €4.0 million in 2002 from €1.5 million in the prior year, as a result of the inclusion of Landqart.

        A loss from operations of €4.5 million was recorded by our paper operations in 2002 relative to a €2.5 million loss from operations in 2001.

        General and administrative expenses increased to €25.0 million in 2002 from €18.4 million in 2001, primarily as a result of the inclusion of the results of the Landqart mill and a foreign exchange transaction loss of €3.0 million in 2002. In 2001, we recorded a foreign exchange transaction gain of €3.4 million.

        We had a loss from operations of €1.1 million in 2002, compared to income from operations of €13.3 million in 2001. Interest expense (excluding capitalized interest of €3.1 million in respect of the Stendal project) in 2002 decreased to €13.8 million from €16.2 million in 2001, primarily as a result of repayments made on outstanding indebtedness.

        We recognized a holding loss of €30.1 million before minority interests in respect of the Stendal Interest Rate Swaps for the year ended December 31, 2002.

        During 2002, we settled two currency swaps which were entered into earlier in the year to realize gains. We then subsequently re-entered into two currency swaps and one of them was settled and a gain was realized in December 2002. In addition, we have entered into currency forwards and forward interest rate and interest cap contracts in connection with certain indebtedness relating to the Rosenthal mill. These derivatives are also marked to market at the end of each reporting period and all gains and losses are recognized in earnings for a reporting period. In 2002, we realized a total gain of €23.4 million from these derivative contracts.

        Income tax impacts were negligible in both 2002 and 2001 given the pre-tax losses sustained in both years. Minority interest in 2002 amounted to €11.0 million and represented the minority shareholders' interest in the losses of Stendal. There was no minority interest in 2001.

        For 2002, we reported a net loss of €6.3 million, or €0.38 per share on a basic and diluted basis, compared to a net loss of €2.8 million, or €0.17 per share on a basic and diluted basis, in 2001.

        For 2002, excluding items related to the Stendal project, net income would have been €12.8 million, or €0.76 per share on a diluted basis, which was determined by adding the loss on derivative financial instruments of €30.1 million to, and subtracting minority interests of €11.0 million from, the reported net loss of €6.3 million. As the Stendal project is currently under construction and because of its overall size relative to our other facilities, management uses our consolidated operating results excluding items relating to the Stendal project to measure the performance and results of our operating units. Management believes this measure provides meaningful information on the performance of our operating facilities for a reporting period.

        We generated "Operating EBITDA" of €24.5 million in the current period, compared to Operating EBITDA of €36.3 million in 2001. Operating EBITDA is defined as income (loss) from operations plus depreciation and amortization and non-recurring capital asset impairment charges. Operating EBITDA is calculated by adding depreciation and amortization of €25.6 million and €23.0 million to the income (loss) from operations of €(1.1) million and €13.3 million for the years ended December 31, 2002 and 2001, respectively.

        Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. See the discussion of our results for the nine months ended September 30, 2004 for additional information relating to Operating EBITDA.

        The following table provides a reconciliation of net loss to income (loss) from operations and Operating EBITDA for the periods indicated:

	Year Ended December 31,
	2001	2002
	(in thousands)
Net loss	€(2,823)	€(6,322)
Minority interest	—	(10,965)
Income taxes	83	(264)
Interest expense	16,170	13,753
Investment income	(2,872)	(436)
Derivative financial instruments	2,504	6,679
Impairment of investments	—	—
Other	270	(3,590)

Income (loss) from operations	13,332	(1,145)
Add: Depreciation and amortization	22,966	25,614

Operating EBITDA	€36,298	€24,469

Liquidity and Capital Resources

        The following table is a summary of selected financial information for the periods indicated:

	As at December 31,
				As at September 30, 2004
	2002	2003
	(in thousands)
Financial Position
Cash and cash equivalents	€30,261	€51,993		€42,643
Working capital (deficit)	6,328	(48,947)	(1)	(122,474)	(1)
Properties, net	441,990	745,178		942,249
Total assets	599,750	935,905		1,192,727
Long-term liabilities	384,892	625,702		778,939
Shareholders' equity	124,969	132,855		121,595

(1)
As at December 31, 2003 and September 30, 2004, we had a working capital deficit of €48.9 million and €122.5 million, respectively, primarily as a result of Stendal construction costs payable of €42.8 million and €161.0 million during the respective periods for which we had not drawn down under the Stendal Loan Facility. We qualify for investment grants from the federal and state governments of Germany and had claim expenditures of €82.1 million and €65.2 million outstanding at December 31, 2003 and September 30, 2004, respectively. We expect to receive our currently outstanding claim expenditures in 2005. However, in accordance with our accounting policies, we do not record these grants until they are received.

        At September 30, 2004, our cash and cash equivalents were €42.6 million, compared to €52.0 million at December 31, 2003. We also had €29.3 million of cash restricted to pay construction costs payable and €19.1 million of cash restricted in a debt service account, both related to the Stendal project. In addition, we had €28.5 million of cash restricted in a debt service account relating to the Rosenthal Loan Facility. At September 30, 2004, we had a working capital deficit of €122.5 million, primarily because we had Stendal construction costs payable of €161.0 million for which we had not yet drawn down under the Stendal Loan Facility and, under our accounting policies, we do not record certain government grants until they are received. The Stendal construction costs will be paid pursuant to the Stendal Loan Facility in the ordinary course. At September 30, 2004, we qualified for investment grants related to the Stendal mill totaling approximately €65.2 million from the federal and state governments of Germany, which we expect to receive in 2005. Approximately €61.2 million of these grants, when received, will be applied to repay the amounts drawn under the dedicated tranche of the

Stendal Loan Facility. The grants are not reported in our income and reduce the cost basis of the assets purchased when they are received. We expect to qualify for additional investment grants totaling €23.3 million when such Stendal construction costs have been substantially paid.

        In October 2003, we completed the sale of $82.5 million in aggregate principal amount of convertible senior subordinated notes due October 2010. The notes bear interest at a rate of 8.5% per annum and are convertible into our shares of beneficial interest at a conversion price of $7.75 per share. The net proceeds from the offering of approximately $78.4 million were used to repay in full our indebtedness, including fees and accrued interest, under two bridge loan facilities aggregating approximately $66.9 million and the balance was used for general corporate purposes, including working capital.

        We expect to continue to generate sufficient cash flow from operations to pay our interest and debt service expenses and meet the working and maintenance capital requirements for our current operations. Our only revolving credit facility is at our Stendal mill. We intend to enter into two new working capital facilities for the Rosenthal and Celgar mills. See "Use of Proceeds", "The Financings" and "Description of Certain Indebtedness — New Working Capital Facilities".

        From time to time, we have entered into project specific credit facilities to finance capital projects and expect to continue to do so, subject to availability. We expect to meet the capital requirements for the Stendal mill, including working capital and potential losses during start-up, through shareholder advances already made to Stendal, the Stendal Loan Facility, the receipt of government grants and cash flow from operations. See "Business — Stendal Pulp Mill Project and Financing" and "Description of Certain Indebtedness — Stendal Pulp Mill Project Financing".

Operating Activities

        Operating activities in 2003 provided cash of €31.4 million, compared to €40.4 million in 2002. Net changes in trading securities provided cash of €0.3 million in 2003, compared to €4.4 million in 2002. An increase in receivables due primarily to higher sales in December 2003 used cash of €4.7 million in 2003, compared to a decrease in receivables providing cash of €18.2 million in 2002. An increase in inventories due primarily to the build up of fiber in connection with the start-up of the Stendal mill used cash of €7.5 million in 2003, compared to a decrease in inventories providing cash of €1.7 million in 2002. A decrease in cumulative unrealized gains on derivatives provided cash of €3.8 million in 2003, compared to an increase in the same using cash of €3.3 million in 2002. An increase in accounts payable and accrued expenses provided cash of €1.1 million in 2003, compared to a decrease in the same using cash of €12.7 million in 2002.

        Operating activities in the nine months ended September 30, 2004 used cash of €1.2 million, compared to providing cash of €7.0 million in the comparative period of 2003. An increase in receivables related primarily to the start-up of the Stendal mill used cash of €2.1 million in the nine months ended September 30, 2004, compared to using cash of €8.1 million in the comparative period of 2003. Higher inventories due primarily to the build up of fiber and finished goods in connection with the start-up of the Stendal mill used cash of €35.8 million in the first nine months of 2004, compared to higher inventories using cash of €6.6 million in the first nine months of 2003. We expect that as the Stendal mill ramps up operations, inventory levels at the mill will decrease to more normalized levels. An increase in accounts payable and accrued expenses related primarily to the start-up of the Stendal mill provided cash of €26.3 million in the nine months ended September 30, 2004, compared to providing cash of €11.6 million in the comparative period of 2003.

Investing Activities

        Investing activities in 2003 used cash of €318.5 million, primarily as a result of the acquisition of properties, net of investment grants, of which €316.7 million was attributable to the Stendal project, compared to €195.7 million in 2002, of which €186.6 million was attributable to the Stendal project. Sales of available-for-sale securities provided cash of €6.4 million in 2003.

        Investing activities in the nine months ended September 30, 2004 used cash of €211.8 million, primarily as a result of the acquisition of properties, net of investment grants, of which €206.9 million was attributable to the Stendal project, compared to using cash of €225.9 million in the nine months ended September 30, 2003, of which €145.9 million was attributable to the Stendal project. Sales of certain legacy available-for-sale securities provided cash of €1.2 million in the nine months ended September 30, 2004.

        We qualify for investment grants from the federal and state governments of Germany and had claim expenditures of €65.2 million outstanding as of September 30, 2004. We expect to receive our currently outstanding claim expenditures in 2005. We received investment grants totaling €82.7 million and €103.0 million with respect to the Stendal project during 2003 and the first nine months of 2004, respectively. In accordance with our accounting policies, we do not record these grants until they are received. These grants reduce the cost basis of the assets purchased with them. See "Business — Government Financing".

        We are in the process of constructing a wastewater treatment plant at the Fährbrücke mill and have completed reconstructing the landfill at the Rosenthal mill. See "Business — Environmental" and "Business — Capital Expenditures".

        In August 2002, we completed financing arrangements for the Stendal project. Total investment costs in connection with the project are approximately €1.0 billion, the majority of which was provided under the Stendal Loan Facility. We also contributed approximately €63.5 million to Stendal. For more information about the Stendal project, see "Business — Stendal Pulp Mill Project and Financing" and "Business — Capital Expenditures".

Financing Activities

        Financing activities provided cash of €307.1 million in the year ended December 31, 2003. A net increase in indebtedness, primarily related to the Stendal project, provided cash of €299.0 million. An increase in restricted cash used cash of €11.1 million in 2003. We made principal repayments of €13.2 million in connection with the Rosenthal Loan Facility in the year ended December 31, 2003. The issuance of shares in connection with the exercise of options provided cash of €0.9 million in 2003. Financing activities provided cash of €174.7 million in 2002, primarily as a result of a net increase in indebtedness relating to the Stendal project.

        Financing activities provided cash of €203.6 million in the nine months ended September 30, 2004. A net increase in indebtedness, primarily related to the Stendal project, provided cash of €104.1 million. An increase in construction costs payable provided cash of €118.2 million. An increase in restricted cash used cash of €17.5 million. We made principal repayments of €20.1 million in connection with the Rosenthal Loan Facility in the nine months ended September 30, 2004. The balance outstanding under such facility at September 30, 2004, net of cash in a restricted debt service account, was €143.1 million. The issuance of shares in connection with the exercise of options provided cash of €0.6 million in the nine months ended September 30, 2004. Financing activities provided cash of €206.2 million in the first nine months of 2003, primarily as a result of an increase in construction costs payable relating to the Stendal project and an increase in indebtedness primarily in connection with the Stendal project.

        In 2003, our paper operations secured two term credit facilities aggregating approximately €2.5 million, which facilities along with certain government grants were utilized to repair flooding damage suffered by the mills in 2002. For information about these credit facilities, see "Description of Certain Indebtedness — Paper Mill Project Facilities".

        In addition, in 2003, our Fährbrücke paper mill secured three credit facilities aggregating €5.5 million, which facilities along with certain government grants are utilized to finance equipment and construction costs associated with expanding, adapting and improving the efficiency of the paper machine at the mill. In September 2004, we repaid the majority of the outstanding amounts under these credit facilities and permanently reduced the aggregate amount available thereunder to €2.2 million. For information about these credit facilities, see "Description of Certain Indebtedness — Paper Mill Project Facilities". As at September 30, 2004, we had utilized the entire €4.7 million available under the five credit facilities relating to the paper operations.

        Other than the Acquisition Agreement, we have no material commitments to acquire assets or operating businesses. The Acquisition is being financed through the offering of notes hereunder and the Share Offering. We anticipate that there will be acquisitions of businesses or commitments to projects in the future. To achieve our long-term goals of expanding our asset and earnings base through the acquisition of interests in companies and assets in the pulp and paper and related businesses, and organically through high return capital expenditures at our operating facilities, we will require substantial capital resources. The required necessary resources for such long-term goals will be generated from cash flow from operations, cash on hand, the sale of securities and/or assets, and borrowing against our assets, subject to the restrictions in the indenture governing the senior notes to be issued under the Senior Note Offering.

        In addition, we have amounts available under the revolving portion of the Stendal Loan Facility, and the two new revolving working capital facilities to be established for the Rosenthal and Celgar mills. See "The Financings" and "Description of Certain Indebtedness — New Working Capital Facilities".

Contractual Obligations and Commitments

        The following table sets out our contractual obligations and commitments as at December 31, 2003 in connection with our long-term liabilities. These obligations and commitments are expected to increase in the future to reflect the start-up of the Stendal mill and the Acquisition.

	Payments Due By Period
Contractual Obligations
	2004	2005-2006	2007-2008	Beyond 2008	Total
	(in thousands)
Long-term debt(1)	€15,801	€34,116	€38,836	€182,949	€271,702
Construction in progress, Stendal(2)	—	18,248	48,877	267,467	334,592
Capital lease obligations(3)	1,932	1,854	453	—	4,239
Operating lease obligations(4)	2,097	3,149	3,280	80	8,606
Purchase obligations(5)	37,764	44,382	4,117	—	86,263
Other long-term liabilities(6)	27	—	125	57	209

Total	€57,621	€101,749	€95,688	€450,553	€705,611

(1)
This reflects principal only relating primarily to indebtedness under the Rosenthal Loan Facility, which will be repaid from the proceeds of the Financings, and credit facilities relating to the paper mills, but does not reflect indebtedness relating to the Stendal project. See "Description of Certain Indebtedness", footnote 2 below and Note 9 to our annual financial statements included herein for a description of such indebtedness. Does not include amounts associated with derivatives entered into in connection with indebtedness relating to the Rosenthal mill, which we intend to settle as part of the Rosenthal refinancing. See "— Quantitative and Qualitative Disclosure about Market Risk" for information about our derivatives.

(2)
This reflects principal only in connection with indebtedness relating to the Stendal project, including under the Stendal Loan Facility and convertible notes. See "Description of Certain Indebtedness" and Note 9 to our annual financial statements included herein for a description of such indebtedness. Does not include amounts associated with derivatives entered into in connection with the Stendal Loan Facility. See "— Quantitative and Qualitative Disclosure about Market Risk" for information about our derivatives.

(3)
Capital lease obligations relate to transportation vehicles and production equipment. These amounts reflect principal and interest.

(4)
Operating lease obligations relate to transportation vehicles and other production and office equipment.

(5)
Purchase obligations relate primarily to take-or-pay contracts made in the ordinary course of business, of which purchases of raw materials and supplies totaled approximately €85.0 million.

(6)
Other long-term liabilities relate primarily to pension liability. Does not include obligations under employment agreements.

Capital Resources

        In addition to our new €40 million and $30 million revolving credit facilities for the Rosenthal and Celgar mills, respectively, we may seek to raise future funding in the debt markets if our indenture permits, subject to compliance with the indenture. The indenture governing the notes will contain various restrictive covenants, including several that are based on a formulation of the financial measure EBITDA, which is net income (loss) adjusted to exclude interest, taxes, depreciation and amortization, certain non-cash charges and extraordinary or otherwise unusual gains or losses, and certain other items. We refer to this formulation of EBITDA as "Indenture EBITDA" which is defined in the note indenture as Consolidated EBITDA.

        The following table sets forth the applicable components of Indenture EBITDA for the pro forma restricted group and also serves as a reconciliation to net income (loss) on a GAAP basis for the periods indicated:

	Pro Forma Restricted Group
		Nine Months Ended September 30,
	Year Ended Dec. 31, 2003
		2003	2004
	(unaudited) (in thousands)
Net loss, GAAP	€(3,447)	€(23,965)	€(435)
Foreign exchange gain on indebtedness	(14,571)	(11,654)	(1,791)
Marked to market gain (loss) on hedging obligations	(27,347)	367	(1,293)

Indenture net income	(45,365)	(35,252)	(3,519)
Equity losses	1,676	912	554

Indenture consolidated net income	(43,689)	(34,340)	(2,965)
Income taxes	3,172	226	(37)
Interest expense	29,297	21,781	22,521
Depreciation and amortization	33,985	25,269	23,587
Impairment of investments	6,735	4,441	—
Mercer stock compensation expense(1)	454	432	690
Mercer special shareholder costs(2)	601	212	—
Acquisition expenses	—	—	58
Mercer corporate reorganization costs(3)	251	—	567
Celgar foreign exchange losses(4)	3,769	3,119	566
Celgar lime kiln costs(5)	1,982	1,283	59
Accrued interest income	(3,582)	(2,966)	(1,104)

Indenture EBITDA	€32,975	€19,457	€43,942

(1)
Mercer stock compensation expense is a non-cash expense related to stock options issued to trustees and officers.

(2)
Mercer special shareholder costs are related to a proxy contest which occurred in connection with our annual meeting of shareholders held on August 22, 2003 resulting in additional proxy solicitation, settlement and related costs.

(3)
Mercer corporate reorganization costs are related to an internal corporate reorganization effected by Mercer within its German subsidiaries.

(4)
Celgar foreign exchange losses are related to foreign exchange losses on current receivables and payables resulting from currency fluctuations.

(5)
Celgar lime kiln costs are additional incremental costs related to a burner misalignment at the Celgar lime kiln.

        The indenture governing the notes will provide that, in order to enter into certain types of transactions, including the incurrence of additional indebtedness, the making of restricted payments and the completion of mergers and consolidations, we must meet a minimum ratio of Indenture EBITDA to Fixed Charges as defined in the note indenture of 2.0 to 1.0 on a pro forma basis for the most recently ended four full fiscal quarters. This ratio is referred to and defined as the Fixed Charge Coverage Ratio in the note indenture. See "Description of the Notes". Indenture EBITDA provides additional information with respect to our ability to incur debt and make distributions and should be used primarily for the purposes of determining our ability to incur additional debt beyond our revolving credit facilities and certain other permitted borrowings that are independent of this ratio.

        Fixed charges, as defined in the note indenture, for the pro forma restricted group were comprised only of interest expense for the year ended December 31, 2003 and for the nine months ended September 30, 2003 and 2004. For the four quarters ending September 30, 2004, we calculated the Fixed Charge Coverage Ratio for the pro forma restricted group to be 1.9.

        For a description of our credit facilities, see "Description of Certain Indebtedness".

Sensitivity Analysis

        The pulp and paper business is cyclical in nature and markets for our principal products are characterized by periods of supply and demand imbalance, which in turn affects product prices. The markets for pulp and paper are highly competitive and sensitive to changes in industry capacity and in the economy, both of which can have a significant influence on our selling prices and earnings. Approximately €126.6 million, or approximately 69.4%, of our revenues in 2003 were from pulp sales and approximately €103.7 million, or approximately 71.5%, of our revenues in the nine months ended September 30, 2004 were from pulp sales. The following table illustrates the effect on our net operating results in 2003 and the first nine months of 2004 of a $20 change in our average selling price per ADMT for NBSK pulp in 2003 and the first nine months of 2004, based upon our pulp sales during each period and translated into Euros at the average exchange rate for the U.S. dollar to the Euro for the period:

	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
	(in thousands, except per share amounts)
NBSK Pulp — $20 per ADMT change
Change in net loss	€5,367	€3,744
Change in net loss per share	0.32	0.22

        As our Stendal mill only started production in the third quarter of 2004, we expect our sensitivity to pulp prices to increase significantly both on an absolute and per share basis in the future.

Foreign Currency

        Effective January 1, 2002, we changed our reporting currency from the U.S. dollar to the Euro as a significant majority of our business transactions are originally denominated in Euros. By adopting the Euro, most cumulative foreign currency translation losses were eliminated. However, we hold certain assets and liabilities in U.S. dollars, Swiss francs and, to a lesser extent, in Canadian dollars. Accordingly, our consolidated financial results are subject to foreign currency exchange rate fluctuations.

        We translate foreign denominated assets and liabilities into Euros at the rate of exchange on the balance sheet date. Unrealized gains or losses from these translations are recorded in our consolidated statement of comprehensive income and impact on shareholders' equity on the balance sheet but do not affect our net earnings.

        In the year ended December 31, 2003, we reported a net €2.5 million foreign exchange translation gain and in the nine months ended September 30, 2004, we reported a net €0.3 million foreign exchange translation loss, and, as a result, the cumulative foreign exchange translation gain increased to €6.0 million at December 31, 2003 from €3.5 million at December 31, 2002 and decreased to €5.7 million at September 30, 2004 from €6.0 million from December 31, 2003.

        Based upon the exchange rate at December 31, 2003, the U.S. dollar decreased by approximately 17% in value against the Euro since December 31, 2002 and, based on the average exchange rate for the nine months ended September 30, 2004, the U.S. dollar decreased by approximately 6.2% in value against the Euro since September 30, 2003. See "— Quantitative and Qualitative Disclosures about Market Risk".

Critical Accounting Policies

        The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but not limited to, the accounting for doubtful accounts, depreciation and amortization, asset impairments, income taxes, and contingencies. Actual results could differ from these estimates.

        Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. We have identified certain accounting policies, described below, that are the most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are disclosed in Note 1 to our annual audited consolidated financial statements included elsewhere in this prospectus supplement. In addition, we had a change in our depreciation estimate relating to the Rosenthal mill in the nine months ended September 30, 2004. See Note 8 to our interim consolidated financial statement included elsewhere in this prospectus supplement.

        Derivative Instruments.    We adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective January 1, 2001. Derivative instruments are measured at fair value and reported in the balance sheet as assets or liabilities. Accounting for gains or losses depends on the intended use of the derivative instruments. Gains or losses on derivative instruments which are not designated hedges are recognized in earnings in the period of the change in fair value. Accounting for gains or losses on derivative instruments designated as hedges depends on the type of hedge and these gains or losses are recognized in either earnings or other comprehensive income.

        We reported a non-cash holding loss of €13.0 million before minority interests in respect of the Stendal Interest Rate Swaps, a non-cash holding gain of €0.7 million before minority interests in respect of the Stendal currency forward contract and a gain of €28.5 million in respect of the Rosenthal Interest Rate Contracts and settlement of the Rosenthal currency swaps and currency forwards in our loss for the year ended December 31, 2003.

        Impairment of Long-Lived Assets.    We periodically evaluate long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review of recoverability, we estimate future cash flows expected to result from the use of the asset and its eventual disposition. The estimates of future cash flows, based on reasonable and supportable assumptions and projections, require our management to make subjective judgments. In addition, the time periods for estimating future cash flows is often lengthy, which increases the sensitivity of the assumptions made. Depending on the assumptions and estimates used, the estimated future cash flows projected in the evaluation of long-lived assets can vary within a wide range of outcomes. Our management considers the likelihood of possible outcomes in determining the best estimate of future cash flows.

        Deferred Taxes.    We currently have deferred tax assets which are comprised primarily of tax loss carryforwards and deductible temporary differences, both of which will reduce taxable income in the future. We assess the realization of these deferred tax assets on a periodic basis to determine whether a valuation allowance is required. We determine whether it is more likely than not that all or a portion of the deferred tax assets will be realized, based on currently available information, including, but not limited to, the following:

  •
  the history of the tax loss carryforwards and their expiry dates;

  •
  our projected earnings; and

  •
  tax planning opportunities.

        If we believe that it is more likely than not that some of these deferred tax assets will not be realized, based on currently available information, an income tax valuation allowance is recorded against these deferred tax assets. As at December 31, 2003, we had €84.5 million in deferred tax assets and €74.5 million in valuation allowances, resulting in a net deferred tax asset of €10.0 million.

        If market conditions improve or tax planning opportunities arise in the future, we will reduce our valuation allowances, resulting in future tax benefits. If market conditions deteriorate in the future, we will increase our valuation allowances, resulting in future tax expenses. Any change in tax laws, particularly in Germany, will change the valuation allowances in future periods.

        Environmental.    Our operations are subject to a wide range of German federal, state and local environmental laws and regulations, dealing primarily with water, air and land pollution control. In recent years, we have devoted significant financial and management resources to comply with all applicable environmental laws and regulations. We believe our operations are currently in substantial compliance with the requirements of all applicable environmental laws and regulations and our respective operating permits.

        Under German state environmental rules relating to effluent discharges, industrial users are required to pay wastewater fees based upon the amount of their effluent discharge. These rules also provide that an industrial user which undertakes environmental capital expenditures and lowers certain effluent discharges to prescribed levels may offset the amount of these expenditures against the wastewater fees that they would otherwise be required to pay in a three-year period. The requirement and timing of capital expenditures and the amount of wastewater fee charges are subject to negotiation with government agencies. As a result, we believe that our capital investment programs for our manufacturing plants will fully offset the wastewater fees that would have been payable for the past three years, subject to environmental audits. We estimate the aggregate wastewater fees offset by capital expenditures for the past three years to be approximately €9.6 million.

        Other than wastewater fees, we accrue for environmental remediation liabilities on a site-by-site basis when it is probable that a loss can be reasonably estimated, or as a result of an environmental action or claim, environmental studies that we conduct or regulatory assessment. As at December 31, 2003, we recorded a liability for environmental conservation expenditures of €1.8 million, based on environmental studies that we conducted. We believe that the liability amount recorded is sufficient, subject to future changes in German environmental regulations.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risks from changes in interest rates, foreign currency exchange rates, particularly the exchange rate between the U.S. dollar and the Euro, and equity prices which may affect our results of operations and financial condition and, consequently, our fair value. We manage these risks through internal risk management policies as well as the use of derivatives. We use derivatives to reduce or limit our exposure to interest rate and currency risks. We may in the future use derivatives to reduce or limit our exposure to fluctuations in pulp prices. We also use derivatives to reduce our potential losses or to augment our potential gains, depending on our management's perception of future economic events and developments. These types of derivatives are generally highly speculative in nature. They are also very volatile as they are highly leveraged given that margin requirements are relatively low in proportion to notional amounts.

        Many of our strategies, including the use of derivatives, and the types of derivatives selected by us, are based on historical trading patterns and correlations and our management's expectations of future events. However, these strategies may not be fully effective in all market environments or against all types of risks. Unexpected market developments may affect our risk management strategies during this time, and unanticipated developments could impact our risk management strategies in the future. If any of the variety of instruments and strategies we utilize are not effective, we may incur losses.

Derivatives

        Derivatives are contracts between two parties where payments between the parties are dependent upon movements in the price of an underlying asset, index or financial rate. Examples of derivatives include swaps, options and forward rate agreements. The notional amount of the derivatives is the contract amount used as a reference point to calculate the payments to be exchanged between the two parties and the notional amount itself is not generally exchanged by the parties.

        The principal derivatives we use are foreign exchange derivatives and interest rate derivatives.

        Foreign exchange derivatives include currency swaps which involve the exchange of fixed payments in one currency for the receipt of fixed payments in another currency. Such cross currency swaps involve the exchange of both interest and principal amounts in two different currencies. They also include foreign exchange forwards which are contractual obligations in which two counterparties agree to exchange one currency for another at a specified price for settlement at a pre-determined future date. Forward contracts are effectively tailor-made agreements that are transacted between counterparties in the over-the-counter market.

        Interest rate derivatives include interest rate forwards (forward rate agreements) which are contractual obligations to buy or sell an interest-rate-sensitive financial instrument on a future date at a specified price. Forward contracts are effectively tailor-made agreements that are transacted between different counterparties in the over-the-counter market. They also include interest rate swaps which are over-the-counter contracts in which two counterparties exchange interest payments based upon rates applied to a notional amount.

        We use foreign exchange derivatives to convert some of our costs (including currency swaps relating to our long-term indebtedness) from Euros to U.S. dollars. We use interest rate derivatives to fix the rate of interest on indebtedness under the Rosenthal Loan Facility and the Stendal Loan Facility.

        All of the derivatives we entered into were pursuant to the Rosenthal Loan Facility and the Stendal Loan Facility, each of which provide facilities for foreign exchange derivatives, interest rate derivatives and commodities derivatives, subject to prescribed controls, including maximum notional and at-risk amounts. These credit facilities are secured by substantially all of the assets of the Rosenthal and Stendal pulp mills, respectively, and have the benefit of certain German governmental guarantees. These credit facilities do not have any separate margin requirements when derivatives are entered into pursuant to the terms and conditions thereof and are subsequently marked to market.

        All of the derivatives of Rosenthal and Stendal are marked to market at the end of each reporting period, and all unrealized gains and losses are recognized in earnings for a reporting period. We determine market valuations based primarily upon valuations provided by our counterparties.

        In March 2004, Rosenthal entered into the Rosenthal Currency Derivatives which include two currency swaps in the aggregate principal amount of €184.5 million that mature in September 2008 and September 2013, respectively. As NBSK pulp prices are quoted in U.S. dollars and the majority of our business transactions are denominated in Euros, Rosenthal had entered into the currency swaps to reduce the effects of exchange rate fluctuations between the U.S. dollar and the Euro on notional amounts under the Rosenthal Loan Facility. Under these currency swaps, Rosenthal effectively pays the principal and interest in U.S. dollars and at U.S. dollar borrowing rates.

        The Rosenthal Currency Derivatives also include a currency forward in the notional amount of €40.7 million which matures in March 2005 that was entered into by Rosenthal to reduce or limit its exposure to currency risks and to augment its potential gains or to reduce its potential losses. In addition, Rosenthal entered into the Rosenthal Interest Rate Contracts in 2002 to either fix or limit the interest rates in connection with certain of its indebtedness.

        In August 2002, Stendal entered into the Stendal Interest Rate Swaps in connection with its long-term indebtedness relating to the Stendal project to fix the interest rate under the Stendal Loan Facility at the then low level, relative to its historical trend and projected variable interest rate. These contracts were entered into under a specific credit line under the Stendal Loan Facility and are subject to prescribed controls, including certain maximum amounts for notional and at-risk amounts. Under the Stendal Interest Rate Swaps, Stendal pays a fixed rate and receives a floating rate with the interest payments being calculated on a notional amount. The interest rates payable under the Stendal Loan Facility were swapped into fixed rates based on the Eur-Euribor rate for the repayment periods of the tranches under the Stendal Loan Facility. Stendal effectively converted the Stendal Loan Facility from a variable interest rate loan into a fixed interest rate loan, thereby reducing interest rate uncertainty.

        In March 2004, Stendal also entered into the Stendal Currency Derivatives which are comprised of a currency swap in the principal amount of €306.3 million which matures in April 2011 and a currency forward contract for the notional amount of €20.6 million maturing in March 2005 to reduce or limit its exposure to currency risks and to augment its potential gains or reduce its potential losses.

        In December 2004, we settled the Currency Derivatives due to the substantial weakening of the U.S. dollar versus the Euro in 2004.

        We are exposed to very modest credit related risks in the event of non-performance by counterparties to derivative contracts. However, we do not expect that the counterparties, which are major financial institutions, will fail to meet their obligations.

        As of September 30, 2004, we have not entered into any material financial derivatives outside of our project companies, Rosenthal and Stendal, under their existing lines of credit. As at September 30, 2004, no derivative contract had been executed with respect to pulp prices.

        The following table sets forth the maturity date, the notional amount and the recognized gain or loss, for derivatives that were in effect during 2003 and the first nine months of 2004:

Derivative Instrument	Maturity Date	Notional Amount	Recognized Gain (Loss) Year Ended December 31, 2003	Notional Amount	Recognized Gain (Loss) Nine Months Ended September 30, 2004
		(in millions)	(in thousands)	(unaudited) (in millions)	(unaudited) (in millions)
ROSENTHAL
Forward Rate Agreements(1)	Settled	$149.0	€(89)
Forward Rate Agreements(2)	Settled	$124.8	(7)
Currency Swap(3)	Settled	€74.5	10,002
Currency Swap(4)	Settled	€124.2	14,057
Currency Forward	Settled	$20.0	768
Currency Forward	Settled	$30.0	3,751
Forward Rate Agreement	Settled	$126.9	(127)
Forward Rate Agreement(5)	Settled	$200.9	(343)

			28,012

		As at December 31, 2003		As at September 30, 2004
				(unaudited)
Interest Rate Cap Agreements(6)	September 2007	$192.6	455	$178.3	€(0.1)
Currency Swap(7)	September 2008			€111.8	(0.4)
Currency Swap(8)	April 2011			€72.7	(0.2)
Currency Forward	March 2005			€40.7	0.4

			455		(0.3)

			€28,467		€(0.3)

STENDAL
Stendal Interest Rate Swaps(9)	October 2017	€1,419.3	€(13,042)	€1,147.5	€(15.7)
Currency Swap(10)	April 2011			€306.3	14.4
Currency Forward	March 2005			€20.6	0.5
Currency Forward	Settled	$10.0	743

			€(12,299)		€(0.8)

(1)
Rosenthal entered into two forward interest rate contracts with notional amounts of $74.5 million and $74.5 million both maturing on September 30, 2003. These derivatives were settled in 2003.

(2)
The forward rate agreement was settled in 2003.

(3)
The interest component of the swaps was required under the terms of the Rosenthal Loan Facility, and became effective for the period starting September 30, 2002. For the outstanding principal amounts of €74.5 million under the Rosenthal Loan Facility, all repayment installments from September 30, 2002 until September 30, 2013, were swapped into U.S. dollar amounts at a rate of Euro 1.0050. The interest rate was swapped into the six-month U.S. dollar/Libor plus bank margin rate with a cap of 6.8% until September 28, 2007.

(4)
The interest component of the swaps was required under the terms of the Rosenthal Loan Facility, and became effective for the period starting January 23, 2003. For the outstanding principal amounts of €124.2 million under the Rosenthal Loan

  Facility, all repayment installments from January 23, 2003 until September 30, 2008, were swapped into U.S. dollar amounts at a rate of Euro 1.075. The interest rate was swapped into the three month U.S. dollar/Libor plus bank margin rate with a cap of 6.8% until September 28, 2007.

(5)
Rosenthal entered into two forward interest rate contracts with notional amounts of $74.0 million and $126.9 million both maturing on March 30, 2004.

(6)
Rosenthal entered into two interest rate cap contracts with notional amounts of $106.2 million (2003: $118.6 million) and $72.1 million (2002: $74.0 million), both maturing on September 28, 2007 with a strike rate of 6.8%.

(7)
For €111.8 million of the outstanding principal amount under the Rosenthal Loan Facility, all repayment installments from March 30, 2004 until September 30, 2008 were swapped into U.S. dollar amounts at a rate of U.S. 1.2398. The interest rate was swapped into the following payments: pay a fixed rate of 4.5%, pay the three-month Libor plus a spread of 0.12% and receive the three-month Euribor until September 30, 2008. These derivatives were settled in December 2004.

(8)
For €72.7 million of the outstanding principal amount under the Rosenthal Loan Facility, all repayment installments from March 30, 2004 until September 30, 2013 were swapped into U.S. dollar amounts at a rate of U.S. 1.2398. The interest rate was swapped into the six-month Libor plus a spread of 0.12% plus a bank margin of 0.7% until September 30, 2013. These derivatives were settled in December 2004.

(9)
In connection with the Stendal Loan Facility, in the third quarter of 2002 Stendal entered into the Stendal Interest Rate Swap Agreements, which are variable-to-fixed interest rate swaps, for the term of the Stendal Loan Facility, with respect to an aggregate maximum amount of approximately € 612.6 million of the principal amount of the long-term indebtedness under the Stendal Loan Facility. The swaps took effect on October 1, 2002 and are comprised of three contracts. The first contract commenced in October 2002 for a notional amount of €4.1 million, gradually increasing to €464.9 million, with an interest rate of 3.795%, and matured in May 2004. The second contract commenced in May 2004 for a notional amount of €464.9 million, gradually increasing to €612.6 million, with an interest rate of 5.28%, and matures in April 2005. The third contract is to commence in April 2005 for a notional amount of €612.6 million, with an interest rate of 5.28%, and the notional amount gradually decreases and the contract terminates upon the maturity of the Stendal Loan Facility in October 2017. As at December 31, 2003 and September 30, 2004, the notional amounts of the two outstanding contracts was (i) €464.9 million and €534.9 million and (ii) €612.6 million and €612.6 million, respectively.

(10)
For €306.3 million of the outstanding principal amount under the Stendal Loan Facility, all repayment installments from April 1, 2004 until April 1, 2011 were swapped into U.S. dollar amounts at a rate of U.S. 1.2218. The interest rate was swapped into the following payments: pay a fixed rate of 3.5% and receive the six-month Euribor. These derivatives were settled in December 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF CELGAR

        The following discussion and analysis of the financial condition and results of operations of Celgar as at and for the nine months ended September 30, 2003 and 2004 and the three years ended December 31, 2003 should be read in conjunction with the consolidated financial statements and related notes of Celgar included elsewhere in this prospectus supplement. Celgar prepares its financial statements in accordance with Canadian GAAP, which differs in certain respects from GAAP. For a discussion of the differences between Canadian GAAP and GAAP as they pertain to Celgar, see Note 10 of the unaudited financial statements of Celgar for the nine month periods ended September 30, 2003 and 2004 and Note 12 of the audited financial statements of Celgar for the year ended December 31, 2003 included elsewhere in this prospectus supplement. For the purposes of this offering and the Senior Note Offering, Celgar has reconciled its accounts to GAAP and will continue to do so for ongoing Mercer consolidated reporting.

        The information presented below and the financial statements for Celgar included in this prospectus supplement reflect the entire assets, liabilities and operations of Celgar for the periods and as at the dates indicated. However, we are acquiring only the operating assets of Celgar which, pursuant to the terms of the Acquisition Agreement, do not include the finished goods inventory, receivables, cash on hand and certain insurance claims of Celgar. Further, we are not assuming certain liabilities of Celgar including indebtedness for borrowed money for pre- and post-bankruptcy periods which aggregated approximately C$1.1 billion at December 31, 2003 and September 30, 2004. See "The Acquisition" and "Selected Historical Financial Information of Celgar" for more information.

Results of Operations

        The Celgar mill is a modern NBSK pulp mill that produces high quality NBSK pulp. It has a current annual production capacity of approximately 430,000 ADMTs. In 1998, primarily as a result of the indebtedness incurred by the Celgar mill during an C$850 million modernization process, its directors assigned Celgar into bankruptcy. KPMG Inc. was appointed trustee in bankruptcy. Immediately thereafter, two large institutional banks appointed KPMG Inc. as the receiver of all the assets and undertakings of Celgar under the security held by the banks. KPMG Inc. has operated the Celgar mill as trustee in bankruptcy since 1998.

        The Celgar mill's financial performance depends on a number of variables that impact sales and production costs. Sales and production results are influenced largely by the market price for pulp and paper products and raw materials, the geographic sales mix of products produced and foreign currency exchange rates. Kraft pulp markets are highly cyclical, with prices determined by supply and demand. Demand for kraft pulp is influenced to a significant degree by global levels of economic activity and supply is driven by industry capacity and utilization rates. Primarily as a result of adjustments to inventory levels by Asian buyers in the fourth quarter of 2004, there was weaker demand and lower prices in the Asian market in the 2004 fourth quarter.

        The Celgar mill's production costs are influenced by the availability and cost of raw materials, energy and labor, and its plant efficiencies and productivity. The Celgar mill's main raw material is fiber in the form of wood chips and pulp logs for pulp production. Fiber costs are primarily affected by the supply of, and demand for, pulp, which is highly cyclical. Production costs also depend on the total volume of production and plant efficiency. Throughout the later part of 2003, the Celgar mill experienced technical problems relating to a burner misalignment in its lime kiln causing improper heating which resulted in the kiln being shut down on several different occasions. Management at the Celgar mill has determined that the burner misalignment in the lime kiln resulted in additional aggregate costs, primarily related to purchases from third parties, of approximately C$3.2 million being reflected in cost of sales through to September 2004.

        The Celgar mill's financial performance for any reporting period is also impacted by changes in the U.S. dollar to Canadian dollar exchange rate. Changes in currency rates affect the mill's operating results because the price for NBSK pulp is generally based on a global industry benchmark that is priced in U.S. dollars. Therefore, a weakening of the U.S. dollar against the Canadian dollar will generally reduce the amount of Canadian dollar revenues of Celgar's operations. This will adversely affect the Celgar mill's operating margins as the vast majority of its costs are incurred in Canadian dollars. The Celgar mill has not mitigated the effect of currency rate fluctuations, as it has elected not to enter into foreign exchange derivative transactions. As a result, Celgar's product sales, which are primarily invoiced in U.S. dollars, have been at risk to fluctuations in exchange rates from the time such products are sold to the time such products are paid for. Any gain or loss on foreign exchange has been included in Celgar's general and administrative expenses.

        Improving pulp demand resulting from improving world economies and the weakening of the U.S. dollar has led to list prices for kraft pulp in the U.S. increasing from an average of approximately $545 in 2003 to an average of approximately $670 in the third quarter of 2004. However, such price increases have been largely offset as the U.S. dollar has weakened against the Canadian dollar by approximately 20% during the same period.

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003 (Unaudited)

        In the nine months ended September 30, 2004, net sales increased to C$214.9 million from C$207.6 million in the comparative period of 2003, primarily as a result of higher NBSK prices which were partially offset by the continuing decline in the U.S. dollar.

        Cost of sales in the period ended September 30, 2004 decreased to C$167.6 million from C$182.9 million in the period ended September 30, 2003, primarily as a result of lower sales volume. The reduction in cost of sales was partially offset by an increase in average production costs which was primarily the result of increased fiber costs. Included in cost of sales are costs relating to the burner misalignment in the lime kiln of C$96,000 for the nine months ended September 30, 2004 and C$2.0 million for the nine months ended September 30, 2003.

        U.S. dollar denominated list pulp price increases were offset by the weakness of the U.S. dollar against the Canadian dollar in the nine months ended September 30, 2004. Average list prices for NBSK pulp in the U.S. were approximately $600 per ADMT in the first quarter of 2004, approximately $660 per ADMT in the second quarter of 2004 and approximately $670 per ADMT in the third quarter of 2004. Pulp sales realizations were C$735 per ADMT on average in the current period, compared to C$630 per ADMT in the comparative period of 2003. Pulp sales by volume decreased to 292,233 ADMTs in the current period from 329,253 ADMTs in the comparative period of 2003 primarily as a result of lower shipment volumes to southeast Asia and Europe.

        General and administrative expenses decreased to C$22.8 million in the period ended September 30, 2004 from C$28.2 million in the period ended September 30, 2003, primarily as a result of a decrease in foreign exchange losses on current receivables and payables. Foreign exchange losses were C$0.9 million for the nine months ended September 30, 2004, compared to C$5.0 million for the comparative period in 2003. General and administrative expenses also included C$0.8 million and C$1.7 million for the costs of KPMG Inc., as receiver and trustee in bankruptcy for the respective periods.

        For the nine months ended September 30, 2004, Celgar reported a loss from operations of C$127.6 million compared to a loss from operations of C$32.9 million in the comparative period of 2003. This increase was attributable to a C$129.2 million write down on property, plant and equipment in connection with the Acquisition.

        Depreciation and amortization was C$22.8 million in the nine months ended September 30, 2004, compared to C$29.3 million in the comparative period of 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        In the year ended December 31, 2003, net sales increased to C$271.6 million from C$249.4 million in the year ended December 31, 2002, primarily as a result of higher sales volumes.

        Cost of sales in the year ended December 31, 2003 increased to C$230.5 million from C$213.6 million in the year ended December 31, 2002, primarily as a result of higher sales volumes. Included in cost of sales are costs relating to the burner misalignment in the lime kiln of C$3.1 million in the year ended December 31, 2003 with no corresponding charge in the comparative period in 2002.

        U.S. dollar denominated list pulp price increases were mostly offset by an 18% decline in the U.S. dollar against the Canadian dollar in 2003. Average list prices for NBSK pulp in the U.S. were approximately $490 per ADMT in 2002 and increased to an average of approximately $550 per ADMT in 2003. Pulp sales realizations were C$635 per ADMT on average in the current period, compared to C$623 per ADMT in 2002. Pulp sales by volume increased to 427,860 ADMTs in the current period from 400,101 ADMTs in 2002.

        General and administrative expenses increased to C$38.1 million in the year ended December 31, 2003 from C$30.6 million in the year ended December 31, 2002, primarily as a result of a required increase in a non-union salary pension plan accrual after an actuarial valuation and an increase in foreign exchange losses on current receivables and payables. Foreign exchange losses were C$6.0 million for the year ended December 31, 2003, compared to C$0.8 million for the comparative period. General and administrative expenses also included C$1.9 million and C$1.8 million for the costs of KPMG Inc., as receiver and trustee in bankruptcy for the respective periods.

        For the year ended December 31, 2003, Celgar reported a loss from operations of C$36.3 million, compared to a loss from operations of C$33.8 million in 2002.

        Depreciation and amortization was C$39.2 million in 2003, compared to C$38.9 million in 2002.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

        In the year ended December 31, 2002, net sales increased to C$249.3 million from C$246.1 million in the year ended December 31, 2001, primarily as a result of higher sales volumes. In 2001, the Celgar mill was shut down for approximately 50 days for market related reasons.

        Cost of sales in the year ended December 31, 2002 decreased to C$213.6 million from C$240.0 million in the year ended December 31, 2001, primarily as a result of lower production costs including a decrease in the cost of fiber and lower energy costs.

        Average list prices for NBSK pulp in the U.S. were approximately $525 per ADMT in 2001 and approximately $490 per ADMT in 2002. Pulp sales realizations were C$623 per ADMT on average in the current period, compared to C$674 per ADMT in 2001. Pulp sales by volume increased to 400,101 ADMTs in the current period from 365,132 ADMTs in 2001.

        General and administrative expenses increased to C$30.6 million in the year ended December 31, 2002 from C$25.9 million in the year ended December 31, 2001, primarily as a result of an increase in insurance premiums, a required increase in a non-union salary pension plan accrual after an actuarial valuation and foreign exchange losses from current receivables and payables. Foreign exchange losses were C$0.8 million for the year ended December 31, 2002, compared to a foreign exchange gain of C$1.8 million for the comparative period. General and administrative expenses also included C$1.8 million and C$2.0 million for the costs of KPMG Inc., as receiver and trustee in bankruptcy for the respective periods.

        For the year ended December 31, 2002, Celgar reported a loss from operations of C$33.8 million, compared to a loss from operations of C$58.6 million in 2001.

        Depreciation and amortization was C$38.9 million in 2002, compared to C$39.0 million in 2001.

BUSINESS

The Company

General

        Mercer Inc. is a business trust organized under the laws of the State of Washington in 1968. Under Washington law, shareholders of a business trust have the same limited liability as shareholders of a corporation.

        We operate in the pulp and paper business. Our operations are currently located primarily in eastern Germany and, upon completion of the Acquisition, will include western Canada. We currently employ approximately 1,647 people at our German operations and there are currently approximately 420 people employed at the Celgar mill. We believe we will be one of the largest market NBSK pulp producers in the world and will operate three pulp mills with an aggregate annual production capacity of approximately 1.3 million ADMTs:

  •
  Rosenthal mill.  Our Rosenthal mill is a modern, efficient ISO 9002 certified pulp mill that has an annual production capacity of approximately 310,000 ADMTs and is located near the town of Blankenstein, Germany. The Rosenthal mill is currently the only producer of market NBSK pulp in Germany.

  •
  Stendal mill.  Our Stendal mill is a new, state-of-the-art, single-line NBSK pulp mill which is designed to have an annual production capacity of approximately 552,000 ADMTs and is situated near the town of Stendal, Germany, approximately 300 kilometers north of the Rosenthal mill.

  •
  Celgar mill.  The Celgar mill is a modern, efficient ISO 9001 certified pulp mill that has an annual production capacity of approximately 430,000 ADMTs of NBSK pulp and is located near the city of Castlegar, British Columbia, Canada, approximately 600 kilometers east of the port city of Vancouver, British Columbia.

        We also own and operate two paper mills located at Heidenau and Fährbrücke, Germany that produce specialty papers and printing and writing papers and, based upon their current product mix, have an aggregate annual production capacity of approximately 70,000 ADMTs.

History and Development of Business

        We originally invested in various real estate assets with the intention of becoming a real estate investment trust, but in 1985 changed its operational direction to acquiring controlling interests in operating companies. We acquired our current pulp and paper operations beginning in 1993.

        Over the last five years to December 31, 2003, we have expended an aggregate of approximately €337.0 million on capital investments at our pulp and paper mills, not including the Stendal project or the Celgar mill, to increase production capacities, improve efficiencies, reduce effluent discharges and emissions and modernize the mills. Such capital investments were financed in large part through government guaranteed term financing and government grants of approximately €94.2 million. For more information about these grants, see "Business — Government Financing".

        In late 1999, we completed a major capital project which converted the Rosenthal mill to the production of kraft pulp from sulphite pulp, increased its annual production capacity from approximately 160,000 ADMTs to approximately 280,000 ADMTs and, through subsequent minor capital investments and efficiency improvements, increased its annual production capacity to approximately 310,000 ADMTs, and reduced emissions and energy costs. The aggregate cost of the project was approximately €361.0 million.

        We completed financing arrangements and commenced construction of the Stendal mill in August 2002. The aggregate cost of the Stendal project is approximately €1.0 billion. Construction of the Stendal mill was completed substantially on its planned schedule and budget in the third quarter of 2004 and the mill is currently in the start-up phase. For more information about the Stendal project, see "— Stendal Pulp Mill Project and Financing".

        Commencing in 1998, we implemented a strategy to focus on our core operations and rationalize assets that either were not part of our core operations or did not provide the desired level of return. As a result, between 1998 and 2000, we took a charge of €17.9 million relating to our paper operations and sold four paper mills that produced packaging, carton and printing papers located at Greiz, Raschau, Trebsen and Hainsberg, Germany.

        The sale of these paper mills was the result of a strategic decision to withdraw from commodity paper grades produced principally from waste paper where we had little market share and, we believed, limited potential for long-term profitability. We continue to operate and upgrade the Heidenau and Fährbrücke paper mills as they principally produce niche products.

        We reorganized our interest in Landqart, which owns a specialty paper mill in Switzerland, at the end of 2002 by transferring a 20% interest to a Swiss bank and exchanging the other 80% interest for an indirect 39% minority interest through a limited partnership on a non-cash basis. See "Business — Our Products — Paper".

Organizational Chart

        The following chart sets out our directly and indirectly owned principal operating subsidiaries, their jurisdictions of organization and their principal activities:

(1)
Certain wholly owned intermediate holding companies are not shown.

Competitive Strengths

        Our competitive strengths include the following:

  •
  Modern Low Cost NBSK Pulp Mills.  Upon completion of the Acquisition, we will operate three large, modern NBSK pulp mills and are a low cost NBSK pulp producer. The significant capital investments at the Rosenthal mill have resulted in a facility which ranks in the lowest cost quartile for NBSK pulp delivered to Europe. We expect our overall cost structure to improve because the Stendal mill is designed to have even lower production costs than the Rosenthal mill. Based on an industry survey, we believe that the Celgar mill ranks in the second quartile in North America on a manufactured cost basis for NBSK pulp. The relative age and production capacity of our NBSK pulp mills provide us with certain cost advantages over many of our competitors including lower maintenance capital expenditures.

  •
  High Quality NBSK Pulp Products.  Our pulp mills produce high quality NBSK pulp which is a premium grade of kraft pulp. Our Rosenthal mill continues to increase the proportion of its sales of reinforcement NBSK pulp, which is used to produce stronger papers and generally obtains the highest price. The Stendal mill is similarly expected to produce a high quality NBSK pulp product, although from a slightly different species mix, resulting in a complementary product more suitable for different end uses. We believe that the pulp produced at the Celgar mill is known for its excellent product characteristics and the mill is a long-established supplier to paper producers in Asia.

  •
  Close Proximity to Customers.  We are the sole kraft pulp producer and the only producer of market pulp in Germany, which is the largest pulp import market in Europe. Due to the proximity of the Rosenthal and Stendal mills to most of our European customers and the new member countries of the European Union, we benefit from lower transportation costs relative to our major competitors. As the Celgar mill is located in western Canada, it is well situated to serve Asian and North American customers. We believe our ability to deliver pulp on a timely basis enhances customer satisfaction and has made us a preferred supplier for many customers.

  •
  Stable and Abundant Fiber Supply.  There is a significant amount of high-quality fiber within a close radius of each of our pulp mills. This fiber supply, combined with our purchasing power, provides us with an ability to enter into contracts which have relatively stable prices and volumes.

Strategy

        Our corporate strategy is to create shareholder value by focusing on the expansion of our asset and earnings base through organic growth and acquisitions primarily in Europe and North America. We pursue organic growth through active management and targeted capital expenditures designed to produce a high return by increasing production, reducing costs and improving quality. We seek to acquire interests in companies and assets in the pulp and paper industry and related businesses where we can leverage our experience and expertise in adding value through a focused management approach. Key features of our strategy include:

  •
  Focusing on NBSK Market Pulp.  We focus on NBSK pulp because it is a premium grade kraft pulp known for its strength which obtains the highest price relative to other kraft pulps. Although demand is cyclical, worldwide demand for kraft market pulp has grown at an average of approximately 3% per annum over the last ten years with higher growth rates in certain markets such as eastern Europe and Asia. We do not believe there are any significant new NBSK pulp production capacity increases coming online in the next several years due in part to fiber supply constraints and high capital costs.

  •
  Operating Modern, World-Class NBSK Pulp Production Facilities.  In order to keep our operating costs as low as possible, with a goal of operating profitably in all market conditions, we only plan to operate large, modern NBSK pulp production facilities. We believe such production facilities provide the best platform to be an efficient, low cost producer of high quality NBSK pulp without the need for significant sustaining capital.

  •
  Improving Efficiency and Reducing Operating Costs.  We focus on increasing the productivity and operating efficiency of our production facilities through cost reduction initiatives, including targeted capital investments. We seek to make high return capital investments that increase production and operating efficiency at our production facilities, reduce costs and improve product quality. We also seek to reduce operating costs by better managing certain operating activities at our facilities such as fiber procurement, sales and marketing activities, and we intend to further coordinate these activities at our pulp facilities to realize on potential synergies among them. In particular, we believe there are a number of opportunities to reduce the operating costs, increase production and improve the financial results of the Celgar mill.

  •
  Enhancing Customer Relationships.  We focus on continually improving our marketing and distribution capabilities to enhance our customer relationships and capitalize on our geographic diversification. We seek to differentiate ourselves from our competitors by consistently delivering high quality products to our customers on a global basis. We intend to coordinate the marketing and distribution activities at our pulp mills to better service our customers.

The Pulp Industry

General

        Pulp is used in the production of paper, tissues and paper related products. Pulp is generally classified according to fiber type, the process used in its production and the degree to which it is bleached. Kraft pulp is produced through a sulphate chemical process in which lignin, the component of wood which binds individual fibers, is dissolved in a chemical reaction. Chemically treated pulp allows the wood's fiber to retain its length and flexibility, resulting in stronger paper products. Kraft pulp can be bleached to increase its brightness. Kraft pulp is noted for its strength, brightness and absorption properties and is used to produce a variety of products, including lightweight publication grades of paper, tissues and paper related products.

        The market value of kraft pulp depends in part on the fiber used in the production process. There are two primary species of wood used as fiber: softwood and hardwood. Softwood species generally have long, flexible fibers which add strength to paper while fibers from species of hardwood contain shorter fibers which lend bulk and opacity. Prices for softwood pulp are generally much higher than for hardwood pulp. As at September 30, 2004, there was an approximately $110 per ADMT difference in their list prices in Europe. Currently, the kraft pulp market is roughly evenly split between softwood and hardwood grades. Most uses of market kraft pulp, including fine printing papers, coated and uncoated magazine papers and various tissue products, utilize a mix of softwood and hardwood grades to optimize production and product qualities. In recent years, production of hardwood pulp, based on fast growing plantation fiber primarily from Asia and South America, has increased much more rapidly than that of softwood grades that have longer growth cycles. As a result of the growth in supply and lower costs, kraft pulp customers in recent years have substituted some of the pulp content in their products to hardwood pulp. Counteracting customers' increased proportionate usage of hardwood pulp has been the requirement for strength characteristics in finished goods and paper and tissue makers focus on higher machine speeds and lower basis weights for publishing papers which also require the strength characteristics of softwood pulp. We believe that the ability of kraft pulp users to further substitute hardwood for softwood pulp is limited by such requirements.

        NBSK pulp, which is a bleached kraft pulp manufactured using species of northern softwood, is considered a premium grade because of its strength. It generally obtains the highest price relative to other kraft pulps. Southern bleached softwood kraft pulp is kraft pulp manufactured using southern softwood species and does not possess the strength found in NBSK pulp. NBSK pulp is the sole product of the Rosenthal, Stendal and Celgar mills.

        Kraft pulp can be made in different grades, with varying technical specifications, for different end uses. High quality kraft pulp is valued for its reinforcing role in mechanical printing papers, while other grades of kraft pulp are used to produce lower priced grades of paper, including tissues and paper related products.

Pulp Markets

        Producers ranging from small independent manufacturers to large integrated companies produce pulp worldwide. In 2003, more than 130 million ADMTs of kraft pulp were converted into printing and writing papers, tissues, cartonboards and other white grades of paper and paperboard around the world. Approximately 65% of this pulp was produced for internal purposes by integrated paper and paperboard manufacturers, and approximately 35% was produced for sale on the open market.

        In 2003, total worldwide consumption of market pulp was approximately 50 million ADMTs, comprised of various types of market pulp as illustrated below:

Global Market Pulp Shipments

Source: Pulp and Paper Products Council

        Although demand is cyclical, worldwide demand for kraft market pulp has grown at an average rate of approximately 3% annually over the last ten years. Over the last ten years, hardwood kraft pulp production has increased at a faster rate than softwood kraft pulp production, at 5% and 2%, respectively. As such, hardwood pulp now comprises approximately 42% of total market pulp shipments, only slightly less than softwood, an increase from 35% in the early 1990s. This higher growth rate is the result of significant capital investment in new capacity in tropical regions where forest plantations exhibit higher growth rates, such as Indonesia and South America. The rapid growth rates result in shorter fibers, with resulting pulp qualities of softness, bulk and opacity. NBSK pulp, which provides paper makers with strength, allows for increased use of inert fillers, clays and coatings as well as reducing breakage on new high speed paper and printing machines. We believe that the substitution of softwood by hardwood pulp is limited, and that NBSK pulp will continue to act as the benchmark grade within the pulp markets. The growth rate for NBSK pulp reflects this continuing demand, with growth rates higher than the general softwood kraft group. The following chart illustrates the worldwide NBSK market pulp demand for the specified periods:

Worldwide NBSK Market Pulp Demand

Source: Pulp and Paper Products Council

        Western Europe accounts for approximately 40% of global market pulp demand with a growth rate of approximately 2% annually over the past ten years. Approximately 18 million ADMTs of market pulp were consumed in western Europe in 2003, of which approximately six million ADMTs were comprised of NBSK pulp. The following map provides an overview of the estimated European trade flows of market pulp in 2003, with Europe importing substantial quantities of pulp from the Americas:

2003 Trade Flows in Pulp for Europe (CEPI)(1)
(thousands of ADMTs)

Source: Confederation of European Paper Industries ("CEPI")

(1)
Europe (CEPI) means the European Union countries, Norway and Switzerland.

(2)
Europe (non-CEPI) means all European countries other than Europe as defined above.

        Within Europe, Germany, with its large economy and sizable paper industry, is the largest pulp market and consumed approximately six million ADMTs of market pulp in 2003 relying largely on imports from North America and Scandinavia. Approximately 61% of the market pulp consumed in Germany in 2003 was kraft pulp. In 2003, the top five importing countries in continental Europe were as follows:

	Imports of Kraft Pulp From
Market	Europe(1)	Outside Europe
	(thousands of ADMTs)
Germany	2,346	1,469
Italy	926	1,976
France	823	1,078
United Kingdom	435	737
Netherlands	458	256

(1)
Includes European Union countries, Norway and Switzerland.

Source: Council of European Paper Industries

        Demand for market pulp in Asia (excluding Japan) has been growing at approximately 9% annually over the past ten years and currently accounts for approximately 30% of global demand.

Approximately 13 million ADMTs of market pulp were consumed in Asia (excluding Japan) in 2003, of which approximately 2.3 million ADMTs were comprised of NBSK pulp. This demand growth has been driven both by increasing per capita consumption combined with the mandated closure of numerous small, often non-wood based, pulp facilities in China. Canada is the largest exporter to this region, supplying approximately three million ADMTs of market pulp in 2003, approximately two million of which were comprised of NBSK pulp. Additionally, Japan consumed approximately three million ADMTs of market pulp in 2002, the latest year for which data is available, of which approximately 25% was comprised of NBSK pulp. The following chart illustrates the worldwide total market pulp demand for the specified periods:

Worldwide Total Market Pulp Demand

Source: Pulp and Paper Products Council

        We expect Europe and Asia to continue to be significant net importers of pulp in the foreseeable future. The markets for kraft pulp are cyclical in nature and demand for kraft pulp is related to global and regional levels of economic activity. A measure of demand for kraft pulp is the ratio obtained by dividing the worldwide consumption of kraft pulp by the worldwide capacity for the production of kraft pulp, or the "consumption/capacity ratio". An increase in this ratio generally occurs when there is an increase in global and regional levels of economic activity and low inventories of kraft pulp. An increase in this ratio generally indicates greater demand as consumption increases, which generally results in rising kraft pulp prices and a build-up of inventories by buyers and a reduction by producers. As prices continue to rise, producers continue to run at higher operating rates. However, an adverse change in global and regional levels of economic activity generally negatively affects demand for kraft pulp, often leading to a high level of inventory build-up by buyers. As demand falls, buyers generally reduce their purchases and rely on inventories of kraft pulp and many producers will run at lower operating rates by taking downtime to limit the build-up of their own inventories.

        The consumption/capacity ratio, excluding Indonesian and eastern European pulp producers, was approximately 89% in 2001, approximately 91% in 2002 and approximately 93% in 2003. We expect the long lead time and significant capital investment required to bring new pulp mills on stream to limit growth in industry capacity in the next few years.

Kraft Pulp Pricing

        Global economic conditions, changes in production capacity, inventory levels, and currency exchange rates are the primary factors affecting NBSK pulp list prices. Canada and western Europe currently represent approximately 50% and 40%, respectively, of global NBSK pulp capacity while list prices are denominated in U.S. dollars. The following chart illustrates the average annual European NBSK list pulp prices since 1990:

Average Annual European NBSK List Pulp Prices

Source: Pulp and Paper Week

        The average annual European list prices for NBSK pulp between 1990 and 2003 ranged from a low of approximately $444 per ADMT in 1993 to a high of approximately $875 per ADMT in 1995.

        The 1995 price peak was followed by a steep decline as inventory levels for North American and Scandinavian, or "Norscan", producers grew to over 2.5 million ADMTs by early 1996. Norscan producers currently produce a majority of the market NBSK pulp sold in North America and Europe and inventory levels held by Norscan producers are considered an industry benchmark in determining industry inventory levels. Between 1996 and 1999, list pulp prices remained relatively low due in part to the Asian financial crisis which began in late 1997.

        Prices started to recover in 1999 due to a combination of factors including a recovery in the Asian economy, the shutdown of unprofitable mills or older mills in need of environmental upgrades and a decline in capacity expansion. This contributed to tightening inventory levels among Norscan producers, which fell to approximately 1.1 million ADMTs in June 2000, resulting in list prices increasing to an average of approximately $710 per ADMT in the fourth quarter of 2000. However, the decline of the American and major European economies in 2001 caused a sharp reduction in paper demand. As a result, Norscan pulp inventories rose to a high of approximately two million ADMTs in early 2001 and list price levels eroded to an average of approximately $460 per ADMT in late 2001. Inventory levels ranged between approximately 1.3 million and 1.9 million ADMTs in 2002, and list prices averaged approximately $463 per ADMT in 2002. The weakening of the U.S. dollar against the Euro and other major currencies and an increase in demand resulting from improving American and major European economies in 2003 resulted in list prices for kraft pulp in Europe increasing to approximately $560 per ADMT in December 2003 despite relatively high inventory levels. List prices for kraft pulp in Europe continued to strengthen in the first half of 2004 due to the relatively weak U.S. dollar and improving world economies. List prices increased to approximately $660 per ADMT in July 2004, before falling to approximately $585 per ADMT in October 2004 and subsequently recovering to approximately $625 per ADMT in December 2004. A producer's sales realizations reflect customer discounts, commissions and other items and it is likely that prices will continue to fluctuate in the future.

The Manufacturing Process

        The following diagram provides a simplified description of the kraft pulp manufacturing process at the Rosenthal, Stendal and Celgar mills:

        In order to transform wood chips into kraft pulp, wood chips undergo a multi-step process involving the following principal stages: chip screening, digesting, pulp washing, and screening, bleaching and drying.

        In the initial processing stage, wood chips are screened to remove oversized chips and sawdust and are conveyed to a pressurized digester where they are heated and cooked with chemicals. This occurs in a continuous process at the Celgar and Rosenthal mills and in a batch process at the Stendal mill. This process softens and eventually dissolves the phenolic material called lignin that binds the fibers to each other in the wood.

        Cooked pulp flows out of the digester and is washed and screened to remove most of the residual spent chemicals, called black liquor, and partially cooked wood chips. The pulp then undergoes a series of bleaching stages where the brightness of the pulp is gradually increased. Finally, the bleached pulp is sent to the pulp machine where it is dried to achieve a dryness level of more than 90%. The pulp is then ready to be baled for shipment to customers.

        A significant feature of kraft pulping technology is the recovery system, whereby chemicals used in the cooking process are captured and extracted for re-use, which reduces chemical costs and improves environmental performance. During the cooking stage, dissolved organic wood materials and black liquor are extracted from the digester. After undergoing an evaporation process, black liquor is burned in a recovery boiler. The chemical compounds of the black liquor are collected from the recovery boiler and are reconstituted into cooking chemicals used in the digesting stage through additional processing in the recausticizing plant.

        The heat produced by the recovery boiler is used to generate high-pressure steam. Additional steam is generated by a power boiler through the combustion of biomass consisting of bark and other wood residues from sawmills, residue generated by the effluent treatment system and natural gas. The steam produced by the recovery and power boilers is used to power a turbogenerator to generate electricity, as well as to provide heat for the digesting and pulp drying processes.

The Paper Industry

        The paper industry is global in nature with many international, national and regional producers competing over many different product lines. Prices and profitability in the paper industry are driven primarily by global supply and demand. Demand is strongly influenced by global and regional levels of economic activity. Supply is determined by industry capacity and operating rates. In general, the paper industry has experienced periods of supply and demand imbalance. When demand increases, prices rise, which leads producers to increase their capacity and operating rates. As supply increases in response, price competition increases, driving prices lower.

        We produce principally specialty papers and printing and writing papers. The specialty papers that we produce are comprised of coated and uncoated wallpaper base, non-woven wallpaper base and greaseproof paper.

        Wallpaper can be coated with an agent to enhance its appearance and printing capability. In addition, non-woven wallpaper contains a certain proportion of synthetic fibers so that it does not expand when wet, paste can be applied to the wall instead of the wallpaper and it can be easily torn from the wall, or drystripped. Demand for wallpaper is related to activity in the construction and refurbishing industries, which have been relatively strong due to low interest rates in most industrialized countries. Non-woven wallpapers are the fastest growing category of wallpaper.

        Greaseproof paper is a consumer oriented product that can be used for, among other things, baking and the packaging of food products such as fast foods.

        Printing and writing papers which we produce consist of only uncoated woodfree papers. Woodfree papers generally contain less than 10% mechanical pulp. Uncoated woodfree papers can be finished to enhance their surface and are often used to print less costly products.

Raw Materials

        Our mills are situated in regions which offer an ample and stable supply of fiber. The fiber consumed by our pulp mills consists of wood chips produced by sawmills and pulp logs, which are cyclical in both price and supply. Wood chips are small pieces of wood used to make pulp and are a product of either wood waste from sawmills or pulp logs processed, or chipped, especially for this purpose. Pulp logs consist of lower quality logs not used in the production of lumber. The costs of wood chips and pulp logs are primarily affected by the supply and demand for lumber.

Rosenthal mill

        The wood chips for the Rosenthal mill are sourced from approximately 60 sawmills located in the States of Bavaria and Thuringia within a 150 kilometer radius of the Rosenthal mill. Within this radius, the Rosenthal mill is the largest consumer of wood chips. Given its location and size, the Rosenthal mill is the best economic outlet for the sale of wood chips in the area. In 2003, the Rosenthal mill consumed approximately 1.7 million cubic meters of fiber. Approximately 66%, or approximately 1.1 million cubic meters, of such consumption was in the form of sawmill wood chips. The balance of approximately 34%, or approximately 0.6 million cubic meters, was in the form of pulp logs. Approximately 85% to 90% of the fiber consumed by the Rosenthal mill is spruce and the remainder is pine. We believe the Rosenthal mill's fiber costs have historically been among the lowest for European pulp producers. The Rosenthal mill's transportation division, which operates approximately 50 trucks, handled approximately 50% of our wood chip deliveries to the mill in 2003. While fiber costs and supply are subject to cyclical changes largely in the sawmill industry, we expect that we will be able to continue to obtain an adequate supply of fiber on reasonably satisfactory terms for the Rosenthal mill due to its location and our long-term relationships with suppliers. We have not historically experienced any fiber supply interruptions at the Rosenthal mill.

        Wood chips for the Rosenthal mill are normally sourced from sawmills under one year or quarterly supply contracts with fixed volumes, which provide for price adjustments. In 2003, we entered into a three-year agreement with one of our existing wood chip suppliers for the supply for the Rosenthal mill of approximately 500,000 cubic meters of wood chips annually until 2006. Pulp logs are partly sourced from the state forest agency in Thuringia on a contract basis and partly from private holders, on the same basis as wood chips. We organize the harvesting of pulp logs sourced from the state forest agency in Thuringia after discussions with the agency regarding the quantities of pulp logs that we require.

        The Rosenthal mill's fiber requirements were historically procured principally by SCA Holz, a large wood supply company. Our agreement with SCA Holz expired in April 2003 and has not been renewed. We have organized our own internal wood procurement department to handle and source the fiber requirements for the Rosenthal mill. Five people are employed in the department currently. The department will continue to procure fiber for the Rosenthal mill from many of the same sources and under similar terms as under our agreement with SCA Holz. The department also assisted in sourcing fiber for the start-up of the Stendal mill. We expect to coordinate the fiber procurement for the Rosenthal and Stendal mills. We believe that handling our own fiber procurement will reduce our operating costs over the long-term due to the elimination of third party fees paid for sourcing fiber.

Stendal mill

        The fiber consumed by the Stendal mill consists of wood chips and pulp logs. When fully operational, the Stendal mill is expected to consume approximately 2.8 to 3.0 million cubic meters of fiber annually. The core wood supply region for the Stendal mill includes most of the northern part of Germany within an approximately 240 kilometer radius of the mill. The wood supply potential in this core region is not yet fully utilized and we expect that it should be able to supply 80% of all of the fiber needed by the mill. We expect to obtain the balance primarily from southwestern and southern Germany. The fiber base in the planned wood supply area for the Stendal mill consists of approximately 80% pine and 20% spruce and fir. We expect approximately 20% of the fiber consumed by the Stendal mill to be in the form of sawmill wood chips and approximately 80% in the form of pulp logs. The Stendal mill has sufficient chipping capacity to fully operate using solely pulp logs, if required. We expect to source wood chips from sawmills within an approximately 360 kilometer radius of the Stendal mill. We expect to source pulp logs partly from private forest holders and partly from state forest agencies in Thuringia, Sachsen-Anhalt and Brandenburg. In 2003, Stendal commenced putting into place definitive supply arrangements similar to those of the Rosenthal mill. We have currently arranged for approximately 45% of the fiber requirements for the Stendal mill for 2005.

When fully operational, the Stendal mill is expected to be the largest consumer of wood chips in Germany and, together with the Rosenthal mill, provide the best economic outlet for the sale of wood chips in eastern Germany.

        Stendal has established its own wood procurement organization to handle the fiber requirements for the Stendal mill. Currently, there are approximately 87 people employed in this division. This division focuses on three principal activities, being wood procurement and sales, harvesting, and transportation. The procurement and sales main activity is to procure the required wood chip and pulp log assortments for the mill's annual production. In conjunction with this activity, it may also procure higher quality sawlogs, either through harvesting or through purchases that it can sell or trade with others for wood chips in order to optimize the fiber mix. When fully operational, we expect these activities to employ up to 15 people. The harvesting activities focus on acquiring up to approximately 800,000 cubic meters per annum of harvestable timber, of which approximately 75% is expected to be pulp logs and the balance likely to be higher quality logs that could be sold or traded to third parties for wood chips. We expect that approximately half of this volume may be harvested directly by us and the other half would be contracted out to third parties. When fully operational, we expect to engage up to 55 people in this division. Transportation activities focus on managing, controlling and optimizing shipping and flows of pulp logs to the mill. When fully operational, we expect that the transportation activities may employ up to 40 people.

        When the Stendal mill is fully operational, we expect to be the largest consumer of wood chips and pulp logs in Germany. We intend to coordinate and integrate the wood procurement activities for the Rosenthal mill and the Stendal mill to realize on a number of potential synergies between them. These include reduced overall personnel and administrative costs, greater purchasing power and coordinated buying and trading activities. We also believe such coordination and integration of fiber flows will allow us to optimize transportation costs, and the species and fiber mix for both mills.

Celgar mill

        The Celgar mill has a secure supply of high quality fiber that it purchases from a number of Canadian and U.S. suppliers. When operating at full capacity, the Celgar mill's annual fiber requirements are approximately 2.4 million cubic meters. Two sources of fiber are used to meet this demand: chips purchased from nearby sawmills and chipping facilities, and roundwood pulp logs purchased from local logging contractors. All of the Celgar mill's fiber is sourced externally with approximately 90% covered under chip contracts and the remaining 10% coming from the roundwood pulp logs processed through its woodroom.

        Celgar has entered into long and short-term chip supply agreements with approximately 30 different suppliers from British Columbia, Canada and the U.S. for a total of approximately 2.2 million cubic meters (excluding chips from its own woodroom). This represents approximately 90% of total annual fiber requirements at the mill. Celgar's woodroom supplies the remaining chips to meet the Celgar mill's requirements. The Canadian chip supply agreements contain terms that index the price of the chips to NBSK pulp pricing and therefore the chip costs are correlated with Celgar's net sales. The majority of the agreements are for periods ranging between two and six years. Several of the longer-term contracts are so-called "evergreen" agreements, where the contract remains in effect until one of the parties elects to terminate. Termination requires a minimum of two, and in some cases, five years written notice. Certain non-evergreen long-term agreements provide for renewal negotiations prior to expiry. We expect substantially all of the chip supply agreements which have been entered into by Celgar to be assigned to us or to renegotiate new agreements on substantially the same terms. Celgar has contracts with three sawmills, which are all owned by the same parent. These sawmills comprise approximately 25% of the Celgar mill's total fiber supply. Two of these chip agreements each remain in effect until December 31, 2008 and thereafter, if not extended, continue, subject to volume reductions, indefinitely, subject to termination by either party upon two years' prior notice. The third agreement is an evergreen agreement that remains in effect until terminated upon five years' prior notice. The chip agreements each contain provisions that may vary chip volume delivery commitments upon the happening of certain events.

        Except for occasional minor purchases from smaller suppliers, the balance of Celgar's fiber requirements is met by the production of chips from its own woodroom. Currently the woodroom is effectively operating a 40 hour/week schedule to supply chips to the Celgar mill. To secure the volume of pulp logs required to meet its requirements, Celgar has entered into annual pulp log supply agreements with 20 to 30 different suppliers, many of whom are also Celgar's contract chip suppliers. The woodroom is capable of running additional shifts and has historically operated in this fashion. Additional volumes of pulp logs are available to ramp up woodroom operations by up to 50%. All of the pulp log agreements can be terminated by either party for any reason, upon seven days' written notice.

        In addition to existing agreements, opportunities exist for the Celgar mill to secure additional fiber from mills in both Canada and the U.S. In the recent past, Celgar has purchased fiber from other suppliers. Celgar has flexibility in the selection and choice of suppliers, thus assuring continuity of supply as well as the ability to mix species when needed.

Paper mills

        The fiber used by the paper mills consists of pulp and waste paper (recycled paper), which are cyclical in both price and supply. The cost of this fiber is primarily affected by the supply and demand for paper and pulp. In 2003, approximately 85%, or approximately 64,036 ADMTs, of the fiber consumed by our paper mills was in the form of market pulp and chemical additives. Market pulp and chemical additives are available at market prices from various suppliers throughout Europe. The balance of approximately 15%, or approximately 11,621 ADMTs, of the fiber consumed by our paper mills was in the form of waste paper. Germany has extensive waste paper recycling and collection laws which result in a readily available supply. The cost of lower grade waste paper is currently relatively low in comparison to virgin pulp. We have not historically experienced any fiber supply interruptions at our paper mills.

Pulp Cash Production Costs

        The Rosenthal mill commenced kraft pulp operations in late 1999. As production and sales ramped-up and increased, efficiencies were achieved within the mill operations, resulting in lower per unit costs. Cash production costs for the Rosenthal mill for the periods indicated below are as follows:

				Nine Months Ended September 30,
	Year Ended December 31,
Costs
	2001	2002	2003	2003(1)	2004(1)
				(unaudited)
	(per ADMT)
Fiber	€184	€178	€178	€178	€171
Labor	57	54	51	53	54
Chemicals	48	38	46	46	43
Energy(2)	18	9	4	5	—
Other	35	33	28	28	32

Total cash production costs(3)	€342	€312	€307	€310	€300

(1)
We normally report our cash production costs for pulp on an annual basis only and intend to continue to do so in our Annual Report on Form 10-K for future periods. Total cash production costs for the nine months ended September 30, 2003 and 2004 may not be comparable on an annualized basis due to the timing of maintenance expenditures.

(2)
Net of energy revenues.

(3)
Cost of production per ADMT produced excluding depreciation.

        Construction of the Stendal mill was completed in the third quarter of 2004. Although the Stendal mill had approximately 13 days of operations in September 2004, it is currently in the start-up phase. As a result, we believe that cash production costs for pulp produced at the Stendal mill in the third quarter of 2004 are not meaningful as they do not provide an accurate representation of the mill's future operating performance. Accordingly, they are not included herein. The Stendal mill is designed to have even lower production costs than the Rosenthal mill.

        The Celgar mill is a low-cost producer of NBSK pulp and, based on an industry survey, we believe it ranks in the second quartile in North America on a manufactured cost basis. Cash production costs for the Celgar mill for the periods indicated below are as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2001(1)	2002	2003	2003(2)	2004(2)
				(unaudited)
	(per ADMT)
Fiber	C$257	C$204	C$208	C$205	C$233
Labor	99	89	96	101	98
Chemicals	79	72	75	74	76
Energy(3)	54	43	38	42	35
Other	82	83	82	91	91

Total cash production costs(4)	C$571	C$491	C$499	C$513	C$533

(1)
The Celgar mill was shutdown for approximately 50 days in 2001 for market related reasons.

(2)
We normally report our cash production costs for pulp on an annual basis only and intend to continue to do so in our Annual Report on Form 10-K for future periods. Total cash production costs for the nine months ended September 30, 2003 and 2004 may not be comparable on an annualized basis due to the timing of maintenance expenditures.

(3)
Net of energy revenues.

(4)
Cost of production per ADMT produced excluding depreciation.

Our Products

        We manufacture and sell NBSK pulp and two primary classes of paper products. Our products are produced from both virgin fiber, being wood chips, pulp logs and chemical woodfree pulp, and recycled fiber, being waste paper.

Pulp

        In early 2000, we completed the conversion of the Rosenthal mill to the production of kraft pulp. The kraft pulp produced at the Rosenthal mill is a long-fibered softwood pulp produced by a sulphate cooking process and manufactured primarily from wood chips and pulp logs. A number of factors beyond economic supply and demand have an impact on the market for chemical pulp, including requirements for pulp bleached without any chlorine compounds or without the use of chlorine gas. The Rosenthal mill has the capability of producing both "totally chlorine free" and "elemental chlorine free" pulp. Totally chlorine free pulp is bleached to a high brightness using oxygen, ozone and hydrogen peroxide as bleaching agents, whereas elemental chlorine free pulp is produced by substituting chlorine dioxide for chlorine gas in the bleaching process. This substitution virtually eliminates complex chloro-organic compounds from mill effluent.

        Kraft pulp is valued for its reinforcing role in mechanical printing papers and is sought after by producers of paper for the publishing industry, primarily for magazines and advertising materials. Kraft pulp produced for reinforcement fibers is considered the highest grade of kraft pulp and generally obtains the highest price. Through a focused technical and marketing effort, we have changed the mix of the kraft pulp that we produce at the Rosenthal mill to substantially increase our relative amount of reinforcement fibers from approximately 16% at the beginning of 2000 to approximately 41% at the end of 2003.

        The Rosenthal mill produces pulp for reinforcement fibers to the specifications of certain of our customers. We believe that a number of our customers consider us their supplier of choice. For more information about the facilities at the Rosenthal mill, see "— Rosenthal Conversion Project and Financing" and "— Properties".

        The kraft pulp produced at the Stendal mill will be of a slightly different grade than the kraft pulp produced at the Rosenthal mill as the mix of softwood fiber used will be slightly different. This will result in a complementary product more suitable for different end uses. The Stendal mill is capable of producing both totally chlorine free and elemental chlorine free pulp. For more information about the facilities at the Stendal mill, see "— Stendal Pulp Mill Project and Financing" and "— Properties".

        The Celgar mill produces high quality kraft pulp that is made from a unique blend of slow growing/long-fiber western Canadian tree species. It is used in the manufacture of high quality paper products. The Celgar mill currently produces the following two grades of elemental chlorine free pulp:

  •
  Celstar — approximately 55% of the pulp produced by the Celgar mill is a high quality bleached softwood kraft pulp made from Hemlock, Balsam Fir, Spruce, Pine and Western Red Cedar.

  •
  Celect — the remaining 45% of the pulp produced by the Celgar mill is a unique softwood pulp made from a specifically segregated mixture of long-fiber wood species (Douglas Fir and Western Larch). Celect is preferred by papermakers looking for high tear and lower air resistance.

        We believe the Celgar mill's pulp is known for its excellent product characteristics, including tensile strength, wet strength and brightness. We also believe that the pulp produced at the Celgar mill is known for its excellent product characteristics and the mill is a long-established supplier to paper producers in Asia. For more information about the facilities at the Celgar mill, see " — Properties".

Paper

        Our paper manufacturing strategy has focused on utilizing our existing machines, with certain modifications, in combination with our skilled workforce, to principally produce niche products. As a result, we have divested certain paper mills which focused on packaging, carton and recycled printing and writing papers, and shifted our production away from woodfree printing and writing papers.

        The following table sets out the primary classes of paper products that we produce and the mills at which they are produced:

Paper Product Class	Mill	Product Description
Specialty Paper	Heidenau	Coated and uncoated wallpaper and non-woven wallpaper base
	Fährbrücke	Greaseproof paper
Printing Paper	Fährbrücke	Printing and writing paper

        We sell our wallpaper and non-woven wallpaper base primarily to specialty paper converters and printers. It is used primarily in new construction and in the renovation industry in residential housing and commercial buildings. We sell our greaseproof paper to paper converters supplying the food industry. It is used primarily for wrapping and baking food. We sell our printing and writing papers primarily to traders, converter suppliers and paper wholesalers.

        We currently manufacture specialty and printing paper at two facilities located in Germany. For more information about the facilities at the paper mills, see "— Properties".

        We reorganized our interest in Landqart at the end of 2002 by selling a 20% interest to a Swiss bank and exchanging the other 80% interest for a 49% interest in a limited partnership on a non-cash basis. This resulted in our having a 39% indirect interest in Landqart. We reduced our Landqart stake to prioritize our available capital and resources on Stendal because of our obligation to repay or refinance the two bridge loans obtained in connection with the financing arrangements for Stendal, and poor capital market conditions. The reorganization has allowed the management of Landqart to focus on its operations and financial requirements without regard to our other operations. The Swiss bank had agreed to reduce and refinance a portion of Landqart's debt in consideration of the equity stake, and was in a better position to assist Landqart in securing the funds necessary to make the required capital investment in the Landqart mill.

Sales, Marketing and Distribution

        The distribution of Mercer's pulp and paper sales volume and revenues by product class, and revenues by geographic area is set out in the following table for the periods indicated:

	Year Ended December 31,					Nine Months Ended September 30,
	2001		2002		2003	2003	2004
						(unaudited)
	(ADMTs)
Sales Volume by Product Class
Pulp(1)	285,654		293,607		303,655	221,926	229,462
Papers
Specialty Papers	40,437	(2)	61,727	(2)	40,621	30,420	28,144
Printing Papers	26,815		23,195		21,397	16,568	19,357

Total Papers	67,252		84,922		62,018	46,988	47,501

Total(1)	352,906		378,529		365,673	268,914	276,963

	(in thousands)
Revenues by Product Class
Pulp(1)	€146,245		€130,173		€126,594	€92,418	€103,743
Papers
Specialty Papers	35,959	(2)	79,358	(2)	40,082	30,185	28,039
Printing Papers	22,797		18,352		15,780	12,332	13,302

Total Papers	58,756		97,710		55,862	42,517	41,341

Total(1)	€205,001		€227,883		€182,456	€134,935	€145,084

Revenues by Geographic Area
Germany	€94,486		€88,809		€80,306	€60,596	€64,339
Italy	50,016		46,027		46,609	34,581	36,524
European Union(3)	21,938		31,631		29,936	21,974	35,441
Eastern Europe and Other	38,561		61,416		25,605	17,784	8,780

Total(1)	€205,001		€227,883		€182,456	€134,935	€145,084

(1)
Excluding intercompany sales volumes of 10,447, 10,768 and 5,527 ADMTs of pulp and intercompany net sales revenues of approximately €5.8 million, €4.9 million and €2.3 million in 2001, 2002 and 2003, respectively, and intercompany sales volumes of 5,166 and 3,897 ADMTs of pulp and intercompany net sales revenues of approximately €2.2 million and €1.8 million in the nine months ended September 30, 2003 and 2004, respectively.

(2)
We acquired Landqart, which operates a specialty paper mill, in December 2001 for approximately $2.7 million. As of December 31, 2002, our interest in Landqart is no longer consolidated and is included in our financial results on an equity basis. Accordingly, sales from the Landqart specialty paper mill are not included in our results for 2001, but are included for 2002. The Landqart mill sold approximately 18,222 ADMTs for approximately €39.7 million in 2002.

(3)
Not including Germany or Italy; includes new entrant countries to the European Union from their time of admission.

        A large proportion of our kraft pulp sales from the Rosenthal mill in western Europe were historically handled through a sales agency agreement with Oy Metsä Botnia Ab, or "Metsä", a member of the M-real Corporation of Finland which operates a number of different paper mills. These sales comprised approximately 41% and 37% of the mill's total pulp sales in 2002 and 2001. Sales and marketing in other countries were conducted by Rosenthal's own sales staff and through independent agents. We chose not to renew our sales agency agreement with Metsä when it expired in December 2002. In 2003, we successfully placed with other customers all of the volumes formerly sold to the M-real Corporation. We are now conducting all sales and marketing of the kraft pulp from the Rosenthal mill internally through sales staff and through agents. We believe that this allows us to better coordinate our pulp sales and results in reduced sales and marketing costs due to reduced third party fees in the distribution of our products. In addition, the Stendal mill has established a sales and marketing division that is responsible for conducting all sales and marketing of the kraft pulp produced at the mill. When fully operational, we expect approximately 8 people to be employed in this division. We intend to co-ordinate and integrate the sales and marketing activities at the Rosenthal mill and Stendal mill to realize on a number of synergies between them. These include reduced overall administrative and personnel costs and co-ordinated selling, marketing and transportation activities. When the Stendal mill is fully operational, we expect to sell substantially all of its kraft pulp production in continental Europe.

        The Rosenthal and Stendal mills are currently the only market kraft pulp producers in Germany, which is one of the leading import markets for kraft pulp in western Europe. We therefore have a material competitive transportation cost advantage compared to Norscan pulp producers when shipping to customers in Europe. Due to the Rosenthal mill's central location, it delivers pulp to customers primarily by truck. Most trucks that deliver goods into eastern Germany generally do not also haul goods out of the region as eastern Germany is primarily an importer of goods. We are therefore able to obtain relatively low freight rates for the delivery of our products to many of our customers. Further, the Rosenthal mill's transportation division handled approximately 9% of the Rosenthal mill's pulp deliveries in 2003. Approximately 37% of pulp sales from the Rosenthal mill in 2003 were to customers or destinations located within a 500 kilometer radius of the Rosenthal mill. As a result, we can generally supply pulp to customers of Rosenthal faster than our competitors because of the short distances between the Rosenthal mill and our customers. For our customers in western Europe, we can, if requested, often supply them with pulp within one day of it being ordered. This permits us to be a "just in time" supplier to these customers. When fully operational, the Stendal mill should also have similar advantages over Norscan producers based upon its location.

        Mercer's pulp sales are on customary industry terms. At December 31, 2003 and September 30, 2004, Mercer had no material payment delinquencies. In the nine months ended September 30, 2004, two customers accounted for 23% of Mercer's pulp sales. In 2003, one customer, which operates a number of paper mills, accounted for approximately 11% of Mercer pulp sales. In 2002 one customer accounted for approximately 12% and in 2001 two customers accounted for approximately 22% of Mercer's pulp sales. Mercer's pulp sales are not dependent upon the activities of any single customer or upon a concentrated group of major customers.

        The distribution of Celgar's pulp sales volume and revenues by pulp product, and revenues by geographic area is set out in the following table for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
	2001(1)	2002	2003	2003	2004
				(unaudited)
	(ADMTs)
Sales Volume	365,132	400,101	427,860	329,253	292,233

	(in thousands)
Revenues	C$246,139	C$249,366	C$271,566	C$207,593	C$214,886

Revenues by Geographic Area
North America	C$39,247	C$25,087	C$31,169	C$24,506	C$22,767
China	43,022	66,184	76,932	55,803	67,511
Japan	26,781	26,667	20,917	18,360	17,294
Asia — Other	68,976	75,905	88,329	64,864	66,713
Europe	52,606	42,123	38,949	32,826	27,653
Other	15,507	13,400	15,270	11,234	12,948

Total	C$246,139	C$249,366	C$271,566	C$207,593	C$214,886

(1)
The Celgar mill was shutdown for approximately 50 days in 2001 for market related reasons.

        KPMG Inc., in its capacity as trustee in bankruptcy for Celgar, has retained sales agents for the purposes of pulp sales and distribution. As Celgar had no sales department or transportation/logistics manager, agency relationships are required in order to effectively market Celgar's pulp. The agency relationships also provide KPMG Inc. with payment guarantees for sales to creditworthy but offshore customers.

        Our sales force will take over responsibility for supervising and managing all Celgar's sales agents and will perform some of its sales functions directly over time. We believe such changes will result in reduced agents' commissions and fees, increased contract sales and improved pulp price realizations. In addition, we expect to coordinate sales from the Celgar mill with our Rosenthal and Stendal mills on a global basis, thereby providing our larger customers with seamless service across all major geographies.

        In 2003, one customer accounted for approximately 18%, in 2002 one customer accounted for approximately 19% and in 2001 one customer accounted for approximately 12% of Celgar's annual gross sales.

        Recently, the Celgar mill's price realizations have been adversely affected by the amount of pulp that was considered and sold as "off-grade" caused primarily by a combination of technical production issues relating to variations in brightness and high quantities of pitch and talc deposits in the pulp and the mill's sales structure. We expect to address the amount of off-grade production and sales by adding a new EOP washer to the mill at a cost of approximately C$8.5 million and making other capital improvements as well as supervising and coordinating its sales with our Rosenthal and Stendal mills.

        The Celgar mill's pulp production is transported to customers by rail, truck and ocean carrier using strategically located third party warehouses to ensure timely delivery. All overseas exports are shipped through warehouse facilities in the Vancouver, British Columbia area. The majority of Celgar's pulp for overseas markets is initially delivered primarily by rail to the port of Vancouver for shipment overseas by ocean carrier. As a western Canada based pulp mill, the Celgar mill enjoys a transportation advantage in sales to Asian customers, in comparison to certain of our competitors.

        The majority of the Celgar mill's pulp for domestic markets is shipped by rail to third party warehouses in the U.S. midwest or directly to the customer.

        Our paper sales operations focus primarily on Europe and are responsible for the majority of our paper sales. Our paper sales conducted through agents were approximately 26% of total paper sales in the nine months ended September 30, 2004. Our paper sales conducted through agents were approximately 26% of total paper sales in 2003, compared to approximately 27% in 2002 and 30% in 2001. We sell the majority of our paper products to paper converters, printers and wallpaper manufacturers.

        Our paper sales are also on customary industry terms. At December 31, 2003 and September 30, 2004, we had no material payment delinquencies. No single customer accounted for more than 10% of our paper sales in 2003, 2002 or 2001. Our paper sales are not dependent upon a single customer or upon a concentrated group of major customers.

Capital Expenditures

        In 2003, we continued with our capital investment programs designed to increase production capacity, improve efficiency and reduce effluent discharges and emissions at our manufacturing facilities. The improvements made at our mills over the past five years have reduced operating costs and increased the competitive position of our facilities.

        Capital investments at the Rosenthal mill were approximately €6.9 million, €8.4 million and €7.4 million in 2003, 2002 and 2001, respectively, and approximately €2.9 million and €3.5 million in the nine months ended September 30, 2004 and 2003, respectively. We estimate capital expenditures at the Rosenthal mill to be approximately €5.2 million for 2004 relating primarily to maintaining the quality and efficiency of the mill and the reconstruction of the wastewater reservoirs at the mill. In addition, in 2003, we completed a strategic capital project to reconstruct the landfill related to the Rosenthal mill so that it will be useable for an additional 15 years. The total cost of this reconstruction was approximately €7.6 million, which Rosenthal is fully funding through a bank loan. Of this amount, we incurred €2.6 million in 2003 and €5.0 million in 2002. We estimate this project to have an approximately three-year payback period and the project required no equity investment on our part. A reboiler was installed at the Rosenthal mill in 2003 at a cost of approximately €1.9 million which we expect will reduce energy costs at the mill.

        Construction of the Stendal mill commenced in August 2002. Total capital costs incurred in respect of the project in 2003 were approximately €399.4 million. For more information about the Stendal project, see "— Stendal Pulp Mill Project and Financing".

        In June 1993, an extensive modernization and expansion of the Celgar mill was completed at a cost of approximately C$850 million, which resulted in the Celgar mill becoming a low cost producer of high quality NBSK pulp with a significantly increased production capacity. Since the modernization of the Celgar mill in 1993, Celgar has made other capital expenditures to improve the efficiency of the mill and reduce operating costs. Over the last three years, Celgar has invested an aggregate of approximately C$15.4 million in gross capital improvements at the Celgar mill. In addition, we expect to invest approximately C$25 million in high return strategic capital projects at the Celgar mill over the next three years to reduce operating costs and increase production capacity and enhance operating efficiency and reliability at the mill. See "The Acquisition — Acquisition Opportunities" for more information.

        Capital investments at our paper operations were approximately €7.8 million, €5.4 million and €2.7 million in 2003, 2002 and 2001, respectively. As a result of flooding in parts of Germany and other eastern European countries during the third quarter of 2002, our paper mills had to replace certain damaged equipment at an aggregate cost of approximately €3.3 million. We have applied for reimbursement for these costs under German government grants and for assistance under special credit programs instituted by the German government for flooding victims. In 2004, we estimate capital investments to be approximately €4.0 million relating primarily to quality and productivity upgrades of the paper machines at the paper mills and the completion of a wastewater treatment plant at the Fährbrücke mill. Capital investments at the Heidenau mill in 2003 included a new waste paper storage building, replacement of a gas turbine and the installation of a head box top wire on the paper machine at the mill at an aggregate cost of approximately €3.8 million. Capital expenditures at the Fährbrücke mill in 2003 included the addition of a reel packing machine to the paper machine and the continued construction of a wastewater treatment plant at the mill at an aggregate cost of approximately €1.1 million. We also continued with the adjustment to the paper machine at the Heidenau mill to produce non-woven wallpaper base in 2003 at a cost of approximately €0.3 million. We continue to review strategic initiatives designed to upgrade the product mix at our paper mills and enhance returns.

        Capital investments at our facilities in Germany to reduce effluent discharges have offset wastewater fees that would otherwise be required to be paid. We estimate the aggregate wastewater fees we saved over the last five fiscal years as a result of these environmental capital expenditures at our facilities in Germany to be approximately €18.7 million. For more information about our environmental capital expenditures, see "— Environmental".

Government Financing

Grants

        Our capital investment programs in Germany are partially financed through government grants made available by German federal and state governments. Under legislation adopted by the federal and certain state governments of Germany, government grants are provided to qualifying businesses operating in eastern Germany to finance capital investments. The grants are made to encourage investment and job creation. Pursuant to the current terms of these grants, federal and state governments will provide funding for up to 35% of the cost of qualified investments. The terms of such government grants also require that at least one permanent job be created for each €500,000 of capital investment eligible for such grants and that such jobs be maintained for a period of five years from the completion of the capital investment project. Such government grants are not repayable by a recipient unless it fails to complete the proposed capital investment or fails to create or maintain the requisite amount of jobs. In the case of such failure, the government is entitled to revoke the grants and seek repayment unless such failure resulted from material unforeseen market developments beyond the control of the recipient, wherein the government may refrain from reclaiming previous grants. Pursuant to such grants provided in respect of our Rosenthal mill and being provided in respect of the Stendal project, we have agreed to maintain stipulated job levels at each operation for the specified five-year period. For more information, see "— Human Resources". We believe that we are in compliance with all of the terms and conditions governing the government grants we have received in Germany.

        Such government grants are not reported in our income. These grants reduce the cost basis of the assets purchased when the grants are received.

        The following table sets out the capital expenditures and government grants recorded by Mercer for the periods indicated:

	Year Ended December 31,							Nine Months Ended September 30,
	1999	2000	2001	2002	2003	Total		2003	2004
								(unaudited)
	(in thousands)
Capital expenditures, gross(1)	€271,382	€27,028	€10,097	€13,800	€14,647	€336,954	(2)	€9,485	€6,611

Government grants(1)	€31,847	€55,355	€2,450	€1,176	€3,323	€94,151		€1,199	€451

(1)
Not including the Stendal project.

(2)
The total cost of the conversion of the Rosenthal mill to produce kraft pulp was approximately €361.0 million. We also received government grants totaling approximately €101.7 million in connection with such capital investments. For more information about the Rosenthal mill, see "— Rosenthal Conversion Project and Financing".

        In addition, the Stendal project qualifies for approximately €274.5 million of government grants, of which we have received €185.7 million as at September 30, 2004. For more information about the Stendal project, see "— Stendal Pulp Mill Project and Financing".

        The following table sets out for the periods indicated the effect of these government grants on the recorded value of such assets in our consolidated balance sheets:

	As at December 31, 2004
			As at September 30, 2004
	2002	2003
			(unaudited)
	(in thousands)
Properties, net (as shown on consolidated balance sheets)	€441,990	€745,178	€942,249
Add back: government grants less amortization, deducted from properties	85,358	163,988	262,748

Properties, gross amount including government grants less amortization	€527,348	€909,166	€1,204,997

Loan Guarantees

        Loan guarantees are available from German federal and state governments for up to an aggregate of 80% of the borrowed amount for qualifying capital investments made in certain parts of Germany. The federal and state governments are each severally committed to a portion of the guaranteed amount. These guarantees are provided by German federal and state governments to assist any qualifying businesses with financing capital investments. The guarantees permit qualifying businesses to obtain term loans for such capital investments on terms and at interest rates that are more favorable than available in the general market. In addition, subsidized interest rate loans are available from public financial institutions in Germany, which provide loans at below market interest rates for qualified investments.

        These loan guarantees have permitted us to obtain a significantly greater amount of financing for the project to convert the Rosenthal mill to the production of kraft pulp, as well as the construction of the Stendal mill, at substantially more favorable rates and upon substantially more favorable terms than would otherwise have been available.

Rosenthal Conversion Project and Financing

        In late 1999, we completed a major capital project to convert the Rosenthal mill to the production of kraft pulp and increase its annual production capacity to approximately 280,000 ADMTs. Through subsequent minor capital investments and efficiency improvements, the annual production capacity at the Rosenthal mill has been increased to approximately 310,000 ADMTs. The project has also substantially reduced effluent and sulphur dioxide emissions and has reduced energy costs, with natural gas consumption decreasing by approximately 45% during the period from the beginning of 2000 to the end of 2003 as a result of operating efficiencies.

        The aggregate cost of the project, including project financing, capitalized interest of approximately €14.1 million and related costs and an amount for contingencies, was approximately €361.0 million. The project was financed through a combination of a project loan supported by government guarantees, government grants and an equity investment made by us.

        In 1998, Rosenthal entered into the Rosenthal Loan Facility to finance the project. The Rosenthal Loan Facility is secured by liens on all of the assets of Rosenthal and the German federal government and the state government of Thuringia severally guaranteed an aggregate of 80% of the facility. The Rosenthal Loan Facility will be repaid and discharged upon closing of the Acquisition.

        In addition to the government guarantee, the state government of Thuringia also provided government grants of €73.6 million in respect of the project. The German federal government also provided, under existing programs, government grants totaling €27.1 million in respect of the project. As of December 31, 2003, Rosenthal had received government grants totaling approximately €101.7 million for the Rosenthal mill conversion.

        The sulphite pulp production at the Rosenthal mill was shut-down in July 1999 to implement the conversion to kraft pulp. The mill was successfully started-up to produce kraft pulp in December 1999. The Rosenthal mill was producing at approximately 89% of its planned production capacity in the first year and was producing at full capacity by the end of 2000.

Stendal Pulp Mill Project and Financing

The Project

        Our 63.6% owned subsidiary, Stendal, is the project company formed to develop, construct and operate the Stendal mill. The other shareholders of Stendal are RWE, as to a 29.4% interest, and AIG Altmark-Industrie AG, or "AIG", as to a 7.0% interest. RWE is a subsidiary of the second largest utility company in Germany and is experienced in the construction of pulp mills. AIG is a German real estate company which owns 1,050 acres of a 1,250 acre industrial park on which the Stendal mill is situated.

        The Stendal mill is a "greenfield" softwood kraft pulp mill that was constructed at an aggregate cost of approximately €1.0 billion near the town of Stendal, in the German State of Sachsen-Anhalt. The mill is a modern, state-of-the-art single line mill with a designed annual production capacity of approximately 552,000 ADMTs. The overall mill design is based on proven or existing processes and technologies. The process and mill operations are highly automated to ensure stable operation and pulp quality. The mill process is a modern but ordinary kraft pulping process that emphasizes environmentally sound operational principles. The Stendal mill uses a batch pulp cooking process. Batch cooking allows for different grades to be batch produced for different end uses.

        Construction of the Stendal mill commenced on August 26, 2002 and was completed in the third quarter of 2004. The Stendal mill is located approximately 300 kilometers north of the Rosenthal mill. As a result of the proximity of the Stendal mill to the Rosenthal mill and the use of similar equipment at both mills, we believe we will be able to realize operating synergies between the two operations, particularly in the areas of raw materials and supplies procurement, production engineering, maintenance and marketing.

        The Stendal mill is situated on an approximately 200 acre site owned by Stendal that is part of a larger 1,250 acre industrial park. The balance of the industrial park is owned by AIG, which is seeking to develop the park. Although no assurances can be provided that any development will occur and we are not directly a party to these discussions, we are aware of third party proposals to build manufacturing facilities on the balance of the industrial park that would be complementary to our pulp operations.

        The Stendal mill is the largest market kraft pulp mill in Germany, the only other being our Rosenthal mill. We anticipate that the addition of production from the Stendal mill will allow us to expand our customer base, as our two pulp mills will produce slightly different grades of softwood kraft pulp suitable for different end uses.

        The summaries of certain material provisions of agreements entered into in connection with the Stendal project set forth herein are not complete and such summaries, including definitions of certain terms, are qualified in their entirety by reference to such agreements on file with the SEC.

Control and Management

        We, Stendal and its other shareholders, RWE and AIG, entered into a shareholders' agreement dated August 26, 2002 to govern our respective interests in Stendal. The agreement contains terms and conditions customary for these types of agreements, including restrictions on transfers of share capital and shareholder loans other than to affiliates, rights of first refusal on share and shareholder loan transfers, pre-emptive rights and piggyback rights on dispositions of our interest. The shareholders are not obligated to fund any further equity capital contributions to the project. Pursuant to the shareholders' agreement, we are entitled to transfer up to 12.5% of our interest in Stendal without the prior consent of the other shareholders. The shareholders' agreement provides that Stendal's managing directors may be appointed by holders of a simple majority of its share capital. Further, shareholder decisions, other than those mandated by law or for the provision of financial assistance to a shareholder, are determined by a simple majority of Stendal's share capital. If a shareholder is in default under the shareholders' agreement or commits certain acts of insolvency or bankruptcy, it shall be considered to be a defaulting shareholder and must offer to sell its share capital and shareholder loans to the remaining shareholders on a pro rata basis, to a third party nominated by the other shareholders or permit them to be redeemed by Stendal. Other than in circumstances where a shareholder is considered to be a defaulting shareholder, the shareholders' agreement does not provide for any mandatory or forced purchases and sales of a shareholder's interest in Stendal.

        In addition to integrating the wood procurement activities at the Rosenthal and Stendal mills, we plan to coordinate other activities and operations between the two mills to realize efficiencies and optimize the cost structure of each mill. Such activities include establishing a unified sales organization to conduct the sales and marketing of the pulp produced by both mills. We currently coordinate the pulp sales of the Rosenthal mill pursuant to a sales agency agreement with Rosenthal whereby we receive a commission on overall sales. We intend to establish a similar arrangement for the Stendal mill. Other activities that we intend to coordinate between the two mills include purchases of supplies and stores, maintenance activities, workforce and management training and transportation.

EPC Contract

        The Stendal mill was constructed under a €716.0 million fixed-price turn-key EPC contract between Stendal and RWE. RWE's obligations under the EPC contract are guaranteed by its parent company.

        The contract price for the completion of the project is fixed, taking into account all risks associated with the project and is subject only to certain changes that we cause or agree to, changes that arise due to changes in the law and specified events of force majeure. Payments under the EPC contract are made periodically against milestones as and when achieved by RWE.

        Under the EPC contract, RWE is responsible for all planning, design, engineering, procurement, construction and testing in connection with the build-out and start-up of the mill. We are responsible for obtaining legal title and possession of the site and providing the site and certain equipment, materials and services, as well as personnel, raw materials and other items in connection with the start-up of the mill. RWE is also primarily responsible for obtaining construction and operating permits. We constructed approximately €23.5 million of the site infrastructure and additional general site infrastructure connections were constructed by the local government. The costs of such infrastructure construction are 90% subsidized and co-financed by us, among others. Our co-financing obligations amounted to approximately €3.0 million and were funded out of the project loan facility.

        Construction of the Stendal mill was completed in the third quarter of 2004 and the mill is currently in the start-up phase. The mill underwent extensive testing and evaluation in December 2004 to determine whether certain performance requirements have been met, referred to as the "Acceptance Test". The Acceptance Test required that the mill continuously produce pulp at stated volumes, and within certain product specifications, for a 72-hour period. Samples of the pulp produced during such test have been sent to laboratories for qualitative testing. The results are expected to be received by mid-January 2005. The mill substantially passed all of the quantitative tests, although the test was extended for approximately four hours due to an operating error relating to the recovery boiler which caused it to shut down for a short period. We intend to meet with RWE in January 2005 to review all of the results of the Acceptance Test to determine whether the results of the Acceptance Test are acceptable to us. Even if further modifications are required, we do not expect any such modifications to affect our start-up schedule or the mill's capacity. The mill is currently operating well and product sales continue to be for the benefit of Mercer.

        If it is determined that the mill has not satisfied the Acceptance Test, RWE would be required to pay liquidated damages equal to 0.4% of the contract price per week of delay up to the maximum of 12% of the contract price. If certain performance requirements are not met within the terms of the agreement, subject to certain conditions, RWE has agreed to pay liquidated damages totaling up to a maximum of 10% of the contract price. The combined amounts that may become payable to us by RWE as a result of delays in completion and failure to meet performance requirements are capped at 17% of the contract price. Payment of such amounts will not relieve RWE of its obligations to complete the project, attain minimum performance requirements or cure deficiencies.

        When acceptance of the mill has occurred, we are required to provide RWE with an acceptance certificate. Once we deliver the acceptance certificate to RWE, we assume responsibility for the operation of the mill, subject to RWE's warranty obligations. Furthermore, each department of the mill will be tested on a stand-alone basis for compliance with its design specifications after acceptance of the mill has occurred. Such testing is scheduled to be completed within the six-month period after the acceptance of the mill has occurred. Under the EPC contract, RWE warrants conformity to specifications, compliance with permits and laws, suitability for intended use, compliance with performance requirements and warrants against defects in construction, in each case for a period of 18 months after acceptance, subject to extension in certain circumstances. RWE is required under the EPC contract to provide irrevocable bank guarantees in our favor, in agreed upon amounts, as security for an initial advance payment and for any deficiencies arising during the warranty period. In July 2006, RWE is required to provide an additional guarantee in the same form, in respect of the same matters, in an amount not less than 5% of the contract price which shall remain in effect until January 1, 2009.

        Subject to certain conditions, we have the right to terminate the EPC contract if, among other things, RWE becomes insolvent, assigns or transfers its interest in the agreement in violation of the provisions of the agreement or fails, without valid reason, to perform any of its material obligations.

        The EPC contract also contains reciprocal indemnities between us and RWE pursuant to which we each agree to indemnify the other in respect of losses or claims arising from negligent, illegal or other wrongful acts in connection with the agreement or arising out of any violation of applicable laws or permits.

Project Financing

        In August 2002, we completed financing arrangements for the Stendal project. Total investment costs in connection with the project are approximately €1.0 billion, the majority of which was provided under the Stendal Loan Facility arranged by HVB, pursuant to a project finance loan agreement, referred to as the "Project Finance Loan Agreement", entered into between Stendal and HVB. We also contributed financing to Stendal of approximately €63.5 million from cash on hand and through bridge loans from a U.S. investment partnership and a bank. For a brief summary of the Stendal Loan Facility, see "Description of Certain Indebtedness — Stendal Pulp Mill Project Financing".

        As the site of the Stendal project is located in eastern Germany, it qualifies for approximately €274.5 million of government grants, which are applied to reduce the cost basis of the assets acquired with such grants. As of September 30, 2004, we had outstanding claim expenditures of €65.2 million of such grants in connection with the Stendal project, which we expect to receive in 2005. In accordance with our accounting policies, these grants are not recorded by us until they are received.

        Under European Union rules, the Commission of the European Communities, referred to as the "Commission", was formally notified in March 2002 by Germany of plans to provide support to the Stendal project through grants and guarantees. The Commission considered these plans and, on June 19, 2002, decided not to raise any objection against such support being provided by the German federal and state governments in respect of the Stendal project. In its decision, the Commission was not called upon to determine whether the governmental aid schemes, on which the support is based, were acceptable, but was limited to a determination as to whether a reduction of the pre-approved aid level for investment in the German State of Sachsen-Anhalt under the previously approved schemes was required under European Union law in the case of the Stendal project. In coming to its decision, the Commission generally has a wide margin of discretion in its assessment of facts and data. Under European Union law, member states, competitors or trade associations directly affected by a decision of the Commission may appeal such decision within a period of two months and twenty-four days after publication of the Commission decision. Generally to be successful, an appeal must show that the Commission failed to comply with procedural requirements or committed a manifest error in assessing facts and data in adopting its decision. On December 23, 2002, Kronoply and Kronotex, two related manufacturers of, among other things, OSB and MDF boards that do not compete with the Stendal project by selling pulp or paper, filed an appeal with the Court of First Instance of the European Communities (Luxembourg) against the Commission decision of June 19, 2002. Although no assurance can be provided, we believe that the complainants are unlikely to have standing under the applicable rules to proceed with the appeal and that their appeal is without merit.

Project Development

        Beginning in February 2002, approximately three months of pre-construction activity was carried out in respect of the Stendal project. This was comprised of, among other things, pre-engineering, planning and reviewing and sourcing procurement requirements. Construction activity commenced on the Stendal project upon the effectiveness of the EPC contract.

        The Stendal mill was completed substantially on its planned schedule and budget in the third quarter of 2004. The mill is currently in the start-up phase and underwent extensive testing and evaluation in December 2004. The mill has all of its requisite permits in place to commence operations and has currently arranged for approximately 45% of its fiber requirements for 2005. At September 30, 2004, the mill had filled in excess of 77% of its overall staffing requirements. The balance of the hiring will occur in affiliated activities such as harvesting and transportation and will be completed through 2005 as the mill ramps up operations.

        The Stendal mill is currently being supervised by the contractor using Stendal's personnel to operate the mill. Stendal commenced the initial production of pulp in the third quarter of 2004. The initial pulp produced was off-grade pulp which was primarily sold into the recycled fiber, corrugated board and similar markets. The prices realized on the sale of off-grade pulp are lower than the selling price for on-grade NBSK pulp. Pursuant to our current start-up plan, we have been ramping up pulp production and quality at the Stendal mill and the mill is now producing a significant proportion of saleable kraft pulp.

        In conjunction with the start-up of the Stendal mill, we built up the fiber and finished goods inventory at the mill. We expect that the inventory levels at the Stendal mill will decrease to more normalized levels as the mill ramps up operations.

        The mill underwent extensive testing and evaluation in December 2004 in connection with its mechanical completion and the Acceptance Test. The Acceptance Test required that the mill continuously produce pulp for a 72-hour period in compliance with specified operational, quality and environmental requirements. When acceptance of the mill has occurred, we are required to provide the contractor with an acceptance certificate. Once we deliver the acceptance certificate, we assume responsibility for the operation of the mill, subject to the contractor's warranty obligations.

        Pursuant to the current start-up plan, the contractor shut down the mill for approximately one week in the fourth quarter of 2004 for the completion of adjustments, installations and the replacement of equipment that was required in order to fulfill its obligations under the construction contract as well as for a few days in December 2004 for fine tuning and cleaning so that the contractor could commence trials for the Acceptance Test.

        As at September 30, 2004, Stendal qualified for investment grants and had outstanding claim expenditures totaling €65.2 million with respect to the project, which we expect to receive in 2005. In accordance with our accounting policies, these grants are not recorded by us until they are received.

Start-Up

        Pursuant to the EPC contract, construction of the Stendal mill was completed in the third quarter of 2004. Such completion means that the construction and installation of all equipment and works were essentially finished and the final checks are occurring so that continuous production from the mill can commence. The mill is being supervised by RWE using Stendal's personnel to operate the mill. The mill must pass the Acceptance Test prior to being accepted by Stendal. During the period that RWE has been commissioning the mill and supervising its operations, the mill has had a low capacity utilization. Upon passing the Acceptance Test, the mill will be operated by Stendal. Production at the Stendal mill is expected to reach approximately 80% of the rated capacity of the mill during the first year and in excess of 90% of rated capacity in the following year.

Project Risks

        Our planned start-up of the Stendal mill is subject to risks commonly associated with the start-up of large greenfield industrial projects which could result in the Stendal mill experiencing operating difficulties or delays in the start-up period and the Stendal mill may not achieve our planned production, timing, quality or cost projections. These risks include, without limitation, equipment failures or damage, errors or miscalculations in engineering, design specifications or equipment manufacturing, faulty construction or workmanship, defective equipment or installation, human error, industrial accidents, weather conditions, failure to comply with environmental and other permits, and complex integration of processes and equipment. See "Risk Factors".

Environmental

        Our operations are subject to a wide range of environmental laws and regulations, dealing primarily with water, air and land pollution control. In recent years, we have devoted significant financial and management resources to comply with all applicable environmental laws and regulations. Our total capital expenditures on environmental projects at our facilities in Germany were approximately €3.7 million in 2003 and are expected to be approximately €3.2 million in 2004.

        We believe we have obtained all required environmental permits, authorizations and approvals for our operations. We believe our operations are currently in substantial compliance with the requirements of all applicable environmental laws and regulations and our respective operating permits.

        The Rosenthal mill has a relatively modern biological wastewater treatment and oxygen bleaching facility. We have significantly reduced our levels of Adsorbable Organic Halogen, or "AOX", discharge at the Rosenthal mill and we believe the Rosenthal mill's AOX discharges are substantially below those currently mandated by the German government. Effective January 1, 2001, the Rosenthal mill is required to maintain levels of Chemical Oxygen Demand, or "COD" discharge at the Rosenthal mill below 25 kilograms per ADMT of pulp. The Rosenthal mill is currently in compliance with these levels of COD discharge. We will continue to modify our wastewater and bleaching facilities at the Rosenthal mill, which have been further enhanced as a result of the conversion of the mill to the production of kraft pulp, to meet or exceed prescribed regulations. In addition, in 2003 we commenced a strategic capital project to reconstruct the landfill at the Rosenthal mill so that it will be useable for an additional 15 years. The aggregate cost of the project is approximately €7.6 million.

        Under German state environmental rules relating to effluent discharges, industrial users are required to pay wastewater fees based upon the amount of their effluent discharge. These rules also provide that an industrial user which undertakes environmental capital expenditures and lowers certain effluent discharges to prescribed levels may offset the amount of these expenditures against the wastewater fees that they would otherwise be required to pay. As a result, we estimate that the aggregate wastewater fees we saved in 2003 as a result of environmental capital expenditures made at our manufacturing plants in Germany were approximately €3.0 million. We expect that capital investment programs for our manufacturing plants in Germany will fully offset the wastewater fees that may be payable for 2004 and 2005 and will ensure that our operations continue in substantial compliance with prescribed standards.

        Environmental compliance is a priority for our operations. To ensure compliance with environmental laws and regulations, we regularly monitor emissions at our mills and periodically perform environmental audits of operational sites and procedures both with our internal personnel and outside consultants. These audits identify opportunities for improvement and allow us to take proactive measures at the mills as considered appropriate.

        Although the Rosenthal mill's overall emission levels for nitric oxide and nitrogen oxide, collectively referred to as "NOx", are substantially below prescribed levels, NOx emissions from one gas burner have recently exceeded its permitted emission level. We made a claim on the warranty from the supplier of the gas burner who installed an ammonia scrubber to reduce NOx emissions. Due to a technical issue, emission levels from the gas burner were not reduced to permitted levels. Pursuant to our agreement with the gas burner supplier, the supplier is responsible for installing a new burner that reduces NOx emission levels to prescribed standards. The supplier completed the installation of a new gas burner at the Rosenthal mill in the third quarter of 2004 at an aggregate cost of €0.9 million, of which €0.5 million was borne by the supplier and the remainder by us.

        We have until the end of 2005 to begin biologically treating the wastewater at the Fährbrücke mill. We are in the process of constructing a wastewater treatment plant at the Fährbrücke mill, the first stage of which was completed in 2002 and brought into operation at the beginning of 2003. The cost of the treatment plant is expected to be approximately €2.0 million, of which €0.2 million was incurred in 2003. The project is being funded by government grants as to 28%, a bank loan as to 45% and the remainder from our funds, and we expect construction of the plant to be completed in early 2005.

        In September 2003, during a shut down, the Celgar mill inadvertently discharged approximately 1,500 m3 of diluted process chemicals through its effluent treatment system and, as a result, released semi-treated effluent into a nearby river. An independent report concluded that there were no measurable adverse effects from the spill. Upon investigation, the British Columbia Ministry of Water, Lands and Air Protection, referred to as "MWLAP", issued a pollution prevention order that required the Celgar mill to adopt certain requirements including operator training, reporting requirements, development of contingency plans and the dredging of spill ponds. The mill has complied with all of the requirements of the order. The MWLAP has not imposed any fines or sanctions as a result of the spill.

        The Celgar mill has a number of permits regulating air emissions, including those with respect to sulphur dioxide, referred to as "SO2". While the mill's overall SO2 emissions are generally below one-third of the total SO2 emissions permitted to be discharged under its air permits, the mill's lime kiln SO2 emissions periodically exceed emissions allowed under its individual SO2 air permit. The mill is investigating the level of SO2 emissions from the lime kiln and the ability to amend its air permits to lower overall SO2 emissions for the mill while increasing the SO2 emission discharge limit on its lime kiln permit. In the event that such permit amendments are not available, our consulting engineers have preliminarily estimated the capital cost to correct the SO2 emissions at the lime kiln to be in the range of C$1.5 million to C$2 million. MWLAP has been advised of the level of SO2 emissions at the lime kiln and apprised of the mill's efforts to correct the same. Although the MWLAP has not taken actions or imposed any fines to date, there can be no assurance that any permit amendment will be successful, that MWLAP may not take action in the future or that the capital requirements to address the same will not exceed the preliminary estimates.

        The Celgar mill operates two landfills, a newly commissioned site and an older site. The Celgar mill intends to decommission the old landfill and is developing a closure plan and reviewing such plan with the MWLAP. The Celgar mill currently believes it may receive regulatory approval for such closure plan in 2005 and would commence closure activities in 2006. Our consulting engineers have estimated the closure program to cost up to C$3 million, which would incorporate a clay or synthetic hydraulic cap. Potential savings may possibly accrue should effluent treatment sludge be approved for use as a cap. As the closure program for the old landfill has not been finalized or approved, there can be no assurance that the decommissioning of the old landfill will not exceed such cost estimate.

        Future regulations or permits may place lower limits on allowable types of emissions, including air, water, waste and hazardous materials, and may increase the financial consequences of maintaining compliance with environmental laws and regulations or conducting remediation. Our ongoing monitoring and policies have enabled us to develop and implement effective measures to maintain emissions in material compliance with environmental laws and regulations to date in a cost-effective manner. However, there can be no assurances that this will be the case in the future.

Human Resources

        We currently employ or hold positions for approximately 1,647 people. Our German operations have approximately 1,004 employees working in our pulp operations, including our transportation subsidiary, and approximately 223 employees working in our paper operations. The Celgar mill currently employs 420 people in its operations, the vast majority of which are unionized.

        Pursuant to the government grants and financing arranged in connection with the conversion of the Rosenthal mill to the production of kraft pulp, we have agreed with state government authorities in Germany to maintain at least 504 jobs at our Rosenthal pulp operations until June 30, 2005. This includes the employees of the Rosenthal mill's transportation operations which deliver raw materials to the mill and pulp to our customers.

        When the Stendal mill is fully operational, Stendal and its subsidiaries are expected to employ approximately 580 people. Pursuant to the government grants and financing arranged in connection with the Stendal project, we have agreed with German state authorities to maintain this number of jobs until 2010.

        Rosenthal and Dresden are bound by collective agreements negotiated with Bergbau-Chemie Energie, or "IG-BCE", a national union that represents pulp and paper workers. In February 2003, we entered into a new labor agreement with IG-BCE for our pulp workers which, among other things, had a one-year term and provided for a 2% wage increase effective March 1, 2003 and that the parties would negotiate in respect of a further wage increase for August 2003 depending upon general economic conditions. Our pulp workers agreed to defer negotiations in respect of a further wage increase for 2003 as a result of current general economic conditions. In February 2004, a new agreement was reached which provides for a 2% wage increase. The agreement expires at the end of February 2005 and a new agreement is expected to be negotiated in the first half of 2005.

        A labor agreement was reached with the workers at our paper mills in 1999 upon terms which provided for wage increases of 1.5% in July 2000 and January 2001. A further agreement was reached in May 2001 upon terms which provided for wage increases of 2.0% in each of July 2001 and January 2002. In December 2002, a new agreement was reached for 2003 which provided for a wage increase of 2.5%. In February 2004, a new agreement was reached which provides for a 1.5% wage increase on each of February 1, 2004, July 1, 2004, January 1, 2005 and July 1, 2005. This agreement cannot be terminated prior to August 31, 2005 and a new agreement is expected to be negotiated in the fourth quarter of 2005.

        Over 90% of the employees at our German pulp and paper operations have post-secondary education or are trained tradespersons. We consider the relationships with these employees to be good. We have implemented profit sharing plans, training programs and early retirement schemes for the benefit of our German employees. Although no assurances can be provided, we have not had any significant work stoppages at any of our German operations and we would therefore expect to enter into labor agreements with our pulp and paper workers in Germany without any significant work stoppages at our German mills.

        A collective agreement was reached with the union hourly workers at the Celgar mill in January 2003 which has a term of five years. The agreement provides for wage increases effective May 2003 of 2.5% in each of 2003 and 2004, and 2% in each of the following three years. Management at the Celgar mill considers relations with its workers to be good.

Properties

        We lease offices in Seattle, Washington, Vancouver, British Columbia, and in Germany. We own the Rosenthal mill, the Celgar mill and the paper mills and the underlying property. The Stendal mill is situated on property owned by Stendal, our 63.6% owned subsidiary.

        The Rosenthal mill is situated on a 220 acre site near the town of Blankenstein in the State of Thuringia, approximately 300 kilometers south of the Stendal mill. The Saale river flows through the site of the mill. In late 1999, we completed a major capital project which converted the Rosenthal mill to the production of kraft pulp. It is a single line mill with an annual production capacity of approximately 310,000 ADMTs of kraft pulp. The mill is self-sufficient in steam and electrical power.

Some excess electrical power which is constantly generated is sold to the regional power grid. The facilities at the mill include:

  •
  an approximately 723,000 square feet fiber storage area;

  •
  barking and chipping facilities for pulp logs;

  •
  a fiber line, which includes a Kamyr continuous digester and bleaching facilities;

  •
  a pulp machine, which includes a dryer and a cutter;

  •
  an approximately 63,000 square foot finished goods storage area;

  •
  a chemical recovery system, which includes a recovery boiler, evaporation plant and recausticizing plant;

  •
  a fresh water plant;

  •
  a wastewater treatment plant; and

  •
  a power station with a turbine capable of producing 45 megawatts of electric power from steam produced by the recovery boiler and a power boiler.

        The Stendal mill is situated on a 200 acre site near the town of Stendal in the State of Sachsen-Anhalt, approximately 300 kilometers north of the Rosenthal mill and 130 kilometers from the city of Berlin. The mill is adjacent to the Elbe river and has access to harbor facilities for water transportation. Construction of the Stendal mill was completed in the third quarter of 2004. The mill is a single line mill with a designed annual production capacity of approximately 552,000 ADMTs of kraft pulp. The Stendal mill is designed to be self-sufficient in steam and electrical power. Some excess electrical power which is constantly being generated will be sold to the regional power grid. The facilities at the mill are designed to include:

  •
  an approximately 920,000 square feet fiber storage area;

  •
  barking and chipping facilities for pulp logs;

  •
  a fiber line, which includes eight Superbatch digester and bleaching facilities;

  •
  a pulp machine, which includes a dryer and a cutter;

  •
  an approximately 108,000 square foot finished goods storage area;

  •
  a recovery line, which includes a recovery boiler, evaporation plant, recausticizing plant and lime kiln;

  •
  a fresh water plant;

  •
  a wastewater treatment plant; and

  •
  a power station with a turbine capable of producing approximately 100 megawatts of electric power from steam produced by the recovery boiler and a power boiler.

        The Celgar mill is situated on a 400 acre site near the city of Castlegar, British Columbia in Canada. The mill is located on the south bank of the Columbia River, approximately 600 kilometers east of the port city of Vancouver, British Columbia, and approximately 32 kilometers north of the Canada-United States border. The city of Seattle, Washington is approximately 650 kilometers southwest of Castlegar. It is a single line mill with a current annual production capacity of approximately 430,000 ADMTs of NBSK pulp. Internal power generating capacity could, with certain capital improvements, enable the Celgar mill to be self-sufficient in electrical power and at times to sell surplus electricity. The facilities at the Celgar mill include:

  •
  fiber storage facilities consisting of four vertical silos and an asphalt surfaced yard with a capacity of 200,000 m3 of chips;

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  a woodroom containing debarking and chipping equipment for pulp logs;

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  a fiber line, which includes a dual vessel hydraulic digester, pressure knotting and screening, single stage oxygen delignification and bleaching facilities;

  •
  two pulp machines;

  •
  a chemical recovery system, which includes a recovery boiler, recausticizing area and effluent treatment system; and

  •
  a turbine generator capable of producing approximately 48 megawatts of electric power from steam produced by a recovery boiler and power boiler.

        The Heidenau mill is situated on a 26 acre site in the town of Heidenau in the State of Saxony at the Elbe river, approximately 120 kilometers east of the Fährbrücke mill and 12 kilometers south of the city of Dresden. The mill was constructed in 1956 and has been continually upgraded. The mill has a rated annual production capacity of approximately 45,000 ADMTs of specialty papers. The facilities at the mill include:

  •
  an approximately 34,200 square feet fiber storage area;

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  an approximately 57,600 square foot paper machine building, which houses a PAMA paper machine with a 339 centimeter trim width, processing speed of 300 meters per minute and including, among other things, a stock preparation unit, approach system, press section and dryer section;

  •
  a fresh water plant, which consists of 15 wells;

  •
  a wastewater treatment plant; and

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  a power plant, which includes a gas turbine capable of producing approximately 4,250 kilowatts of electric power, a waste heat boiler capable of producing 17 tonnes per hour of steam generated power and an auxiliary boiler capable of producing five tonnes per hour of steam generated power.

        The Fährbrücke mill is situated on a 27 acre site near the town of Fährbrücke in the State of Saxony, in the western part of the Erzgebirge mountains at the Zwickauer Mulde river. The mill is approximately 100 kilometers east of the Rosenthal mill and approximately 120 kilometers west of the Heidenau mill. The mill was constructed between 1972 and 1973 and has been continually upgraded. The mill has a rated annual production capacity for approximately 40,000 ADMTs of printing and writing papers and specialty papers. The mill uses virgin fiber in producing various grades of printing and writing papers and specialty papers. The facilities at the mill include:

  •
  an approximately 69,300 square feet fiber storage area;

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  an approximately 60,300 square foot paper machine building, which houses a Voith paper machine with a 276 centimeter trim width, processing speed of 540 meters per minute and including, among other things, a pulper unit, paper chemical preparation unit, refiner system, stock blending system, approach system, press section and dryer section;

  •
  a fresh water plant;

  •
  a power plant, which consists of, among other things, a waste heat boiler which can produce 22 tonnes per hour of steam generated power and a heavy duty boiler which can produce 3.2 tonnes per hour of steam and a gas turbine which can produce approximately 4,250 kilowatts of electric power; and

  •
  a wastewater treatment plant is currently being constructed, the first stage of which was completed at the end of 2002 and brought on line at the beginning of 2003.

        The following table sets out, by primary product class, our production capacity and actual production for the periods indicated:

			Production(1) Year Ended December 31,
Product Class	Annual Production Capacity(2)
			2001(3)		2002		2003
	(ADMTs)
Pulp	1,292,000	(4)	642,395	(5)	707,315	(5)	732,749	(5)
Papers
Specialty Papers	55,000	(6)(7)	40,275	(6)	62,172	(6)	40,424
Printing Papers	30,000	(7)	26,852		23,195		21,488

Total Papers	70,000	(7)	67,127		85,367		61,912

Total	1,362,000		709,522		792,682		794,661

(1)
The Stendal mill is currently in the start-up phase and, as a result, the actual production amounts do not include production at the Stendal mill.

(2)
Capacity is the rated capacity of the plants as at September 30, 2004, which is based upon production for 365 days a year. Target production is generally based upon 353 days per year for the Rosenthal mill, 350 days per year for the Celgar mill and 340 days per year for the paper mills.

(3)
The Celgar mill was shut down for approximately 50 days in 2001 for market related reasons.

(4)
After giving effect to the Acquisition, comprised of 310,000 ADMTs for our Rosenthal mill, 552,000 ADMTs for our Stendal mill and 430,000 ADMTs for the Celgar mill.

(5)
After giving effect to the Acquisition.

(6)
As we reorganized our interest in Landqart at the end of 2002, we no longer have a direct interest in the Landqart mill. The Landqart mill had an annual production capacity of approximately 20,500 ADMTs, which is not included in the calculation of our annual production capacity for specialty papers. Actual production of specialty papers at the Landqart mill is not included for 2001, but is included for 2002. The Landqart mill produced approximately 20,422 ADMTs in the year ended December 31, 2002. As of December 31, 2002, our interest in the Landqart mill is no longer consolidated and is included in our financial results on an equity basis.

(7)
Based upon the current product mix at the paper mills, the aggregate annual production capacity of the paper mills is approximately 70,000 ADMTs. The rated aggregate annual production capacity of the paper mills is approximately 85,000 ADMTs.

        We own a substantial amount of real estate adjacent to the paper mills, which is in excess of our production requirements and may be divested. Substantially all of our German pulp related assets, including our German pulp facilities, are currently pledged to secure the Rosenthal Loan Facility and the Stendal Loan Facility. The Rosenthal Loan Facility will be repaid and discharged upon closing of the Acquisition.

MANAGEMENT

        As a business trust, we are managed by "trustees", who have comparable duties and responsibilities as directors of corporations. Trustees are elected by shareholders at annual meetings for staggered three-year terms. Each issued and outstanding share of beneficial interest is entitled to one vote at such meeting. Our trustees and executive officers are as follows:

        Jimmy S.H. Lee, age 47, has been a trustee since May 1985 and President and Chief Executive Officer since 1992. Previously, Mr. Lee served with MFC Bancorp Ltd. as a director from 1986, Chairman from 1987 and President from 1988 to December 1996, respectively. During Mr. Lee's tenure with the Company, the Company acquired the Rosenthal mill, converted the Rosenthal mill to the production of kraft pulp, constructed and started up the Stendal mill and has entered into an agreement to acquire the Celgar mill.

        William D. McCartney, age 49, has been a trustee since January 2003. Mr. McCartney has been President and Chief Executive Officer of Pemcorp Management Inc., a management services company, since 1990. Mr. McCartney is a director of Southern Resources Corp., where he has served since March 2004. Mr. McCartney is also a member of the Institute of Chartered Accountants in Canada.

        Kenneth A. Shields, age 56, has been a trustee since August 2003. Mr. Shields was a founder of the institutional firm of Goepel Shields & Partners Inc., where he held the position of President and Chief Executive Officer. In April of 1998, the firm merged with McDermid St. Lawrence Securities Ltd. to become the investment firm of Goepel McDermid Inc. which was subsequently acquired, in January of 2001, by Florida-based Raymond James Financial, Inc. Mr. Shields currently serves as a member of the board of directors of Raymond James Financial, Inc. and serves as the Chairman, Chief Executive Officer and a member of the board of directors of the Canadian subsidiary, Raymond James Ltd. Mr. Shields is also a director of TimberWest Forest Corp., a member of the Accounting Standards Oversight Council, and a Director of the Council for Business and the Arts in Canada. Additionally, Mr. Shields has served as past Chairman of the Investment Dealers Association of Canada and Pacifica Papers Inc., and is a former director of each of Slocan Forest Products Ltd. and the Investment Dealers Association of Canada.

        Guy W. Adams, age 53, has been a trustee since August 2003. Mr. Adams is the managing member of GWA Advisors, LLC, GWA Investments, LLC, referred to as "GWA", and GWA Capital Partners, LLC, where he has served since 2002 and is the managing member of GWA Master Fund, LP since October 2004. GWA Advisors, LLC is a private equity investment firm and a holding company for Mr. Adams' private equity investments. GWA is an investment fund investing in publicly traded securities managed by GWA Capital Partners, LLC, a registered investment advisor. Prior to 2002, Mr. Adams was the President of GWA Capital, which he founded in 1996 to invest his own capital in public and private equity transactions, and a business consultant to entities seeking refinancing or recapitalization.

        Eric Lauritzen, age 66, has been a trustee since June 2004. Mr. Lauritzen was President and Chief Executive Officer of Harmac Pacific, Inc., a North American producer of softwood kraft pulp previously listed on the Toronto Stock Exchange and acquired by Pope & Talbot Inc. in 1998, from May 1994 to July 1998, when he retired. Mr. Lauritzen was Vice President, Pulp and Paper Marketing of MacMillan Bloedel Limited, a North American pulp and paper company previously listed on the Toronto Stock Exchange and acquired by Weyerhaeuser Company Limited in 1999, from July 1981 to April 1994.

        Graeme A. Witts, age 66, has been a trustee since January 2003. Mr. Witts organized Sanne Trust Company Limited, a trust company located in the Channel Islands, in 1988 and was managing director from 1988 to 2000, when he retired. Mr. Witts is also a fellow of the Institute of Chartered Accountants of England and Wales.

        David M. Gandossi, age 47, has been Secretary, Executive Vice-President and Chief Financial Officer since August 15, 2003. Mr. Gandossi was formerly the Chief Financial Officer and Executive Vice-President of Formation Forest Products (a closely held corporation) from June 2002 to August 2003. Mr. Gandossi previously served as Chief Financial Officer, Vice-President, Finance and Secretary of Pacifica Papers Inc., a North American specialty pulp and paper manufacturing company previously listed on the Toronto Stock Exchange, from December 1999 to August 2001 and Controller and Treasurer from June 1998 to December 1999. From June 1998 to August 31, 1998, he also served as Secretary to Pacifica Papers Inc. From March 1998 to June 1998, Mr. Gandossi served as Controller, Treasurer and Secretary of MB Paper Ltd. From April 1994 to March 1998, Mr. Gandossi held the position of Controller and Treasurer with Harmac Pacific Inc., a Canadian pulp manufacturing company previously listed on the Toronto Stock Exchange. Mr. Gandossi is a member of the Institute of Chartered Accountants in Canada.

        Wolfram Ridder, age 41, was appointed a managing director of Stendal, our 63.6% owned project subsidiary that has completed construction a new state-of-the-art NBSK kraft pulp mill near the town of Stendal, Germany, in July 2002. Mr. Ridder was the principal assistant to our Chief Executive Officer from November 1995 until September 2002. Mr. Ridder has also been a Vice-President of pulp operations since August 1999.

        We also have experienced mill managers at our Rosenthal and Stendal mills who have operated through multiple business cycles in the pulp and paper industry. These managers have on average 18 years of industry experience.

        Mr. Adams was nominated for election as a trustee at the 2003 annual meeting pursuant to a settlement agreement entered into between us and Greenlight Capital, Inc. and Greenlight Capital, LLC.

        The terms of Mr. Lee and Mr. McCartney as trustees expire at the annual meeting of shareholders to be held in 2005. The terms of Mr. Shields and Mr. Adams as trustees expire at the annual meeting of shareholders to be held in 2006. The terms of Mr. Lauritzen and Mr. Witts as trustees expire at the annual meeting of shareholders to be held in 2007.

        Our board of trustees, referred to as the "Board", met five times during 2003 and each member of the Board attended 75% or more of the total number of such meetings and meetings of the committees of the Board on which they serve, other than C.S. Moon who was replaced as a trustee at the annual meeting of shareholders held in June 2004. In addition, our independent trustees regularly meet in separate executive sessions without any member of our management present. The Lead Trustee presides over these meetings. Although we do not have a formal policy with respect to attendance of trustees at our annual meetings, all trustees are encouraged and expected to attend such meetings if possible. Six trustees attended our 2003 annual meeting.

        Our Board has developed corporate governance guidelines in respect of: (i) the duties and responsibilities of the Board, its committees and the officers of the Company; and (ii) practices with respect to the holding of regular quarterly and strategic meetings of the Board including separate meetings of non-management trustees. The Board is also developing additional disclosure controls and procedures in connection with periodic reports and certifications we are required to file with the SEC pursuant to the Sarbanes-Oxley Act of 2002. Our Board has established three standing committees, the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.

Audit Committee

        The Audit Committee functions pursuant to a charter adopted by the trustees. A copy of the current charter is attached as Appendix "A" to the definitive proxy statement on Schedule 14A relating to our annual meeting of shareholders held in June 2004. The function of the Audit Committee generally is to meet with and review the results of the audit of our financial statements performed by the independent public accountants and to recommend the selection of independent public accountants. The members of the Audit Committee are Mr. McCartney, Mr. Witts and Mr. Lauritzen, each of whom is independent under applicable laws and regulations and the listing requirements of the Nasdaq National Market. Both Mr. McCartney and Mr. Witts are chartered accountants and Mr. McCartney is a "financial expert" within the meaning of such term under the Sarbanes-Oxley Act of 2002. The Audit Committee met five times during 2003.

        The Audit Committee has established procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential and anonymous submission by the Company's employees and others of concerns regarding questionable accounting or auditing matters. A person wishing to notify the Company of such a complaint or concern should send a written notice thereof, marked "Private & Confidential", to the Chairman of the Audit Committee, Mercer International Inc., c/o Suite 2840, P.O. Box 11576, 650 West Georgia Street, Vancouver, B.C.,V6B 4N8 Canada.

Compensation Committee

        The Board has established a Compensation Committee. The Compensation Committee is responsible for reviewing and approving the strategy and design of the Company's compensation, equity-based and benefits programs. The Compensation Committee is also responsible for approving all compensation actions relating to executive officers. The members of the Compensation Committee are Mr. Shields, Mr. McCartney and Mr. Adams, each of whom is independent under applicable laws and regulations and the listing requirements of the Nasdaq National Market. The Compensation Committee met once during 2003.

Governance and Nominating Committee

        Our Board has established a Governance and Nominating Committee comprised of Mr. Shields, Mr. McCartney and Mr. Witts, each of whom is independent under applicable laws and regulations and the listing requirements of the Nasdaq National Market. The Governance and Nominating Committee functions pursuant to a charter adopted by the trustees, a copy of which is attached as Appendix "B" to the definitive proxy statement on Schedule 14A relating to our annual meeting of shareholders held in June 2004. The purpose of the committee is to: (i) manage the corporate governance system of the Board; (ii) assist the Board in fulfilling its duties to meet applicable legal and regulatory and self-regulatory business principles and codes of best practice; (iii) assist in the creation of a corporate culture and environment of integrity and accountability; (iv) in conjunction with the Lead Trustee, monitor the quality of the relationship between the Board and management; (v) review management succession plans; (vi) recommend to the Board nominees for appointment to the Board; (vii) lead the Board's annual review of the Chief Executive Officer's performance; and (viii) set the Board's forward meeting agenda. The Governance and Nominating Committee was established in September 2003 and met once in 2003.

Lead Trustee

        Our Board appointed Mr. Shields as its Lead Trustee in September 2003. The role of the Lead Trustee is to provide leadership to the non-management trustees on the Board and to ensure that the Board can operate independently of management and that trustees have an independent leadership contact. The duties of the Lead Trustee include, among other things: (i) ensuring that the Board has adequate resources to support its decision-making process and ensuring that the Board is appropriately approving strategy and supervising management's progress against that strategy; (ii) ensuring that the independent trustees have adequate opportunity to meet to discuss issues without management being present; (iii) chairing meetings of trustees in the absence of the Chairman and Chief Executive Officer; (iv) ensuring that delegated committee functions are carried out and reported to the Board; and (v) communicating to management, as appropriate, the results of private discussions among outside trustees and acting as a liaison between the Board and the Chief Executive Officer.

PRINCIPAL SHAREHOLDERS

        The following table sets forth information regarding the beneficial ownership of our shares as of February 8, 2005 by each shareholder who is known by us to own more than five percent of our outstanding shares. The following is based solely on statements made in filings with the SEC or other information we believe to be reliable.

Name and Address of Owner	Number of Shares Owned	Percentage of Outstanding Shares
Peter R. Kellogg(1) 120 Broadway, 6th Floor New York, NY 10271	4,196,783	14.6%
Greenlight Capital, L.L.C.(2). 420 Lexington Avenue Suite 875 New York, NY 10170	3,985,183	13.9%
Coghill Capital Management, LLC(3) One North Wacker Drive Suite 4725 Chicago, IL 60606	1,582,679	8.8%
FMR Corp.(4) 82 Devonshire Street Boston, MA 02109	2,200,001	7.7%
Cramer Rosenthal McGlynn 707 Westchester Avenue White Plains, NY 10604	1,018,500	5.6%
Franklin Resources, Inc.(5) One Franklin Parkway San Mateo, CA 94403	1,448,610	5.1%

(1)
Filed jointly with IAT Reinsurance Company Ltd., or IAT. The number of shares owned includes 1,645,161 shares issuable upon conversion of convertible senior subordinated notes. The percentage of outstanding shares owned gives pro forma effect to the 10,645,155 shares issuable upon conversion of the convertible senior subordinated notes.

(2)
Filed jointly with Greenlight Capital, L.L.C., Greenlight Capital, Inc. and David Einhorn. The number of shares owned includes 1,419,353 shares issuable upon conversion of convertible senior subordinated notes. The percentage of outstanding shares owned gives pro forma effect to the 10,645,155 shares issuable upon conversion of the convertible senior subordinated notes.

(3)
Filed jointly with CCM Master Qualified Fund, Ltd., Coghill Capital Management, LLC and Clint D. Coghill.

(4)
Filed jointly with Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company. The number of shares owned represents shares issuable upon conversion of convertible senior subordinated notes. The percentage of outstanding shares owned gives pro forma effect to the 10,645,155 shares issuable upon conversion of the convertible senior subordinated notes.

(5)
Filed jointly with Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC. The number of shares owned includes 903,210 shares issuable upon conversion of convertible senior subordinated notes. The percentage of outstanding shares owned gives pro forma effect to the 10,645,155 shares issuable upon conversion of the convertible senior subordinated notes.

        Pursuant to the terms of the Acquisition, we will issue $40 million of our shares of beneficial interest to either KPMG Inc. and/or the two senior secured lenders of Celgar, being Royal Bank of Canada and National Westminster Bank PLC.

        The following table sets forth information regarding ownership of our shares as of February 8, 2005 by each of our trustees and executive officers and all of our trustees and executive officers as a group. Unless otherwise indicated, each trustee has sole voting and disposition power with respect to the shares set forth opposite his name.

Name of Owner	Number of Shares Owned	Percentage of Outstanding Shares
Jimmy S.H. Lee(1)	1,619,800	8.6%
Kenneth A. Shields(2)	25,000	*
Guy W. Adams(3)	255,000	1.5%
William D. McCartney(4)	5,000	*
Graeme A. Witts(5)	5,000	*
Eric Lauritzen	—	—
David M. Gandossi(6)	100,000	*
Wolfram Ridder(7)	60,000	*
Trustees and Officers as a Group (8 persons)(8)	2,069,800	10.9%

*
Less than 1%.

(1)
Includes 784,800 shares of beneficial interest and presently exercisable stock options to acquire up to 835,000 shares. Mr. Lee exercised options and acquired an aggregate of 750,000 of our shares of beneficial interest in October 2004. In addition, Mr. Lee will be purchasing 350,000 of our shares pursuant to this offering, which will be subject to Mr. Lee's lock-up agreement described herein.

(2)
In January 2004, Mr. Shields was granted 25,000 restricted shares of beneficial interest in connection with his role as the Lead Trustee of our Board. These shares vest in three equal installments on January 20, 2004, November 11, 2004 and November 11, 2005.

(3)
In August 2003, we issued options to purchase up to 225,000 shares to GWA, of which Mr. Adams is the managing member, and up to 100,000 shares to Mr. Adams, each at an exercise price of $4.53 per share. GWA exercised its options in September 2003 and Mr. Adams exercised his options in March 2004. In addition, in June 2004, Mr. Adams was granted 5,000 restricted shares in connection with his role as an independent trustee of Mercer. The shares vest and become non-forfeitable in June 2005.

(4)
In June 2004, Mr. McCartney was granted 5,000 restricted shares in connection with his role as an independent trustee of Mercer. These shares vest and become non-forfeitable in June 2005.

(5)
In June 2004, Mr. Witts was granted 5,000 restricted shares in connection with his role as an independent trustee of Mercer. These shares vest and become non-forfeitable in June 2005.

(6)
In September 2003, Mr. Gandossi was granted options to acquire up to 100,000 of our shares at a price of $5.65 per share exercisable as of September 10, 2003 as to one-third of the options granted and one-third on each of September 10, 2004 and September 10, 2005. These options have a ten-year term.

(7)
Represents presently exercisable stock options.

(8)
Includes presently exercisable stock options to acquire up to 995,000 shares.

        The following table sets forth information as at December 31, 2004 regarding: (i) our 1992 amended and restated stock option plan under which options to acquire an aggregate of 3,600,000 of our shares may be granted; and (ii) our 2004 Stock Incentive Plan pursuant to which 1,000,000 of our shares may be issued pursuant to options, stock appreciation rights and restricted shares:

	Number of Shares to be Issued Upon Exercise of Outstanding Options	Weighted-average Exercise Price of Outstanding Options	Number of Shares Available for Future Issuance Under Plan
1992 Amended Stock Option Plan	1,055,000	$6.58	230,500
2004 Stock Incentive Plan	—	—	960,000	(1)

(1)
An aggregate of 40,000 restricted shares have been issued under the plan.

CERTAIN RELATIONSHIPS

        MFC Bancorp Ltd., referred to as "MFC", was an approximately 92% owned subsidiary until June 1996, when we spun-off approximately 83% of the issued shares of MFC to our shareholders by way of a special dividend-in-kind. MFC is primarily engaged in merchant banking and financial services including through a wholly owned licensed Swiss bank.

        As part of the financing for the Stendal project, in August 2002, we obtained a €15 million bridge loan from Babcock & Brown Investment Management Partners LP, referred to as "Babcock & Brown", and a €30 million bridge loan arranged by the Swiss banking affiliate of MFC with variable interest rates and specified fees. Babcock & Brown was our advisor in connection with the overall financing arrangements for the Stendal project. Both loans were on substantially the same terms. In October 2003, we fully repaid the two bridge loans from Babcock & Brown and MFC, which, with fees and accrued interest, aggregated $66.9 million, from the proceeds of our convertible note offering.

        In addition to the bridge loan, at December 31, 2002, Mercer had other indebtedness to MFC in the amount of approximately €8.6 million. Approximately €6.4 million of this indebtedness was repaid in December 2003 from the proceeds of the sale of MFC shares to an affiliate of MFC and the balance was fully repaid in early 2004. We previously held, directly and indirectly, approximately 575,683 common shares of MFC, being approximately 4% of its outstanding shares. We sold 538,683 MFC shares to an affiliate of MFC in December 2003 at a price of $15.84 per share (being the 20-day weighted average trading price of the shares on the Nasdaq National Market at the time of the agreement to sell the shares) for total proceeds of $8.5 million, referred to as the "MFC Share Sale". The proceeds were used to repay part of the €8.6 million indebtedness to MFC described above. The MFC Share Sale was approved by a special committee of Mercer's trustees and Mercer's board, with Mr. Lee abstaining. Subsequently, Mercer sold its remaining shares of MFC.

        Mr. Lee, Mercer's Chairman, chief executive officer and a trustee was formerly a non-executive director of the Swiss banking affiliate of MFC until he resigned from such position in April 2004.

        Ian Rigg, a former trustee and our former chief financial officer, became a Vice President of MFC in August 2003. Mr. Rigg resigned as our chief financial officer in August 2003 and as a trustee in December 2003.

        We have in the course of our business entered into transactions and other arrangements with MFC and its affiliates. From time to time, our Rosenthal pulp mill sells pulp to a commodities trading subsidiary of MFC, both for its own account and as an agent for sales to certain parts of eastern Europe. All such transactions are conducted on market terms on an arm's length basis as provided for in the Rosenthal project loan agreements. As at December 31, 2003, we had trade receivables for pulp sales of approximately €1.4 million from MFC affiliates, which were all collected in the ordinary course.

        In December 2002, we contributed our 80% interest in Landqart to a limited partnership in exchange for a 49% interest therein. The other limited partner of the limited partnership is MFC and the general partner is wholly-owned by Cade Struktur Corporation, referred to as "CSC". CSC is a Canadian public company in which we own an approximate 26% interest and MFC owns 25% of its issued and outstanding shares. Mr. Lee, our Chief Executive Officer, previously served as an officer and director of CSC from July 2001 to December 2002. During such time, Mr. Lee received no remuneration from CSC and did not have any ownership interest therein. At the time of the Landqart reorganization, Mr. Lee was neither an officer nor a director of CSC. Previously, an affiliate of MFC arranged receivables financing for Landqart. This receivables financing from an MFC affiliate was terminated by Landqart in the first half of 2004.

        MFC has also acquired an indirect majority interest in AIG Altmark-Industrie AG, a German real estate company, which is an indirect 7% shareholder of Stendal.

        As at December 31, 2004, we had an approximately €1.5 million investment in shares and loans of a venture company, which is an affiliate of both us and MFC. This is a legacy investment which Mercer has been seeking to divest.

        Stendal (our 63.6% subsidiary) informally subleases furnished office space and receptionist services from an MFC affiliate in Berlin. The sublease rate is approximately €80,000 per quarter.

        A director of MFC is indebted to a subsidiary of Mercer in the approximate principal amount of €245,000.

        Mercer previously utilized administrative services from a private company that also provided similar services to MFC related companies. Mercer terminated using such administrative services at the end of the second quarter of 2004. Mercer used to pay C$125,000 per quarter for such services and has agreed to pay such amounts until March 31, 2005.

        Mercer's board has developed corporate governance guidelines which, among other things, provides that its audit committee or other special committee of trustees review and approve transactions with related and affiliated parties, including those with MFC. Mercer's board is comprised of six trustees, only one of which (the Chief Executive Officer) is part of management. There are no cross-directorships or officerships between Mercer (and its subsidiaries) and MFC (and its subsidiaries).

DESCRIPTION OF CERTAIN INDEBTEDNESS

Rosenthal Project Financing

        The following summary of certain material provisions of the Rosenthal project loan agreement is not complete and these provisions, including definitions of certain terms, are qualified by reference to the Rosenthal project loan agreement and the applicable amendment agreements on file with the SEC.

        In 1998, Rosenthal entered into the Rosenthal Loan Facility, as amended, having a 15 year term with a German bank and other syndicated lenders in the aggregate amount of €259.7 million to finance the conversion project. The Rosenthal Loan Facility is secured by liens on all of the assets of Rosenthal and the German federal government and the state government of Thuringia severally guaranteed an aggregate of 80% of the facility. We have agreed with the lenders under the Rosenthal Loan Facility that, so long as Rosenthal has liability thereunder, to retain control over at least 51% of the voting shares of Rosenthal.

        As part of the Rosenthal Loan Facility, there is a credit line which allows for derivative transactions, subject to certain controls, including certain maximum notional and at-risk amounts, to manage risk. Rosenthal has entered into derivatives with the lead bank under the Rosenthal Loan Facility to manage its risk exposure with respect to certain amounts outstanding thereunder.

        Repayment of the Rosenthal Loan Facility commenced on March 31, 2001. During the first nine months of 2004, €20.1 million of the Rosenthal Loan Facility was repaid and, net of cash in a restricted account, €143.1 million remained outstanding as at September 30, 2004. The outstanding amount under the Rosenthal Loan Facility and €7.6 million under a bank facility of Rosenthal in connection with the reconstruction of the landfill at the Rosenthal mill will be repaid with a portion of the proceeds of the Financings. See "Use of Proceeds" and "The Financings".

Stendal Pulp Mill Project Financing

        The following summary of certain material provisions of the Stendal loan facility agreement is not complete and these provisions, including definitions of certain terms, are qualified by reference to the Stendal loan facility agreement on file with the SEC.

        In August 2002, referred to as the "Stendal Financing Closing Date", we completed financing arrangements for the Stendal project. Total investment costs in connection with the project are approximately €1.0 billion, the majority of which was provided under the Stendal Loan Facility pursuant to the Project Finance Loan Agreement entered into between Stendal and HVB. We also contributed financing to Stendal of approximately €63.5 million from cash on hand and through bridge loans from a U.S. investment partnership and a bank.

        The Stendal Loan Facility is in the aggregate amount of €828.0 million and is divided into tranches which cover, among other things, project construction and development costs, financing and start-up costs and working capital, as well as the financing of a debt service reserve account, approved cost overruns and a revolving loan facility to cover any time lag for receipt of grant funding and value-added tax refunds in the amount of €160 million, referred to as "Tranche E". The Stendal Loan Facility is available for disbursement from August 2002 until the earlier of the issuance by us of a final acceptance certificate for the project and December 2005, except that financing under the Stendal Loan Facility for approved cost overruns will be available for up to one month prior to the first repayment.

        Pursuant to the Project Finance Loan Agreement, interest on the credit facilities was to accrue at variable rates between Euribor plus 0.60% and Euribor plus 1.55% per year. The Project Finance Loan Agreement provides for facilities to allow us to manage our risk exposure to interest rate risk, currency risk and pulp price risk by way of interest rate swaps, Euro and U.S. dollar swaps and pulp hedging transactions, subject to certain controls, including certain maximum notional and at-risk amounts.

Pursuant to the terms of the Project Finance Loan Agreement, in 2002 Stendal entered into interest rate swap agreements in respect of borrowings under the Stendal Loan Facility to fix most of the interest costs under the Stendal Loan Facility at a rate of 3.795% per year until April 2004 and at a rate of 5.28% commencing May 2004, plus margin, until final payment in October 2017. For more information, see "Business — Quantitative and Qualitative Disclosures about Market Risk". In March 2003, as part of its loan syndication, HVB exercised its right under the Stendal Loan Facility to increase its up-front arrangement fee by 20 basis points and the rate of interest under the facility by 30 basis points.

        Stendal has agreed to initially reduce the aggregate advances outstanding under the Stendal Loan Facility, other than in respect of Tranche E, to a maximum of €599.0 million, from a maximum original amount of €638.0 million (assuming no draws for approved cost overruns), on or before the first March 31 or September 30 following the fourth anniversary of the first advance under the Stendal Loan Facility for project construction and development costs. The tranches are generally repayable in installments and mature between the fifth and 15th anniversary of the first advance under the Stendal Loan Facility for project construction and development costs. Subject to various conditions, including a minimum debt service coverage test, Stendal may make distributions, in the form of interest and capital payments on shareholder debt or dividends on equity invested, to its shareholders, including us.

        The tranches under the Stendal Loan Facility for project construction and development costs, financing costs, start-up costs and working capital are severally guaranteed by German federal and state governments in respect of an aggregate of 80% of the principal amount of these tranches, but the tranche under the Stendal Loan Facility for financing and start-up costs, working capital and certain of the project construction and development costs benefiting from these guarantees will be reduced semi-annually by 12.5% per year beginning on the first repayment date following the fourth anniversary of the first advance under the Stendal Loan Facility for each of these costs. Under the guarantees, the German federal and state governments that provide the guarantees are responsible for the performance of our payment obligations for the guaranteed amounts. Approximately €394.4 million was drawn under the Stendal Loan Facility as of December 31, 2003.

        On December 12, 2003, Stendal entered into agreements with Nord Deutsche Landesbank, referred to as "Nord LB", and the European Investment Bank, referred to as "EIB". Pursuant to the agreements, EIB will provide a refinancing credit facility to Nord LB at preferred interest rates for up to €495.0 million. Such refinancing loan is made to Nord LB for the benefit of the Stendal project. Instead of actually refinancing the Stendal Loan Facility through Nord LB, and Stendal benefiting from lower interest rates over time, the agreements provide for the disbursement to Stendal of the net present value of the interest rate differential offered to Nord LB by EIB (less a portion retained by Nord LB).

        A first draw down refinancing of €250.0 million was completed in December 2003 which resulted in a net present value of the interest rate differential of approximately €2.1 million being disbursed to Stendal. A second draw down refinancing in the amount of up to €245.0 million was completed in the first quarter of 2004 which resulted in a net present value interest rate differential credit of approximately €2.0 million being disbursed to Stendal.

        The proceeds received from the interest rate differential arrangement with EIB were transferred to the Stendal project's disbursement account. These EIB proceeds are considered additional cash flow in the period between the Stendal mill's start-up and acceptance.

        The Stendal Loan Facility is secured by all of the assets of Stendal. In addition, the Project Finance Loan Agreement provides for the establishment of an equity reserve account into which excess start-up cash flows may be deposited. The account will be used to secure claims and amounts owing to the lenders in priority to the funding of the debt service reserve account under the Stendal Loan

Facility. The Project Finance Loan Agreement also provides that revenues held by Stendal after certain payments may be paid to a shareholders' account.

        In connection with the Stendal Loan Facility, we entered into a shareholders' undertaking agreement, referred to as the "Undertaking", dated August 26, 2002 with RWE, AIG and HVB in order to finance the shareholders' contribution to the Stendal project. Pursuant to the terms of the Undertaking, on the Stendal Financing Closing Date the shareholders of Stendal, on a pro rata basis, subscribed for €15 million of share capital of Stendal and advanced to it €55 million in subordinated loans. In addition, on a pro rata basis, the shareholders of Stendal agreed to advance to it €30 million of stand-by equity to, among other things, cover approved cost overruns, fund the equity reserve account and partially fund the debt service reserve account under the Stendal Loan Facility. On the Stendal Financing Closing Date, we provided HVB with a cash deposit for our pro rata portion of such equity reserve account. Our total funding commitment under the Undertaking was €63.5 million, all of which was effected in August 2002. Pursuant to the Undertaking, we have agreed, for as long as Stendal has any liability under the Stendal Loan Facility to HVB, to retain control over at least 51% of the voting shares of Stendal. We have no further capital commitments with relation to the Stendal project.

        On the Stendal Financing Closing Date, we entered into and completed funding under two bridge financing loan agreements and used the net proceeds from the two bridge loans, referred to as the "Bridge Loans", in the principal amounts of €15.0 million and €30.0 million to fund, in part, our contribution to the Stendal project and commitment pursuant to the Undertaking. The Bridge Loans were negotiated at the same time and the agreements in respect of the Bridge Loans were entered into upon substantially the same terms. The Bridge Loans accrued interest at rates equal to Euribor plus 6.5% per year until April 2003 and Euribor plus 9.0% per year thereafter until October 2003.

        In October 2003, we completed the sale of $82.5 million in aggregate principal amount of convertible senior subordinated notes due 2010. The notes bear interest at a rate of 8.5% per annum and are convertible into our shares of beneficial interest at a conversion price of $7.75 per share. The net proceeds from the offering of approximately $78.4 million were used to repay in full our indebtedness, including fees and accrued interest, under the Bridge Loans aggregating approximately $66.9 million and the balance was used for general corporate purposes, including working capital.

Convertible Notes

        In October 2003, we issued $82.5 million in aggregate principal amount of 8.5% convertible senior subordinated notes due 2010, referred to as the "convertible notes". The following summary of certain provisions of the convertible notes and the indenture governing the convertible notes is not complete and is qualified in its entirety by reference to the indenture, a copy of which is attached as an exhibit to the Form 8-K filed with the SEC on October 16, 2003.

        We pay interest semi-annually on the convertible notes on April 15 and October 15 of each year, beginning on April 15, 2004. The convertible notes mature on October 15, 2010. The convertible notes are redeemable on and after October 15, 2008, at any time in whole or in part, at our option on not less than 20 and not more than 60 days' prior notice at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of redemption, subject to the restrictions in the indenture governing the notes to be issued under the Senior Note Offering. See "Description of Senior Notes".

        The convertible notes are convertible, at the option of the holder, unless previously redeemed, at any time on or prior to maturity into our shares of beneficial interest. The convertible notes are convertible at a conversion price of $7.75 per share, which is equal to a conversion rate of approximately 129 shares per $1,000 principal amount of convertible notes, subject to adjustment.

        Holders of the convertible notes have the right to require us to purchase all or any part of the notes 30 business days after the occurrence of a change of control with respect to us at a purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

        The convertible notes are unsecured obligations of Mercer International Inc. and are subordinated in right of payment to existing and future senior indebtedness and are effectively subordinated to all of the indebtedness and liabilities of our subsidiaries. The indenture governing the convertible notes limits the incurrence by us, but not our subsidiaries, of senior indebtedness.

        The convertible notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages (PORTAL) systems of the National Association of Securities Dealers, Inc. In addition, we have registered the convertible notes and underlying shares with the SEC for resale by the holders thereof.

Paper Mill Project Facilities

        In 2003, our paper operations secured two long-term credit facilities aggregating approximately €2.5 million, which facilities along with certain government grants are being utilized to repair flooding damage suffered by the mills in 2002. One facility totaling approximately €1.0 million matures on June 30, 2009, bears interest at a rate of 2.65% per annum and is repayable in ten equal semi-annual installments. The other facility in the amount of approximately €1.5 million matures on June 30, 2013, bears interest at a rate of 2.65% per annum and is repayable in 16 equal semi-annual installments. Both facilities are guaranteed by Mercer Inc. as well as to 80% thereof by a German governmental agency.

        In addition, in 2003, our Fährbrücke paper mill secured three credit facilities aggregating €5.5 million, which facilities along with certain government grants were utilized to finance equipment and construction costs associated with expanding and adapting the paper machine at the mill. In September 2004, we repaid the majority of the outstanding amounts under these credit facilities and permanently reduced the aggregate amount available thereunder to €2.2 million. Two of the facilities aggregating approximately €1.4 million mature on December 30, 2012 and bear interest at rates between 4.15% and 4.3% per annum and are repayable in 16 equal semi-annual installments. The other facility in the amount of approximately €0.8 million matures on March 31, 2009 and bears interest at a rate equal to the three-month Euribor rate plus 1.75% per annum and is repayable in 16 equal quarterly installments. All three facilities are guaranteed by Mercer Inc. as well as to 80% thereof by a German state government. As at September 30, 2004, we had utilized the entire €4.7 million available under the five credit facilities relating to the paper operations.

New Working Capital Facilities

        In conjunction with the Acquisition, we intend to establish new working capital facilities for the Rosenthal and Celgar mills. We have received term sheets from two financial institutions relating to the provision of such working capital facilities upon terms and conditions customary for facilities of this nature.

        The €40 million revolving working capital facility for the Rosenthal mill, arranged by HVB, consists of a revolving credit facility which may be utilized by way of cash advances or advances by way of letter of credit or bank guarantees. The facility will mature in February 2010. The interest payable on cash advances is LIBOR or EURIBOR plus 1.55%, plus certain other costs incurred by the lenders in connection with the facility. Each cash advance is to be repaid on the last day of the respective interest period and in full on the termination date and each advance by way of a letter of credit or bank guarantee shall be repaid on the applicable expiry date of such letter of credit or bank guarantee. An interest period for cash advances shall be three, six or 12 months or any other period as Rosenthal and the lenders may determine. There is also a 0.375% per annum commitment fee on the unused and uncancelled amount of the revolving facility which is payable quarterly in arrears. This facility will be secured by a first fixed charge on the inventories, receivables and accounts of Rosenthal. In connection with this facility, Rosenthal will also enter into a hedging facility which will provide for a strategy to be agreed to between Rosenthal and HVB relating to the hedging of the interest, currency and pulp prices as they affect Rosenthal.

        The $30 million revolving working capital facility for the Celgar mill, arranged by Royal Bank of Canada on a best efforts basis, consists of either a 364 day revolving credit facility and a one year non-revolving term loan upon the conversion of the revolving facility. The revolving facility has a term of 364 days and the term facility will mature on the first anniversary of the conversion date. The borrower will be our wholly owned acquisition subsidiary which will acquire the Celgar mill. The borrower can request a 364 day extension, not more than 90 days or less than 60 days prior to the maturity date of the revolving facility, and the lenders, in their sole discretion, shall decide whether or not to extend such facility not later than 30 days prior to the maturity date of the revolving facility. The revolving facility shall be available by way of: (i) Canadian and U.S. prime rate loans which bear interest at the designated rate plus between 1.5% and 2% depending upon which designated debt coverage ratio of the borrower is applicable at the time; (ii) banker's acceptances which bear interest at the applicable banker's acceptance discount rate plus between 2.5% and 3%, depending upon which designated debt coverage ratio of the borrower is applicable at the time; and/or (iii) LIBOR advances, which will accrue for periods of one, two, three or six months duration and which bear interest at LIBOR plus between 2.5% and 3%, depending upon which designated debt coverage ratio of the borrower is applicable at the time. Letters of credit and/or letters of guarantee will also be available under the facility up to a maximum of $10 million. There is also a commitment fee payable monthly in arrears on any unutilized and uncancelled amount of the revolving facility. The amount of the fee varies from 0.625% to 0.9% of such amount depending upon the amount drawn under the facility and which designated debt coverage ratio the borrower has achieved. This facility will be secured by a first charge on the current assets of the borrower, a guarantee and postponement of claims delivered by Mercer Inc. and a priority agreement executed by the borrower and Mercer Inc. which acknowledges the lender's priority claim on the accounts receivable and inventory of the borrower.

DESCRIPTION OF SENIOR NOTES

        The senior notes to be issued pursuant to the Senior Note Offering bear interest at the rate of 9.25% per annum and mature on February 15, 2013. Interest on such notes is payable in arrears on February 15 and August 15 of each year the notes are outstanding, beginning on August 15, 2005. The notes will be our senior unsecured obligations and, accordingly, will rank junior in right of payment to all existing and future secured indebtedness and all indebtedness and liabilities of our subsidiaries, equal in right of payment with all existing and future unsecured senior indebtedness and senior in right of payment to the 8.5% convertible senior subordinated notes due 2010 and any future subordinated indebtedness. We may redeem the notes on or after February 15, 2009, in whole or in part, at the applicable redemption prices plus accrued and unpaid interest, if any, to the redemption date. In certain circumstances, we may also redeem up to 35% of the aggregate principal amount of the notes at any time prior to February 15, 2008 at a redemption price of 109.25% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date with the net cash proceeds of certain equity offerings. The notes will be issued under an indenture which will, among other things, restrict our ability and the ability of our restricted subsidiaries to: (i) incur additional indebtedness or issue preferred stock; (ii) pay dividends or make other distributions to our stockholders; (iii) purchase or redeem capital stock or subordinated indebtedness; (iv) make investments; (v) create liens and enter into sale and lease back transactions; (vi) incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us; (vii) sell assets; (viii) consolidate or merge with or into other companies or transfer all or substantially all of our assets; and (ix) engage in transactions with affiliates. These limitations will be subject to other important qualifications and exceptions.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue an unlimited number of shares of beneficial interest, $1.00 par value and 50,000,000 preferred shares issuable in series. As of February 8, 2005, there were 18,074,229 shares of beneficial interest and no preferred shares of any series issued and outstanding.

        Set forth below is information concerning our share capital, which does not purport to be complete and is qualified in its entirety by reference to our Restated Declaration of Trust and amendments thereto which have been filed with the SEC.

Shares of Beneficial Interest

        Each share of beneficial interest entitles the holder to one vote at a meeting of our shareholders. However, under our Restated Declaration of Trust, as amended, cumulative voting in the election of trustees is not permitted. The shares of beneficial interest are entitled to dividends when, as and if declared by our board of trustees from time to time. Upon our liquidation, dissolution or winding up, the holders of our shares of beneficial interest are entitled to participate pro rata in any distribution of our assets (in cash or in kind or partly each) after the payment of all liabilities, subject to the rights of holders of preferred shares.

Preferred Shares

        We are authorized to issue preferred shares from time to time and to: (i) divide the preferred shares into one or more series; (ii) designate the number of shares of each series and the designation thereof; (iii) fix and determine the relative rights and preferences as between series including, but not limited to, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price and liquidation preferences (if and to the extent that any such rights are to be applicable to any such series); and (iv) amend the relative rights and preferences of any series that is wholly unissued.

        There are 500,000 Series A Junior Participating Preferred Shares, referred to as the "Series A Preferred Shares", and 3,500,000 Cumulative Retractable Convertible Preferred Shares, Series B, referred to as the "Series B Preferred Shares", authorized.

Series A Preferred Shares

        The Series A Preferred Shares are entitled to receive, subject to the rights of holders of preferred shares ranking prior to the Series A Preferred Shares, quarterly dividends, when, as and if declared by our trustees, in an amount equal to the greater of (i) $10 or (ii) 100 times the dividends declared on our shares of beneficial interest. We are required to declare a dividend on the Series A Preferred Shares immediately after we declare a dividend on our shares of beneficial interest and all dividends declared are cumulative but do not bear interest.

        In the event that dividends declared on the Series A Preferred Shares are in arrears for six quarterly periods, all holders of our preferred shares with dividends in arrears for six quarterly periods, irrespective of the series, voting as a class, have the right to elect two trustees at a meeting of our shareholders. However, the term of any trustee so elected terminates upon the payment of outstanding dividends. When dividends on the Series A Preferred Shares are in arrears: (i) we cannot declare or pay dividends on, or make any other distribution on, or redeem or purchase, any shares ranking junior to the Series A Preferred Shares; (ii) declare or pay dividends on, or make any other distributions on, any shares ranking on parity with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears on a pro rata basis; (iii) redeem or purchase shares ranking on parity with the Series A Preferred Shares, except that we may redeem or purchase such parity shares in exchange for shares ranking junior to the

Series A Preferred Shares; or (iv) purchase any Series A Preferred Shares or shares ranking on parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as our trustees determine in good faith will result in a fair and equitable treatment among the respective shares.

        Upon our liquidation, dissolution or winding up, no distribution may be made to holders of shares ranking junior to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares have received $100 per share plus an amount equal to accrued and unpaid dividends thereon, whether or not declared. Following such payment, holders of Series A Preferred Shares are not entitled to any additional distributions and holders of Series A Preferred Shares and holders of our shares of beneficial interest are entitled to receive a pro rata share of our remaining assets to be distributed.

        In the event that we enter into any consolidation, merger, combination or other transaction in which shares of beneficial interest are exchanged for securities, cash and/or other property, the Series A Preferred Shares shall at the same time be similarly exchanged in an amount per share equal to 100 times the aggregate amount of the securities, cash and/or other property into which each share of beneficial interest is exchanged.

        Series A Preferred Shares vote together as one class with shares of beneficial interest. Each Series A Preferred Share entitles the holder thereof to 100 votes on all matters submitted to a vote of our shareholders.

Series B Preferred Shares

        The Series B Preferred Shares are issuable at a price of $20 per share and are entitled to receive dividends, when, as and if declared by our board of trustees, in priority to the payment of dividends on any shares ranking junior to the Series B Preferred Shares, at up to 4% per annum (but not less than 1%) on the amount paid up on the Series B Preferred Shares. Such dividends are cumulative and are payable in arrears.

        In the event of our liquidation, dissolution or winding up, holders of Series B Preferred Shares are entitled to receive $20 per share plus all accrued and unpaid dividends thereon before any distribution is made to holders of shares ranking junior to the Series B Preferred Shares. Following such payment, holders of Series B Preferred Shares are not entitled to any further distribution of our assets.

        We are entitled from time to time to purchase all or any part of the outstanding Series B Preferred Shares on the open market or otherwise. Holders of Series B Preferred Shares have the right to have all their shares redeemed by us after January 1, 2004 at a price equal to the amount paid up on each such share plus all accrued and unpaid dividends thereon. Holders of Series B Preferred Shares also have the right to convert up to 10% of the issued and outstanding Series B Preferred Shares in any one-year period into shares of beneficial interest at a conversion ratio of $20 per share plus all accrued and unpaid dividends thereon, divided by the issue price of $20 per share.

        As long as any Series B Preferred Shares are outstanding, we may not, without the approval of holders of Series B Preferred Shares, declare or pay or set aside for payment any dividends on any shares ranking junior to the Series B Preferred Shares (other than dividends payable in such junior shares), unless all dividends payable on the Series B Preferred Shares and all other shares ranking on priority with the Series B Preferred Shares with respect to the payment of dividends have been paid or set aside for payment.

        The Series B Preferred Shares are not entitled to receive notice of, to attend or to vote at any meeting of our shareholders.

Rights Plan

        The following summary of certain material provisions of our rights plan, as amended, is not complete and these provisions, including definitions of certain terms, are qualified by reference to the rights plan on file with the SEC.

        On November 11, 2003, our board of trustees declared a dividend of one preferred stock purchase right for each share of beneficial interest outstanding to our shareholders of record on December 31, 2003. As long as the rights are attached to our shares of beneficial interest, we will issue one right (subject to adjustment) with each new share of beneficial interest we issue so that all shares of beneficial interest will have rights attached. When exercisable, each right will entitle the registered holder to purchase from us one one-hundredth of a Series A Preferred Share at an exercise price of $75.00, subject to adjustment. Subject to certain exceptions, upon the earlier of ten days following the date that a person or group: (i) acquires 15 percent of the aggregate of our outstanding shares of beneficial interest and shares of beneficial interest issuable upon conversion of our outstanding 8.5% convertible senior subordinated notes as if the then outstanding notes had been fully converted, referred to as the "Issuable Note Shares"; or (ii) announces a tender offer or exchange offer for our outstanding shares of beneficial interest that could result in the offeror becoming the beneficial owner of 15 percent or more of the aggregate of our outstanding shares of beneficial interest and Issuable Note Shares, the rights granted to our shareholders will become exercisable to purchase our shares of beneficial interest at a price substantially discounted from the then applicable market price of our shares of beneficial interest.

        Pursuant to our rights plan, the occurrence of certain events involving a person or group becoming the beneficial owner of 15 percent or more of our outstanding shares of beneficial interest and Issuable Note Shares (subject to limited exceptions) shall constitute a "Triggering Event". Upon the occurrence of a Triggering Event, the rights shall entitle holders, pursuant to the rights plan, to receive shares of beneficial interest in lieu of preferred shares at a price and upon terms that could cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by our trustees.

        These rights could generally discourage a merger or tender offer involving the securities of the Company that is not approved by our board of trustees by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on shareholders who might want to vote in favor of such merger or participate in such tender offer. The description and terms of the rights are set forth in a rights agreement, dated as of December 23, 2003. Shares issued upon conversion of the notes are subject to the rights plan. The rights agreement will expire on December 31, 2005.

Anti-takeover Provisions

Washington Law

        We are subject to the provisions of the Revised Code of Washington, Chapter 23B.19 which prohibits a Washington corporation or business trust, including our Company, from engaging in any business combination with an "acquiring person" for a period of five years after the date of the transaction in which the person became an acquired person, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the acquired person. Subject to certain exceptions, an "acquired person" is a person who, together with affiliates and associates, owns 10% or more of the corporation's voting stock.

Declaration of Trust

        Our board of trustees has the authority to issue up to 50,000,000 preferred shares, and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the holders of our shares of beneficial interest. The rights of the holders of any preferred shares that may be issued in the future may adversely affect the rights of the holders of the shares of beneficial interest. The issuance of the preferred stock, while providing us with desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our Company. Furthermore, such preferred stock may have other rights, including economic rights senior to the shares of beneficial interest, and as a result, the issuance of the preferred stock could have a material adverse effect on the market value of the shares of beneficial interest. We have no present plan to issue shares of preferred stock. Our board of trustees designated 110,000 shares of preferred stock as Series A Preferred Shares in connection with the implementation of our shareholder rights plan described above.

        Our board of trustees is divided into three classes of trustees with staggered terms. Trustees are elected to three-year terms and the term of one class of trustees expires each year. The existence of a classified board is designed to provide continuity and stability to our management, which results from trustees serving the three-year, rather than one-year terms. The existence of a classified board is also designed to render certain hostile takeovers more difficult. The existence of a classified board may therefore have the effect of making it more difficult for a third party to acquire control of our Company in certain instances, thereby delaying, deferring or preventing a change in control that a holder of shares of beneficial interest might consider in its best interest. Further, if shareholders are dissatisfied with the policies and/or decisions of the board of trustees, the existence of a classified board will make it more difficult for the shareholders to change the composition (and therefore the policies) of the board of trustees in a relatively short period of time.

        Furthermore, we may in the future adopt certain other measures that may have the effect of delaying, deferring or preventing a change in control of our Company. Certain of such measures may be adopted without any further vote or action by the holders of the shares of beneficial interest.

Transfer Agent and Registrar

        The transfer agent and registrar for our shares of beneficial interest is Mellon Trust Company.

UNDERWRITING

        RBC Capital Markets Corporation is acting as the lead manager of the offering and representative of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, each underwriter has agreed to purchase the number of shares of beneficial interest set forth opposite its name in the table below. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but other than the limited circumstances set forth in the underwriting agreement, is not responsible for the commitment of any other underwriter to purchase shares of beneficial interest.

Underwriters	Number of Shares of Beneficial Interest
RBC Capital Markets Corporation	5,649,718
CIBC World Markets Corp.	1,506,591
Raymond James & Associates, Inc.	1,506,591
D.A. Davidson & Co.	753,296

Total	9,416,196

        The underwriting agreement provides that the underwriters' obligations to purchase our shares of beneficial interest are subject to approval of legal matters by counsel and to the satisfaction of other conditions. The underwriters are obligated to purchase all of the shares of beneficial interest (other than those covered by the over-allotment option described below) if they purchase any shares of beneficial interest.

        Concurrently with this offering of shares of beneficial interest, we are also offering to the public $310 million of Senior Notes. The public offering of Senior Notes is being underwritten by RBC Capital Markets Corporation, Credit Suisse First Boston LLC and CIBC World Markets Corp. The completion of the Senior Note Offering and the offering of shares of beneficial interest under this prospectus supplement are contingent upon each other and both such offerings are contingent upon the satisfaction or waiver of all conditions relating to the Acquisition other than the condition relating to the Financings.

        Jimmy S.H. Lee, our President and Chief Executive Officer and a trustee, will be purchasing 350,000 of our shares pursuant to this offering (which will be subject to Mr. Lee's lock-up agreement described below) and $2.0 million of our senior notes pursuant to the Senior Note Offering.

Commissions and Expenses

        RBC Capital Markets Corporation has advised us that the underwriters propose to offer the shares of beneficial interest directly to the public at the public offering price presented on the cover page of this prospectus supplement, and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $0.27 per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $0.10 per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

        Any NASD member that participates in an offering of the shares of beneficial interest must comply with, and make any filings required by, Rule 2710 of the conduct Rules of the NASD. The maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate principal amount of the securities offered pursuant to this prospectus supplement.

        The following table summarizes the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of beneficial interest.

	No Exercise	Full Exercise
Per share of beneficial interest	$0.4463	$0.4463
Total	$4,202,448	$4,832,816

        We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately €1.4 million. Pursuant to the underwriting agreement, the underwriters will be responsible for certain expenses associated with the marketing of this offering, not to exceed an agreed upon amount.

Over-Allotment Option

        We have granted to RBC Capital Markets Corporation an option to purchase up to an aggregate of 1,412,429 shares of beneficial interest, exercisable solely to cover over-allotments, if any, at the public offering price (less the underwriting discounts and commissions) shown on the cover page of this prospectus supplement. RBC Capital Markets Corporation may exercise this option in whole or in part at any time until 30 days after the date of the underwriting agreement. To the extent RBC Capital Markets Corporation exercise(s) this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of beneficial interest proportionate to that underwriter's initial commitment as indicated in the preceding table.

Lock-Up Agreements

        We, each of our trustees and senior officers have agreed that, without the prior written consent of RBC Capital Markets Corporation, we and each of these persons will not, directly or indirectly, offer, sell or dispose of any shares of beneficial interest or any securities which may be converted into or exchanged for any shares of beneficial interest for a period of 180 days from the date of the underwriting agreement relating to our offering of shares hereunder, subject to certain exceptions.

        The 180-day restricted period described above will be extended if:

  •
  during the last 17 days of the 180-day restricted period, we issue an earnings release or material news, or a material event relating to us occurs,

  •
  prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the first paragraph under the heading "— Lock-Up Agreements" will continue to apply until the expiration of an 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material events, as applicable.

        Pursuant to the terms of the Acquisition, KPMG Inc., the vendor, entered into a lock-up agreement on behalf of itself and its successors and assigns. Subject to certain exceptions, the lock-up agreement generally prohibits the vendor, without the prior written consent of the underwriters, from selling, offering or agreeing to sell, hypothecating, pledging, granting an option to purchase or otherwise disposing of any of our shares of beneficial interest or securities convertible into or exchangeable or exercisable for our shares of beneficial interest or any warrants or other rights to purchase our shares of beneficial interest or such securities. These restrictions will be in effect for 180 days after the closing date of the Acquisition, which is expected to occur on the same date as or shortly after the closings of the Senior Note Offering and the offering of shares of beneficial interest to which this prospectus supplement relates.

Indemnification

        We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and Canadian securities laws, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        RBC Capital Markets Corporation may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our shares of beneficial interest, in accordance with Regulation M under the Exchange Act.

        Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of our shares of beneficial interest that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares of beneficial interest in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares of beneficial interest in the open market.

        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

        Syndicate covering transactions involve purchases of our shares of beneficial interest in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares of beneficial interest to close out the short position, the underwriters will consider, among other things, the price of shares of beneficial interest available for purchase in the open market as compared to the price at which they may purchase shares of beneficial interest through the over-allotment option. If the underwriters sell more shares of beneficial interest than could be covered by the overallotment option, a naked short position, the position can only be closed out by buying shares of beneficial interest in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares of beneficial interest in the open market after pricing that could adversely affect investors who purchase in the offering.

        Penalty bids permit RBC Capital Markets Corporation to reclaim a selling concession from a syndicate member when the shares of beneficial interest originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of beneficial interest or preventing or retarding a decline in the market price of our shares of beneficial interest. As a result, the price of our shares of beneficial interest may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of beneficial interest. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        The prospectus supplement and the prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute such documents electronically. RBC Capital Markets Corporation may agree to allocate a number of shares of beneficial interest to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

Relationships

        The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of their business.

        RBC Capital Markets Corporation and CIBC World Markets Corp., underwriters for this offering of shares of beneficial interest, are acting as underwriters in our concurrent Senior Note Offering, for which they are receiving customary fees.

        Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, the lead manager and the representative of the underwriters in this offering, and National Westminster Bank PLC (which is not affiliated with any of the underwriters), are secured creditors and owners of the Celgar mill. Royal Bank of Canada will receive approximately $93 million of the proceeds of this offering and the Senior Note Offering and will receive $20 million of our shares of beneficial interest in consideration for the assets of Celgar that we are acquiring in the Acquisition.

        In connection with the $30 million working capital facility for the Celgar mill expected to be entered into on the closing of the Acquisition, an affiliate of RBC Capital Markets Corporation is acting as arranger, on a best efforts basis, for which it will receive customary fees. Royal Bank of Canada, also an affiliate of RBC Capital Markets Corporation, has committed $15 million to the facility, for which it will receive customary fees. Royal Bank of Canada will also act as the administrative agent for the lenders under the working capital facility.

        In October 2003, RBC Capital Markets Corporation acted as the initial purchaser for our private placement of offering of $82.5 million of 8.5% convertible senior subordinated notes due 2010, for which it received customary underwriting fees.

        In November 2004, an affiliate of CIBC World Markets Corp. provided financial advisory services to us in connection with the acquisition of the Celgar assets, for which such affiliate received customary fees.

        One of our trustees, Kenneth Shields, is also a director of Raymond James Financial Inc., an affiliate of one of the underwriters of this offering and the chief executive officer of its Canadian subsidiary. Mr. Shields did not participate in or vote upon any matters relating to the composition of our underwriting syndicate or any allocations therein.

NOTICE TO INVESTORS

        This prospectus supplement and the accompanying prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares in any jurisdiction which, or to any person to whom, it is unlawful to make such offer or solicitation in such jurisdiction. The distribution of this prospectus supplement and the accompanying prospectus and the offer and sale of the shares is restricted by law in certain jurisdictions. Persons into whose possession this prospectus supplement or any of the shares may come must inform themselves about, and observe, any such restrictions. This prospectus supplement may not be used for, or in connection with, any offer to, or solicitation by, anyone in any jurisdiction or circumstances in which such offer or solicitation is not authorized or is unlawful. Neither the Company nor any underwriter is making any representation to any offeree or purchaser of the shares herein regarding the legality of the investment therein by such offeree or purchaser.

        Each underwriter has agreed that (1) it has not offered or sold, and prior to the six months after the date of issue will not offer or sell, any shares to persons in the United Kingdom except to a person whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (2) it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act ("FSMA")) received by it in connection with the issue or the sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to us, and (3) it has complied with all applicable provisions of the FSMA with respect to anything done by it in relation to any shares in, from or otherwise involving the United Kingdom.

        This prospectus supplement has not been prepared in the context of a public offering of securities in France within the meaning of Article L.411-1 of the French Code Monétaire et Financier and Regulations No. 98-01 and 98-08 of the Commission des Opérations de Bourse ("COB") and has therefore not been submitted to the COB for prior approval. It is made available only to qualified investors and/or to a limited circle of investors (as defined in Article L.411-2 of the French Code Monétaire et Financier and in the Decree No. 98-880 dated 1 October 1998), on the condition that it shall not be passed on to any person nor reproduced (in whole or in part) and that applicants act for their own account in accordance with the terms set out by the said Decree and undertake not to retransfer, directly or indirectly, the shares in France, other than in compliance with applicable laws and regulations (Articles L.411-1, L.411-2, L.412-1 and L.621-8 of the French Code Monétaire et Financier).

        The public offer of securities for sale in Germany is subject to certain restrictions, namely the restrictions provided in the German Securities Selling Prospectus Act (Wertpapier-Verkaufsprospektgesetz). The offer of the shares does not constitute a public offer of securities for sale in Germany. This prospectus supplement has not been approved by the German Federal Supervisory Authority for Financial Services (Bundesanstalt für Finanzdienstleistungsaufsicht) or any other competent German authority under the relevant laws. This prospectus supplement may not be publicly distributed in Germany and may not be used in connection with any resale of the shares. The shares may not be resold in Germany by way of a public offer. The shares will only be available to persons who on a professional or commercial basis purchase securities themselves for their own account or for the account of a third party.

        The shares may not and will not be offered or sold to any individual or legal entity in The Netherlands other than to individuals or legal entities who or which trade in securities in the conduct of their profession or trade within the meaning of section 2 of the exemption regulation pursuant to the Dutch Securities Market Supervision Act (Vrijstellingregeling Wet toezicht effectenverker 1995), which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly invest or trade in securities.

        The shares are sold in Switzerland on the basis of a private placement. This prospectus supplement does not, therefore, constitute a "Prospectus" within the meaning of Art. 652A of the Swiss Federal Code of Obligations.

LEGAL MATTERS

        The validity of the shares of beneficial interest offered hereby and certain other legal matters in connection with the issuance and sale of the shares will be passed upon for the Company by Sangra Moller, Vancouver, British Columbia and Heller Ehrman White & McAuliffe LLP, Seattle, Washington. Certain legal matters in connection with the issuance and sale of the shares offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles, California, Lawson Lundell, Vancouver, British Columbia and Stoel Rives LLP, Seattle, Washington.

EXPERTS

        The consolidated financial statements of Mercer as at December 31, 2003 and for the year then ended included in this prospectus supplement have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report which is included in this prospectus supplement, and have been so included in reliance upon the report of such firm and given upon their authority as experts in accounting and auditing.

        The annual audited consolidated balance sheet of Mercer as at and for the year ended December 31, 2002 and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 2002 and 2001 included in this prospectus supplement have been so included in reliance on the report of Peterson Sullivan P.L.L.C., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The annual audited balance sheets of Celgar as at and for the years ended December 31, 2003 and 2002 and the related statements of loss and deficit and cash flows for the years ended December 31, 2003, 2002 and 2001 included in this prospectus supplement have been so included in reliance on the report of Deloitte & Touche LLP, independent registered chartered accountants, given on the authority of said firm as experts in accounting and auditing.

MERCER INTERNATIONAL INC.
Report of Independent Registered Chartered Accountants
and
Consolidated Financial Statements
For the Year Ended December 31, 2003

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To the Board of Trustees and Shareholders of
Mercer International Inc.

        We have audited the accompanying consolidated balance sheet of Mercer International Inc. and subsidiaries (the "Company") as of December 31, 2003, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2003, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ DELOITTE & TOUCHE LLP

Vancouver, British Columbia
February 26, 2004

INDEPENDENT AUDITORS' REPORT

To the Shareholders
Mercer International Inc.

        We have audited the accompanying consolidated balance sheet of Mercer International Inc. and Subsidiaries as of December 31, 2002, and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mercer International Inc. and Subsidiaries as of December 31, 2002, and the consolidated results of their operations and their cash flows for the years ended December 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

                      /s/ PETERSON SULLIVAN P.L.L.C.

January 31, 2003
Seattle, Washington

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002
(In Thousands of Euros)

	2003	2002
ASSETS
Current Assets
Cash and cash equivalents	€51,993	€30,261
Cash restricted (Note 1)	15,187	9,459
Investments (Note 2)	6	307
Receivables (Note 3)	32,285	28,132
Cumulative derivative gains	743	3,792
Inventories (Note 4)	23,909	16,375
Prepaid expenses	4,278	7,891

Total current assets	128,401	96,217
Long-Term Assets
Cash restricted (Note 1)	44,180	38,795
Property, plant and equipment (Note 5)	745,178	441,990
Investments (Note 2)	1,644	5,592
Equity method investments (Note 2)	2,309	7,019
Deferred note issuance costs	4,213	—
Deferred income tax (Note 10)	9,980	10,137

	807,504	503,533

Total assets	€935,905	€599,750

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses (Note 6)	€37,414	€32,866
Construction in progress costs payable	42,756	24,885
Note payable (Note 7)	1,377	832
Note payable, construction in progress (Note 7)	—	15,000
Debt, construction in progress (Note 8)	80,000	—
Debt, current portion (Note 9)	15,801	16,306

Total current liabilities	177,348	89,889
Long-Term Liabilities
Debt, construction in progress (Note 9)	324,238	146,485
Debt, less current portion (Note 9)	255,901	205,393
Derivative financial instruments, construction in progress (Note 15)	43,151	30,108
Capital leases and other	2,412	2,906

	625,702	384,892

Total liabilities	803,050	474,781
Minority Interest	—	—
Commitments and Contingencies (Note 17)
SHAREHOLDERS' EQUITY
Preferred shares, no par value; 50,000,000 authorized and issuable in series
Series A, 500,000 authorized, none issued and outstanding	—	—
Series B, 3,500,000 authorized, none issued and outstanding	—	—
Shares of beneficial interest, U.S.$1 par value; unlimited authorized; 17,099,899 issued and outstanding at December 31, 2003 and 16,874,899 at December 31, 2002	78,139	76,995
Additional paid-in capital, stock options	223	—
Retained earnings	49,196	52,789
Accumulated other comprehensive income (loss)	5,297	(4,815)

Total shareholders' equity	132,855	124,969

Total liabilities and shareholders' equity	€935,905	€599,750

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2003, 2002 and 2001
(In Thousands of Euros, Except Per Share Data)

	2003	2002	2001
Revenues
Sales of pulp and paper	€182,456	€227,883	€205,001
Transportation	3,607	4,953	5,491
Other	8,493	6,296	5,955

	194,556	239,132	216,447
Cost of sales
Pulp and paper	176,655	208,454	180,603
Transportation	3,035	5,009	4,076

Gross profit	14,866	25,669	31,768
General and administrative	19,323	24,979	18,436
Settlement expenses	1,041	—	—
Flooding grants, less losses and expenses	(957)	1,835	—

(Loss) income from operations	(4,541)	(1,145)	13,332
Other income (expense)
Interest expense	(11,523)	(13,753)	(16,170)
Investment income	1,653	436	2,872
Derivative financial instruments
Unrealized loss, construction in progress financing	(13,042)	(30,108)	—
Realized gain, construction in progress financing	743	—	—
Net gains (losses), other	28,467	23,429	(2,504)
Impairment of equity method investments	(2,255)	—	—
Impairment of available-for-sale securities	(5,570)	—	—
Other	—	3,590	(270)

Total other expense	(1,527)	(16,406)	(16,072)

Loss before income taxes and minority interest	(6,068)	(17,551)	(2,740)
Income tax (provision) benefit (Note 10)	(3,172)	264	(83)

Loss before minority interest	(9,240)	(17,287)	(2,823)
Minority interest	5,647	10,965	—

Net loss	€(3,593)	€(6,322)	€(2,823)

Loss per share (Note 13)
Basic	€(0.21)	€(0.38)	€(0.17)

Diluted	€(0.21)	€(0.38)	€(0.17)

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2003, 2002 and 2001
(In Thousands of Euros)

	2003	2002	2001
Net loss	€(3,593)	€(6,322)	€(2,823)
Other comprehensive income (loss)
Foreign currency translation adjustment	2,501	2,186	(942)
Unrealized gains (losses) on securities
Unrealized holding gains (losses) arising during the period	(201)	(3,615)	1,881
Reclassification adjustment for losses included in net loss	2,293	834	—
Reclassification adjustment for other than temporary decline in value	5,519	—	—

	7,611	(2,781)	1,881

Other comprehensive income (loss)	10,112	(595)	939

Comprehensive income (loss)	€6,519	€(6,917)	€(1,884)

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

For the Years Ended December 31, 2003, 2002 and 2001
(In Thousands of Euros)

	Shares of Beneficial Interest					Accumulated Other Comprehensive Income (Loss)
	Number of Shares	Par Value	Amount Paid in Excess of Par Value	Additional paid-in capital, stock options	Retained Earnings	Foreign Currency Translation Adjustments	Unrealized Gains (Losses) on Securities	Total	Shareholders' Equity
Balance at December 31, 2000	16,794,899	€12,781	€63,941	€—	€61,934	€2,247	€(7,406)	€(5,159)	€133,497
Net loss	—	—	—	—	(2,823)	—	—	—	(2,823)
Other comprehensive income (loss)	—	—	—	—	—	(942)	1,881	939	939

Balance at December 31, 2001	16,794,899	12,781	63,941	—	59,111	1,305	(5,525)	(4,220)	131,613
Shares issued for cash	200,000	191	695	—	—	—	—	—	886
Repurchase of shares	(120,000)	(121)	(492)	—	—	—	—	—	(613)
Net loss	—	—	—	—	(6,322)	—	—	—	(6,322)
Other comprehensive income (loss)	—	—	—	—	—	2,186	(2,781)	(595)	(595)

Balance at December 31, 2002	16,874,899	12,851	64,144	—	52,789	3,491	(8,306)	(4,815)	124,969
Shares issued on exercise of stock options	225,000	202	942	(231)	—	—	—	—	913
Granting of stock options	—	—	—	454	—	—	—	—	454
Net loss	—	—	—	—	(3,593)	—	—	—	(3,593)
Other comprehensive income	—	—	—	—	—	2,501	7,611	10,112	10,112

Balance at December 31, 2003	17,099,899	€13,053	€65,086	€223	€49,196	€5,992	€(695)	€5,297	€132,855

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003, 2002 and 2001
(In Thousands of Euros)

	2003	2002	2001
Cash Flows from Operating Activities
Net loss	€(3,593)	€(6,322)	€(2,823)
Adjustments to reconcile net loss to cash flows from operating activities
Loss on derivative financial instruments, construction in progress, net	12,299	30,108	—
Depreciation and amortization	24,105	25,614	22,966
Impairment of investments	7,825	—	—
Minority interest	(5,647)	(10,965)	—
Loss from equity investee	1,676	—	—
Stock compensation expense	454	—	—
Changes in current assets and liabilities
Investments	298	4,356	514
Inventories	(7,534)	1,717	2,611
Receivables	(4,699)	18,238	8,233
Cumulative unrealized gains on derivatives	3,792	(3,329)	(463)
Accounts payable and accrued expenses	1,082	(12,661)	(292)
Other	1,382	(6,310)	(382)

Net cash from operating activities	31,440	40,446	30,364
Cash Flows used in Investing Activities
Purchase of property, plant and equipment, net of investment grants	(325,257)	(199,171)	(6,962)
Sale of properties	48	4,394	—
Purchases of available-for-sale securities	—	(612)	(636)
Sale of available-for-sale securities	6,408	948	—
Purchase of a subsidiary, net of cash acquired	—	—	(2,055)
Disposal of a subsidiary	—	(1,156)	—
Other	342	(56)	—

Net cash used in investing activities	(318,459)	(195,653)	(9,653)
Cash Flows from (used in) Financing Activities
Cash restricted	(11,113)	(14,866)	(6,615)
Increase in construction in progress costs payable	19,347	24,885	—
Decrease in operating pulp mill renovation costs payable	—	—	(1,008)
Proceeds from borrowings of notes payable and debt	367,588	183,017	6,503
Repayment of notes payable and debt	(68,581)	(23,725)	(28,962)
Repayment of capital lease obligations	(1,011)	(1,097)	(1,266)
Issuance of shares of beneficial interest	913	273	—
Equity and loans from minority shareholders	—	6,259	—

Net cash from (used in) financing activities	307,143	174,746	(31,348)
Effect of exchange rate changes on cash and cash equivalents	1,608	(1,019)	2,689

Net increase (decrease) in cash and cash equivalents	21,732	18,520	(7,948)
Cash and Cash Equivalents, beginning of year	30,261	11,741	19,689

Cash and Cash Equivalents, end of year	€51,993	€30,261	€11,741

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    The Company and Summary of Significant Accounting Policies

        Mercer International Inc. ("the Company") is a business trust organized under the laws of the State of Washington, U.S. Under Washington law, shareholders of a business trust have the same limited liability as shareholders of a corporation. The Company produces and markets pulp and paper products. The amounts in the notes are rounded to the nearest thousand of Euros except for the share and per share amounts.

Basis of Presentation

        The consolidated financial statements include the accounts of the Company and its subsidiaries or investees in which the Company exercises control. Significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

        Cash and cash equivalents include highly liquid investments with original maturities of three months or less. The Company maintains cash balances in foreign financial institutions in excess of insured limits.

        At December 31, 2003, €15,187 in cash was restricted by a lender to pay construction in progress costs payable. In addition, the Company had €44,180 of long-term restricted cash representing debt service reserve accounts required by long-term debt agreements.

Investments

        Trading securities, consisting of marketable securities, are classified as current investments and are reported at fair values with realized gains or losses and unrealized holding gains or losses included in the results of operations.

        The Company has certain equity investments in publicly traded companies in which it has less than 20% of the voting interest and in which it does not exercise significant influence. These securities are classified as available-for-sale securities and reported at fair values; based upon quoted market prices, with the unrealized gains or losses included as a separate component of shareholders' equity, until realized. If a loss in value in available-for-sale securities is considered to be other than temporary, the loss is recognized in the determination of net income. Available-for-sale securities have been classified as long-term investments.

        The Company has certain equity investments in non-publicly traded companies in which it has less than 20% of the voting interest and in which it does not exercise significant influence. The Company monitors these securities for impairment and makes appropriate reductions in carrying values when necessary. These investments have been classified as long-term investments.

        The cost of securities sold is based on the specific identification method to determine realized gains or losses.

        Investments in entities where the Company owns between 20% and 50% of the voting interest, and in which the Company exercises significant influence are accounted for using the equity method. Under this method, the investment is initially recorded at cost then reduced by dividends and increased or decreased by the Company's proportionate share of the investee's net earnings or loss. The amount of earnings or losses from equity investees is included in other investment income.

Inventories

        Inventories of pulp, paper and logs are valued at the lower of average cost and net realizable value. Other materials and supplies are valued at the lower of average cost and replacement cost.

Property, plant and equipment

        Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation of buildings and production equipment is based on the estimated useful lives of the assets and is computed using the straight-line method. Buildings are depreciated over 10 to 50 years and production equipment over 8 to 20 years. Repairs and maintenance are charged to expense as incurred. Expenditures for new facilities and those expenditures that substantially increase the useful lives of existing property, plant and equipment are capitalized, as well as interest costs associated with major capital projects until ready for their intended use. Construction in progress includes costs related to building the Stendal pulp mill in Germany and capitalized interest (Note 5).

        The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. To determine recoverability, the Company compares the carrying value of the assets to the estimated future undiscounted cash flows. Measurement of an impairment loss for long-lived assets held for use is based on the fair value of the asset.

        The Company provides for asset retirement obligations when there are legislated or contractual bases for those obligations and fair value can be reasonably estimated. Due to the long-term nature of the underlying assets and discount rates, such amounts cannot currently be reliably estimated. Obligations, if any, are capitalized and amortized over the remaining useful life of the related operations.

Government Grants

        The Company records investment grants from federal and state governments when they are received. Grants related to assets are government grants whose primary condition is that the company qualifying for them should purchase, construct or otherwise acquire long-term assets. Secondary conditions may also be attached restricting the type or location of the assets and/or other conditions must be met. Grants related to assets, when received, are deducted from the asset costs. Grants related to income are government grants which are either unconditional or related to the Company's normal business operations, and are reported as income when received.

Deferred Note Issuance Costs

        Note issuance costs are deferred and amortized as expenses over the term of the related debt instrument.

Foreign Operations and Currency Translation

        The Company translates foreign assets and liabilities of its subsidiaries, other than those denominated in Euros, at the rate of exchange at the balance sheet date. Revenues and expenses are translated at the average rate of exchange throughout the year. Gains or losses from these translations are reported as a separate component of other comprehensive income (loss), until all or a part of the investment in the subsidiaries is sold or liquidated. The translation adjustments do not recognize the effect of income tax because the Company expects to reinvest the amounts indefinitely in operations.

        Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in "General and administrative expenses" in the statement of operations, which amounted to €(1,664), €(3,026) and €3,361 for the years ended December 31, 2003, 2002 and 2001, respectively.

        Effective January 1, 2002, the Company changed its reporting currency from the U.S. dollar to the Euro (except for currency amounts as contractually required). The reason for this change was because a significant majority of the Company's assets and operations are located in Germany where the currency is the Euro. The Company's functional currency and reporting currency are now the same. Prior years' financial statements had been reported in U.S. dollars, but have been restated into Euros using the guidance of Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." Therefore, the financial statements for prior years depict the same trends as the previous financial statements presented in U.S. dollars.

Revenue and Related Cost Recognition

        The Company recognizes revenue from product sales, transportation and other when persuasive evidence of an arrangement exists, the sales price is fixed or determinable, title of ownership and risk of loss have passed to the customer and collectibility is reasonably assured. Sales are reported net of discounts and allowances. Amounts charged to customers for shipping and handling are recognized as revenue. Shipping and handling costs incurred by the Company are included in cost of sales.

Environmental Conservation

        Liabilities for environmental conservation are recorded when it is probable that obligations have been incurred and their fair value can be reasonably estimated. Any potential recoveries of such liabilities are recorded when there is an agreement with the reimbursing entity and recovery is assessed as likely to occur.

Stock-Based Employee Compensation

        The Company has a stock-based employee compensation plan, which is described more fully in Note 11. The Company accounts for the plan under the recognition and measurement principles of APB Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and related interpretations. In 2002, no stock-based employee compensation cost is reflected in net loss, as all options granted under the plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. In 2003, the Company granted stock options to its Chief Financial Officer to acquire up to 100,000 shares of beneficial interest of the Company. At the date of the granting, the market value of the options was greater than the exercise price. Accordingly, the intrinsic value of the stock options was recognized as a stock-based compensation expense in accordance with APB 25 and included in the consolidated statements of operations. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation.

	2003	2002	2001
Net Loss
As reported	€(3,593)	€(6,322)	€(2,823)
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of any related tax effects	(29)	(9)	(3,213)
Add: Reversal of stock-based compensation expense recognized under APB Opinion No. 25	14	—	—

Pro forma	€(3,608)	€(6,331)	€(6,036)

	2003	2002	2001
Basic Loss Per Share
As reported	€(0.21)	€(0.38)	€(0.17)
Pro forma	€(0.21)	€(0.38)	€(0.36)
Diluted Loss Per Share
As reported	€(0.21)	€(0.38)	€(0.17)
Pro forma	€(0.21)	€(0.38)	€(0.36)

        The fair value of each option granted is estimated on the grant date using the Black Scholes Model. The assumptions used in calculating fair value are as follows:

	2003	2002	2001
Risk-free interest rate	2.0%	8.03%	—
Expected life of the options	3 years	3 years	—
Expected volatility	32.4%	34.7%	—
Expected dividend yield	0.0%	0.0%	—

        No stock options were granted in fiscal 2001 (Note 12).

Taxes on Income

        Income taxes are reported under SFAS No. 109, "Accounting for Income Taxes", and, accordingly, deferred income taxes are recognized using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carry forwards. Valuation allowances are provided if, after considering available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Derivative Financial Instruments

        The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), effective January 1, 2001. All derivative financial instruments are marked-to-market and any resulting unrealized gains and losses on such derivative contracts are recorded in cumulative derivative gains, accounts payable and accrued expenses and derivative financial instruments, construction in progress, on the Company's consolidated balance sheets.

        The Company enters into derivative financial instruments, including foreign currency forward contracts and swaps and interest rate swaps, caps and forward rate agreements, to limit exposures to changes in foreign currency exchange rates and interest rates. These derivative instruments are not designated as hedging instruments under SFAS No. 133 and, accordingly, any change in their fair value is recognized in other income (expense) in the consolidated statements of operations.

Loss Per Share

        Basic loss per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted loss per share takes into consideration common shares outstanding (computed under basic earnings per share) plus potentially dilutive common shares. Dilutive common shares consist of stock options, warrants and convertible notes.

Reclassifications

        Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

Estimates

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but not limited to, the accounting for doubtful accounts, depreciation and amortization, asset impairments, derivative financial instruments, environmental conservation, income taxes, and contingencies. Actual results could differ from these estimates.

New Accounting Standards

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), which addresses financial accounting and reporting for obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of long-lived assets, except for certain obligations of leases. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded an entity capitalizes the cost by increasing the carrying amount of the related long-lived assets. Over time the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with earlier application encouraged. Adoption of this standard did not have a material effect on the Company's results of operations, financial position or disclosures.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The disclosure requirements of FIN 45 were effective for financial statements for period ending after December 15, 2002. The Company adopted the disclosure requirements of FIN 45 in fiscal 2002. The initial recognition and measurement provisions of FIN 45 are effective for any guarantees that are issued or modified after December 31, 2002. The Company adopted the recognition and measurement requirements of FIN 45 in fiscal 2003, which had no material impact on its results of operations, financial position or liquidity.

        In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities", an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003 however, earlier adoption is permitted. The Company adopted FIN 46 on July 1, 2003. Adoption of this standard did not have a material effect on the Company's results of operations, financial position or disclosures.

        In April 2003, SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," was issued. In general, this statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The Company adopted SFAS No. 149 on July 1, 2003. Adoption of this standard did not have a material impact on the Company's financial position or disclosures.

        In May 2003, SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", was issued. In general this statement requires that those instruments be classified as liabilities rather than equity on the balance sheet. The Company adopted this standard on July 1, 2003. Adoption of this standard did not have a material impact on the Company's financial position or disclosures.

Note 2.    Investments

Investments — Current

        As of December 31, 2003, an investment in common shares of one company represents 100% of the total value of trading securities. As of December 31, 2002, an investment in common shares of one company represents 95% of the total value of trading securities. The change in net unrealized holding gains (losses) on trading securities which has been included in earnings was €184, €(501) and €1,383 during 2003, 2002 and 2001, respectively.

Investments — Non-Current

        Equity securities of two companies represented 96% and 98% of the total available-for-sale securities at December 31, 2003 and 2002, respectively.

        The proceeds from sales of these securities amounted to €6,408, €948 and none which resulted in realized gains of €682, €66 and none during 2003, 2002 and 2001, respectively. The fair value of available-for-sale securities included on the balance sheets at December 31, 2003, 2002 and 2001, was €1,021, €4,727 and €8,202, respectively. The cost of these securities was €1,716, €13,033 and €13,727 which resulted in unrealized losses being recorded in comprehensive income of €(695), €(8,306) and €(5,525) at December 31, 2003, 2002 and 2001, respectively. Also, included in long-term investments were equity securities stated at cost of €623 and €865 at December 31, 2003 and 2002, respectively, which did not have a readily determinable fair value. However, management believes that the estimated market value is not less than the carrying value.

Equity method investments

        At December 31, 2002, the Company exchanged its 80% interest in Landqart AG ("Landqart") for a 49% interest in Equitable Industries Limited Partnership ("Equitable"), resulting in a 39% indirect interest in Landqart. The Company recorded this non-monetary exchange based on the carrying value of Landqart, resulting in no gain or loss being recorded.

        In the year ended December 31, 2003, in addition to recognition of equity losses, an impairment charge of €2,255 was taken to reflect uncertainty about value.

Note 3.    Receivables

	December 31
	2003	2002
Sale of pulp and paper products (net of allowance of €137 and €115, respectively)	€16,854	€13,582
Value added tax	11,250	7,096
Other	4,181	7,454

	€32,285	€28,132

        The Company reviews the collectability of receivables on a periodic basis. The Company maintains an allowance for doubtful accounts at an amount estimated to cover the potential losses on the receivables. Any amounts that are determined to be uncollectible are charged off against the allowance. The amounts of allowance and charge-off are based on the Company's evaluation of numerous factors, including the payment history and financial position of the debtors. The Company does not generally require collateral for any of its receivables.

Note 4.    Inventories

	December 31
	2003	2002
Pulp and paper
Raw materials	€16,203	€10,394
Work in process and finished goods	7,706	5,981

	€23,909	€16,375

Note 5.    Property, plant and equipment

	December 31
	2003	2002
Land	€8,034	€7,945
Buildings	13,504	12,490
Production and other equipment	336,204	335,738

	357,742	356,173
Less: Accumulated depreciation	(115,799)	(100,753)

	241,943	255,420
Construction in progress	503,235	186,570

	€745,178	€441,990

        Construction in progress represents the costs incurred (including €17,407 and €3,134 of debt interest capitalized in 2003 and 2002, respectively) to build a 552,000 tonne softwood kraft pulp mill located in Stendal, Germany. A subsidiary that is owned 63.6% by the Company is building the mill and will operate it on completion. Management estimates the total cost of the mill will be approximately €1,000,000. Under German legislation, non-repayable grants are provided to qualifying businesses that comply with the terms of the grants and are operating in eastern Germany to finance capital investments and when received, they will reduce the overall cost. As at December 31, 2003, the Company has total claims of approximately €82,085 in construction grants which are expected to be received prior to the end of 2004.

        Included in production and other equipment is equipment under capital leases which had gross amounts of €6,645 and €5,693, and accumulated depreciation of €4,185 and €3,113, respectively, as at December 31, 2003 and 2002. During the years 2003, 2002 and 2001, production and other equipment totaling €2,809, €385 and €685, respectively, was acquired under capital lease obligations.

Note 6.    Accounts Payable and Accrued Expenses

	December 31
	2003	2002
Trade payables	€12,241	€13,691
Accounts payable and other	12,697	12,494
Accrued expenses	11,320	4,378
Derivative contracts	1,156	2,303

	€37,414	€32,866

Note 7.    Notes Payable

        At December 31, 2002, the Company had a note payable to a financial institution in the amount of €15,000 relating to the Company's investment in the Stendal pulp mill project. The note payable was repaid in October 2003.

        The Company also has a note payable to banks of €1,377 and €832 at December 31, 2003 and 2002, respectively. The notes bear interest at a rate of 5.25% as at December 31, 2003.

Note 8.    Debt — Construction in Progress

        As part of the Company's total Stendal credit facility (Note 9), the Company has secured a line of credit specifically to finance a portion of construction in progress that will be recovered by way of government grants (Note 5). The interest rate is described in Note 9 and the balance will be extinguished upon receipt of the grants. As at December 31, 2003, €80,000 had been advanced to the Company, and €74,000 of applications for grant recoveries were outstanding.

MERCER INTERNATIONAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 9.    Long-Term Debt

        Long-term debt consists of the following:

	December 31
	2003	2002
Note payable to bank, included in a total credit facility of €827,950 to finance our construction in progress related to the Stendal pulp mill, interest at rates varying from Euribor plus 0.90% to Euribor plus 1.85% (rates on amounts of borrowing at December 31, 2003 range from 3.0% to 4.0%), principal due in required installments beginning September 30, 2006 until September 30, 2017, collateralized by the assets of the Stendal pulp mill, and at December 31, 2003, restricted cash amounting to €19,074, with 48% and 32% guaranteed by the Federal Republic of Germany and the State of Sachsen-Anhalt, respectively, of up to €586,550 of outstanding principal balance, subject to a debt service reserve account required to pay amounts due in the following twelve months under the terms of credit facility (none required at December 31, 2003); payment of dividends is permitted if certain cash flow requirements are met. A €80,000 special purpose tranche is described in Note 8.	€314,400	€101,000
Loans payable to minority shareholders of Stendal pulp mill, interest at 7% payable in September 2006 then payable semi-annually beginning March 2007, unsecured, subordinated to all liabilities of the Stendal pulp mill, due in 2017, €5,647 and €4,707 of Stendal's net loss was applied to these loans in 2003 and 2002 due to a right of offset under German law	9,838	15,485
Note payable to bank relating to the Company's investment in the Stendal pulp mill project. Repaid in October 2003.	—	30,000

Debt, construction in progress.	324,238	146,485

Note payable to bank, interest at rates varying from 4.5% to 6.8% at December 31, 2003, principal due in semi-annual installments based on a percentage of the final loan amount beginning at 2.4% to 5.1%, until the note is due on September 30, 2013, collateralized by receivables (amounting to €13,716 and €10,522 at December 31, 2003 and 2002, respectively), inventory (amounting to €15,791 and €10,885 at December 31, 2003 and 2002, respectively) and a subsidiary's operating pulp mill assets with 48% and 32% principal plus interest guaranteed by the Federal Republic of Germany and the State of Thuringia, respectively; restricted cash amounted to €25,106 and €19,721 at December 31, 2003 and 2002, respectively, in connection with this borrowing; payment of dividends by the subsidiary is permitted if certain cash flow requirements are met. This borrowing was used to finance the completed conversion of the operating pulp mill	191,653	204,855
Subordinated convertible notes due October 2010, interest at 8.5% accrued and payable semi-annually, convertible at any time by the holder into shares of beneficial interest of the Company at U.S. $7.75 per share, unsecured. The Company may redeem for cash all or a portion of these notes at any time on or after October 15, 2008 at 100% of the principal amount of the notes plus accrued and unpaid interest up to the redemption date, the holders of the convertible notes will have the option to require the Company to purchase for cash all or a portion of the notes not previously redeemed upon a specified change of control at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, the notes are not subject to any sinking fund requirements.	65,496	—
Note payable to bank, interest at Euribor plus 4.5% (rate on amount of borrowing at December 31, 2003, is 7.4%), unsecured, due in semi-annual installments beginning in March 2004, due in 2013	7,600	5,158
Notes payable to a bank, interest at 4.15% and 4.3% at December 31, 2003, secured by paper mill property, inventory and guarantee, due in semi-annual installments beginning in June 2005, due in December 2012	3,500	—
Notes payable to a bank, interest at 2.65% at December 31, 2003, secured by paper mill property and guarantee, due in quarterly instalments beginning in December 2004, due in June 2013	2,500	—
Note payable to a company, interest at 6%, due February 26, 2004, unsecured	953	8,582
Debenture payable, repaid during 2003.	—	3,104

	271,702	221,699
Less: Current portion	(15,801)	(16,306)

Debt, other operations	255,901	205,393

Total	€580,139	€351,878

        As of December 31, 2003, the principal maturities of long-term debt are as follows:

Matures	Amount
2004	€15,801
2005	16,461
2006	35,903
2007	43,943
2008	43,770
Thereafter	440,062

€595,940

Amount
Consisting of:
Debt, construction in progress	€324,238
Debt, other operations before current portion	271,702

€595,940

        For information on derivative financial instruments, see Note 15.

        Interest paid amounted to €25,441 in 2003, €13,984 in 2002 and €15,854 in 2001.

Note 10.    Income Taxes

        The provision for income taxes is current and consists entirely of non U.S. taxes for the years ended December 31, 2003, 2002 and 2001, respectively.

        Differences between the U.S. Federal Statutory and the Company's effective rates are as follows:

	Year Ended December 31
	2003	2002	2001
U.S. Federal statutory rates on loss from operations benefit	€2,063	€5,967	€932
Tax differential on foreign income (loss)	(66)	474	3,521
Valuation allowance	(1,992)	(6,356)	(6,138)
Provision for tax reassessments	(2,962)	—	—
Other	(215)	179	1,602

	€(3,172)	€264	€(83)

        Deferred tax assets are composed of the following:

	December 31
	2003	2002
German tax loss carryforwards	€62,672	€68,917
Basis difference between income tax and financial reporting with respect to German operating pulp mill	1,079	742
Derivative financial instruments	16,251	10,983
U.S. tax loss carryforwards	4,481	5,440

	84,483	86,082
Valuation allowance	(74,503)	(75,945)

Net deferred tax asset	€9,980	€10,137

        Subsequent to year end the Company initiated action to merge certain German subsidiary companies retroactive to November 30, 2003. The above table reflects balances that existed as at December 31, 2003. Further, the Company's subsidiaries in Germany are the subject of income tax audits in Germany on a continuing basis which may result in changes to the amounts in the above table. Because of this and other uncertainties regarding future amounts of taxable income in Germany, the Company has provided a valuation reserve for much of its German deferred tax assets. However, management believes that, while realization of the net deferred tax asset in Germany is not assured, it is more likely than not that it will be realized.

        The Company's U.S. losses carried forward amount to approximately €13,179 at December 31, 2003, and will expire in years ending in 2021, if not used. Management believes that these tax loss carryforwards are not likely to be utilized under current circumstances and has fully reserved any resulting potential tax benefit.

        Income (loss) from foreign source operations amounted to €5,270, €(3,275) and €2,366 for the years ended December 31, 2003, 2002 and 2001, respectively. These amounts are intended to be indefinitely reinvested in operations. Since available-for-sale securities are primarily securities held by foreign subsidiaries and the proceeds are expected to be reinvested, no tax has been provided in the determination of other comprehensive income for the years ended December 31, 2003, 2002 and 2001.

        Income taxes paid amounted to €309, €895 and €83 in 2003, 2002 and 2001, respectively.

Note 11.    Shareholders' Equity

        In December 2003, the Company adopted a shareholder protection rights plan to replace its current plan which expired on December 31, 2003. The new plan is on substantially similar terms as the Company's prior rights plan and will expire on December 31, 2005. Under the new plan, the Company issued one attached preferred share purchase right for each outstanding share of beneficial interest. A total of 17,099,899 rights were issued which allow the holder to acquire from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of U.S. $75 per one one-hundredth of a preferred share. The Company has the right to repurchase the rights for U.S. $0.01 each.

        The Company has reserved 110,000 Series A Junior Participating Preferred Shares in connection with the rights. The preferred shares are entitled to quarterly dividends of U.S. $10 per share and have 100 votes per share. However, the preferred shares will be entitled to an aggregate dividend of 100 times any dividends declared on shares of beneficial interest and an aggregate of 100 times any payment to shares of beneficial interest on merger or liquidation.

        Also, during a prior year, the Company authorized the issuance of 3.5 million shares of Cumulative Retractable Convertible Preferred Shares, Series B at a price of U.S. $20 per share. These shares have a cumulative dividend rate of up to 4%, a liquidation preference of $20 per share plus unpaid dividends, a redemption right beginning January 1, 2004, at $20 per share plus unpaid dividends, and may convert up to 10% of the issued and outstanding shares into shares of beneficial interest based on dividing the issue price plus unpaid dividends by $20 per share.

Note 12.    Stock-Based Compensation

        The Company has a non-qualified stock option plan which provides for options to be granted to officers and employees to acquire a maximum of 3,600,000 shares of beneficial interest including options for 130,000 shares to trustees who are not officers or employees.

        During 2003, options to acquire 100,000 shares of beneficial interest at U.S. $5.65 per share were granted to an officer of the Company which vest one-third at grant date and one-third each for the next two years. These options expire in ten years. The weighted fair value of these options was U.S. $1.70 each. Another 100,000 options were surrendered by the president of the Company and cancelled. Options to acquire 100,000 shares of beneficial interest at U.S.$6.375 per share were granted to another officer of the Company. The weighted fair value of these options was U.S.$0.57 each. Options to acquire 272,500 shares of beneficial interest were cancelled as a result of the termination of employment of the officers and employees and the resignation of a trustee.

        During 2002, options to acquire 18,000 shares of beneficial interest at U.S. $7.46 per share were granted to trustees of the Company which vest one-third at the grant date and one-third each of the next two years. The options expire in ten years. The weighted fair value of these options was U.S. $2.07 each. The options granted to one trustee expired upon his resignation in 2002.

        Following is a summary of the status of the plan during 2003, 2002 and 2001:

	Number of Shares	Weighted Average Exercise Price
		(In U.S. Dollars)
Outstanding at December 31, 2001 and 2000	2,206,000	$7.67
Granted	18,000	7.46
Cancelled	(6,000)	7.46

Outstanding at December 31, 2002	2,218,000	7.67
Granted	200,000	6.01
Cancelled	(372,500)	9.83

Outstanding at December 31, 2003	2,045,500	$7.12

        In 2003, the Company and one of its major shareholders entered into a settlement agreement pursuant to which, among other things, the Company issued options to acquire an aggregate of 375,000 shares of beneficial interest of the Company exercisable at a price of U.S.$4.53 per share expiring between September 22, 2003 and June 20, 2004, of which options to acquire 225,000 shares of beneficial interest were exercised in 2003, and options to acquire 150,000 shares of beneficial interest were outstanding as of December 31, 2003. The total fair value of these stock options were €440, which is estimated on the grant date using the Black-Scholes model, based on the risk-free interest rate of 0.60%, expected life of 0.28 years, expected volatility of 20.84% and expected dividend yield of 0%. The fair value of these stock options are included in settlement expense in the consolidated statements of operations.

        Following is a summary of the status of options outstanding at December 31, 2003:

Outstanding Options				Exercisable Options
Exercise Price Range	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
(In U.S. Dollars)					(In U.S. Dollars)
$4.53	150,000	0.5	$4.53	150,000	$4.53
5.65 - 6.375	1,775,000	6.2	6.32	1,708,333	6.34
7.46	6,000	8.3	7.46	4,000	7.46
8.50 - 11.66	141,000	3.4	8.63	141,000	8.63
16.89 - 17.53	123,500	1.5	16.92	123,500	16.92

Note 13.    Loss Per Share

        Loss per share data for years ended December 31 is summarized as follows:

	2003	2002	2001
Net loss	€(3,593)	€(6,322)	€(2,823)

	Shares
	2003	2002	2001
Weighted average number of shares outstanding — basic and diluted	16,940,858	16,774,515	16,874,899

        For 2003, subordinated convertible notes were not included in the computation of diluted loss per share because they were anti-dilutive. For 2003, 2002 and 2001, options and warrants were not included in the computation of diluted loss per share because they were anti-dilutive.

Note 14.    Business Segment Information

        The Company operates in two reportable business segments: pulp and paper. The segments are managed separately because each business requires different production and marketing strategies.

        The pulp segment consists of a single operating mill located in Germany which produces and markets kraft pulp. The paper segment consists of two mills located in Germany. In 2002 the paper segment also consisted of a mill located in Switzerland. As of December 31, 2002, this mill became an equity investee with its losses included as one line item on the consolidated statements of operations in 2003.

        Both segments operate in industries which are cyclical in nature and their markets are affected by fluctuations in supply and demand in each cycle. These fluctuations have significant effect on the cost of materials and the eventual sales prices of products.

        Summarized financial information concerning the segments is shown in the following table:

	Pulp	Paper	Total
2003
Sales to external customers	€126,594	€55,862	€182,456
Intersegment net sales	2,335	—	2,335
Depreciation and amortization	21,881	2,026	23,907
Segment income (loss) including net gain on financial derivative instruments for pulp operations of €29,210	18,006	(2,814)	15,192
Segment assets, excluding pulp mill construction in progress of €555,966	374,738	30,523	405,261
Capital expenditures, excluding pulp mill construction in progress of €399,403	6,869	7,778	14,647
Reconciliations
Loss:
Total income for reportable segments			€15,192
Elimination of intersegment profits			5,532
Net loss on financial derivative instruments, construction in progress financing			(12,299)
Impairment of investments			(7,825)
Unallocated amounts, other corporate expenses			(6,668)

Consolidated loss before income taxes and minority interest			€(6,068)

Assets:
Total assets for reportable segments			€405,261
Stendal pulp mill under construction			555,966
Intersegment investments and receivables			(42,911)
Other unallocated amounts			17,589

Consolidated total assets			€935,905

	Pulp	Paper	Total
2002
Sales to external customers	€130,173	€97,710	€227,883
Intersegment net sales	4,878	—	4,878
Depreciation and amortization	21,567	3,991	25,558
Segment income (loss) including gain on financial derivative instruments for pulp operations of €23,429	16,557	(1,928)	14,629
Segment assets, excluding pulp mill construction in progress of €225,386	405,002	29,438	434,440
Capital expenditures, excluding pulp mill construction in progress of €186,570	8,426	5,374	13,800
Reconciliations
Loss:
Total income for reportable segments			€14,629
Elimination of intersegment profits			3,391
Loss on financial derivative instruments, construction in progress financing			(30,108)
Unallocated amounts, other corporate expenses			(5,463)

Consolidated loss before income taxes and minority interest			€(17,551)

Assets:
Total assets for reportable segments			€434,440
Stendal pulp mill under construction			223,386
Intersegment investments and receivables			(67,476)
Other unallocated amounts			9,400

Consolidated total assets			€599,750

	Pulp	Paper	Total
2001
Sales to external customers	€146,245	€58,756	€205,001
Intersegment net sales	5,795	—	5,795
Depreciation and amortization	21,422	1,492	22,914
Segment income (loss) including loss on financial derivative instruments for pulp operations of €2,504	4,546	(3,230)	1,316
Segment assets	374,287	53,198	427,485
Capital expenditures	7,416	2,681	10,097
Reconciliations
Loss:
Total income for reportable segments			€1,316
Elimination of intersegment profits			2,541
Unallocated amounts, other corporate expenses			(6,597)

Consolidated loss before income taxes			€(2,740)

Assets:
Total assets for reportable segments			€427,485
Intersegment receivable			(7,365)
Other unallocated amounts			9,473

Consolidated total assets			€429,593

        The following table presents net sales to external customers by geographic area based on location of the customer.

	2003	2002	2001
Germany	€80,306	€88,809	€94,486
Italy	46,609	46,027	50,016
Other European Union countries	29,936	31,631	21,938
Eastern European and other	25,605	61,416	38,561

	€182,456	€227,883	€205,001

        The following table presents total assets by geographic area based on location of the asset.

	2003	2002	2001
Germany	€918,316	€590,350	€395,794
Other	17,589	9,400	33,799

	€935,905	€599,750	€429,593

        In 2003, pulp sales to one customer amounted to 11% of total pulp sales, pulp sales to one customer amounted to 12% of total pulp sales in 2002, and pulp sales to two customers amounted to 22% in 2001.

Note 15.    Financial Instruments

        The fair value of financial instruments at December 31 is summarized as follows:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	€51,993	€51,993	€30,261	€30,261
Cash restricted	59,367	59,367	48,254	48,254
Notes payable	1,377	1,377	15,832	15,832
Long-term debt and debt, construction in progress	675,940	675,940	368,184	368,184
Interest rate derivative contract liability, construction in progress	43,151	43,151	30,108	30,108
Currency and other interest rate derivative contracts — asset	743	743	3,792	3,792
Currency and other interest rate derivative contracts — liability	1,156	1,156	2,303	2,303

        In common with other pulp and paper companies, sales are made basis U.S. dollars. As a result of these transactions the Company has financial risk that the value of the Company's financial instruments will vary due to fluctuations in foreign exchange rates, and the degree of volatility of these rates.

        The carrying value of cash and cash equivalents approximates the fair value due to its short-term maturity. The fair value of cash restricted was equal to its carrying amount because it is in an account which bears a market rate of interest. The fair value of notes payable and long-term debt was determined using discounted cash flows at prevailing market rates. The fair values of the interest rate and foreign currency exchange contracts are obtained from dealer quotes. These values represent the estimated amount the Company would receive or pay to terminate agreements taking into consideration current interest rates, the creditworthiness of the counterparties and current foreign currency exchange rates.

        At December 31, 2003, the Company has entered into certain variable-to-fixed interest rate swaps in connection with the construction in progress in Stendal with respect to an aggregate maximum amount of approximately €612,619 of the principal amount of the long-term indebtedness under the Stendal loan facility. The aggregate notional amount of these contracts ranges from €341,882 to €612,619, interest rates range from 3.795% to 5.28% and they mature from May 2004 to October 2017 (the maturity of the Stendal loan facility). The Company recognized a loss of €13,042 and €30,108 with respect to these interest rate swaps for the year ended December 31, 2003 and 2002, respectively. The Company also entered into a currency forward contract in connection with the construction in progress in Stendal in 2003 and recognized a gain of €743. There was no currency forward contract outstanding as at December 31, 2003.

        At December 31, 2003, the Company has entered into certain currency swaps with an aggregate notional amount of €Nil and recognized a gain of €24,059 and €23,595 with respect to these currency swap contracts for the year ended December 31, 2003 and 2002, respectively.

        At December 31, 2003, the Company has entered into certain currency forward contracts with an aggregate notional amount of €Nil and recognized a gain of €4,519 and €2,137 with respect to these currency forward contracts for the year ended December 31, 2003 and 2002, respectively.

        At December 31, 2003, the Company has entered into certain interest rate contracts with an aggregate notional amount of €153,389, maturing September 2007 and recognized a loss of €111 and €2,303 with respect to these interest rate cap contracts for the year ended December 31, 2003 and 2002, respectively.

        The Company does not have significant exposure to any individual customer or counterparty. Concentrations of credit risk on the sale of paper and pulp products are with customers based in Germany, Italy, other European countries, and other. The Company has entered into interest rate and foreign exchange derivative instruments in connection with certain of its long-term debt (Note 9). The contracts are with the same banks which hold the debt and the Company does not anticipate non-performance by the banks.

Note 16.    Lease Commitments

        Minimum lease payments under capital and non-cancelable operating leases and the present value of net minimum payments at December 31, 2003 were as follows:

	Capital Leases	Operating Leases
2004	€1,932	€2,097
2005	1,510	1,750
2006	344	1,399
2007	214	3,224
2008	239	56
Thereafter	—	80

Total	4,239	€8,606

Less imputed interest	193

Total present value of minimum capitalized payments	4,046
Less current portion of capital lease obligations	1,843

Long-term capital lease obligations	€2,203

        Rent expense under non-cancelable operating leases was €2,231, €1,876 and €1,587 for 2003, 2002 and 2001, respectively. The current portion of the capital lease obligations is included in accounts payable and accrued expenses and the long-term portion is included in capital leases and other in the consolidated balance sheets.

Note 17.    Commitments and Contingencies

        At December 31, 2003 and 2002, the Company recorded a liability for environmental conservation expenditures of €1,848 and €2,309, respectively. Management believes the liability amount recorded is sufficient.

        The Company is required to pay certain charges based on water pollution levels at its mills. Unpaid charges can be reduced by investing in qualifying equipment that results in less water pollution. The Company believes that equipment investments already made will offset most of these charges, although it has not received final determination from the appropriate authorities. Accordingly, a liability for these water charges has only been recognized to the extent that equipment investments have not been made.

        The Company is involved in various matters of litigation arising in the ordinary course of business. In the opinion of management, the estimated outcome of such issues will not have a material effect on the Company's financial statements.

Note 18.    Certain Relationships

        Prior to June, 1996, MFC Bancorp ("MFC") was the Company's 92% owned subsidiary. In June, 1996, the Company distributed shares of MFC to its shareholders by way of a special dividend in kind and spun off approximately 83% of the issued shares of MFC. Prior to the spin off, MFC provided and arranged for the majority of the Company's financial requirements. From time to time, since then, the Company and MFC (and its affiliates) have entered into certain arm's length transactions.

        A trustee and former Chief Financial Officer of the Company, became a Vice President of MFC in August, 2003 and resigned in December, 2003. For that period of time, MFC was considered to be a related party.

        As at December 31, 2003 the Company was not related to MFC, but in recognition of the brief period of the trustee's joint interests:

  •
  The Company has a current trade receivable of €1,400 from a subsidiary of MFC in connection with certain pulp sales made under normal market terms;

  •
  The Company indirectly holds 37,000 common shares of MFC, representing an insignificant portion of the common shares of MFC;

  •
  The Company has a loan receivable from a director of MFC in the amount of €245; and

  •
  The Company and MFC are limited partners in a partnership which holds an 80% interest in Landqart. MFC assists with purchases and sales for Landqart.

        During the year, the Company repaid a bridge loan obtained during 2002 from a Swiss banking subsidiary of MFC, and liquidated miscellaneous residual investment and credit accounts which it shared with MFC.

        MFC has an indirect interest in an entity which holds a 7% interest in the Stendal Project.

MERCER INTERNATIONAL INC.
Consolidated Financial Statements
For the Nine Months Ended September 30, 2004
(Unaudited)

MERCER INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

As at September 30, 2004 and December 31, 2003
(Unaudited)
(Euros in thousands)

	September 30, 2004	December 31, 2003
ASSETS
Current Assets
Cash and cash equivalents	€42,643	€51,993
Cash restricted	29,346	15,187
Receivables	33,003	32,285
Unrealized foreign exchange derivative gains	899	743
Inventories	59,225	23,909
Prepaid expenses	4,603	4,284

Total current assets	169,719	128,401
Long-Term Assets
Cash restricted	47,538	44,180
Property, plant and equipment	942,249	745,178
Investments	878	1,644
Equity method investments	3,993	2,309
Deferred note issuance costs	3,908	4,213
Unrealized foreign exchange derivative gains	14,442	—
Deferred income tax	10,000	9,980

Total assets	€1,192,727	€935,905

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	€64,373	€37,414
Construction costs payable	160,952	42,756
Note payable	1,403	1,377
Debt, Stendal	50,000	80,000
Debt, current portion	15,465	15,801

Total current liabilities	292,193	177,348
Long-Term Liabilities
Debt, Stendal	476,301	324,238
Debt, less current portion	234,317	255,901
Unrealized interest rate derivative losses	58,874	43,151
Unrealized foreign exchange derivative losses	594	—
Capital leases and other	8,853	2,412

Total liabilities	1,071,132	803,050
Minority Interest	—	—
SHAREHOLDERS' EQUITY
Shares of beneficial interest	79,736	78,139
Additional paid-in capital, stock options	14	223
Retained earnings	36,592	49,196
Accumulated other comprehensive income	5,253	5,297

Total shareholders' equity	121,595	132,855

Total liabilities and shareholders' equity	€1,192,727	€935,905

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For Nine Months Ended September 30, 2004 and 2003
(Unaudited)
(Euros in thousands, except for earnings per share)

	2004	2003
Revenues
Pulp and paper	€145,084	€134,935
Transportation	2,134	2,850
Other	6,650	6,351

	153,868	144,136

Cost of sales
Pulp and paper	131,420	131,838
Transportation	2,222	2,388

	133,642	134,226

Gross profit	20,226	9,910
General and administrative expenses	(21,182)	(12,961)
Settlement expenses	—	(630)
Impairment of capital assets	(6,000)	—
Flooding losses and expenses, less grant income	(669)	1,162

Loss from operations	(7,625)	(2,519)

Other income (expense)
Interest expense	(9,554)	(6,887)
Investment income	1,679	1,055
Derivative financial instruments
Unrealized loss on interest rate derivatives	(15,825)	(22,832)
Unrealized and realized gain on foreign exchange rate derivatives	14,748	19,228
Other	—	20
Impairment of available-for-sale securities	—	(5,511)

Total other income (expense)	(8,952)	(14,927)

Loss before income taxes and minority interest	(16,577)	(17,446)
Income tax benefit (expense)	37	(226)

Loss before minority interest	(16,540)	(17,672)
Minority interest	3,936	8,499

Net loss	(12,604)	(9,173)
Retained earnings, beginning of period	49,196	52,789

Retained earnings, end of period	€36,592	€43,616

Loss per share
Basic	€(0.73)	€(0.54)

Diluted	€(0.73)	€(0.54)

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For Three Months Ended September 30, 2004 and 2003
(Unaudited)
(Euros in thousands, except for earnings per share)

	2004	2003
Revenues
Pulp and paper	€47,316	€43,661
Transportation	667	828
Other	1,119	1,333

	49,102	45,822

Cost of sales
Pulp and paper	39,752	45,366
Transportation	753	525

	40,505	45,891

Gross profit (loss)	8,597	(69)
General and administrative expenses	(7,348)	(4,231)
Settlement expenses	—	(630)
Impairment of capital assets	(6,000)	—
Flooding losses and expenses, less grant income	—	(214)

Loss from operations	(4,751)	(5,144)

Other income (expense)
Interest expense	(4,200)	(2,236)
Investment income	215	416
Derivative financial instruments
Unrealized gain (loss) on interest rate derivatives	(14,110)	5,933
Unrealized and realized gain on foreign exchange rate derivatives	6,005	3,806
Other	—	9

Total other income (expense)	(12,090)	7,928

Income (loss) before income taxes and minority interest	(16,841)	2,784
Income tax benefit (expense)	236	(28)

Income (loss) before minority interest	(16,605)	2,756
Minority interest	6,726	(1,880)

Net income (loss)	(9,879)	876
Retained earnings, beginning of period	46,471	42,740

Retained earnings, end of period	€36,592	€43,616

Income (loss) per share
Basic	€(0.57)	€0.05

Diluted	€(0.57)	€0.05

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For Nine Months Ended September 30, 2004 and 2003
(Unaudited)
(Euros in thousands)

	2004	2003
Net loss	€(12,604)	€(9,173)

Other comprehensive income (loss):
Foreign currency translation adjustments	313	1,240
Unrealized gains (losses) on securities
Unrealized holding gains (losses) arising during the period	(269)	2,084
Reclassification adjustment for other than temporary decline in value	—	5,511

Other comprehensive income (loss)	44	8,835

Total comprehensive loss	€(12,560)	€(338)

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For Three Months Ended September 30, 2004 and 2003
(Unaudited)
(Euros in thousands)

	2004	2003
Net income (loss)	€(9,879)	€876

Other comprehensive income (loss):
Foreign currency translation adjustments	(2,039)	115
Unrealized gains (losses) on securities
Unrealized holding gains (losses) arising during the period	(19)	2,345

Other comprehensive income (loss)	(2,058)	2,460

Total comprehensive income (loss)	€(11,937)	€3,336

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For Nine Months Ended September 30, 2004 and 2003
(Unaudited)
(Euros in thousands)

	2004	2003
Cash Flows from (used in) Operating Activities:
Net loss	€(12,604)	€(9,173)
Adjustments to reconcile net loss to cash flows from operating activities
Unrealized net loss on interest rate derivatives	15,825	22,832
Unrealized and realized net gains on foreign exchange rate derivatives	(14,748)	(19,228)
Depreciation and amortization	17,217	18,135
Impairment of capital assets	6,000	—
Impairment of investments	—	5,511
Minority interest	(3,936)	(8,499)
Stock-based expenses	690	432
Other	1,139	748
Changes in current assets and liabilities
Inventories	(35,825)	(6,554)
Receivables	(2,056)	(8,138)
Accounts payable and accrued expenses	26,331	11,554
Other	782	(651)

Net cash from (used in) operating activities	(1,185)	6,969

Cash Flows from (used in) Investing Activities:
Purchase of property, plant and equipment, net of investment grants	(213,115)	(226,240)
Sale of long-term investments	1,161	296
Other	115	48

Net cash used in investing activities	(211,839)	(225,896)

Cash Flows from (used in) Financing Activities:
Cash restricted	(17,517)	(486)
Increase in construction costs payable	118,196	34,362
Proceeds from borrowings of notes payable and debt	126,000	186,859
Repayment of notes payable and debt	(21,886)	(15,444)
Repayment of capital lease obligations	(1,781)	(38)
Issuance of shares of beneficial interest	582	913

Net cash from financing activities	203,594	206,166

Effect of exchange rate changes on cash and cash equivalents	80	54

Net decrease in cash and cash equivalents	(9,350)	(12,707)
Cash and cash equivalents, beginning of period	51,993	30,261

Cash and cash equivalents, end of period	€42,643	€17,554

The accompanying notes are an integral part of these financial statements.

MERCER INTERNATIONAL INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For Nine Months Ended September 30, 2004
(Unaudited)
(Euros in thousands, except for shares and per share data)

Note 1.     Basis of Presentation

        The interim period consolidated financial statements contained herein include the accounts of Mercer International Inc. and its wholly-owned and majority-owned subsidiaries (the "Company").

        The interim period consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such SEC rules and regulations. The interim period consolidated financial statements should be read together with the audited consolidated financial statements and accompanying notes included in the Company's latest annual report on Form 10-K for the fiscal year ended December 31, 2003. In the opinion of the Company, the unaudited consolidated financial statements contained herein contain all adjustments necessary to present a fair statement of the results of the interim periods presented. The results for the periods presented herein may not be indicative of the results for the entire year.

Note 2.     Stock-Based Expenses

        The Company has a stock-based employee compensation plan, which is described more fully in the Company's annual report on Form 10-K for the year ended December 31, 2003. The Company also has a 2004 Stock Incentive Plan, which is described more fully in the Form S-8 filed by the Company with the SEC on June 16, 2004. The Company accounts for the plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. The following tables illustrate the effect on net income (loss) and income (loss) per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation.

	Nine Months Ended September 30,
	2004	2003
	(Euros in thousands, except per share amounts)
Net Loss
As reported	€(12,604)	€(9,173)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of any related tax effects	(31)	(13)
Add: Reversal of stock-based compensation expense recognized under APB Opinion No. 25	—	14

Pro forma	€(12,635)	€(9,172)

Basic Loss Per Share
As reported	€(0.73)	€(0.54)

Pro forma	€(0.73)	€(0.54)

Diluted Loss Per Share
As reported	€(0.73)	€(0.54)

Pro forma	€(0.73)	€(0.54)

	Three Months Ended September 30,
	2004	2003
	(Euros in thousands, except per share amounts)
Net Income (Loss)
As reported	€(9,879)	€876
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of any related tax effects	(2)	(5)
Add: Reversal of stock-based compensation expense recognized under APB Opinion No. 25	—	14

Pro forma	€(9,881)	€885

Basic Income (Loss) Per Share
As reported	€(0.57)	€0.05

Pro forma	€(0.57)	€0.05

Diluted Income (Loss) Per Share
As reported	€(0.57)	€0.05

Pro forma	€(0.57)	€0.05

        In March 2004, 73,330 shares of beneficial interest were issued as a result of the cashless exercise of 150,000 stock options. This resulted in a total stock-based expense of €532, which was charged to net loss immediately.

        In January 2004, 25,000 restricted shares of beneficial interest were issued to a trustee in connection with his role as Lead Trustee of the Board of Trustees. One-third of such shares vested on January 20, 2004, one-third will vest on November 11, 2004 and the remaining one-third on November 11, 2005. This resulted in a total expense of €161, one-third of which was charged to net loss immediately, while the remaining two-thirds is to be amortized over the period to November 2005 on a straight-line basis.

        In June 2004, a total of 15,000 restricted shares of beneficial interest were issued to three trustees in connection with their roles as independent trustees of the Board of Trustees. These shares vest on June 18, 2005. This resulted in a total expense of €112, which will be amortized over the period to June 2005.

        In June 2004, 21,000 shares of beneficial interest were issued as a result of the exercise of stock options by a former trustee.

Note 3.     Earnings (Loss) Per Share

        Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of shares outstanding during a period. Diluted earnings (loss) per share takes into consideration shares outstanding (computed under basic earnings per share) and potentially dilutive shares. The following table sets out the computation of basic and diluted earnings (loss) per share for the nine months and three months ended September 30, 2004 and 2003, respectively:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2004	2003	2004	2003
	(Euros in thousands, except per share amounts)
Income (loss) from continuing operations — basic	€(12,604)	€(9,173)	€(9,879)	€876
Interest on convertible notes, net of tax	—	—	—	—

Income (loss) from continuing operations — diluted	€(12,604)	€(9,173)	€(9,879)	€876

Weighted average number of common shares outstanding:
Basic	17,256,894	16,887,262	17,324,229	16,911,584
Effect of dilutive shares:
Stock options and awards	—	—	—	31,389
Convertible notes	—	—	—	—

Diluted	17,256,894	16,887,262	17,324,229	16,942,973

Income (loss) from continuing operations per share:
Basic	€(0.73)	€(0.54)	€(0.57)	€0.05

Diluted	€(0.73)	€(0.54)	€(0.57)	€0.05

        For the nine months ended September 30, 2004 and 2003 and the three months ended September 30, 2004, warrants, options and convertible notes were not included in the computation of diluted earnings (loss) per share because they were anti-dilutive.

Note 4.     Stendal Pulp Mill Project

        The Stendal pulp mill was substantially complete and ready for its intended use on September 18, 2004. Effective September 18, 2004, the Company began expensing all of the costs, including interest, related to the mill and began depreciating it. A depreciation period of 25 years was established based on the expected useful life of the production assets. Depreciation was computed using the straight-line method in accordance with the Company's accounting policies.

Note 5.     Business Segment Information

        The Company operates in two reportable business segments: pulp and paper. The segments are managed separately because each business requires different production and marketing strategies.

        Summarized financial information concerning the segments is shown in the following table:

	Rosenthal Pulp	Stendal Pulp	Total Pulp	Paper	Corporate, Other and Eliminations	Consolidated Total
Nine Months Ended September 30, 2004
Sales to external customers	€103,743	€—	€103,743	€41,341	€—	€145,084
Transportation and other	8,338	600	8,938	314	(468)	8,784
Intersegment net sales	1,822	—	1,822	—	(1,822)	—

	113,903	600	114,503	41,655	(2,290)	153,868
Operating costs	78,773	509	79,282	39,869	(2,210)	116,941
Depreciation and amortization	14,166	795	14,961	1,740	—	16,701
General and administrative	7,960	6,645	14,605	3,960	2,617	21,182
Impairment of capital assets	—	—	—	6,000	—	6,000
Flooding grants, less losses and expenses	—	—	—	669	—	669

	100,899	7,949	108,848	52,238	407	161,493

Income (loss) from operations	13,004	(7,349)	5,655	(10,583)	(2,697)	(7,625)
Interest expense	(6,345)	(1,888)	(8,233)	(421)	(900)	(9,554)
Net loss on derivative financial instruments	(275)	(802)	(1,077)	—	—	(1,077)
Other income (expense)	2,327	(453)	1,874	152	(347)	1,679

Income (loss) before income taxes and minority interest	€8,711	€(10,492)	€(1,781)	€(10,852)	€(3,944)	€(16,577)

Nine Months Ended September 30, 2003
Sales to external customers	€92,418	€—	€92,418	€42,517	€—	€134,935
Transportation and other	8,249	—	8,249	796	156	9,201
Intersegment net sales	2,178	—	2,178	—	(2,178)	—

	102,845	—	102,845	43,313	(2,022)	144,136
Operating costs	80,968	—	80,968	37,581	(2,179)	116,370
Depreciation and amortization	16,311	—	16,311	1,545	—	17,856
General and administrative	5,588	1,752	7,340	3,721	1,900	12,961
Settlement expenses	—	—	—	—	630	630
Flooding grants, less losses and expenses	—	—	—	(1,162)	—	(1,162)

	102,867	1,752	104,619	41,685	351	146,655

Income (loss) from operations	(22)	(1,752)	(1,774)	1,628	(2,373)	(2,519)
Interest expense	(5,961)	(8)	(5,969)	(323)	(595)	(6,887)
Net gain (loss) on derivative financial instruments	18,335	(21,939)	(3,604)	—	—	(3,604)
Impairment of investments	(4,441)	—	(4,441)	(1,070)	—	(5,511)
Other income (expense)	1,475	50	1,525	(51)	(399)	1,075

Income (loss) before income taxes and minority interest	€9,386	€(23,649)	€(14,263)	€184	€(3,367)	€(17,446)

	Rosenthal Pulp	Stendal Pulp	Total Pulp	Paper	Corporate, Other and Eliminations	Consolidated Total
Three Months Ended September 30, 2004
Sales to external customers	€34,517	€—	€34,517	€12,799	€—	€47,316
Transportation and other	2,575	(327)	2,248	(124)	(338)	1,786
Intersegment net sales	643	—	643	—	(643)	—

	37,735	(327)	37,408	12,675	(981)	49,102
Operating costs	24,702	509	25,211	11,837	(967)	36,081
Depreciation and amortization	3,030	795	3,825	599	—	4,424
General and administrative	3,186	1,185	4,371	1,849	1,128	7,348
Impairment of capital assets	—	—	—	6,000	—	6,000

	30,918	2,489	33,407	20,285	161	53,853

Income (loss) from operations	6,817	(2,816)	4,001	(7,610)	(1,142)	(4,751)
Interest expense	(1,953)	(1,720)	(3,673)	(137)	(390)	(4,200)
Net gain (loss) on derivative financial instruments	4,997	(13,102)	(8,105)	—	—	(8,105)
Other income (expense)	713	(108)	605	21	(411)	215

Income (loss) before income taxes and minority interest	€10,574	€(17,746)	€(7,172)	€(7,726)	€(1,943)	€(16,841)

Three Months Ended September 30, 2003
Sales to external customers	€30,004	€—	€30,004	€13,657	€—	€43,661
Transportation and other	1,993	—	1,993	236	(68)	2,161
Intersegment net sales	633	—	633	—	(633)	—

	32,630	—	32,630	13,893	(701)	45,822
Operating costs	27,212	—	27,212	13,223	(634)	39,801
Depreciation and amortization	5,534	—	5,534	556	—	6,090
General and administrative	1,611	913	2,524	951	756	4,231
Settlement expenses	—	—	—	—	630	630
Flooding grants, less losses and expenses	—	—	—	214	—	214

	34,357	913	35,270	14,944	752	50,966

Loss from operations	(1,727)	(913)	(2,640)	(1,051)	(1,453)	(5,144)
Interest expense	(1,978)	—	(1,978)	(120)	(138)	(2,236)
Net gain on derivative financial instruments	3,734	6,005	9,739	—	—	9,739
Other income (expense)	698	(356)	342	(379)	462	425

Income (loss) before income taxes and minority interest	€727	€4,736	€5,463	€(1,550)	€(1,129)	€2,784

        The total assets for the Stendal pulp mill were €838,679 and €555,966 as at September 30, 2004 and December 31, 2003, respectively.

Note 6.     Inventories

	September 30, 2004	December 31, 2003
Pulp and paper
Raw materials	€47,099	€16,203
Work in process and finished goods	12,126	7,706

	€59,225	€23,909

Note 7.     Derivatives Transactions

        In addition to the derivatives reported in the Company's annual report on Form 10-K for the year ended December 31, 2003, the Company entered into certain new derivative transactions in the first nine months of 2004.

        The Company's wholly-owned subsidiary, Zellstoff-und Papierfabrik Rosenthal GmbH & Co., KG ("Rosenthal"), entered into two currency swaps in the aggregate principal amount of approximately €184,500 to convert all of its long-term indebtedness under its bank loan facility into U.S. dollars. The swaps mature in September 2008 and September 2013, respectively. In addition, in the first nine months of 2004, Rosenthal entered into a currency forward in the notional amount of approximately €40,700 which matures in March 2005. A marked to market non-cash holding loss of approximately €174 and a non-cash holding gain of approximately €4,949 was recognized in respect of these derivatives in the nine months and three months ended September 30, 2004, respectively.

        In the first nine months of 2004, Stendal entered into a currency swap in the principal amount of approximately €306,300 which matures in April 2011 and a currency forward in the notional amount of approximately €20,600 which matures in March 2005. A net non-cash holding gain of approximately €14,921 and €1,055 was recognized in respect of these derivatives in the nine months and three months ended September 30, 2004, respectively.

Note 8.     Change in Accounting Estimate

        In conjunction with establishing the depreciation period for the Stendal mill (see note 4), the Company also reviewed the useful life of the Rosenthal mill, which resulted in a change in the estimate of its useful life from an initial 15 to 25 years. The change in estimate was reflected effective July 1, 2004. As the Rosenthal mill had been depreciated for approximately 5 years as of July 1, 2004, the change in estimate reflects a remaining depreciable life of approximately 20 years. The total effect of the change in estimate resulted in a decrease of approximately €2,188 in cost of sales and net loss, and a decrease in basic and diluted net loss per share of €0.13 for the nine and three months ended September 30, 2004.

Note 9.     Impairment Charge

        The paper segment has reported weaker than expected returns for a period of time and certain initiatives to increase the return on the assets have been unsuccessful to date. As a result, during the quarter, the Company reviewed the paper segment for possible impairment of value. The Company has recorded an impairment of €6,000 against the Fährbrücke mill assets during the nine and three months ended September 30, 2004, respectively. Fair value of the assets was based primarily on cash flow analysis and information available from unsolicited third-party interests in these assets.

Note 10.     Subsequent Event

        Subsequent to September 30, 2004, 750,000 shares of beneficial interest were issued as a result of the exercise of stock options by the Company's Chief Executive Officer for total proceeds of €3,792.

Note 11.     Reclassifications

        Certain prior period amounts in the interim period consolidated financial statements contained herein have been reclassified to conform to the current period's presentation.

STONE VENEPAL (CELGAR) PULP INC.
(In Bankruptcy)
Report of Independent Registered Chartered Accountants
and
Financial Statements
For the Year Ended December 31, 2003

REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

To KPMG Inc.,
Trustee of the Estate of Stone Venepal (Celgar) Pulp Inc., In Bankruptcy

We have audited the balance sheets of Stone Venepal (Celgar) Pulp Inc. as at December 31, 2003 and 2002 and the statements of loss and deficit and cash flows for each of the years in the three year period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia
January 23, 2004 (except as to Notes 1 (c), 1 (d) and 12, which are as of December 8, 2004)

COMMENTS BY AUDITOR ON CANADA-UNITED STATES OF AMERICA
REPORTING DIFFERENCE

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 (b) to the financial statements and when there is change in accounting policy as described in Note 1 (c). The accompanying financial statements do not purport to reflect or provide for the consequences of bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis, (b) as to pre-bankruptcy debt, the amounts that may be allocated for claims, or the status and priority thereof, or (c) as to operations, the effect of any changes that may be made in its business. As discussed in Note 1 (b), there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include adjustments that might result from the outcome of this uncertainty. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to KPMG Inc. dated January 23, 2004 (except as to Note 1(c), 1(d) and 12, which are as of December 8, 2004) is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements.

/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia
January 23, 2004 (except as to Notes 1 (c), 1 (d) and 12, which are as of December 8, 2004)

STONE VENEPAL (CELGAR) PULP INC.
(In Bankruptcy)

BALANCE SHEET

December 31, 2003
(In thousands of Canadian dollars)

	2003	2002
	(Restated — Notes 1 (c) and (d))	(Restated — Notes 1 (c) and (d))
ASSETS
CURRENT
Accounts receivable	$23,346	$25,361
Inventories (Note 3)	52,457	58,181
Prepaid expenses and other	1,134	1,119

	76,937	84,661
PROPERTY, PLANT AND EQUIPMENT (Note 4)	402,633	436,542

	$479,570	$521,203

LIABILITIES
CURRENT
Bank indebtedness (Note 5)	$3,754	$10,102
Accounts payable and accrued liabilities	20,333	18,136
Current portion of obligation under capital leases (Note 7)	394	365

	24,481	28,603
ASSET RETIREMENT OBLIGATIONS	930	886
PRE-BANKRUPTCY AND OTHER DEBT (Note 6)	1,119,280	1,194,125
OBLIGATION UNDER CAPITAL LEASES (Note 7)	374	675

	1,145,065	1,224,289

SHAREHOLDERS' DEFICIENCY
Share capital (Note 8)	17,800	17,800
Deficit	(683,295)	(720,886)

	(665,495)	(703,086)

	$479,570	$521,203

BASIS OF PRESENTATION (Note 1)
COMMITMENTS (Note 7)

ON BEHALF OF KPMG INC., TRUSTEE OF THE ESTATE OF STONE VENEPAL (CELGAR) PULP INC., IN BANKRUPTCY

By:	/s/ TODD M. MARTIN Senior Vice President

See accompanying Notes to the Financial Statements.

STONE VENEPAL (CELGAR) PULP INC.
(In Bankruptcy)

STATEMENT OF LOSS AND DEFICIT

Year ended December 31, 2003
(In thousands of Canadian dollars)

	2003	2002	2001
	(Restated — Notes 1 (c) and (d))	(Restated — Notes 1 (c) and (d))	(Restated — Notes 1 (c) and (d))
Sales	$271,566	$249,366	$246,139

Operating expenses:
Cost of products sold	230,555	213,602	239,938
Depreciation and amortization	39,225	38,932	38,966
General and administrative	38,069	30,642	25,877

	307,849	283,176	304,781

Operating loss	(36,283)	(33,810)	(58,642)

Other income (expense)
Short-term interest expense	(512)	(921)	(952)
Interest expense on term credit facility	(47,579)	(50,798)	(68,602)
Foreign exchange gain (loss) on term credit facility	121,965	5,950	(35,959)

	73,874	(45,769)	(105,513)

Net earnings (loss) for the period	37,591	(79,579)	(164,155)
Deficit, beginning of period	(720,886)	(641,307)	(477,152)

Deficit, end of period	$(683,295)	$(720,886)	$(641,307)

See accompanying Notes to the Financial Statements.

STONE VENEPAL (CELGAR) PULP INC.
(In Bankruptcy)

STATEMENT OF CASH FLOWS

Year ended December 31, 2003
(In thousands of Canadian dollars)

	2003	2002	2001
	(Restated — Notes 1 (c) and (d))	(Restated — Notes 1 (c) and (d))	(Restated — Notes 1 (c) and (d))
Cash provided by (used for):
Cash flows from operating activities:
Net earnings (loss) for the period	$37,591	$(79,579)	$(164,155)
Items not involving cash:
Foreign exchange gain on pre-bankruptcy accounts payable	(84)	(13)	—
Increase in pension and other plans liability	966	877	—
Increase in pre-bankruptcy accounts payable	—	—	603
Foreign exchange loss (gain) on term credit facility	(121,965)	(5,950)	35,959
Interest on term credit facility	47,579	50,798	68,602
Gain on disposal of property, plant and equipment	(45)	—	—
Depreciation and amortization	39,225	38,932	38,966
Accretion expense	44	42	40
Net change in non-cash working capital items:
Decrease in accounts receivable	2,015	495	1,304
Decrease in inventories	5,724	3,453	16,568
Increase in prepaid expenses	(15)	(71)	(336)
Increase (decrease) in accounts payable and accrued liabilities	2,197	(899)	(4,952)

	13,232	8,085	(7,401)

Cash flows from investing activities:
Additions to property, plant and equipment	(5,201)	(3,912)	(6,262)
Proceeds on disposal of property, plant and equipment	45	—	—

	(5,156)	(3,912)	(6,262)

Cash flows from financing activities:
Increase (decrease) in bank indebtedness	(6,348)	(3,888)	13,850
Principal repayments under capital lease obligations	(388)	(285)	(187)
Repayment of term credit facility	(1,340)	—	—

	(8,076)	(4,173)	13,663

Net increase in cash position	—	—	—
Cash position, beginning of period	—	—	—

Cash position, end of period	$—	$—	—

Supplemental information:
Interest paid	$512	$921	$—

See accompanying Notes to the Financial Statements.

STONE VENEPAL (CELGAR) PULP INC.
(In Bankruptcy)

NOTES TO THE FINANCIAL STATEMENTS

Year ended December 31, 2003
(In thousands of Canadian dollars)

1.     BANKRUPTCY PROCEEDINGS AND BASIS OF PRESENTATION

  Stone Venepal (Celgar) Pulp Inc. ("Celgar" or the "Company") is incorporated under the Canada Business Corporations Act and operates a pulp mill located at Castlegar, B.C.

  (a)
  Bankruptcy proceedings

    Effective July 23, 1998, the directors of Celgar made an assignment in bankruptcy for the general benefit of creditors and KPMG Inc. was appointed Trustee of the Estate of Celgar (the "Trustee"). KPMG Inc. was also appointed Receiver of all the property, assets and undertakings of Celgar pursuant to security granted by the Company to Montreal Trust Company ("MTCC") (the "Receiver"). The Receiver's appointment was effective July 24, 1998.

    Pursuant to the Bankruptcy and Insolvency Act, Canada, all assets of Celgar vest in the Trustee subject to the security interests of MTCC. All liabilities outstanding as at July 23, 1998 are obligations of Celgar.

    The Trustee has been operating the Celgar pulp mill facility pursuant to an agreement between the Trustee and the Receiver effective the date of bankruptcy.

  (b)
  Basis of presentation

    These financial statements have been prepared in accordance with generally accepted accounting principles in Canada which conform with those established in the United States, except as described in Note 12.

    The accompanying financial statements have been prepared on a "going concern" basis. The "going concern" basis of presentation assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business. There is doubt about the appropriateness of the use of the "going concern" assumption because of the bankruptcy of the Company. As such, realization of assets and discharge of pre-bankruptcy debt are subject to uncertainty.

    The financial statements do not reflect adjustments that would be necessary if the "going concern" basis was not appropriate. If the "going concern" basis was not appropriate for these financial statements, then adjustments would be necessary in the carrying value of assets and liabilities and the reported revenues and expenses. The appropriateness of the "going concern" basis is dependent upon, among other things, the confirmation of a plan of reorganization, future profitable operations and the ability to generate sufficient cash from operations and financing arrangements to meet obligations.

  (c)
  Changes in accounting policies and presentation

    The Company has presented shipping and handling costs (including related commissions and insurance) as part of cost of products sold in the statement of loss and reclassified the prior periods' presentation accordingly. Previously, these expenses were presented as a reduction of net sales in accordance with industry practice. As a result, shipping and handling costs have been reclassified from "Net Sales" to "Cost of Products Sold", which resulted in an increase in "Sales" and "Cost of Products Sold" for the years ended December 31, 2003, 2002 and 2001 by $41,485, $39,440 and $42,086, respectively.

  (d)
  Asset retirement obligations

    The Company adopted the new CICA recommendations of Handbook Section 3110, "Asset Retirement Obligations", with respect to recording the fair value of a liability for an asset retirement obligation in the period in which it is incurred, and a corresponding increase in the carrying amount of the related long-lived asset. In the periods subsequent to the initial measurement, period to period changes in the liability balance from accretion expense, due to the passage of time, is included in selling, general and administrative expenses.

    This standard was applied retroactively with restatement of 2001 opening retained earnings of $804.

2.     SIGNIFICANT ACCOUNTING POLICIES

  (a)
  Foreign currency translation

    Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates prevailing on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the year. Exchange gains or losses are included in earnings.

  (b)
  Inventory valuation

    Pulpwood, chips, raw materials and supplies are stated at cost, determined on a monthly moving average basis. Work in process and finished goods inventories, the cost of which includes raw materials, direct labour and certain manufacturing overhead expenses, are stated at the lower of average cost and net realizable value. Provision is made for slow-moving and obsolete inventories.

  (c)
  Property, plant and equipment, depreciation and capitalization

    Property, plant and equipment are stated at cost, which includes capitalized interest. Upon retirement or disposal of property, plant and equipment, the Company removes the cost of the assets and the related accumulated depreciation. Gains or losses on disposal of assets are included in earnings.

    Depreciation, calculated principally on the straight-line method, is charged to operations at rates based upon the estimated useful life of each property. The following rates apply to those assets being depreciated on the straight-line method:

Assets	Rate
Buildings	2 1/2%
Machinery and equipment	4%
Computer and automotive equipment and start-up costs	20%

    Those portions of the former mill that remain in use are aggregated as mill infrastructure costs and the net book values are being amortized over ten years.

    Expenditures which result in a material enhancement of the value of the facilities involved are capitalized. Maintenance and repair costs are expensed as incurred.

  (d)
  Pensions

    The Company has a defined benefit pension plan for its salaried employees which is funded, trusteed and non-contributory. The cost of the benefits earned by the salaried employees is determined using the projected benefit method prorated on services. The pension expense reflects the current service cost, the interest on the unfunded liability and the amortization over the estimated average remaining service life of the employees of (i) the unfunded liability and (ii) experience gains or losses.

    With respect to the pensions of its hourly-paid employees, who are covered by a multi-employer pension plan, the Company charges its contributions to this plan against earnings.

  (e)
  Revenue recognition

    The Company recognizes revenue when persuasive evidence of an arrangement exists, the sales price is fixed or determinable, title of ownership and risk of loss have passed to the customer and collectibility is reasonably assured. Sales are reported net of discounts and allowances. Amounts charged to customers for shipping and handling are recognized as revenue. Title of the products is transferred to the customers at the time of shipment and payment is based on agreed prices and credit terms contained on sales invoices.

  (f)
  Financial instruments

    The carrying amounts of accounts receivable and accounts payable and accrued liabilities approximate their fair values due to the short term to maturity of those instruments. The fair value of the Company's pre-bankruptcy and other debt (Note 6) has not been determined as the Company does not believe that it is practicable to determine such fair value with sufficient reliability due to the absence of a readily available secondary market for such debt.

  (g)
  Measurement uncertainty

    The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates are chip pile inventory quantities, valuation of long-lived assets, useful lives for amortization of fixed assets and estimates of asset retirement, reclamation and environmental obligations. Financial results as determined by actual events could differ from those estimates.

3.     INVENTORIES

	2003	2002
Pulpwood and chips	$7,960	$11,462
Other raw materials and supplies	15,053	14,556
Work-in-process and finished goods	29,444	32,163

	$52,457	$58,181

4.     PROPERTY, PLANT AND EQUIPMENT

	2003			2002
	Cost	Accumulated Depreciation	Net Book Value	Net Book Value
Buildings	$70,053	$19,264	$50,789	$51,314
Machinery and equipment	874,835	364,229	510,606	541,019
Computer and automotive equipment	2,422	691	1,731	—
Mill infrastructure	22,512	22,512	—	2,245
Capital projects in progress	4,665	—	4,665	6,851
Automotive equipment under capital leases	1,420	649	771	1,042

	975,907	407,345	568,562	602,471
Land	1,056	—	1,056	1,056

	$976,963	$407,345	569,618	603,527

Write-down of capital assets (Note 11)			166,985	166,985

			$402,633	$436,542

  Amortization of the automotive equipment under capital leases of $277 (2002 — $372) is included in depreciation and amortization expense.

5.     BANK INDEBTEDNESS

  The Receiver has a $25,000 bank overdraft facility with interest at the bank's prime lending rate.

6.     PRE-BANKRUPTCY AND OTHER DEBT

	2003	2002
Pre-bankruptcy accounts payable (i)	$11,738	$11,822
Pre-bankruptcy taxes payable (ii)	6,545	6,545
Pension plan and post-retirement benefits (Note 9)	10,665	9,699
Due to Stone Container (Canada) Inc. ("SCCI") (i)	968	968
Shareholder advances (i)	78,531	78,531
Short-term loan — SCCI (i)	120,941	120,941
Term credit facility (iii)	889,892	965,619

	$1,119,280	$1,194,125

  (i)
  These payables are in some instances secured, however, the security is subordinate to the secured claim of the term credit facility which exceeds the value of the assets of the Company. No interest has been accrued on these liabilities.

  (ii)
  The pre-bankruptcy taxes payable balance represents British Columbia capital and large corporations capital taxes owing for the period to July 23, 1998. No capital taxes are exigible for the period from July 23, 1998 to December 31, 2003.

  (iii)
  The term credit facility consists of Canadian and U.S. dollar borrowings which are secured by the Celgar Mill. Interest rates pertaining to the credit term facility are based upon the secured creditors' prime commercial rate, the bankers' acceptance rate, or the London Interbank Offered Rate ("LIBOR"). The amounts owing under the term credit facility, including accrued interest were as follows:

	2003	2002
Canadian dollar credit facility	$310,764	$294,188
U.S. dollar credit facility (2003 — U.S.$446,720; 2002 — U.S.$422,412)	579,128	671,431

	$889,892	$965,619

7.     OBLIGATIONS UNDER CAPITAL LEASES AND COMMITMENTS

  The minimum lease payments required for the next three years are as follows:

2004	$460
2005	365
2006	33

Total minimum lease payments	858
Less amount representing interest	90

$768

Represented by:
Current portion	$394
Long-term portion	374

$768

  Interest of $76 (2002 — $24) relating to capital lease obligations has been included in short-term interest expense.

  The Company has entered into exclusive natural gas purchase and sale contracts under which it is committed to purchase 6,000GJ of natural gas per day from a supplier through to October 31, 2004. The contracts fix a portion of the cost of the purchase commitment and the balance is based upon market price indexes. The Company is allowed to convert an index price into a fixed price for any quantity up to the baseload. If the Company takes less than the 100% load factor (calculated on a monthly basis) on the fixed price quantity, such shortfall will be sold at market prices with price variances to the cost or benefit of the Company.

8.     COMMON SHARES

  The Company has authorized an unlimited number of common shares. As at December 31, 2003, 178,000 common shares were issued and outstanding. Smurfit Stone and Celgar Investments Inc. each own 45% of the Company. Venepal Canadian Investment Limited owns the remaining 10% of the Company's common shares.

9.     PENSION PLAN AND POST-RETIREMENT BENEFITS

  Celgar maintains defined benefit pension plans and post-retirement benefit plans for certain employees. The most recent actuarial valuations of these plans were conducted at December 31, 2003.

  Information about these plans, in aggregate for the twelve months ended December 31, 2003, is as follows:

	2003			2002
	Pension Benefit Plans	Other Benefit Plans	Total	Total
Plan assets
Fair market value, beginning of year	$19,277	$—	$19,277	$20,665
Annual return on assets	2,774	—	2,774	(1,610)
Funding contributions	2,488	327	2,815	1,898
Benefits paid	(1,481)	(327)	(1,808)	(1,676)

	23,058	—	23,058	19,277

Accrued benefit obligation
Balance, beginning of year	27,999	12,538	40,537	38,202
Current service cost	924	538	1,462	1,328
Interest cost	1,846	1,064	2,910	2,557
Benefits paid	(1,481)	(327)	(1,808)	(1,676)
Past service cost	16	—	16	—
Actuarial losses	2,031	5,124	7,155	126

	31,335	18,937	50,272	40,537

Funded status — plan deficit	(8,277)	(18,937)	(27,214)	(21,260)
Unamortized past service cost	274	—	274	291
Unamortized actuarial losses	7,373	8,902	16,275	11,270

Accrued benefit liability	$(630)	$(10,035)	$(10,665)	$(9,699)

  The significant actuarial assumptions adopted in measuring the Company's accrued benefit obligations are as follows:

Discount rate	6.5%
Rate of compensation increase	3.0%
Expected rate of return on plan assets	7.5%

  For measurement purposes, a 10% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually to 5% over the next five years and remain at that level thereafter.

  The Company's benefit plan expense is as follows:

	Years ended December 31,
	2003			2002	2001
	Pension Benefit Plans	Other Benefit Plans	Total	Total	Total
Current service cost	$924	$538	$1,462	$1,328	$1,051
Interest cost	1,846	1,064	2,910	2,557	2,228
Expected return on plan assets	(1,483)	—	(1,483)	(1,558)	(1,606)
Amortization
Past service cost	32	—	32	31	31
Actuarial loss	422	438	860	417	171

	$1,741	$2,040	$3,781	$2,775	$1,875

10.   INCOME TAXES

  The Company has incurred substantial net losses which will be adjusted for income tax purposes and claimed as non-capital tax loss carryforwards. These tax loss carryforwards are sufficient to eliminate any income taxes otherwise payable. Non-capital tax loss carryforwards are available to reduce future years' income for tax purposes prior to their expiry after seven years.

  Due to the uncertainty surrounding the realization of the future benefit of these future income tax assets in future income tax returns, the Company maintains a full valuation allowance against its future income tax assets.

11.   WRITE-DOWN OF CAPITAL ASSETS AND APPLICATION OF RESTRUCTURING PAYMENT AGAINST TERM CREDIT FACILITY

  Effective May 22, 2000, the Receiver entered into an agreement for the purchase and sale of the capital assets of the Company (the "Agreement"). The purchase price was U.S.$355,000. Consequently, the recorded capital assets include a write-down of Cdn.$166,985. The purchase and sale pursuant to the Agreement did not complete.

  On or about October 2, 2000, the Agreement was terminated and the prospective purchaser forfeited a restructuring payment of U.S.$20,000 plus accrued interest. The restructuring payment was paid directly to the lenders of the term credit facility and applied against the term credit facility.

12.   DIFFERENCES BETWEEN UNITED STATES AND CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  As indicated in Note 1, these financial statements have been prepared in accordance with Canadian GAAP, which are different in some respects from those applicable in the United States and from practices prescribed by the United States Securities and Exchange Commission ("US GAAP"). The significant differences between Canadian GAAP and US GAAP with respect to the Company's financial statements are as follows:

  Adjustments to statements of loss:

  (a)
  Net earnings (loss) for the year

	December 31,
	2003	2002	2001
Net earnings (loss) in accordance with Canadian GAAP	$37,591	$(79,579)	$(164,155)
Adjustment:
Purchase and supply contracts (i)	(1,055)	195	—

Net earnings (loss) in accordance with US GAAP	36,536	(79,384)	(164,155)
Adjustment for comprehensive income:
Minimum pension liability adjustment (ii)	248	(4,262)	—

Comprehensive earnings (loss) for the year	$36,784	$(83,646)	$(164,155)

  (b)
  Balance Sheet items in accordance with US GAAP

	2003	2002
Current assets in accordance with Canadian GAAP	$76,937	$84,661
Purchase and supply contracts (i)	—	195

Current assets in accordance with US GAAP	$76,937	$84,856

Other assets in accordance with Canadian GAAP	$—	$—
Minimum pension liability (ii)	973	291

Other assets in accordance with US GAAP	$973	$291

	2003	2002
Current liabilities in accordance with Canadian GAAP	$24,481	$28,603
Purchase and supply contracts (i)	860	—

Current liabilities in accordance with US GAAP	$25,341	$28,603

Long-term liabilities in accordance with Canadian GAAP	$1,120,584	$1,195,686
Minimum pension liability (ii)	4,987	4,553

Long-term liabilities in accordance with US GAAP	$1,125,571	$1,200,239

  (c)
  Reconciliation of shareholders' deficiency in accordance with US GAAP

	2003	2002
Total shareholders' deficiency in accordance with Canadian GAAP	$(665,495)	$(703,086)
Cumulative change in retained earnings relating to:
Purchase and supply contracts (i)	(860)	195
Minimum pension liability adjustment (ii)	(4,014)	(4,262)

Total shareholders' deficiency in accordance with US GAAP	$(670,369)	$(707,153)

    Adjustments:

    (i)
    Forward purchase contracts:

      The Company enters into natural gas forward supply contracts under which it is required to purchase its natural gas requirements for a contracted period of time. Under Canadian GAAP, the Company does not record these contracts on a mark-to-market basis. Instead, the Company only recognizes purchases under these contracts as expenditures occur. Under U.S. GAAP, these contracts would not be exempt normal purchase and sales arrangements and such contracts would be recorded at fair value and on a mark-to-market basis at each reporting period.

    (ii)
    Comprehensive income and minimum pension liability:

      Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income", requires that a company classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Other comprehensive income includes a minimum pension liability.

      The Company's accumulated deficit obligation for its pension plans exceeds the fair value of plan assets. US GAAP requires the recognition of an additional minimum pension liability in the amount of the excess of the unfunded accumulated benefit obligation over the recorded pension benefits liability. An offsetting intangible asset is recorded equal to the unrecognized prior service costs, with any difference recorded as a reduction of accumulated other comprehensive income. No similar requirement exists under Canadian GAAP.

    (iii)
    Asset retirement obligations:

      As discussed in Note 1 (d), the Company adopted the new CICA recommendations of Handbook Section 3110, "Asset Retirement Obligations". This standard was applied retroactively with restatement for all periods presented. Under U.S. GAAP, the Company was required to apply Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations", "SFAS 143" as of January 1, 2003. SFAS 143 is consistent with Canadian GAAP with the exception of the adoption date and the method of implementation. SFAS 143 requires the recording of the fair value of a liability for an asset retirement obligation in the period in which it is incurred, and a corresponding increase in the carrying amount of the related long-lived asset. In periods subsequent to the initial measurement, period to period charges in the liability balance from accretion expense, due to the passage of time, is included in selling, general and administrative expenses. Under US GAAP, the cumulative effect adjustment related to prior years at the adoption date is included in earnings in the period of adoption whereas under Canadian GAAP prior year financial statements are restated. The Company has applied the new Canadian GAAP standard on a retroactive basis with restatement of earlier periods which results in no material U.S. GAAP difference.

    (iv)
    Recent accounting pronouncements:

    (1)
    In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 (the "Interpretation"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which addresses the disclosure to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. The Interpretation also requires the recognition of a liability by a guarantor at the inception of certain guarantees for the non-contingent component of the guarantee, this is the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at inception.

        The disclosure requirements of the Interpretation apply at December 31, 2002 and the recognition and measurement provisions apply to all guarantees entered into or modified after December 31, 2002. To date the Company does not have material guarantees that require recognition.

      (2)
      In December 2003, the Financial Accounting Standards Board issued Interpretation No. 46R ("FIN 46R"), "Consolidation of Variable Interest Entities" that replaced FIN 46 that had been issued in January 2003. FIN 46R provides guidance on the identification of variable interest entities, entities ("VIEs") for which control is achieved through means other than through voting rights, and how to determine whether a variable interest holder should consolidate the VIEs. This interpretation applies to financial statements of public entities that have interests in VIEs or potential VIEs commonly referred to as special purpose entities for periods ending after December 15, 2003. FIN 46R applies to all public entities for all other types of VIEs in financial statements for periods ending after March 15, 2004. The adoption of FIN 46 did not have a material impact on the consolidated financial statements.

      (3)
      In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, to clarify under what circumstances a contract with an initial net investment meets the characteristics of a derivative, to clarify when a derivative contains a financing component, to amend the definition of an underlying to conform it to language in FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and to amend certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and is to be applied prospectively.

      (4)
      In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments issued in the form of shares that are mandatorily redeemable as well as certain other financial instruments be classified as liabilities in the financial statements. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective beginning the Company's second quarter of 2004.

    (v)
    Recent and future pronouncements:

      The adoption of SFAS 149 or SFAS 150 did not or are not expected to have a material affect on the Company's financial statements.

STONE VENEPAL (CELGAR) PULP INC.
(In Bankruptcy)
Financial Statements
For the Nine Months Ended September 30, 2004
(Unaudited)

STONE VENEPAL (CELGAR) PULP INC.
(In Bankruptcy)

CONDENSED BALANCE SHEET
(Unaudited)

September 30, 2004
(In Thousands of Canadian dollars)

	September 30, 2004	December 31, 2003
ASSETS
CURRENT
Accounts receivable	$27,551	$23,346
Inventories (Notes 1 (b) and 3)	76,136	52,457
Prepaid expenses and other	1,384	1,134

	105,071	76,937
PROPERTY, PLANT AND EQUIPMENT (Notes 1 (b) and 4)	252,613	402,633

	$357,684	$479,570

LIABILITIES
CURRENT
Bank indebtedness	$20,662	$3,754
Accounts payable and accrued liabilities	24,145	20,333
Current portion of obligation under capital leases (Note 1 (b))	261	394

	45,068	24,481
ASSET RETIREMENT OBLIGATIONS (Note 7)	965	930
PRE-BANKRUPTCY AND OTHER DEBT (Notes 1 (b) and 5)	1,123,660	1,119,280
OBLIGATION UNDER CAPITAL LEASES (Note 1 (b))	174	374

	1,169,867	1,145,065

SHAREHOLDERS' DEFICIENCY
Share capital	17,800	17,800
Deficit	(829,983)	(683,295)

	(812,183)	(665,495)

	$357,684	$479,570

BASIS OF PRESENTATION (Note 1)
COMMITMENTS (Note 8)

ON BEHALF OF KPMG INC., TRUSTEE OF THE ESTATE OF STONE VENEPAL (CELGAR) PULP INC., IN BANKRUPTCY

/s/ Todd M. Martin

Senior Vice President

See accompanying Notes to the Condensed Financial Statements

STONE VENEPAL (CELGAR) PULP INC.
(In Bankruptcy)

CONDENSED STATEMENT OF LOSS AND DEFICIT
(Unaudited)

Nine Months Ended September 30, 2004
(In Thousands of Canadian dollars)

	September 30, 2004	September 30, 2003
Sales	$214,886	$207,593

Operating expenses:
Cost of products sold	167,637	182,903
Depreciation and amortization	22,833	29,320
Selling, general and administrative	22,784	28,220
Impairment loss on property, plant and equipment (Note 1 (b))	129,204	—

	342,458	240,443

Operating income (loss)	(127,572)	(32,850)

Other income (expense)
Short-term interest expense	(474)	(83)
Interest expense on term credit facility	(34,019)	(35,673)
Foreign exchange gain on term credit facility	15,377	97,772

	(19,116)	62,016

Net earnings (loss) for the period	(146,688)	29,166
Deficit, beginning of period	(683,295)	(720,886)

Deficit, end of period	$(829,983)	$(691,720)

See accompanying Notes to the Condensed Financial Statements

STONE VENEPAL (CELGAR) PULP INC.
(In Bankruptcy)

CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)

Nine Months Ended September 30, 2004
(In Thousands of Canadian dollars)

	September 30, 2004	September 30, 2003
Cash provided by (used for):
Cash flows from operating activities:
Net earnings (loss) for the period	$(146,688)	$29,166
Items not involving cash:
Impairment loss on property, plant and equipment	129,204	—
Increase in pension and other plans liability	1,002	873
Foreign exchange gain on term credit facility	(15,377)	(97,772)
Interest on term credit facility	34,019	35,673
Depreciation and amortization	22,833	29,320
Accretion expense	35	33
Net changes in non-cash working capital items:
Increase in accounts receivable	(4,205)	(1,796)
(Increase) decrease in inventory	(23,679)	14,640
Increase in prepaid expenses	(250)	(509)
Increase in accounts payable and accrued liabilities	3,812	571

	706	10,199

Cash flows from investing activities:
Additions to property, plant and equipment	(2,017)	(3,985)

	(2,017)	(3,985)

Cash flows from financing activities:
Increase (decrease) in bank indebtedness	16,908	(5,458)
Principal repayments under capital lease obligations	(333)	(204)
Repayment of term credit facility	(15,264)	(552)

	1,311	(6,214)

Net increase in cash position	—	—
Cash position, beginning of period	—	—

Cash position, end of period	$—	$—

Supplemental information:
Interest paid	$474	$390

See accompanying Notes to the Condensed Financial Statements

STONE VENEPAL (CELGAR) PULP INC.
(In Bankruptcy)

NOTES TO THE CONDENSED FINANCIAL STATEMENTS

(Unaudited)

Nine Months Ended September 30, 2004
(In Thousands of Canadian dollars)

1.     BANKRUPTCY PROCEEDINGS, PENDING ASSET SALE AND BASIS OF
PRESENTATION

  Stone Venepal (Celgar) Pulp Inc. ("Celgar" or the "Company") is incorporated under the Canada Business Corporations Act and operates a pulp mill located at Castlegar, B.C.

  (a)
  Bankruptcy proceedings

    Effective July 23, 1998, the directors of Celgar made an assignment in bankruptcy for the general benefit of creditors and KPMG Inc. was appointed Trustee of the Estate of Celgar (the "Trustee"). KPMG Inc. was also appointed Receiver of all the property, assets and undertakings of Celgar pursuant to security granted by the Company to Montreal Trust Company ("MTCC") (the "Receiver"). The Receiver's appointment was effective July 24, 1998.

    Pursuant to the Bankruptcy and Insolvency Act, Canada, all assets of Celgar vest in the Trustee subject to the security interests of MTCC. All liabilities outstanding as at July 23, 1998 are obligations of Celgar.

    The Trustee has been operating the Celgar pulp mill facility pursuant to an agreement between the Trustee and the Receiver effective the date of bankruptcy.

  (b)
  Pending asset sale

    Effective November 22, 2004, KPMG Inc., in its capacity as Receiver of all the assets and undertakings of the Company, entered into a definitive asset purchase agreement with a third party to acquire substantially all the assets of the Company except for accounts receivable and finished goods inventory. The purchase price under the asset purchase agreement is US$210 million plus the assumption of certain obligations including post-retirement and lease obligations and an amount for defined working capital to be determined upon closing of the transaction.

    The asset purchase is subject to the satisfaction of certain conditions including receipt by the purchaser of regulatory approvals of the transaction as well as the purchaser securing satisfactory financing on or before February 28, 2005, with an extension available in certain circumstances.

    Property, plant and equipment has been written down to the fair value amounts implicit in this transaction.

  (c)
  Basis of presentation

    The accompanying unaudited interim financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") on a basis consistent with those followed in the most recent annual financial statements, except as described in Note 2 below. These unaudited interim financial statements do not include all information and note disclosures required under Canadian GAAP for annual financial statements, and therefore should be read in conjunction with the Company's annual audited financial statements and notes for the fiscal year ended December 31, 2003. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire fiscal year.

    These financial statements materially conform with generally accepted accounting principles in the United States, except as explained in Note 10.

    The accompanying financial statements have been prepared after taking into consideration the pending asset sale referred to above. Realization of assets and discharge of pre-bankruptcy debt are subject to uncertainty. The financial statements do not reflect all the adjustments that may be necessary to the carrying value of assets and liabilities. The appropriateness of this basis of accounting is dependent upon, among other things, the completion of the proposed sale transaction and the execution of the realization plan for the remaining assets.

2.     SIGNIFICANT ACCOUNTING POLICIES

  (a)
  Impairment of long-lived assets

    Effective January 1, 2004, the Company adopted the new CICA recommendations of Handbook Section 3063, "Impairment of Long-lived Assets". These recommendations require an entity to recognize an impairment loss when an event occurs that results in the carrying amount of a long-lived asset to exceed the sum of undiscounted cash flows expected to result from its use and eventual disposition. The impairment loss is measured as the amount by which the long-lived asset's carrying value amount exceeds its fair value.

  (b)
  Hedging relationships and accounting for trading, speculative, or non-derivative financial instruments

    Effective January 1, 2004, the Company adopted the CICA's new Accounting Guideline-13, "Hedging Relationships", on the requirements related to the identification, designation, documentation and effectiveness of hedging relationships. The new standards have been applied on a prospective basis to all instruments existing on, or entered into after January 1, 2004.

    The Company also applied the accounting treatment prescribed by the CICA's Emerging Issues Committee ("EIC") Recommendation 128 with respect to the accounting for trading, speculative or non-hedging derivative financial instruments. Under this guidance, hedge accounting is optional for derivative transactions that are effective in offsetting financial statement risks. Derivatives for which hedge accounting is not applied are carried on the balance sheet at fair value, with changes in fair value being recorded in the statement of loss. Upon adoption, the Company had no derivative financial instruments which were required to be carried at fair value.

    The Company's natural gas forward supply contracts, which call for the physical receipt of natural gas, do not represent a financial instrument.

  (c)
  Revenue recognition

    The Company recognizes revenue when persuasive evidence of an arrangement exists, the sales price is fixed or determinable, title of ownership and risk of loss have passed to the customer and collectibility is reasonably assured. Sales are reported net of discounts and allowances. Amounts charged to customers for shipping and handling are recognized as revenue. Title of the products is transferred to the customers at the time of shipment and payment is based on agreed prices and credit terms contained on sales invoices.

    Effective January 1, 2004, the Company applied the accounting treatments of EIC-141, "Revenue Recognition". EIC-141 summarizes the principles set as interpretative guidance on the application of Handbook section 3400, "Revenue". Specifically, this EIC presents the criteria to be met for revenue recognition to be considered achieved. The application of this accounting treatment had no impact on the financial statements for the nine months ended September 30, 2004.

  (d)
  Recent accounting pronouncements

    In October 2004, the CICA decided to defer the mandatory effective date of proposed Section 1530, "Comprehensive Income", proposed Section 3855, "Financial Instruments — Recognition and Measurement" and proposed Section 3865, "Hedges", by one year, in order to allow adequate time for implementation. The guidance will now apply for interim and annual financial statements relating to fiscal years beginning on or after October 1, 2006. Earlier adoption will be permitted only as of the beginning of a fiscal year. The CICA expects to issue the new pronouncements in the first quarter of 2005.

  (e)
  Measurement uncertainty

    The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates are chip pile inventory quantities, valuation of long-lived assets, useful lives for amortization of fixed assets and estimates of asset retirement, reclamation and environmental obligations. Financial results as determined by actual events could differ from those estimates.

3.     INVENTORIES

	September 30, 2004	December 31, 2003
	(Unaudited)
Pulpwood and chips (a)	$17,904	$7,960
Other raw materials and supplies (a)	14,790	15,053
Work-in-process and finished goods	43,442	29,444

	$76,136	$52,457

  (a)
  These inventories are included in the asset sale transaction described in Note 1 (b) wherein management expects to recover the carrying value.

4.     PROPERTY, PLANT AND EQUIPMENT HELD FOR SALE

	September 30, 2004			December 31, 2003
	Cost	Accumulated Depreciation	Net Book Value	Net Book Value
	(Unaudited)
Buildings	$70,053	$20,578	$49,475	$50,789
Machinery and equipment	875,896	384,000	491,896	510,606
Computer and automotive equipment	2,403	2,083	320	1,731
Mill infrastructure	22,512	22,512	—	—
Capital projects in progress	5,620	—	5,620	4,665
Automotive equipment under capital leases	881	446	435	771

	977,365	429,619	547,746	568,562
Land	1,056	—	1,056	1,056

	$978,421	$429,619	548,802	569,618

2000 Write-down of capital assets			166,985	166,985

			381,817	402,633
Impairment loss			(129,204)	—

			$252,613	$402,633

  Amortization of the automotive equipment under capital leases of $202 for the nine months ended September 30, 2004 (2003 — $648) is included in depreciation and amortization expense.

  All property, plant and equipment is the subject of the asset sale transaction referred to in Note 1 (b). As a result, the assets have been impaired to the fair value amounts implicit in that transaction.

5.     PRE-BANKRUPTCY AND OTHER DEBT

	September 30, 2004	December 31, 2003
	(Unaudited)
Pre-bankruptcy accounts payable (a)	$11,732	$11,738
Pre-bankruptcy taxes payable (b)	6,545	6,545
Pension plan and post-retirement benefits (Note 6)	11,667	10,665
Due to Stone Container (Canada) Inc. ("SCCI") (a)	968	968
Shareholder advances (a)	78,531	78,531
Short-term loan — SCCI (a)	120,941	120,941
Term credit facility (c)	893,276	889,892

	$1,123,660	$1,119,280

  (a)
  These payables are in some instances secured, however, the security is subordinate to the secured claim of the term credit facility which exceeds the value of the assets of the Company. No interest has been accrued on these liabilities.

  (b)
  The pre-bankruptcy taxes payable balance represents British Columbia capital and large corporations capital taxes owing for the period to July 23, 1998. No capital taxes are exigible for the period from July 23, 1998 to September 30, 2004.

  (c)
  The term credit facility consists of Canadian and U.S. dollar borrowings which are secured by the Celgar Mill. Interest rates pertaining to the credit term facility are based upon the secured creditors' prime commercial rate, the bankers' acceptance rate, or the London Interbank Offered Rate ("LIBOR"). The amounts owing under the term credit facility, including accrued interest were as follows:

	September 30, 2004	December 31, 2003
	(Unaudited)
Canadian dollar credit facility	$306,868	$310,764
U.S. dollar credit facility (2004 — U.S. $464,915; 2003 — U.S. $446,720)	586,408	579,128

	$893,276	$889,892

6.     PENSION PLAN AND POST-RETIREMENT BENEFITS

  Celgar maintains defined benefit pension plans and post-retirement benefit plans for certain employees. Pension expense is based on estimates from the Company's actuary. Pension contributions for the nine month periods ended September 30, 2004 and 2003 totaled $1,002 and $873, respectively. These plans are intended to be assumed by the purchaser in the asset sale transaction referred to in Note 1 (b).

7.     ASSET RETIREMENT OBLIGATION

  The Company maintains industrial land fills on its premises for the disposal of waste, primarily from the Company's pulp processing activities. The Company has an obligation under its land fill permits to decommission these disposal facilities pursuant to the requirements of the Provincial Waste Management Act.

  A reconciliation of the aggregate carrying amount of the asset retirement obligation is as follows:

Balance at December 31, 2003	$930
Liabilities incurred in the current period	—
Liabilities settled	—
Accretion expense	35
Revisions in estimated cash flows	—

Balance at September 30, 2004	$965

  The Company expects to settle the outstanding obligations within the next eight years. The obligation has been discounted using a credit adjusted risk-free rate of 5%.

8.     COMMITMENTS

  The Company has entered into exclusive natural gas purchase and sale contracts under which it is committed to purchase 6,000GJ of natural gas per day from a supplier through to October 31, 2005. The contracts fix a portion of the cost of the purchase commitment and the balance is based upon market price indexes. The Company is allowed to convert an index price into a fixed price for any quantity up to the baseload. If the Company takes less than the 100% load factor (calculated on a monthly basis) on the fixed price quantity, such shortfall will be sold at market prices with price variances to the cost or benefit of the Company.

9.     COMPARATIVE FIGURES

  Certain comparative figures have been reclassified to conform with the presentation adopted for the current period.

10.   DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  As indicated in Note 1, these condensed financial statements have been prepared in accordance with Canadian GAAP, which are different in some respects from those applicable in the United States and from practices prescribed by the United States Securities and Exchange Commission ("US GAAP"). The significant differences between Canadian GAAP and US GAAP with respect to the Company's financial statements are as follows:

  Adjustments to condensed statements of loss:

  (a)
  Net earnings (loss) for the period

	September 30,
	2004	2003
	(Unaudited)	(Unaudited)
Net earnings (loss) in accordance with Canadian GAAP $	(146,688)	$29,166
Adjustments:
Purchase and supply contracts(i)	2,104	(615)

Net earnings (loss) in accordance with US GAAP	(144,584)	28,551
Adjustment for comprehensive income:
Minimum pension liability adjustment(ii)	(617)	(779)

Comprehensive earnings (loss) for the period	$(145,201)	$27,772

  (b)
  Condensed Balance Sheet items in accordance with US GAAP

	September 30, 2004	December 31, 2003
	(Unaudited)
Current assets in accordance with Canadian GAAP	$105,071	$76,937
Purchase and supply contracts(i)	1,244	—

Current assets in accordance with US GAAP	$106,315	$76,937

Other assets in accordance with Canadian GAAP	$—	$—
Minimum pension liability(ii)	893	973

Other assets in accordance with US GAAP	$893	$973

Long-term liabilities in accordance with Canadian GAAP	$1,124,799	$1,120,584
Minimum pension liability(ii)	5,523	4,987

Long-term liabilities in accordance with US GAAP	$1,130,322	$1,125,571

  (c)
  Reconciliation of shareholders' deficiency in accordance with US GAAP

	September 30, 2004	December 31, 2003
	(Unaudited)
Total shareholders' deficiency in accordance with Canadian GAAP	$(812,183)	$(665,495)
Cumulative change in retained earnings relating to:
Purchase and supply contracts(i)	1,244	(860)
Minimum pension liability adjustment(ii)	(4,630)	(4,014)

Total shareholders' deficiency in accordance with US GAAP	$(815,569)	$(670,369)

    Adjustments:

    (i)
    Forward purchase contracts:

      The Company enters into natural gas forward supply contracts under which it is required to purchase its natural gas requirements for a contracted period of time. Under Canadian GAAP, the Company does not record these contracts on a mark-to-market basis as described in Note 2(d). Instead, the Company only recognizes purchases under those contracts as expenditures occur. Under U.S. GAAP, these contracts would not be exempt normal purchase and sales arrangements and such contracts would be recorded at fair value and on a "mark-to-market" basis at each reporting period.

    (ii)
    Comprehensive income and minimum pension liability:

      Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income", requires that a company classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Other comprehensive income includes a minimum pension liability.

      The Company's accumulated deficit obligation for its pension plans exceeds the fair value of plan assets. US GAAP requires the recognition of an additional minimum pension liability in the amount of the excess of the unfunded accumulated benefit obligation over the recorded pension benefits liability. An offsetting intangible asset is recorded equal to the unrecognized prior service costs, with any difference recorded as a reduction of accumulated other comprehensive income. No similar requirement currently exists under Canadian GAAP.

PROSPECTUS

MERCER INTERNATIONAL INC. By this prospectus, we offer up to $500,000,000 of debt securities, shares of beneficial interest and/or preferred stock

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. This means we may sell any of the securities listed above from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer. We will provide specific terms of these securities in supplements to this prospectus. The supplement may also add, update or change information contained in this prospectus and this prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplement carefully before you invest. Our shares of beneficial interest are quoted on the Nasdaq National Market under the symbol "MERCS".

        The aggregate of the offering prices of the securities covered by this prospectus will not exceed $500,000,000.

        The securities may be sold by us directly to investors, through agents or dealers designated from time to time or to or through underwriters. See "Plan of Distribution". If any agents or underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in the applicable prospectus supplement.

        Investing in these securities involves a number of risks, including risks that are described in the "Risk Factors" section beginning on page 8 of this prospectus.

        Neither the Securities and Exchange Commission, referred to as the "SEC", nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2004.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the information incorporated by reference into this prospectus, contains "forward-looking statements". They can be identified by words such as "estimates", "projects", "scheduled", "anticipates", "expects", "intends", "plans", "will", "should", "believes", "goal", "seek", strategy" or their negatives or other comparable words. These statements are subject to a number of risks and uncertainties including the risks and uncertainties outlined under "Risk Factors", many of which are beyond our control. We wish to caution the reader that these forward-looking statements are only estimates or predictions, such as statements regarding:

  •
  development of our business;

  •
  demand and prices for our products; and

  •
  future capital expenditures.

        We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Actual events or results may differ materially due to risks facing us or due to actual facts differing from the assumptions underlying our predictions. Some of these risks and assumptions include:

  •
  our level of indebtedness;

  •
  the cyclical nature of our business;

  •
  our ability to fully implement our business plan with relation to the development and expansion of our operations as planned, including with respect to the Stendal pulp mills;

  •
  our ability to manage our capital expenditures and maintenance costs;

  •
  our ability to efficiently and effectively manage our growth;

  •
  our exposure to interest rate and currency exchange rate fluctuations;

  •
  our use of derivatives;

  •
  fluctuations in the price and supply of our raw materials;

  •
  our ability to respond to increasing competition;

  •
  environmental legislation and environmental risks associated with conditions at our facilities;

  •
  our ability to negotiate acceptable agreements with our employees;

  •
  our dependence upon German federal and state grants and guarantees;

  •
  our dependence upon key personnel;

  •
  potential disruptions to our production and delivery;

  •
  difficulties or delays in providing certifications under the Sarbanes-Oxley Act of 2002;

  •
  our insurance coverage; and

  •
  other regulatory, legislative and judicial developments,

any of which could cause actual results to vary materially from anticipated results.

        We advise the reader that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf. Important factors that you should also consider, include, but are not limited to, the factors discussed below under "Risk Factors".

MARKET AND INDUSTRY DATA

        In this prospectus, we rely on and refer to information and statistics regarding our market share and the markets in which we compete. We have obtained some of this market share and industry data from internal surveys, market research, publicly available information and industry publications. Such reports generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. Although we believe this information is reliable, we have not independently verified and cannot guarantee the accuracy and completeness of that information.

EXCHANGE RATES

        As of January 1, 2002, we changed our reporting currency from the U.S. dollar to the Euro, as a significant majority of our business transactions are originally denominated in Euros. Accordingly, our financial statements for the years ended December 31, 2002 and 2003 and the nine month periods ended September 30, 2003 and 2004 incorporated by reference in this prospectus are stated in Euros and our financial statements and other financial information for periods prior to the year ended December 31, 2002 incorporated by reference in this prospectus have been restated in Euros. We translate non-Euro denominated assets and liabilities at the rate of exchange on the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the period.

        The following table sets out exchange rates, based on the noon buying rates in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York, referred to as the "Noon Buying Rate", for the conversion of Euros and Canadian dollars to U.S. dollars in effect at the end of the following periods, the average exchange rates during these periods (based on daily Noon Buying Rates) and the range of high and low exchange rates for these periods:

	Year Ended December 31,				Nine Months Ended September 30,
	2000	2001	2002	2003	2003	2004
	(€/$)
End of period	1.0646	1.1227	0.9536	0.7938	0.8584	0.8053
High for period	1.2087	1.1945	1.1638	0.9652	0.9652	0.8474
Low for period	0.9697	1.0487	0.9536	0.7938	0.8425	0.7780
Average for period	1.0901	1.1219	1.0660	0.8838	0.9001	0.8158
	(C$/$)
End of period	1.4995	1.5926	1.5800	1.2923	1.3506	1.2649
High for period	1.4349	1.4932	1.5108	1.2923	1.3348	1.2649
Low for period	1.5600	1.6023	1.6129	1.5751	1.5751	1.3970
Average for period	1.4870	1.5518	1.5704	1.3916	1.4267	1.3280

        On December 9, 2004 the Noon Buying Rate for the conversion of Euros and Canadian dollars to U.S. dollars was €0.7534 per U.S. dollar and C$1.2253 per U.S. dollar.

        In addition, the financial statements and certain financial information relating to Stone Venepal (Celgar) Pulp Inc. incorporated by reference in this prospectus are stated in Canadian dollars while we report our financial results in Euros. The following table sets out exchange rates, based on the noon rates as provided by the Bank of Canada, for the conversion of Canadian dollars to Euros in effect at the end of the following periods, the average exchange rates during these periods (based on daily noon rates) and the range of high and low exchange rates for these periods:

	Year Ended December 31,				Nine Months Ended September 30,
	2000	2001	2002	2003	2003	2004
	(C$/€)
End of period	1.4092	1.4185	1.6564	1.6280	1.5734	1.5700
High for period	1.2538	1.2640	1.3682	1.4967	1.4967	1.5563
Low for period	1.5047	1.4641	1.6564	1.6643	1.6643	1.6915
Average for period	1.3707	1.3868	1.4832	1.5826	1.5875	1.6281

        On December 9, 2004, the noon rate for the conversion of Canadian dollars to Euros was C$1.6257 per Euro.

        In this prospectus, please note the following:

  •
  references to "we", "our", "us", "Mercer" or the "Company" mean Mercer International Inc. and its subsidiaries unless the context clearly suggests otherwise;

  •
  information is provided as of September 30, 2004, unless otherwise stated; and

  •
  "€" refers to Euros, the lawful currency adopted by most members of the European Union, unless otherwise stated; "$" refers to U.S. dollars; and "C$" refers to Canadian dollars.

MERCER INTERNATIONAL INC.

Our Company

        We manufacture and sell high quality northern bleached softwood kraft pulp. Northern bleached softwood kraft pulp, which is often referred to as "NBSK" pulp, is considered a premium grade of kraft pulp because of its strength and it generally obtains the highest price relative to other kraft pulps. We are the sole kraft pulp producer, and the only producer of pulp for resale, known as "market pulp", in Germany, which is the largest pulp import market in Europe. When production at our recently completed Stendal mill reaches capacity, we believe that we will be one of the largest market pulp producers in Europe. On November 22, 2004, we agreed to acquire, referred to as the "Acquisition", substantially all of the assets of Stone Venepal (Celgar) Pulp Inc., referred to as "Celgar". Such assets are comprised primarily of a modern NBSK pulp mill with an annual production capacity of approximately 430,000 air dried metric tonnes, or "ADMTs", which is located in British Columbia, Canada. The Acquisition is subject to various conditions, including certain regulatory approvals, the expiration or earlier termination of applicable statutory waiting periods under the Competition Act (Canada) and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, a determination that the Acquisition is of net benefit to Canada under the Investment Canada Act and financing satisfactory to us. After the Acquisition, we will be one of the largest market NBSK pulp producers in the world, with a consolidated annual production capacity of approximately 1.3 million ADMTs. With the Acquisition, the locations of our pulp mills will allow us to service many of our customers on a global basis. We also operate two paper facilities in Germany focused primarily on the production of value-added specialty papers.

        Our wholly owned subsidiary, Rosenthal, owns and operates a modern, efficient, ISO 9002 certified pulp mill in Germany, which produces high quality NBSK pulp. In late 1999, we completed a major capital project which converted the Rosenthal mill to the production of NBSK pulp from sulphite pulp and increased its annual production capacity from approximately 160,000 ADMTs to approximately 280,000 ADMTs, and subsequently to approximately 310,000 ADMTs. The aggregate cost of the project was approximately €361.0 million. The project was financed through a combination of a project loan supported by government guarantees, government grants totaling approximately €101.7 million and an equity investment made by us. We believe that it was the fastest start-up of a large-scale NBSK pulp facility to date. We believe that the Rosenthal mill is one of the lowest-cost producers of NBSK pulp globally with average cash production costs of €300 per ADMT in the nine months ended September 30, 2004. As a result of significant local demand and favorable transportation economics, the majority of our NBSK pulp production at the Rosenthal mill is sold in Germany and other European markets.

        Our 63.6% owned subsidiary, Stendal, implemented a "greenfield" project in August 2002 to construct a new, state-of-the-art, single-line NBSK pulp mill in Germany with a designed annual production capacity of approximately 552,000 ADMTs. Once operating at capacity, we believe the Stendal mill will be one of the largest NBSK pulp mills in Europe. The Stendal mill was constructed under a €716.0 million fixed-price turn-key engineering, procurement and construction contract between Stendal and RWE Industrie-Lösungen GmbH. Construction of the Stendal mill was completed substantially on its planned schedule and budget in the third quarter of 2004. The aggregate cost of the Stendal project is approximately €1.0 billion. The Stendal project was financed through a combination of government grants totaling approximately €274.5 million, low cost, long-term project debt which is largely severally guaranteed by the federal government of Germany and the state government of Sachsen-Anhalt, and equity contributions. The commissioning of the Stendal mill commenced in the third quarter of 2004 and production is scheduled to reach approximately 80% of rated capacity during the first year and to exceed 90% in the second year thereafter. The Stendal mill has been designed to produce pulp with cash production costs below those of the Rosenthal mill. We expect synergies arising from the operation of both the Stendal and the Rosenthal mills, which are located approximately

300 kilometers apart, in the areas of raw materials and supplies procurement, production engineering, sales, maintenance and marketing.

        In addition, we own and operate two paper mills located at Heidenau and Fährbrücke, Germany, which produce specialty papers and printing and writing papers and, based upon their current product mix, have an aggregate annual production capacity of approximately 70,000 ADMTs.

RISK FACTORS

        You should carefully consider the risks described below and the other information in this prospectus or incorporated by reference into this prospectus before deciding whether to invest in the securities offered under this prospectus. The risks described below are not the only ones facing our Company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. You should also consider the specific risks set forth under the caption "Risk Factors" in the applicable prospectus supplement before making any investment decision with relation to any specific security.

        Our business, financial condition, results of operations and cash flow, could be materially adversely affected by any of these risks. The price of the securities offered under this prospectus could decline due to any of these risks, and you may lose all or part of your investment.

        This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and incorporated by reference into this prospectus.

Risks Related to our Company

Our level of indebtedness could negatively impact our financial condition and results of operations.

        As of September 30, 2004, we had approximately €777.5 million of indebtedness outstanding, of which €526.3 million is project debt of Stendal. We may also incur additional indebtedness in the future including in connection with the Acquisition and as provided herein. Our high debt levels may have important consequences for us, including, but not limited to the following:

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  our ability to obtain additional financing to fund future operations or meet our working capital needs or any such financing may not be available on terms favorable to us or at all;

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  a certain amount of our operating cash flow is dedicated to the payment of principal and interest on our indebtedness, thereby diminishing funds that would otherwise be available for our operations and for other purposes;

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  a substantial decrease in net operating cash flows or increase in our expenses could make it more difficult for us to meet our debt service requirements, which could force us to modify our operations; and

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  our leveraged capital structure may place us at a competitive disadvantage by hindering our ability to adjust rapidly to changing market conditions or by making us vulnerable to a downturn in our business or the economy in general.

        Our ability to repay or refinance our indebtedness will depend on our future financial and operating performance. Our performance, in turn, will be subject to prevailing economic and competitive conditions, as well as financial, business, legislative, regulatory, industry and other factors, many of which are beyond our control. Our ability to meet our future debt service and other obligations may depend in significant part on the success of the Stendal mill and the extent to which we can implement successfully our business and growth strategy. We cannot assure you that the Stendal mill will be successful or that we will be able to implement our strategy fully or that the anticipated results of our strategy will be realized.

Our business is cyclical in nature.

        The pulp and paper business is cyclical in nature and markets for our principal products are characterized by periods of supply and demand imbalance, which in turn affects product prices. The markets for pulp and paper are highly competitive and are sensitive to cyclical changes in industry capacity and in the global economy, all of which can have a significant influence on selling prices and our earnings. Demand for pulp and paper products has historically been determined by the level of economic growth and has been closely tied to overall business activity. During 2001 and 2002, pulp list prices fell significantly. Although pulp prices have improved overall since then, we cannot predict the impact of continued economic weakness in certain world markets or the impact of war, terrorist activity or other events on our markets.

        Our production costs are influenced by the availability and cost of raw materials, energy and labor, and our plant efficiencies and productivity. Our main raw material is fiber in the form of wood chips and pulp logs for pulp production, and waste paper and pulp for paper production. Fiber costs are primarily affected by the supply of, and demand for, lumber and pulp, which are both highly cyclical in nature and can vary significantly by location. Production costs also depend on the total volume of production. Lower operating rates and production efficiencies during periods of cyclically low demand result in higher average production costs and lower margins.

Our Stendal mill is subject to risks commonly associated with the start-up of large greenfield industrial projects.

        Stendal has recently completed construction of the Stendal mill near the town of Stendal, Germany. The aggregate cost of the mill is approximately €1.0 billion. The performance of the Stendal mill will have a material impact on our financial condition and operating performance. The implementation of the Stendal project commenced in 2002 and construction was completed in the third quarter of 2004. Under our current start-up plan, the Stendal mill is undergoing operational testing so that continuous production from the mill can commence. Our ongoing start-up of the Stendal mill is subject to risks commonly associated with the start-up of large greenfield industrial projects which could result in the Stendal mill experiencing operating difficulties or delays in the start-up period and the Stendal mill may not achieve our planned production, timing, quality or cost projections, which could have a material adverse effect on our results of operations, financial condition and cash flows. These risks include, without limitation, equipment failures or damage, errors or miscalculations in engineering, design specifications or equipment manufacturing, faulty construction or workmanship, defective equipment or installation, human error, industrial accidents, weather conditions, failure to comply with environmental and other permits, and complex integration of processes and equipment.

Increases in our capital expenditures or maintenance costs could have a material adverse effect on our cash flow and our ability to satisfy our debt obligations.

        Our business is capital intensive. Our annual capital expenditures may vary due to fluctuations in requirements for maintenance, business capital, expansion and as a result of changes to environmental regulations that require capital expenditures to bring our operations into compliance with such regulations. In addition, our senior management and board of trustees may approve projects in the future that will require significant capital expenditures. Increased capital expenditures could have a material adverse effect on our cash flow and our ability to satisfy our debt obligations. Further, while we regularly perform maintenance on our manufacturing equipment, key pieces of equipment in our various production processes may still need to be repaired or replaced. If we do not have sufficient funds or such repairs or replacements are delayed, the costs of repairing or replacing such equipment and the associated downtime of the affected production line could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Any failure by us to efficiently and effectively manage our growth could adversely affect our business.

        Expansion of our business, including, particularly, the integration of the Celgar mill into our operations upon completion of the Acquisition and the commencement of full operations at the Stendal mill, may place strains on our personnel, financial and other resources. In order to successfully manage our growth we must identify, attract, motivate, train and retain skilled managerial, financial, engineering, business development, sales and marketing and other personnel. Competition for these types of personnel is intense. If we fail to efficiently manage our growth and compete for these types of personnel, it could adversely affect the quality of our services and, in turn, materially adversely affect our business and the price of our shares of beneficial interest.

We are exposed to currency exchange rate and interest rate fluctuations.

        Approximately 72% of our sales in the nine months ended September 30, 2004 were in products quoted in U.S. dollars while most of our operating costs and expenses are incurred in Euros. Our results of operations and financial condition are reported in Euros. As a result, our revenues have been adversely affected by the significant decrease in the value of the U.S. dollar relative to the Euro. Such shifts in currencies relative to the Euro would reduce our operating margin and the cash flow available to fund our operations and to service our debt. This could have a material adverse effect on our business, financial condition, results of operations and cash flows.

        Stendal has entered into variable-to-fixed interest rate swaps to fix interest payments under the Stendal project financing facility, which had kept Stendal from benefiting from the general decline in interest rates in the latter part of 2002 and first half of 2003. These derivatives are marked to market at the end of such reporting period and all unrealized gains and losses are recognized in earnings for the relevant reporting periods.

We use derivatives to manage certain risk which has caused significant fluctuations in our operating results.

        A significant amount of our sales revenue is based on pulp sales quoted in U.S. dollars while our reporting currency is Euros and our costs are predominantly in Euros. We therefore use foreign currency derivative instruments primarily to manage against depreciation of the U.S. dollar against the Euro.

        We also use derivative instruments to limit our exposure to interest rate fluctuations. Concurrently with entering into the Stendal financing, Stendal entered into variable-to-fixed rate interest swaps for the full term of the facility to manage its interest rate risk exposure with respect to a maximum aggregate amount of approximately $612.6 million of the principal amount of such facility. Stendal has also entered into currency swaps and a currency forward contract in connection with such facility. Rosenthal also enters into currency swap, currency forward, interest rate and interest cap derivative instruments in connection with its outstanding floating rate indebtedness. Our derivative instruments are marked to market and can materially impact our operating results. For example, our operating results for 2003 and the nine months ended September 30, 2004 included realized and unrealized net gains of €28.5 million and unrealized net losses of €0.3 million, respectively, on the Rosenthal derivatives and realized and unrealized net losses of €12.3 million and unrealized net losses of €0.8 million, respectively, on the Stendal derivatives when they were marked to market.

        If any of the variety of instruments and strategies we utilize are not effective, we may incur losses which may have a materially adverse effect on our business, financial condition, results of operations and cash flow.

        Further, we may in the future use derivative instruments to manage pulp price risks. The purpose of our derivative activity may also be considered speculative in nature; we do not use these instruments with respect to any pre-set percentage of revenues or other formula, but either to augment our potential gains or reduce our potential losses depending on our perception of future economic events and developments.

Fluctuations in the price and supply of our raw materials could adversely affect our business.

        Wood chips and pulp logs comprise the fiber used by the Rosenthal and Stendal mills. The fiber used by our paper mills consists of waste paper and pulp. Such fiber is cyclical in terms of both price and supply. The cost of wood chips and pulp logs is primarily affected by the supply and demand for lumber. The cost of fiber for our paper mills is primarily affected by the supply and demand for paper and pulp. Demand for these raw materials is determined by the volume of pulp and paper products produced globally and regionally. The markets for pulp and paper products, including our products, are highly variable and are characterized by periods of excess product supply due to many factors, including periods of insufficient demand due to weak general economic activity or other causes. The cyclical nature of pricing for these raw materials represents a potential risk to our profit margins if pulp producers are unable to pass along price increases to their customers.

        We do not own any timberlands or have any long-term governmental timber concessions nor do we have any long-term fiber contracts. Although raw materials are available from a number of suppliers, and we have not historically experienced supply interruptions or substantial price increases, our requirements will increase as the Stendal mill approaches its full production capacity and we may not be able to purchase sufficient quantities of these raw materials to meet our production requirements at prices acceptable to us during times of tight supply. In addition, the quality of fiber we receive could be reduced as a result of industrial disputes, material curtailments or shut-down of operations by suppliers, government orders and legislation, acts of god and other events beyond our control. An insufficient supply of fiber or reduction in the quality of fiber we receive would materially adversely affect our business, financial condition, results of operations and cash flow.

        In addition to the supply of wood fiber, we are dependent on the supply of certain chemicals and other inputs used in our production facilities. Any disruption in the supply of these chemicals or other inputs could affect our ability to meet customer demand in a timely manner and would harm our reputation. Any material increase in the cost of these chemicals or other inputs could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We operate in highly competitive markets.

        We sell our products primarily in Europe. The markets for our products are highly competitive. A number of other global companies compete in each of these markets and no company holds a dominant position. For both pulp and paper, many companies produce products that are largely standardized. As a result, the primary basis for competition in our markets has been price. Many of our competitors have greater resources and lower leverage than we do and may be able to adapt more quickly to industry or market changes or devote greater resources to the sale of products than we can. There can be no assurance that we will continue to be competitive in the future.

We are subject to extensive environmental regulation and we could have environmental liabilities at our facilities.

        Our operations are subject to numerous environmental laws as well as guidelines and policies. These laws, guidelines and policies govern, among other things:

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  unlawful discharges to land, air, water and sewers;

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  waste collection, storage, transportation and disposal;

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  hazardous waste;

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  dangerous goods and hazardous materials and the collection, storage, transportation and disposal of such substances;

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  the clean-up of unlawful discharges;

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  land use planning;

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  municipal zoning; and

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  employee health and safety.

        In addition, as a result of our operations, we may be subject to remediation, clean up or other administrative orders, or amendments to our operating permits, and we may be involved from time to time in administrative and judicial proceedings or inquiries. Future orders, proceedings or inquiries could have a material adverse effect on our business, financial condition and results of operations.

        Environmental laws and land use laws and regulations are constantly changing. New regulations or the increased enforcement of existing laws could have a material adverse effect on our business and financial condition. In addition, compliance with regulatory requirements is expensive, at times requiring the replacement, enhancement or modification of equipment, facilities or operations. There can be no assurance that we will be able to maintain our profitability by offsetting any increased costs of complying with future regulatory requirements.

        We are subject to liability for environmental damage at the facilities that we own or operate, including damage to neighboring landowners, residents or employees, particularly as a result of the contamination of soil, groundwater or surface water and especially drinking water. The costs of such liabilities can be substantial. Our potential liability may include damages resulting from conditions existing before we purchased or operated these facilities. We may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances that we or our predecessors arranged to transport, treat or dispose of at other locations. In addition, we may be held legally responsible for liabilities as a successor owner of businesses that we acquire or have acquired. Except for Stendal, our facilities have been operating for decades and we have not done invasive testing to determine whether or to what extent environmental contamination exists. As a result, these businesses may have liabilities for conditions that we discover or that become apparent, including liabilities arising from non-compliance with environmental laws by prior owners. Because of the limited availability of insurance coverage for environmental liability, any substantial liability for environmental damage could materially adversely affect our results of operations and financial condition.

We are subject to risks related to our employees.

        The majority of our employees are unionized. The collective agreement relating to employees at our paper mills in Germany expires in the third quarter of 2005. We expect to negotiate a new collective agreement with employees at our paper mills in Germany in the fourth quarter of 2005. The collective agreement relating to our pulp workers in Germany expires in the first quarter of 2005. We expect to negotiate a new collective agreement with our pulp workers in Germany in the first half of 2005. Although we have not experienced any work stoppages in the past, there can be no assurance that we will be able to negotiate acceptable collective agreements with our employees upon the expiration of the existing collective agreements. This could result in a strike or work stoppage by the affected workers. The renewal of the collective agreements or the outcome of our wage negotiations could result in higher wages or benefits paid to union members. Accordingly, we could experience a significant disruption of our operations or higher on-going labor costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flow.

We rely on German federal and state government grants and guarantees.

        We currently benefit from a subsidized capital expenditure program and lower cost of financing as a result of German federal and state government grants and guarantees at our Stendal mill. Should either the German federal or state governments fail to honor legislative grants and guarantees at

Stendal, this may have a material adverse effect on our business, financial condition, results of operations and cash flow.

We are dependent on key personnel.

        Our future success depends, to a large extent, on the efforts and abilities of our executive and senior mill operating officers. Such officers are industry professionals many of whom have operated through multiple business cycles. Our officers play an integral role in, among other things:

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  sales and marketing;

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  reducing operating costs;

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  identifying capital projects which provide a high rate of return; and

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  prioritizing expenditures and maintaining employee relations.

        The loss of one or more of our officers could make us less competitive in these areas which could materially adversely affect our business, financial condition, results of operations and cash flows. We do not maintain any key person life insurance on any of our executive or senior mill operating officers.

We may experience disruptions to our production and delivery.

        Major production disruptions over an extended period of time, such as disruptions caused by fire, earthquake or flood or other natural disasters, as well as disruptions due to equipment failure due to wear and tear, design error or operator error, among other things, could adversely affect our business, financial condition, results of operation and cash flow. Our operations also depend upon various forms of transportation to receive raw materials and to deliver our products. Any prolonged disruption in any of these transportation networks could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may experience difficulties or delays in providing certifications under the Sarbanes-Oxley Act of 2002.

        We are spending a significant amount of management time and external resources to comply with changing laws, regulations and standards relating to financial reporting, internal controls and procedures and public disclosure, including under the Sarbanes-Oxley Act of 2002, or "SOX", new SEC regulations, standards adopted by the Public Company Accounting Oversight Board and Nasdaq Stock Market rules. Specifically, Section 404 of SOX requires management's annual review and evaluation of our internal controls over financial reporting and attestations of the effectiveness of these systems by our management and by our independent registered chartered accountants beginning in 2005.

        We have been undertaking a comprehensive effort since 2003 in preparation for compliance with Section 404 of SOX. We expect to validate any potential control deficiencies and to assess whether or not they rise to the level of significant deficiencies or material weaknesses. We believe that we are prepared to investigate any potential control deficiencies and to remediate them, where appropriate. We are working to complete all of our Section 404 efforts in a timely manner. Although we have made this project a top priority, there can be no assurance that all control deficiencies identified and validated will be remediated in a timely manner. We cannot assure you that our independent auditors will be able to audit or attest to our internal controls, or that any unresolved control deficiencies will not rise to the level of significant deficiencies or material weaknesses. The documentation, testing and review processes required by Section 404 of SOX are new, complex and may be subject to differing interpretations and applications. We do not have significant experience in complying with these requirements. Furthermore, as a result of the Stendal mill being completed, it has transformed from a project construction company to an operating company. We are also continuing to refine and implement consistent internal controls and procedures at Stendal to reflect such change and strengthen and integrate its business practices and internal controls. As a result, we may encounter problems or delays in completing these processes, including delays in remediating any deficiencies that may be identified or implementing any improvements that may be required.

        While we believe that we currently have adequate internal controls over financial reporting, in the event that our principal executive officer, principal financial officer or independent registered chartered accountants determine that our controls over financial reporting are not effective as required by Section 404, investor perceptions of us may be adversely affected and, among other things, this could cause a decline in the market price of our securities.

Our insurance coverage may not be adequate.

        We have obtained insurance coverage that we believe would ordinarily be maintained by an operator of facilities similar to our pulp and paper mills. Our insurance is subject to various limits and exclusions. Damage or destruction to our facilities could result in claims that are excluded by, or exceed the limits of, our insurance coverage.

Our declaration of trust, shareholder rights plan and Washington State law may have anti-takeover effects which will make an acquisition of our company by another company more difficult.

        Our board of trustees is divided into three classes of trustees with staggered terms. The existence of a classified board may render certain hostile takeovers more difficult and make it more difficult for a third party to acquire control of our Company in certain instances, thereby delaying, deferring or preventing a change in control that a holder of our shares of beneficial interest might consider in its best interest. Further, if shareholders are dissatisfied with the policies and/or decisions of our board of trustees, the existence of a classified board will make it more difficult for the shareholders to change the composition (and therefore the policies) of our board of trustees in a relatively short period of time.

        We have adopted a shareholder rights plan pursuant to which we have granted to our shareholders rights to purchase shares of junior participating preferred stock or shares of beneficial interest upon the happening of certain events. These rights could generally discourage a merger or tender offer for our shares of beneficial interest that is not approved by our board of trustees by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on a takeover attempt that a shareholder might consider to be in its best interest.

        Furthermore, we may in the future adopt certain other measures that may have the effect of delaying, deferring or preventing a change in control of our Company. Certain of such measures may be adopted without any further vote or action by the holders of our shares of beneficial interest. These measures may have anti-takeover effects, which may delay, defer or prevent a takeover attempt that a holder of our shares of beneficial interest might consider in its best interest.

        We are subject to the provisions of the Revised Code of Washington, Chapter 23B.19, which prohibits a Washington corporation, including our Company, from engaging in any business combination with an "acquiring person" for a period of five years after the date of the transaction in which the person became an acquiring person, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales as well as certain transactions resulting in a financial benefit to the acquiring person. Subject to certain exceptions, an "acquiring person" is a person who, together with affiliates and associates, owns, or within five years did own, 10% or more of the corporation's voting stock. See "Description of Capital Stock — Anti-takeover Provisions".

SECURITIES WE MAY OFFER

Types of Securities

        The types of securities that we may offer and sell from time to time by this prospectus are:

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  debt securities, which may be issued in one or more series;

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  preferred stock; and

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  shares of beneficial interest.

        The aggregate initial offering price of all securities sold will not exceed $500,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers.

Prospectus Supplements

        This prospectus is part of a "shelf" registration statement that we filed with the SEC. By using a shelf registration statement, we may sell up to $500,000,000 offering price of any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus provides you with a general description of the debt securities, preferred stock and shares of beneficial interest we may offer. These summaries are not meant to be a complete description of each security. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus.

        In each prospectus supplement, which will be attached to the front of this prospectus, we will include the following information:

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  the type and amount of securities which we propose to sell;

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  the offering price of the securities;

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  the names of the underwriters, agents or dealers, if any, through or to which we sell the securities;

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  the compensation, if any, of those underwriters, agents or dealers;

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  if applicable, information about the securities exchanges or automated quotation systems on which the securities will be listed or traded;

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  material United States federal income tax considerations applicable to the securities, where necessary; and

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  any other material information about the offering and sale of the securities.

        For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is part, and to the documents filed with the SEC in connection with any particular offering of securities. You should also read both this prospectus and any prospectus supplement, together with additional information described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference".

        The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

USE OF PROCEEDS

        Except as may otherwise be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities that we may offer and sell from time to time by this prospectus:

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  for general corporate and working capital purposes;

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  repaying existing indebtedness;

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  acquiring companies in businesses related to ours including the Acquisition; and

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  as otherwise disclosed in any supplement to this prospectus.

        The prospectus supplement for a particular offering will provide a more detailed description of the use of net proceeds from such offering.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
						Nine Months Ended September 30, 2004
	1999(1)	2000	2001	2002	2003
Ratio of earnings to fixed charges(2)	—(3)	3.11	0.83(3)	—(3)	0.32(3)	—(3)

(1)
In 1999, we effected the conversion of our Rosenthal mill from a sulphite to a kraft process, which resulted in production downtime from July to December of that year.

(2)
For purposes of computing the ratio of earnings to fixed charges, earnings consists of income before income taxes, minority interest, income (loss) from equity investee and fixed charges. Fixed charges consist of interest expense plus capitalized interest.

(3)
For the years ended December 31, 1999, 2001, 2002 and 2003, our deficiency of earnings to fixed charges was €44.0 million, €2.7 million, €20.7 million and €19.5 million, respectively. For the nine months ended September 30, 2004, our deficiency of earnings to fixed charges was €43.2 million.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that we anticipate will be common to all series which we may offer and sell by this prospectus which description does not purport to be a complete description of such debt securities. Most of the financial and other terms of any series of debt securities that we offer and any differences from the common terms will be described in the prospectus supplement to be attached to the front of this prospectus. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities described in this prospectus.

        As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document referred to as an "indenture" will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on your behalf. On December 10, 2004, we entered into an indenture with Wells Fargo Bank, N.A., which acts as trustee, relating to the debt securities that are offered by this prospectus. The indenture is subject to the Trust Indenture Act of 1939. The trustee has the following two main roles:

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  the trustee can enforce your rights against us if we default, however there are some limitations on the extent to which the trustee acts on your behalf, which are described later in this prospectus; and

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  the trustee will perform certain administrative duties for us, which include sending you interest payments and notices.

        As this section is a summary of the material terms of the debt securities being offered by this prospectus, it does not describe every aspect of the debt securities. We urge you to read the indenture, any supplemental indenture and any other documents we file with the SEC relating to the debt securities because the indenture, supplemental indenture and those other documents, and not this description, will define your rights as a holder of our debt securities. Accordingly, the following summary is qualified in its entirety by reference to the provisions of the indenture. We have filed the indenture as an exhibit to the registration statement that we have filed with the SEC, and we will file any such other document as an exhibit to an annual, quarterly or current report that we file with the SEC. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" for information on how to obtain copies of the indenture and any such other document. References to the "indenture" mean the indenture that defines your rights as a holder of debt securities that we have filed as an exhibit to the registration statement relating to this offering or will file as an exhibit to an annual, quarterly or current report that we file with the SEC. Certain defined terms used in this section "Description of Debt Securities" and not otherwise defined have the meaning ascribed to them in the indenture filed with the registration statement referred to above.

General

        The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt securities that we are authorized to issue from time to time.

        You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement and this description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series. Our board of trustees will establish the following terms before issuance of the series:

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  the designation of the debt securities being offered;

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  whether such debt securities are senior debt securities or subordinated debt securities;

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  the authorized denominations if other than $1,000 (or integrals of $1,000) for registered debt securities;

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  any limit on the aggregate principal amount of such debt securities;

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  the percentage of their principal amount at which such debt securities will be issued;

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  the maturity date or dates of such debt securities;

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  the annual interest rate or rates, if any, which may be fixed or variable; and the manner of calculating any variable interest rate;

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  the date or dates from which interest, if any, will accrue (or the method of determining such date or dates), and the interest payment dates and, in the case of registered securities, their associated record dates;

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  whether we may redeem such debt securities and, if so, the redemption period or periods; redemption price or prices, and other applicable terms of redemption;

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  the obligation, if any, of ours to redeem, purchase or repay such debt securities pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of the holder thereof and, if so, the redemption period or periods; redemption price or prices, and other applicable terms of redemption;

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  provisions for the defeasance of such debt securities;

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  the form in which we will issue debt securities (registered or bearer), any restrictions on the exchange of one form for another and on the offer, sale and delivery of debt securities in either form;

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  whether and under what circumstances we will pay additional amounts on debt securities in respect of specified taxes, assessments or other governmental charges withheld or deducted, and if so, whether we have the option to redeem the affected debt securities rather than pay such additional amounts;

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  the terms, if any, upon which such debt securities of the series may be convertible into other securities and the terms and conditions upon which such conversion shall be effected, including the initial conversion price and the date on which the right to convert expires;

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  any exchanges on which such debt securities will be listed;

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  limitations or restrictions, if any, on the incurrence of additional debt, liens or leaseback transactions and other applicable covenants;

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  whether such debt securities are to be issued in global form and, if so, the identity of the depositary for such global securities;

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  the place or places where the principal of, premium, if any, interest, if any, and certain additional amounts required in respect of taxes owed to holders of debt securities, if any, on such debt securities is payable;

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  if the amount of principal of and interest on such debt securities may be determined with reference to an index based on a currency other than that in which such debt securities are denominated, the manner of determining such amounts;

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  the portion of the principal amount (if other than the entire principal amount) of the debt securities payable upon declaration of acceleration of their maturity date;

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  the form and terms of any certificates, documents or conditions required, if any, for the issuance of debt securities in definitive form;

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  any trustees, depositories, authenticating or paying agents, transfer agents, registrars or any other agents with respect to such debt securities; and

  •
  any other terms of such debt securities.

        No service charge will be made for any transfer or exchange of the debt securities except to cover any tax or other governmental charge. The prospectus supplement for any debt securities issued above par or with an original issue discount will state any applicable material federal income tax consequences and other special considerations.

Absence of Restrictive Covenants

        We are not restricted by the indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on our property for any purpose, except as may be described in any supplemental indenture, in an applicable prospectus supplement and as determined by our board of trustees. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indenture does not contain provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving us.

Merger and Consolidation

        The indenture provides that we will not consolidate with or merge into any other corporation or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all our assets to any person or entity unless either we shall be the continuing corporation or:

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  the successor is an entity organized under the laws of the United States or any state in the United States, the District of Columbia, or under the laws of Canada or any province or territory in Canada;

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  the successor expressly assumes our obligations under such indenture and the debt securities issued thereunder;

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  immediately after giving effect to such transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default under the indentures, shall have occurred and be continuing; and

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  certain other conditions are met.

        The indenture provides that, upon any consolidation, merger, sale or conveyance in accordance with the preceding paragraph and upon any such assumption by the successor entity, such successor entity shall be substituted for us with the same effect as if such successor entity had been named as us. Supplemental indentures in respect of any series of debt securities may have different or more restrictive limitations on such transactions.

Satisfaction and Discharge; Defeasance

        An indenture will cease to be in effect if at any time (1) we have delivered all relevant debt securities to the trustee for cancellation or (2) all debt securities not so delivered have become due and payable, will become due and payable within one year or are to be called for redemption within one year and we have deposited or caused to be deposited with the trustee an amount sufficient to pay all principal (and premium, if any), interest, if any, and additional amounts, if any, to the date of maturity or redemption, and, in each case, we have paid or caused to be paid all other sums payable with respect to such debt securities.

        If specified in the applicable prospectus supplement, we will, at our option, either be discharged from our obligations under the outstanding debt securities of a series or cease to be under any obligation to comply with any term, provision, condition or covenant specified applicable to such series upon satisfaction of the following conditions:

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  we have irrevocably deposited with the trustee in trust either money, or obligations issued or guaranteed by the United States of America sufficient to pay and discharge the entire indebtedness of all the outstanding debt securities of such series, or fulfilled such other terms and conditions specified in the applicable prospectus supplement;

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  we have paid or caused to be paid all other sums payable with respect to the outstanding debt securities of such series;

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  the trustee has received an officers' certificate and opinion of legal counsel each stating that all conditions precedent have been complied with; and

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  the trustee has received an opinion of tax counsel confirming that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option to defease and discharge our obligations under the indenture with respect to such series and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

Modification of the Indenture

        The indenture provides that we and the trustee thereunder may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes of, among other things:

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  adding to our covenants and making a default of such covenant an event of default;

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  establishing the form or terms of debt securities and adding or changing any provision necessary to permit or facilitate the issuance of a new series of debt securities;

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  evidencing a successor to us or a successor or additional trustee in accordance with the terms of such indenture;

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  conveying, transferring, assigning, mortgaging or pledging any property to or with the trustee; or

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  curing ambiguities, defects or inconsistencies in such indenture.

provided that such action shall not adversely affect the interests of the holders of any series of debt securities in any material respect.

        The indenture contains provisions permitting us, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all affected series then outstanding, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such indenture or modifying the rights of the holders of the debt securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding debt securities affected thereby, among other things:

        (1)   (a) change the fixed maturity of any debt securities, (b) reduce their principal amount or premium, if any, (c) reduce the rate or extend the time of payment of interest or any additional amounts payable on the debt securities, (d) reduce the amount due and payable upon acceleration of the maturity of the debt securities or the amount provable in bankruptcy or (e) make the principal of, or any interest, premium or additional amounts on, any debt security payable in a coin or currency different from that provided in the debt security;

        (2)   impair the right to initiate suit for the enforcement of any such payment on or after the stated maturity or scheduled redemption date of the debt securities; or

        (3)   reduce the percentage of debt securities, stated above, required for consent of the holders of the debt securities to any modification described above, or the percentage required for the consent of the holders to waive defaults.

Events of Default

        An event of default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in the indenture to be:

        (1)   a default in the payment of principal of (and premium, if any, on) such series of debt securities when due and payable, whether payable at maturity, upon redemption, by declaration or otherwise;

        (2)   a default for 30 days in the payment when due of interest or additional amounts, if any, on such series of debt securities;

        (3)   a default for 90 days after a notice of default with respect to the performance of any other covenant or agreement applicable to the debt securities or contained in the indenture;

        (4)   a default by us or any Significant Subsidiary in any payment of $10,000,000 or more of principal of or interest on any Debt or in the payment of $10,000,000 or more on account of any guarantee in respect of Debt, beyond any period of grace that the instrument or agreement under which such Debt or guarantee was created (for these purposes, the term "Significant Subsidiary" is defined as any Subsidiary of ours, that, at any time, has at least 5% of the consolidated revenues of Mercer and our Subsidiaries at such time as reflected in our most recent annual audited consolidated financial statements. The terms "Debt" means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed; and "Subsidiary" means any corporation or other entity of which at least a majority of the outstanding stock or other beneficial interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other governing body of such corporation or other entity (irrespective of whether or not at the time stock or other beneficial interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time owned by us, and/or by one or more of our Subsidiaries; and

        (5)   certain events of bankruptcy, insolvency or reorganization.

        If an event of default described in items (1) through (4) above occurs with respect to any series, the trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding affected by the event of default may declare the principal (or, in the case of discounted debt securities, the amount specified in their terms) of all debt securities of the affected series to be due and payable.

        If any event of default described in item (5) above occurs, the trustee or the holders of at least 25% in aggregate principal amount of all the debt securities then outstanding (voting as one class) may declare the principal (or, in the case of discounted debt securities, the amount specified in their terms) of all outstanding debt securities not already due and payable to be due and payable.

        If the principal amount of debt securities has been declared due and payable, the holders of a majority in aggregate principal amount of the outstanding debt securities of the applicable series (or of all the outstanding debt securities) may waive any event of default with respect to that series (or with respect to all outstanding debt securities) and rescind and annul a declaration of acceleration if:

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  we pay, or deposit with the trustee a sum sufficient to pay, all required payments on the debt securities which shall have become due otherwise than by acceleration, with interest, plus certain fees, expenses, disbursements and advances of the trustee; and

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  all defaults under the indenture have been remedied.

        The indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of such series waive any past default under such indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities of such series or (2) in respect of a covenant or provision of such indenture which, under the terms of such indenture, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of such series affected thereby.

        The indenture contains provisions entitling the trustee thereunder, subject to the duty of the trustee during an event of default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of such series before proceeding to exercise any right or power under such indenture at the request of the holders of the debt securities of such series.

        The indenture provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or additional amounts, if any, on any of the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of such series.

        We will be required to furnish annually to each trustee a certificate as to compliance with all conditions and covenants under the indentures.

Notices

        Except as otherwise provided in the indenture, notices of meetings to holders of bearer securities will be given by publication at least twice in a daily newspaper in the City of New York and in such other city or cities as may be specified in such bearer securities and will be mailed to such persons whose names and addresses were previously filed with the trustee under the applicable indenture, within the time prescribed for the giving of such notice. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the security register.

Global Securities

        The debt securities of a series may be issued in whole or in part as one or more global securities that will be deposited with, or on behalf of, a depositary located in the United States or a common depositary located outside the United States identified in the prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form, and in either temporary or definitive form.

        The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the prospectus supplement relating to such series.

Limitations on Issuance of Bearer Securities

        Generally, in compliance with United States federal income tax laws and regulations, bearer securities other than bearer securities with a maturity not exceeding one year from the date of issue, may not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) or delivered in connection with their sale during the restricted period in the United States or its possessions or to United States persons (each as defined below) other than to an office located outside the United States or its possessions of a United States financial institution (within the meaning of United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(6)) purchasing for its own account or for resale or for the account of certain customers that agrees in writing to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code and the United States Treasury Regulations thereunder, or to certain other persons described in United States Treasury Regulations Section 1.163-5(c) (2) (i) (D) (l)(iii)(B). Any underwriters, agents and dealers participating in the offering of debt securities must agree that they will not offer or sell any bearer securities in the United States or its possessions, or to United States persons (other than the financial institutions described above) or deliver bearer securities within the United States or its possessions.

        Bearer securities and their interest coupons will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code". The Internal Revenue Code sections referred to in the legend provide that, with certain exceptions, a United States person holding a bearer security or coupon will not be permitted to deduct any loss, and will not be eligible for capital gain treatment with respect to any gain, realized on a sale, exchange or redemption of such bearer security or coupon.

        As used in this prospectus, "United States person" means:

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  an individual citizen or resident of the United States;

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  a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate or trust the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States fiduciaries have the authority to control all substantial decisions. The term "United States" means the United States of America (including the States thereof and the District of Columbia) and "possessions" of the United States include the Commonwealth of Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Mariana Islands.

Concerning the Trustee

        The Trustee assumes no responsibility for this prospectus and has not reviewed or undertaken to verify any information contained in this prospectus.

DESCRIPTION OF CAPITAL STOCK

        Set forth below is a general description of the terms and provisions of our share capital which we may offer and sell by this prospectus which description does not purport to be a complete description of such share capital. Reference is made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, our Restated Declaration of Trust, as amended, and Trustees' Regulations, which are incorporated by reference in the registration statement that we filed with the SEC, of which this prospectus is a part. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

        We are authorized to issue an unlimited number of shares of beneficial interest, $1.00 par value and 50,000,000 preferred shares issuable in series. As of December 9, 2004, there were 18,074,229 shares of beneficial interest and no preferred shares of any series issued and outstanding.

Shares of Beneficial Interest

        Each share of beneficial interest entitles the holder to one vote at a meeting of our shareholders. However, under our Restated Declaration of Trust, as amended, cumulative voting in the election of trustees is not permitted. The shares of beneficial interest are entitled to dividends when, as and if declared by our board of trustees from time to time. Upon our liquidation, dissolution or winding up, the holders of our shares of beneficial interest are entitled to participate pro rata in any distribution of our assets (in cash or in kind or partly each) after the payment of all liabilities, subject to the rights of holders of preferred shares.

Preferred Shares

        We are authorized to issue preferred shares from time to time and to: (i) divide the preferred shares into one or more series; (ii) designate the number of shares of each series and the designation thereof; (iii) fix and determine the relative rights and preferences as between series including, but not limited to, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price and liquidation preferences (if and to the extent that any such rights are to be applicable to any such series); and (iv) amend the relative rights and preferences of any series that is wholly unissued.

        There are 500,000 Series A Junior Participating Preferred Shares, referred to as the "Series A Preferred Shares", and 3,500,000 Cumulative Retractable Convertible Preferred Shares, Series B, referred to as the "Series B Preferred Shares", authorized.

Series A Preferred Shares

        The Series A Preferred Shares are entitled to receive, subject to the rights of holders of preferred shares ranking prior to the Series A Preferred Shares, quarterly dividends, when, as and if declared by our trustees, in an amount equal to the greater of (i) $10 or (ii) 100 times the dividends declared on our shares of beneficial interest. We are required to declare a dividend on the Series A Preferred Shares immediately after we declare a dividend on our shares of beneficial interest and all dividends declared are cumulative but do not bear interest.

        In the event that dividends declared on the Series A Preferred Shares are in arrears for six quarterly periods, all holders of our preferred shares with dividends in arrears for six quarterly periods, irrespective of the series, voting as a class, have the right to elect two trustees at a meeting of our shareholders. However, the term of any trustee so elected terminates upon the payment of outstanding dividends. When dividends on the Series A Preferred Shares are in arrears: (i) we cannot declare or pay dividends on, or make any other distribution on, or redeem or purchase, any shares ranking junior to the Series A Preferred Shares; (ii) declare or pay dividends on, or make any other distributions on, any shares ranking on parity with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity shares on which dividends are payable or in arrears on a pro rata basis; (iii) redeem or purchase shares ranking on parity with the Series A Preferred Shares, except that we may redeem or purchase such parity shares in exchange for shares ranking junior to the Series A Preferred Shares; or (iv) purchase any Series A Preferred Shares or shares ranking on parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as our trustees determine in good faith will result in a fair and equitable treatment among the respective shares.

        Upon our liquidation, dissolution or winding up, no distribution may be made to holders of shares ranking junior to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares have received $100 per share plus an amount equal to accrued and unpaid dividends thereon, whether or not declared. Following such payment, holders of Series A Preferred Shares are not entitled to any additional distributions and holders of Series A Preferred Shares and holders of our shares of beneficial interest are entitled to receive a pro rata share of our remaining assets to be distributed.

        In the event that we enter into any consolidation, merger, combination or other transaction in which shares of beneficial interest are exchanged for securities, cash and/or other property, the Series A Preferred Shares shall at the same time be similarly exchanged in an amount per share equal to 100 times the aggregate amount of the securities, cash and/or other property into which each share of beneficial interest is exchanged.

        Each Series A Preferred Share entitles the holder thereof to 100 votes on all matters submitted to a vote of our shareholders.

Series B Preferred Shares

        The Series B Preferred Shares are issuable at a price of $20 per share and are entitled to receive dividends, when, as and if declared by our board of trustees, in priority to the payment of dividends on any shares ranking junior to the Series B Preferred Shares, at up to 4% per annum (but not less than 1%) on the amount paid up on the Series B Preferred Shares. Such dividends are cumulative and are payable in arrears.

        In the event of our liquidation, dissolution or winding up, holders of Series B Preferred Shares are entitled to receive $20 per share plus all accrued and unpaid dividends thereon before any distribution is made to holders of shares ranking junior to the Series B Preferred Shares. Following such payment, holders of Series B Preferred Shares are not entitled to any further distribution of our assets.

        We are entitled from time to time to purchase all or any part of the outstanding Series B Preferred Shares on the open market or otherwise. Holders of Series B Preferred Shares have the right to have all their shares redeemed by us after January 1, 2004 at a price equal to the amount paid up on each such share plus all accrued and unpaid dividends thereon. Holders of Series B Preferred Shares also have the right to convert up to 10% of the issued and outstanding Series B Preferred Shares in any one-year period into shares of beneficial interest at a conversion ratio of $20 per share plus all accrued and unpaid dividends thereon, divided by the issue price of $20 per share.

        As long as any Series B Preferred Shares are outstanding, we may not, without the approval of holders of Series B Preferred Shares, declare or pay or set aside for payment any dividends on any shares ranking junior to the Series B Preferred Shares (other than dividends payable in such junior shares), unless all dividends payable on the Series B Preferred Shares and all other shares ranking on priority with the Series B Preferred Shares with respect to the payment of dividends have been paid or set aside for payment.

        The Series B Preferred Shares are not entitled to receive notice of, to attend or to vote at any meeting of our shareholders.

Rights Plan

        The following summary of certain material provisions of our rights plan is not complete and these provisions, including definitions of certain terms, are qualified by reference to the rights plan on file with the SEC.

        On November 11, 2003, our board of trustees declared a dividend of one preferred stock purchase right for each share of beneficial interest outstanding to our shareholders of record on December 31, 2003. As long as the rights are attached to our shares of beneficial interest, we will issue one right (subject to adjustment) with each new share of beneficial interest we issue so that all shares of beneficial interest will have rights attached. When exercisable, each right will entitle the registered holder to purchase from us one one-hundredth of a Series A Preferred Share at an exercise of $75.00, subject to adjustment. Upon the earlier of ten days following the date that a person or group: (i) acquires 15 percent of the aggregate of our outstanding shares of beneficial interest and shares of beneficial interest issuable upon conversion of our outstanding 8.5% convertible senior subordinated notes as if the then outstanding notes had been fully converted, referred to as the "Issuable Note Shares"; or (ii) announces a tender offer or exchange offer for our outstanding shares of beneficial interest that could result in the offeror becoming the beneficial owner of 15 percent or more of the aggregate of our outstanding shares of beneficial interest and Issuable Note Shares, the rights granted to our shareholders will become exercisable to purchase our shares of beneficial interest at a price substantially discounted from the then applicable market price of our shares of beneficial interest.

        Pursuant to our rights plan, the occurrence of certain events involving a person or group becoming the beneficial owner of 15 percent or more of our outstanding shares of beneficial interest and Issuable Note Shares (subject to limited exceptions) shall constitute a "Triggering Event". Upon the occurrence of a Triggering Event, the rights shall entitle holders, pursuant to the rights plan, to receive shares of beneficial interest in lieu of preferred shares at a price and upon terms that could cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by our trustees.

        These rights could generally discourage a merger or tender offer involving the securities of the Company that is not approved by our board of trustees by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on shareholders who might want to vote in favor of such merger or participate in such tender offer. The description and terms of the rights are set forth in a rights agreement, dated as of December 23, 2003. Shares issued upon conversion of the notes are subject to the rights plan. The rights agreement will expire on December 31, 2005.

Anti-takeover Provisions

Washington Law

        We are subject to the provisions of the Revised Code of Washington, Chapter 23B.19 which prohibits a Washington corporation, including our Company, from engaging in any business combination with an "acquiring person" for a period of five years after the date of the transaction in which the person became an acquired person, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the acquired person. Subject to certain exceptions, an "acquired person" is a person who, together with affiliates and associates, owns, or within five years did own, 10% or more of the corporation's voting stock.

Declaration of Trust

        Our board of trustees has the authority to issue up to 50,000,000 preferred shares, and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the holders of our shares of beneficial interest. The rights of the holders of any preferred shares that may be issued in the future may adversely affect the rights of the holders of the shares of beneficial interest. The issuance of the preferred stock, while providing us with desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our Company. Furthermore, such preferred stock may have other rights, including economic rights senior to the shares of beneficial interest, and as a result, the issuance of the preferred stock could have a material adverse effect on the market value of the shares of beneficial interest. Our board of trustees designated 110,000 shares of preferred stock as Series A Preferred Shares in connection with the implementation of our shareholder rights plan described above.

        Our board of trustees is divided into three classes of trustees with staggered terms. Trustees are elected to three-year terms and the term of one class of trustees expires each year. The existence of a classified board is designed to provide continuity and stability to our management, which results from trustees serving the three-year, rather than one-year terms. The existence of a classified board is also designed to render certain hostile takeovers more difficult. The existence of a classified board may therefore have the effect of making it more difficult for a third party to acquire control of our Company in certain instances, thereby delaying, deferring or preventing a change in control that a holder of shares of beneficial interest might consider in its best interest. Further, if shareholders are dissatisfied with the policies and/or decisions of the board of trustees, the existence of a classified board will make it more difficult for the shareholders to change the composition (and therefore the policies) of the board of trustees in a relatively short period of time.

        Furthermore, we may in the future adopt certain other measures that may have the effect of delaying, deferring or preventing a change in control of our Company. Certain of such measures may be adopted without any further vote or action by the holders of the shares of beneficial interest.

Transfer Agent and Registrar

        The transfer agent and registrar for our shares of beneficial interest is Mellon Trust Company.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus and a prospectus supplement from time to time in one or more transactions as follows:

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  through agents;

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  to or through underwriters;

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  through dealers;

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  directly by us to purchasers; or

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  through a combination of any such methods of sale.

        We, directly or through agents or dealers, may sell, and the underwriters may resell, the securities from time to time in one or more transactions, including:

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  transactions on the Nasdaq National Market or any other organized market where the securities may be traded;

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  in the over-the-counter market;

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  in negotiated transactions; or

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  through a combination of any such methods of sale.

        The securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We will describe the method of distribution of the securities to be sold in the applicable prospectus supplement.

        Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any compensation in the form of discounts, concessions or commissions payable by us or our purchasers to such agent in a prospectus supplement relating to any such offer and sale of securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter of the securities, as that term is defined in the Securities Act of 1933, as amended.

        If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price. We will describe any such activities in the prospectus supplement.

        Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for our shares of beneficial interest, which are quoted on the Nasdaq National Market, and any underwriters or dealers will not be obligated to make a market in the securities. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

        If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

        We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

        The underwriters in our offering of our securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us.

        Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of their business.

LEGAL MATTERS

        The validity of the securities offered hereby and certain other legal matters in connection with the issuance and sale of the securities will be passed upon for the Company by Heller Ehrman White & McAuliffe LLP, Seattle, Washington.

EXPERTS

        The consolidated financial statements of the Company as at December 31, 2003 and for the year then ended incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The annual audited consolidated balance sheet of the Company as at and for the year ended December 31, 2002 and the related consolidated statements of operations, comprehensive income, changes in shareholders' equity, and cash flows for the years ended December 31, 2002 and 2001 incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2003 have been so included in reliance on the report of Peterson Sullivan P.L.L.C., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The annual audited balance sheets of Celgar as at and for the years ended December 31, 2003 and 2002 and the related statements of loss and deficit and cash flows incorporated by reference in this prospectus from the Company's Current Report on Form 8-K/A filed on December 10, 2004 have been so included in reliance on the report of Deloitte & Touche LLP, independent registered chartered accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities being offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-(800)-SEC-0330 for further information on the public reference rooms. The documents that we have filed with the Canadian securities regulatory authorities are available on the World Wide Web at http://www.sedar.com. Our shares of beneficial interest are quoted on the Nasdaq National Market and are listed on the Toronto Stock Exchange. Reports, proxy and information statements and other information concerning us can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C., 20006-1506.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it. This permits us to disclose important information to you by referring you to those documents. Any information referred in this way is considered part of this prospectus, and any information filed with the SEC after the date of this prospectus will automatically be deemed to update and supersede this information, but will not constitute a part of this prospectus. We incorporate by reference in this prospectus the following documents which have been filed with the SEC:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  Our Proxy Statement on Schedule 14A filed with the SEC on April 29, 2004 excluding the sections entitled "Report of the Trustees on Executive Compensation" and "Performance Graph";

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

  •
  Our Current Reports on Form 8-K filed with the SEC on April 28, 2004 (relating to the filing of an employment contract for Jimmy S.H. Lee), July 22, 2004, November 23, 2004 and Form 8-K/A filed with the SEC on December 10, 2004.

        We incorporate by reference all documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell in any jurisdictions where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that statement. The modifying or superseding statement need not state it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide promptly without charge to you, upon written or oral request, a copy of any document incorporated by reference in this, other than exhibits to these documents unless the exhibits are specifically incorporated by reference in these documents. Requests should be directed as follows:

Mercer International Inc. 14900 Interurban Avenue South Suite 282 Seattle, Washington USA 98168 Telephone: (206) 674-4639 Attention: Investor Relations	Mercer International Inc. 650 West Georgia Street Suite 2840, P.O. Box 11576 Vancouver, British Columbia V6B 4N8 Canada Telephone: (604) 684-1099 Attention: Investor Relations

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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
EXCHANGE RATES
INFORMATION ABOUT STONE VENEPAL (CELGAR) PULP INC.
PROSPECTUS SUPPLEMENT SUMMARY
Worldwide NBSK Market Pulp Demand
Average Annual European NBSK List Pulp Prices
The Offering
Summary Historical and Unaudited Pro Forma Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
THE FINANCINGS
PRICE RANGE OF SHARES OF BENEFICIAL INTEREST
DIVIDEND POLICY
CAPITALIZATION
THE ACQUISITION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET September 30, 2004 (Expressed in thousands)
MERCER INTERNATIONAL INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Nine months ended September 30, 2004 (Expressed in thousands, except per share data)
MERCER INTERNATIONAL INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Year ended December 31, 2003 (Expressed in thousands, except per share data)
MERCER INTERNATIONAL INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS Nine months ended September 30, 2003 (Expressed in thousands, except per share data)
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF MERCER
SELECTED HISTORICAL FINANCIAL INFORMATION OF CELGAR
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MERCER
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CELGAR
BUSINESS
Global Market Pulp Shipments
Worldwide NBSK Market Pulp Demand
2003 Trade Flows in Pulp for Europe (CEPI)(1) (thousands of ADMTs)
Worldwide Total Market Pulp Demand
Average Annual European NBSK List Pulp Prices
MANAGEMENT
PRINCIPAL SHAREHOLDERS
CERTAIN RELATIONSHIPS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF SENIOR NOTES
DESCRIPTION OF CAPITAL STOCK
UNDERWRITING
NOTICE TO INVESTORS
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
INDEPENDENT AUDITORS' REPORT
MERCER INTERNATIONAL INC. CONSOLIDATED BALANCE SHEETS December 31, 2003 and 2002 (In Thousands of Euros)
MERCER INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS For the Years Ended December 31, 2003, 2002 and 2001 (In Thousands of Euros, Except Per Share Data)
MERCER INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) For the Years Ended December 31, 2003, 2002 and 2001 (In Thousands of Euros)
MERCER INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY For the Years Ended December 31, 2003, 2002 and 2001 (In Thousands of Euros)
MERCER INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF CASH FLOWS For the Years Ended December 31, 2003, 2002 and 2001 (In Thousands of Euros)
MERCER INTERNATIONAL INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MERCER INTERNATIONAL INC. NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MERCER INTERNATIONAL INC. CONSOLIDATED BALANCE SHEETS As at September 30, 2004 and December 31, 2003 (Unaudited) (Euros in thousands)
MERCER INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS For Nine Months Ended September 30, 2004 and 2003 (Unaudited) (Euros in thousands, except for earnings per share)
MERCER INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF OPERATIONS For Three Months Ended September 30, 2004 and 2003 (Unaudited) (Euros in thousands, except for earnings per share)
MERCER INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) For Nine Months Ended September 30, 2004 and 2003 (Unaudited) (Euros in thousands)
MERCER INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) For Three Months Ended September 30, 2004 and 2003 (Unaudited) (Euros in thousands)
MERCER INTERNATIONAL INC. CONSOLIDATED STATEMENTS OF CASH FLOWS For Nine Months Ended September 30, 2004 and 2003 (Unaudited) (Euros in thousands)
MERCER INTERNATIONAL INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For Nine Months Ended September 30, 2004 (Unaudited) (Euros in thousands, except for shares and per share data)
REPORT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
COMMENTS BY AUDITOR ON CANADA-UNITED STATES OF AMERICA REPORTING DIFFERENCE
STONE VENEPAL (CELGAR) PULP INC. (In Bankruptcy) BALANCE SHEET December 31, 2003 (In thousands of Canadian dollars)
STONE VENEPAL (CELGAR) PULP INC. (In Bankruptcy) STATEMENT OF LOSS AND DEFICIT Year ended December 31, 2003 (In thousands of Canadian dollars)
STONE VENEPAL (CELGAR) PULP INC. (In Bankruptcy) STATEMENT OF CASH FLOWS Year ended December 31, 2003 (In thousands of Canadian dollars)
STONE VENEPAL (CELGAR) PULP INC. (In Bankruptcy) NOTES TO THE FINANCIAL STATEMENTS Year ended December 31, 2003 (In thousands of Canadian dollars)
STONE VENEPAL (CELGAR) PULP INC. (In Bankruptcy) CONDENSED BALANCE SHEET (Unaudited) September 30, 2004 (In Thousands of Canadian dollars)
STONE VENEPAL (CELGAR) PULP INC. (In Bankruptcy) CONDENSED STATEMENT OF LOSS AND DEFICIT (Unaudited) Nine Months Ended September 30, 2004 (In Thousands of Canadian dollars)
STONE VENEPAL (CELGAR) PULP INC. (In Bankruptcy) CONDENSED STATEMENT OF CASH FLOWS (Unaudited) Nine Months Ended September 30, 2004 (In Thousands of Canadian dollars)
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
EXCHANGE RATES
MERCER INTERNATIONAL INC.
RISK FACTORS
SECURITIES WE MAY OFFER
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF CAPITAL STOCK
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE